Filed Pursuant to Rule 424(b)(3)
File No. 333-139355

PROSPECTUS

20,463,751 Shares

Common Stock

CBRE Realty Finance, Inc. is a commercial real estate specialty finance company that primarily focuses on originating, acquiring, investing in, financing and managing a diversified portfolio of commercial real estate-related loans and securities. We are externally managed and advised by CBRE Realty Finance Management, LLC, an indirect subsidiary of CB Richard Ellis, Inc. and a direct subsidiary of CBRE Melody & Company.

This prospectus relates to the resale of up to 20,463,751 shares of our common stock that the selling stockholders named in this prospectus may offer for sale from time to time.

The registration of these shares does not necessarily mean the selling stockholders will offer or sell all or any of these shares of common stock. We will not receive any of the proceeds from the sales of any shares of our common stock by the selling stockholders, but will incur expenses in connection with the registration of these shares.

The selling stockholders from time to time may offer and resell the shares held by them directly or through agents or broker-dealers on terms to be determined by the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement that will accompany this prospectus. A prospectus supplement also may add, update or change information contained in this prospectus. Each of the selling stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the shares to be made directly or through agents.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “CBF.” On December 12, 2006, the closing sale price of our common stock on the NYSE was $16.46 per share.

We have elected to be treated as a real estate investment trust, or REIT, for U.S. federal income tax commencing with our taxable year ended December 31, 2005. To assist us in qualifying as a REIT, generally no person may own more than 9.8% by number or value, whichever is more restrictive, of our outstanding shares of common stock or more than 9.8% by number or value, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock, subject to important exceptions. In addition, our charter contains various other restrictions on the ownership and transfer of our capital stock.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 19 of this prospectus for some risks regarding an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 27, 2006

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SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “we,” “us” and “our” refer to CBRE Realty Finance, Inc. and its subsidiaries; “Manager” refers to CBRE Realty Finance Management, LLC our external manager; “CBRE” refers to CB Richard Ellis Group, Inc. or CB Richard Ellis, Inc., “CBRE/Melody” refers to CBRE Melody & Company and “our management team” refers to our five executive officers (other than our chairman) listed under “Management.” The term “common stock outstanding on a fully-diluted basis” means all outstanding shares of our common stock at such time plus all outstanding shares of restricted stock and shares of common stock issuable upon the exercise of outstanding options, which is not the same as the meaning of “fully-diluted” under generally accepted accounting principles, or GAAP.

Our Company

We are a commercial real estate specialty finance company that has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2005. Our objective is to grow our portfolio and provide attractive total returns to our investors over time through a combination of dividends and capital appreciation. Our business primarily focuses on originating, acquiring, investing in, financing and managing a diversified portfolio of commercial real estate-related loans and securities. Our initial investment focus is on opportunities in North America. Future distributions and capital appreciation are not guaranteed and we have only limited operating history and experience operating as a REIT upon which you can base an assessment of our ability to achieve our objectives.

We are externally managed and advised by CBRE Realty Finance Management, LLC, or our Manager, an indirect subsidiary of CB Richard Ellis, Inc., or CBRE, and a direct subsidiary of CBRE Melody & Company, or CBRE/Melody. CBRE indirectly owns approximately 54.5% of the economic interest in our Manager and the remainder is owned in the aggregate by our executive officers and certain executives of CBRE/Melody. We capitalize on both the market knowledge and insight provided by CBRE’s domestic and global reach, origination capabilities, broad range of commercial real estate services, servicing platform and access to existing business relationships, as well as the broad commercial real estate experience of our management team. We source our investments through two primary channels: our unique relationship with the CBRE/Melody origination system, which we refer to as the affiliated CBRE system, and the origination capabilities of our management team, including their relationships with borrowers, sellers of whole loans, various financial institutions and other financial intermediaries, which we refer to as our internal origination system. Of our approximately $1,201.5 million of investments held as of September 30, 2006, approximately 52.7% was sourced through the affiliated CBRE system. We expect that the percentage of our investments sourced by the affiliated CBRE system will grow. In addition, with respect to most of our investments, we utilize CBRE’s market insight and other services to assist our underwriting.

In pursuing our objectives, our Manager leverages the experience and infrastructure of CBRE and the investment experience of our management team, including:

•	access to product and information resulting from CBRE’s broad relationships with real estate owners and developers, financial institutions and tenants;

•	CBRE’s market knowledge and insights gained by the scope and expertise of its mortgage origination, investment sales, leasing, property management and valuation, industry specialists and research divisions, as well as its mature infrastructure;

•	a market leading origination platform through CBRE/Melody, the mortgage origination and servicing subsidiary of CBRE and one of the largest real estate intermediaries in the U.S., with 114 originators in 33 offices throughout the U.S. as of December 31, 2005; and

•	a seasoned management team with significant experience in buying, manufacturing and financing commercial real estate investments, with an average of over 20 years of experience in all aspects of real estate lending, investment, management, finance, underwriting, origination, risk management, capital markets and structured finance.

Our relationship with CBRE and our ability to capitalize on its relationships, market knowledge, reputation, infrastructure and expertise provides us with the ability to identify, underwrite and evaluate investment opportunities, and to execute on such investments quickly and effectively and manage our assets. In addition, we believe that the market insight gained by CBRE through the scope and expertise of its investment sales, mortgage banking, leasing, property management and research divisions throughout its broad geographic network should allow us to anticipate market trends while giving us direct access to targeted investment opportunities.

We are a comprehensive provider of real estate financing solutions capable of financing the most senior capital positions as well as subordinate interests and equity participations. We capitalize on the opportunity to offer innovative and customized financing solutions to borrowers. Our management team has substantial experience in responding to unique borrowing needs by customizing financial products that are tailored to meet the borrowers’ business objectives. The combination of flexibility, service and a principal investor relationship should produce long-term and advantageous relationships for us.

Through at least the initial term of the management agreement, our Manager will be solely dedicated to the operations of our company. All of the employees of our Manager are fully dedicated to the operations of our Manager. Through at least the initial term of our management agreement, we will serve as the exclusive investment vehicle, subject to certain exceptions, sponsored by CBRE that focuses primarily on the acquisition and financing of commercial real estate-related loans, structured finance debt investments and CMBS.

Our Investment Portfolio

Our investments target the following asset classes:

•	Whole loans;

•	Subordinated interests in first mortgage real estate loans, or B Notes;

•	Mezzanine loans related to commercial real estate that is senior to the borrower’s equity position but subordinated to other third-party financing;

•	Commercial mortgage-backed securities, or CMBS; and

•	Joint venture investments, including joint venture interests in entities that own real estate, preferred equity and other higher-yielding structured debt and equity products.

As of September 30, 2006, our investment portfolio of approximately $1,201.5 million in assets consisted of the following:

	Carrying Value	Number of Investments	Percent of Total Investments	Weighted Average
Security Description				Coupon	Yield to Maturity	Loan to Value, or LTV
	(In thousands)
Whole loans(1)	$593,770	24	49.4%	6.76%	6.46%	69%
B Notes	155,302	7	12.9%	9.05%	9.06%	71%
Mezzanine loans	204,909	11	17.1%	9.40%	9.02%	69%
CMBS	189,578	40	15.8%	6.40%	8.31%	—
Joint venture investments(2)	57,914	7	4.8%	—	—	—

Total	$1,201,473	89	100.0%

(1)	Includes originated whole loans, acquired whole loans and bridge loans.
(2)	Includes our equity investment in two limited liability companies which are deemed to be variable interest entities, or VIEs, which we consolidate in our audited financial statements because we are deemed to be the primary beneficiary of these VIEs under Financial Accounting Standard Board Interpretation No. 46R, or FIN 46R.

Our investment guidelines require us to maintain a geographically diverse portfolio of assets. Our initial investment focus is on opportunities in North America. Our board of directors may change these guidelines or initial investment focus at any time without the approval of our stockholders. As of September, 2006, our investment portfolio consisted of assets primarily located in four regions of the U.S., with approximately 27.0% of our investments located in the East, approximately 24.0% in the South, approximately 35.0% in the West and approximately 8.0% in the Midwest. The remaining 5.0% of our investments are located throughout the U.S.

Because we have elected to be taxed as a REIT and intend to operate our business so as to be excluded from regulation under the Investment Company Act of 1940, as amended, or the 1940 Act, we are required to invest a substantial majority of our assets in qualifying real estate assets, such as whole loans secured by mortgages and Qualifying B Notes, as defined herein. Therefore, the percentage of our assets we may invest in other types of investments will be limited, unless they are structured to comply with various U.S. federal income tax requirements for REIT qualification and the requirements for exclusion from 1940 Act registration.

CB Richard Ellis

CBRE (NYSE: CBG) is the largest global commercial real estate services firm, based on 2005 revenue, offering a full range of services to owners, lenders, tenants and investors in office, retail, industrial, multi-family and other commercial real estate. As of December 31, 2005, excluding affiliate and partner offices, CBRE operated in over 220 offices worldwide with approximately 14,500 employees. CBRE’s business is focused on several core competencies, including strategic advice and execution assistance for property leasing and sales, forecasting, valuations, origination and servicing of commercial mortgage loans, facilities and project management and real estate investment management. We believe CBRE is one of only three commercial real estate services companies with a global brand. As a result of this global brand recognition and geographic reach, large corporations, institutional owners and other owners and occupiers of real estate recognize CBRE as a leading provider of world-class, comprehensive real estate services. CBRE is a leader in many of the local markets in which it operates, including New York, Los Angeles, Chicago, London and Paris. CBRE has a well-balanced, highly diversified client base that includes more than 70 of the Fortune 100 companies.

CBRE Melody & Company

CBRE/Melody, a wholly-owned subsidiary of CBRE, is one of the largest originators of commercial real estate loans in the U.S. based on origination volume. CBRE/Melody originates and services commercial mortgage loans primarily through relationships established with investment banks, commercial banks, specialty lenders, insurance companies, pension funds and governmental agencies. As of December 31, 2005, including affiliate and partner offices, CBRE/Melody operated in 33 offices nationwide with approximately 294 employees, including 114 originators. CBRE’s mortgage loan origination and servicing operations are conducted exclusively through CBRE/Melody.

Our Business Strengths

Originating Investments. We source our investments through two primary channels: the affiliated CBRE system and our internal origination system. The combination of these systems allows us to evaluate a large number of investment opportunities. Our ability to have greater control over and access to the originating activities is directly tied to the principal investor relationship we share with a borrower. Our origination capabilities flow from our direct relationships with our borrowers in addition to acquiring investments from third party financial institutions and other intermediaries, where investments are underwritten, structured, priced and sold in the secondary market. As a result of our origination capabilities, we believe that we can create more efficient investment pricing and a more customized investment risk position for those investments we originate.

Access to CBRE. We have a significant business strength through our access to the resources and experience of CBRE, which includes the following:

•	CBRE Sponsorship. Our relationship with CBRE, which had 14,500 employees as of December 31, 2005, provides us with access to borrowers, investors, origination and acquisition opportunities and the market knowledge gained through CBRE’s network of dedicated professionals. We believe that to replicate the scope of this platform and the services it provides to us would be cost prohibitive. Further, we believe this platform is highly scalable and will allow us to grow our operations and take advantage of and/or structure new financial products without additional significant infrastructure costs.

•	Extensive Origination Base. CBRE’s extensive and recognized origination platform consisting of approximately 114 originators in 33 offices, including affiliate and partner offices, as of December 31, 2005, with experience in originating, underwriting and structuring a myriad of real estate finance products in all geographic areas across the U.S. enables us to be a provider of real estate financial services that can offer financing solutions ranging from the most senior capital positions through subordinate interest to equity participations.

•	Strategic Relationships and Market Insight. CBRE’s strong relationships with real estate owners and developers, tenants, lenders, property managers and other financial institutions and financial services companies across the U.S. provide us with access to investment opportunities throughout the U.S. and complements the national relationship network of our senior management. Additionally, we have an Advisory Council that is made up of 23 CBRE executives and key CBRE/Melody originators from around the U.S. Their breadth and diversity of experience provide us with the perspective and influence of industry leaders across the U.S. in all aspects of commercial real estate.

Dedicated Manager. Through at least the initial term of the management agreement, our Manager will be solely dedicated to the operations of our company. Our Manager has 24 employees, all of whom are fully dedicated to the operations of our Manager. We believe that these exclusive arrangements and the size and depth of our Manager’s team distinguish our arrangement with our Manager from many other externally-managed mortgage REITs.

Experienced Management Team. Our management team has significant experience in commercial real estate and has an average of over 20 years of experience in real estate investing and lending, including significant experience in originating and structuring real estate financial products, real estate capital markets, private equity investments, whole loan sales, match funding, finance, risk management, private equity fund formation and securitizations.

Product Diversity and Structuring Flexibility. Our ability to provide a wide range of financing products and our ability to customize financing structures to meet borrowers’ needs is one of our key business strengths. We are a full-service provider of real estate financing solutions capable of financing the most senior capital positions as well as subordinate interests and equity participations.

Disciplined Underwriting and Efficient Execution. Our underwriting involves comprehensive financial, structural, operational and legal due diligence to assess the risks of investments so that we can optimize pricing and structuring. With the knowledge, experience and relationships of our management team and CBRE, CBRE/Melody’s position as one of the U.S.’s leading commercial mortgage originators and servicers and the support of CBRE’s leasing, sales, appraisal, research and property management operations, we believe that we have the capability to underwrite quickly and efficiently any issue on any real estate asset.

Summary Risk Factors

An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under “Risk Factors” before purchasing our common stock.

•	We have a limited operating history and our manager has limited experience operating a REIT and no prior experience operating a public company, therefore, our manager may not operate us successfully.

•	Our ability to achieve returns for our stockholders is dependent on our ability both to generate sufficient cash flow to pay distributions and to achieve capital appreciation, and we cannot assure you we will do either.

•	We are dependent upon our Manager and certain key personnel of our Manager and may not find a suitable replacement if our Manager terminates the management agreement or such key personnel are no longer available to us.

•	Our Manager is entitled to receive a base management fee which is tied to the amount of our equity and not to the performance of our investment portfolio, which could reduce its incentive to seek profitable opportunities for our portfolio.

•	Our Manager is entitled to incentive compensation based on our financial performance, which may lead it to place emphasis on the short-term maximization of funds from operations. This could result in increased risk to the value of our investment portfolio.

•	We may not terminate the management agreement between us and our Manager without cause until after December 31, 2008. Upon termination without cause after this initial term or upon a failure to renew the management agreement, we would be required to pay our Manager a substantial termination fee. These and other provisions in our management agreement make termination without cause or non-renewal difficult and costly.

•	We may change our investment strategy without stockholder consent, which could result in investments that are different, and possibly more risky, than the proposed investments we describe in this prospectus.

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There are potential conflicts of interest in our relationship with our Manager, which could result in decisions that are not in the best interests of our stockholders. Our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. In addition, affiliates of our

Manager may sponsor or manage other investment vehicles in the future with an investment focus similar to our focus, which could result in us competing for access to the benefits that we expect our relationship with our Manager to provide to us.

•	We leverage our investments and we are not limited in the amount of leverage we may use. Our use of leverage may have the effect of increasing losses when economic conditions are unfavorable.

•	The assets in which we invest are subject to the credit risk of the underlying real estate collateral and in the event of default of such real estate collateral and the exhaustion of any underlying or additional credit support, we may not recover our full investment.

•	The yields on our investments may be sensitive to changes in prevailing interest rates and changes in prepayment rates, which may result in a mismatch between our asset yields and borrowing rates and consequently reduce or eliminate income derived from our investments or result in losses.

•	We have not established a minimum distribution payment level and we cannot assure you of our ability to make distributions in the future. If we make distributions from uninvested offering proceeds, or borrow to make distributions, which would generally be considered to be a return of capital for tax purposes, our future earnings and cash available for distribution may be reduced from what they otherwise would have been.

•	If we fail to qualify as a REIT, we will be subject to income tax at regular corporate rates, which would reduce the amount of cash available for distribution to our stockholders and adversely affect the value of our stock.

•	The REIT qualification rules impose limitations on the types of investments and activities which we may undertake, including limitation on our use of hedging transactions and derivatives, and these limitations may, in some cases, preclude us from pursuing the most economically beneficial investment alternatives.

•	If our CDO issuers we hold equity in and that are taxable REIT subsidiaries are subject to U.S. federal income tax at the entity level, it would greatly reduce the amounts those entities would have available to distribute to us and to pay their creditors.

•	Because we intend to operate in such a manner to be excluded from regulation as an investment company under the 1940 Act, the assets that we may acquire are limited by the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

•	If we fail to acquire and maintain assets meeting the requirements to be excluded from regulation as an investment company under the 1940 Act, we would have to register as an investment company, which would adversely affect our business.

Our Business Strategy

Our business strategy is to, over time, generate a diversified portfolio of commercial real estate investments and leverage these investments to produce attractive total returns to our stockholders. We believe that we have access to many investment and finance opportunities that emerge from our affiliation with CBRE. We source our investments through two primary channels: the affiliated CBRE system and our internal origination system. We believe that the relationships and the market insight provided by our affiliation with CBRE combined with the broad experience of our management team allow us to anticipate market trends and provide a wide variety of products to a diverse borrower base in multiple asset classes. This enables us to adjust our investment strategy to take advantage of market opportunities and structure our financing products in order to meet the needs of our borrower clients.

In each financing transaction we undertake, we seek to control as much of the capital structure as possible. We generally seek to accomplish this through the direct origination of whole loans and other investments, the ownership of which permits a wide variety of syndication and securitization executions. By providing a single source of financing to a borrower, we intend to streamline the lending process, give greater certainty to the borrower and retain the portion of the capital structure that will generate what we believe to be the most attractive and appropriate total returns based on our risk assessment of the investment.

We intend to diligently grow and manage our portfolio with the objective of providing attractive total returns to our investors through a combination of dividends and capital appreciation. We generate income principally from the spread between the yields on our assets and the cost of our borrowing and hedging activities. Future distributions and capital appreciation are not guaranteed, however, and we have only limited operating history and REIT experience upon which you can base an assessment of our ability to achieve our objectives.

Our ability to manage our real estate risk is a critical component of our success. We actively manage and maintain the credit quality of our portfolio by using our management team’s expertise in structuring and repositioning investments to improve the quality and yield on managed investments.

Our Financing Strategy

General Policies. We finance the acquisition of our investments primarily by borrowing against or “leveraging” our existing portfolio and using the proceeds to acquire additional investments as well as through capital raises. Our leverage policy permits us to leverage up to 80% of the total value of our assets. We anticipate our overall leverage will be between 70% and 80% of the total value of our assets; but our actual leverage will depend on our mix of assets. Our charter and bylaws do not limit the amount of indebtedness we can incur, and our board of directors has discretion to deviate from or change our indebtedness policy at any time. We use leverage for the sole purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates. Our financing strategy focuses on the use of match-funded financing structures. This means that we seek to match the maturities and/or repricing schedules of our financial obligations with those of our investments to minimize the risk that we have to refinance our liabilities prior to the maturities of our assets and to reduce the impact of changing interest rates on earnings.

Warehouse Facilities. We use short-term financing, in the form of warehouse facilities. Warehouse lines are typically collateralized loans made to investors who invest in securities and loans that in turn pledge the resulting securities and loans to the warehouse lender. As of September 30, 2006, we had outstanding obligations under five master repurchase agreements totaling $242.1 million with a weighted average borrowing rate of 6.30%. As of September 30, 2006, we had outstanding obligations under one mortgage loan purchase agreement totaling $169.7 million with a weighted average borrowing rate of 6.09%. The borrowings under this facility were paid off on October 4, 2006 and the facility was closed.

Collateralized Debt Obligations. For longer-term funding, we utilize securitization structures, particularly CDOs, as well as other match-funded financing structures. We believe CDO financing structures are an appropriate financing vehicle for our targeted real estate asset classes, because they will enable us to obtain long-term match-funded cost of funds and minimize the risk that we have to refinance our liabilities prior to the maturities of our investments while giving us the flexibility to manage credit risk and, subject to certain limitations, to take advantage of profit opportunities. As of September 30, 2006, we had capitalized our CDO subsidiary with $47.25 million of common and preferred equity and held $44.25 million of debt in our CDO subsidiary.

Sourcing Potential Investment Opportunities

We recognize that investing in our targeted asset classes is highly competitive, and that we compete with many other mortgage REITs, specialty finance companies and other lenders for profitable investment opportunities. Given this competitive environment, it is important for us to have access to the broadest supply of new investment and finance opportunities, which we refer to as our gross origination flow, so that we can be highly selective in those opportunities that we decide to pursue. We source our investment opportunities through two primary channels: the affiliated CBRE system and our internal origination system.

Affiliated CBRE System. We believe that CBRE/Melody has one of the strongest and most active origination systems in the U.S. CBRE/Melody’s 114 originators are located throughout the major markets and their primary goal is to find the best capital source for their borrowers and clients. CBRE/Melody generated more than $17.8 billion of mortgage loans, joint venture equity, bridge loans, construction loans, net leased finance, whole loan dispositions and other combined real estate transactions in approximately 1,300 transactions in 2005. We believe our affiliation with CBRE and CBRE/Melody is a distinct advantage for us in sourcing, analyzing and managing investments across all of our product types. All of our Manager’s investment professionals have direct and substantial interaction with sales, leasing and financing brokers within CBRE and CBRE/Melody. As a result, we are introduced to numerous investment opportunities. The volume of potential investments originated through this affiliation allows us to be highly selective about those opportunities we seek to pursue in order to meet our financial and operating objectives. Of our approximately $1,201.5 million of investments held as of September 30, 2006, approximately 52.7% was sourced through the affiliated CBRE system.

Our Internal Origination System. Our management team’s deep experience in all aspects of real estate lending, investment, capital markets and management also provides us with a valuable origination system. Over the years, our management team has developed extensive relationships with borrowers, sellers of whole loans, various financial institutions and other financial intermediaries throughout the U.S. These relationships provide us with a broad range of investment and finance opportunities, including seasoned loans, purchased securities and private equity. The depth and diversity of these relationships will provide us with investment and finance opportunities across all major product types and markets.

Conflicts of Interests

We are entirely dependent upon our Manager for our day-to-day management and do not have any independent officers. Ray Wirta, our chairman, is the vice chairman of CBRE and Michael Melody, one of our directors, is the vice chairman of CBRE/Melody. Our chairman, chief executive officer, chief financial officer and executive vice presidents also serve as officers of our Manager. As a result, we, our Manager, our executive officers and directors and CBRE may face conflicts of interests because of our relationships with each other. These conflicts include the following:

•	The management agreement between us and our Manager was negotiated between related parties, and the terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. The interests of these officers and directors in the affairs of CBRE and CBRE/Melody, respectively, may conflict from time to time with our interests.

•	CBRE or its affiliates provide various services to our company, including but not limited to, the provision of certain research, appraisal and servicing activities for which CBRE and its affiliates are provided market rate fees. Although such arrangements are approved by a majority of our independent directors, they are negotiated among related parties.

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We have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or any of our subsidiaries or in any transaction to which we or any of our subsidiaries is a party or has an interest. Nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflict of interest policy that prohibits our directors, officers and employees from engaging in any transaction that involves an actual or apparent conflict of interest with us.

•	The compensation we pay to our Manager consists of both a base management fee that is not tied to our performance and an incentive management fee that is based entirely on our performance. The risk of the base management fee component is that it may not provide sufficient incentive to our Manager to seek to achieve attractive returns to us. The risk of incentive management fee component is that it may cause our Manager to place undue emphasis on the maximization of short-term funds from operations at the expense of other criteria, such as preservation of capital, in order to achieve a higher incentive fee. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our investment portfolio.

•	Our Manager does not assume any responsibility beyond the duties specified in the management agreement and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager and its officers, managers, employees and affiliates will not be liable to us, our directors or our stockholders for, and we have agreed to indemnify them for all claims and damages arising from, acts or omissions performed in good faith in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. As a result, we could experience poor performance or losses for which our Manager would not be liable.

Conflicts of Interests Resolution Policies

We have implemented several policies, through board action and through the terms of our constituent documents and of our agreements with CBRE, to help address potential conflicts of interest:

•	Our board of directors has adopted a policy that a majority of our board of directors will be independent directors, and that a majority of our independent directors must make any determinations on our behalf with respect to the relationships or transactions that present a conflict of interest for our directors or officers.

•	Our board of directors has adopted a policy that decisions concerning our management agreement with our Manager, including termination, renewal and enforcement thereof, or concerning any acquisition of assets from CBRE or its affiliates or other participation in any transactions with CBRE or its affiliates outside of the management agreement must be reviewed and approved by a majority of our independent directors.

•	Our management agreement provides that our determinations to terminate the management agreement for cause or because the management fees are unfair to us or because of a change in control of our Manager will be made by a majority vote of our independent directors.

•	Our independent directors will periodically review the general investment standards established for our Manager under the management agreement.

•	Our management agreement with our Manager provides that our Manager may not assign certain duties under the management agreement, except to certain of its affiliates, without the approval of a majority of our independent directors.

Management Agreement

We have entered into a management agreement with our Manager that provides for the day-to-day management of our operations. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Our Manager’s role as manager is under the supervision and direction of our board of directors.

The initial term of the management agreement expires on December 31, 2008 and will be automatically renewed for a one-year term each anniversary date thereafter. After the initial term, our independent directors will review our Manager’s performance annually and the management agreement may be terminated annually based upon (i) unsatisfactory performance that is materially detrimental to us (as determined by (1) the affirmative vote of at least two-thirds of our independent directors, or (2) a vote of the holders of at least a majority of the outstanding shares of our common stock), or (ii) a determination by our independent directors that the compensation payable to our Manager are not fair, subject to our Manager’s right to prevent such a compensation termination by accepting a mutually acceptable reduction of management fees. A termination fee will be paid to our Manager upon such termination. We may also terminate the management agreement with 60 days’ prior written notice from our board of directors, without payment of a termination fee, for cause, as defined in the management agreement.

Pursuant to the management agreement, our Manager is entitled to receive a base management fee, incentive compensation and, in certain circumstances, a termination fee and reimbursement of certain expenses as described in the management agreement. The following table summarizes the fees payable to our Manager pursuant to the management agreement.

Fee	Summary Description
Base Management Fee	Payable monthly in arrears in an amount equal to 1/12th of the sum of (i) 2.0% of the first $400 million of our gross stockholders’ equity (as defined in the management agreement), or equity, (ii) 1.75% of our equity in an amount in excess of $400 million and up to $800 million and (iii) 1.50% of our equity in excess of $800 million. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

Incentive Fee

Payable quarterly in an amount equal to the product of:

•      25% of the dollar amount by which

•      our Funds From Operations (as defined in the management agreement) (after the base management fee and before incentive compensation) per share of our common stock for such quarter (based on the weighted average number of shares outstanding for such quarter)

•      exceeds an amount equal to

•      the weighted average of the price per share of our common stock in our June 2005 private offering and our October 2006 initial public offering, and the prices per share of our common stock in any subsequent offering by us, in each case at the time of issuance thereof, multiplied by the greater of

•      2.25% or

Fee	Summary Description

•      0.75% plus one-fourth of the Ten Year Treasury Rate (as defined in the management agreement) for such quarter;

•      multiplied by the weighted average number of shares of our common stock outstanding during such quarter.

Termination Fee	Payable upon termination without cause or non-renewal of the management agreement in an amount equal to three times the sum of the annual base management fee and the annual incentive compensation earned by our Manager during the previous 12-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

For the three months and nine months ended September 30, 2006 and the period from June 9, 2005, the date we commenced operations, through December 31, 2005, our Manager had earned base management fees of approximately $1.6 million, $4.4 million and $3.2 million, respectively. We did not accrue or pay any incentive fees through September 30, 2006.

Our Distribution Policy

U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain.

In order to maintain our REIT qualification and to generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our net taxable income to holders of our common stock. Any future distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. These results and our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures.

On October 19, 2005, we declared a quarterly distribution of $0.06 per share of our common stock which was paid on November 15, 2005 to stockholders of record as of October 28, 2005 solely from earnings and profits. On December 27, 2005, we declared a quarterly distribution of $0.13 per share of our common stock which was paid on January 13, 2006 to stockholders of record as of December 28, 2005 solely from earnings and profits. On April 7, 2006, we declared a quarterly distribution of $0.17 per share of our common stock which was paid on April 25, 2006 to stockholders of record as of April 14, 2006 solely from earnings and profits. On June 20, 2006, we declared a quarterly distribution of $0.18 per share of our common stock which was paid on July 17, 2006 to stockholders of record as of June 30, 2006 solely from earnings and profits. On September 5, 2006, we declared a quarterly distribution of $0.28 per share of our common stock which was paid on October 11, 2006 to stockholders of record as of September 18, 2006 solely from earnings and profits. All distributions out of earnings and profits were funded through cash flows from operating activities from the quarter in which such distribution was paid or accumulated from prior periods; provided, however, that approximately $0.09 per share of the distribution paid on July 17, 2006 was funded from cash flows from operating activities and $0.09 per share from financing activities primarily from realized gains on derivatives. We cannot assure you that we will have sufficient cash available for future quarterly distributions at this level, or at all.

To the extent that our cash available for distribution is less than 90% of our REIT taxable income, we may consider various funding sources to cover any such shortfall, including borrowing under our warehouse facilities, selling certain of our assets or future offerings. Our distribution policy enables us to review the alternative funding sources available to us from time to time.

Exclusion From Regulation Under the 1940 Act

We conduct our operations so that we are not required to register as an investment company. Under Section 3(a)(1) of the 1940 Act, a company is not deemed to be an “investment company” if:

•	it neither is, nor holds itself out as being, engaged primarily, nor proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•	it neither is engaged nor proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and does not own or propose to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis, or the 40% Test. “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

Because we are a holding company that will conduct our businesses through wholly-owned or majority-owned subsidiaries, the securities issued by our subsidiaries that are excepted from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis. This requirement limits the types of businesses in which we may engage through our subsidiaries.

CBRE Realty Finance Holdings, LLC, our subsidiary that holds, through wholly-owned subsidiaries, substantially all of our real-estate-related securities, also intends to conduct its operations so that it is not required to register as an investment company because less than 40% of the value of its total assets on an unconsolidated basis will consist of “investment securities.” CBRE Realty Finance Holdings, LLC in the future may seek to be exempt from 1940 Act regulation under Section 3(c)(5)(C). Certain of the wholly-owned subsidiaries of CBRE Realty Finance Holdings, LLC intend to be exempt from 1940 Act regulation under Section 3(c)(5)(C). Any entity relying on Section 3(c)(5)(C) for its 1940 Act exemption must have at least 55% of its portfolio invested in qualifying real estate assets (which, in general, must consist of whole mortgage loans and other liens on and interests in real estate) and another 25% of its portfolio invested in other real estate-related assets.

Based on no-action letters issued by the Staff of the Securities and Exchange Commission, or the SEC, we classify our investments in whole loans as qualifying real estate assets, as long as the loans are “fully secured” by an interest in real estate. That is, if the loan-to-value ratio of the loan is equal to or less than 100%, then we consider the loan a qualifying real estate asset. We do not consider loans with loan-to-value ratios in excess of 100% to be qualifying real estate assets that come within the 55% basket, but only real estate-related assets that come within the 25% basket. With respect to our investments in B Notes, we take the position that B Notes are qualifying real estate assets that come within the 55% basket, or Qualifying B Notes, where we have the unilateral right to (i) instruct the servicer to foreclose on a defaulted mortgage loan, (ii) replace the servicer in the event the servicer, in its discretion, elects not to foreclose on such a loan, and (iii) purchase the A Note in the event of a default on the mortgage loan and foreclose on the loan. We note that the SEC Staff has not provided any guidance on the treatment of B Notes for Section 3(c)(5)(C) purposes and any such guidance may require us to adjust our B Note investment strategy. We will treat our mezzanine loans and our CMBS investments as real estate-related assets that come within the 25% basket. Our joint venture investments may constitute qualifying real estate assets if we have the right to approve certain major decisions affecting the joint venture. The treatment of other investments as qualifying real estate assets and real estate-related assets is based on the characteristics of the underlying collateral and the particular type of loan including whether we have foreclosure rights with respect to those securities or loans that have underlying real estate collateral.

Because CBRE Realty Finance Holdings, LLC will not be relying on Section 3(c)(1) or 3(c)(7) for its 1940 Act exemption, our investment therein will not constitute an “investment security” for purposes of the 40% Test. We believe that CBRE Realty Finance TRS, Inc., our TRS, is exempted from 1940 Act regulation under Section 3(c)(7) of the 1940 Act. Therefore, our investment in our TRS will constitute an “investment security” for purposes of the 40% Test. Our CDO subsidiary is a QRS, that is expected to be exempted under the 1940 Act under Section 3(c)(5)(C). Additionally, we expect to form separate subsidiaries for each additional CDO or other securitizations we sponsor. We expect that each such subsidiary will rely on the exception provided by Section 3(c)(5)(C) or 3(c)(7) under the 1940 Act.

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The 1940 Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The 1940 Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies, including CDO subsidiaries, in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% Test. We have not requested the SEC to approve our treatment of any company as a majority-owned subsidiary and the SEC has not done so. If the SEC were to disagree with our treatment of one or more companies, including CDO subsidiaries, as majority-owned subsidiaries, we would need to adjust our investment strategy and invest our assets in order to continue to pass the 40% Test. Any such adjustment in our investment strategy could have a material adverse effect on us.

We may seek a no-action letter from the SEC Staff regarding how certain of our investment strategies fit within the exclusions from regulation under the 1940 Act that we and our subsidiaries are using. To the extent that the SEC Staff provides more specific guidance regarding the treatment of assets as qualifying real estate assets or real estate-related assets, we may be required to adjust our investment strategy accordingly. Any additional guidance from the SEC Staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

If we or our subsidiaries fail to maintain our exclusions or exemptions from the 1940 Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Compliance with the 1940 Act will, accordingly, limit our ability to make certain investments.

Our Formation and Structure

We were organized as a Maryland corporation in May 2005 and completed a private offering of our common stock in June 2005 in which we raised net proceeds of approximately $282.5 million. Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Banc of America Securities LLC and Citigroup Global Markets Inc. served as the initial purchasers/placement agents in the private offering. CBRE, through one of its affiliates, purchased from us 1,100,000 shares of our common stock in the private offering, representing 5.1% of our common stock on a fully-diluted basis as of December 31, 2005. Certain of our executive officers and directors and certain executive officers and directors of CBRE and CBRE/Melody purchased 964,101 shares of our common stock in that offering, representing 4.5% of our common stock on a fully-diluted basis as of December 31, 2005. Additionally, certain other employees of CBRE and CBRE/Melody purchased 732,114 shares of our common stock in that offering, representing 3.4% of our common stock on a fully-diluted basis as of December 31, 2005. Upon completion of our June 2005 private offering, we granted to our Manager, its employees and certain of its related persons 565,087 shares of restricted stock and options to purchase 813,600 shares of our common stock with an exercise price of $15.00 per share, representing 6.5% of our common stock on a fully-diluted basis as of December 31, 2005. Additionally, 34,913 shares of restricted stock and options to purchase 186,400 shares of our common stock were made available for issuance to our Manager or to employees or other related parties of our Manager as directed by our Manager. Upon completion of our June 2005 private offering, we granted to our directors 2,668 shares of restricted stock in the aggregate. In January 2006, we granted to certain employees of our Manager 119,500 shares of restricted stock, net of forfeitures (34,913 shares of which were issued at the direction of our Manager in accordance with the previous sentence) and options to purchase 66,550 shares of our common stock, net of forfeitures (all of which were issued at the direction of our Manager in accordance with the previous sentence), with an exercise price of $15.00 per share. In August 2006, two former employees of our Manager forfeited 20,300 shares of restricted stock and options to purchase 18,100 shares of our common stock. Additionally, in August 2006, we granted to certain employees of CBRE/Melody options to purchase 17,850 shares of our common stock, with an exercise price of $15.00 per share. In September 2006, 10,833 shares of restricted stock and options to purchase 6,667 shares were forfeited by former employees of our Manager, and additional options to purchase 2,000 shares were granted to one of these former employees.

Our investment activities are managed by our Manager and, through it, by CBRE and CBRE/Melody, which we consider to be our promoters, and are supervised by our investment committee and board of directors. Ray Wirta, vice chairman and director of CBRE and chairman of our Manager, is our chairman. Michael Melody, the executive managing director of our Manager and vice chairman of CBRE/Melody, is one of our directors.

The following chart illustrates the structure and ownership of our company after this offering on a fully-diluted basis, and the management relationship between our Manager and us as of December 12, 2006.

(1)	Excludes shares of common stock beneficially owned by Mr. Ray Wirta, our chairman, and Mr. Michael Melody, one of our directors, and includes 1,791,595 shares of common stock owned by certain other officers, directors and other employees of CBRE and CBRE/Melody and our Manager.
(2)	The remainder is owned in the aggregate by our executive officers and certain executives or other employees of CBRE/Melody.

Registration Rights and Lock-Up Agreements

Registration Rights Agreement. Pursuant to a registration rights agreement among us, Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., for the benefit of certain holders of our common stock, entered into on June 9, 2005, which we refer to as the registration rights agreement, we were required, among other things, to file with the SEC by March 6, 2006, the resale shelf registration statement of which this prospectus is a part, registering all of the 20,000,000 shares of common stock purchased or placed by Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. in our June 2005 private offering (excluding the 1,067,604 shares registered and sold by certain selling stockholders in our October 2006 initial public offering). We are also registering by this resale shelf registration statement 22,355 shares of restricted stock, net of forfeitures, issued by us to our independent directors and certain employees of the Manager, pursuant to our 2005 equity incentive plan, 600,000 shares of restricted stock and 909,000 shares of common stock underlying options issued to our Manager upon the completion our June 2005 private offering, which restricted stock and options have been subsequently allocated by the Manager to its employees or other related parties, at the its discretion. The resale shelf registration statement of which this prospectus is a part was initially filed on December 14, 2006. We are required under the registration rights agreement to use our commercially reasonable efforts to cause the resale shelf registration statement of which this prospectus is a part to become effective under the Securities Act as promptly as practicable after the filing (and to maintain the resale shelf registration statement continuously effective under the Securities Act for a specified period).

We will be permitted to suspend the use, from time to time, of the registration statement of which this prospectus is a part (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods,” if:

•	the lead underwriter in any underwritten public offering by us of our common stock advises us that an offer or sale of shares covered by the registration statement would have a material adverse effect on our offering;

•	our board of directors determines in good faith that the sale of shares covered by the registration statement would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, corporate reorganization or other significant transaction involving our company; or

•	our board of directors determines in good faith that it is in our best interests or it is required by law that we supplement the registration statement or file a post-effective amendment to the registration statement in order to ensure that the prospectus included in the registration statement contains the financial information required under Section 10(a)(3) of the Securities Act, discloses any fundamental change in the information included in the prospectus or discloses any material information with respect to the plan of distribution that was not disclosed in the registration statement or any material change to that information, and we provide the stockholders notice of the suspension. The cumulative blackout periods in any 12 month period commencing on the closing of the offering may not exceed an aggregate of 90 days and furthermore may not exceed 45 consecutive days, except as a result of a refusal by the SEC to declare any post-effective amendment to the registration statement as effective after we have used all commercially reasonable efforts to cause the post-effective amendment to be declared effective, in which case, we must terminate the blackout period immediately following the effective date of the post-effective amendment.

Lock-up Agreements. Subject to certain exceptions, we, our directors and officers, members of our Investment Committee, our Manager, CBRE and their affiliates have agreed to be bound by lock-up agreements that prohibit us and them from selling, pledging, transferring or otherwise disposing of any of our common stock or securities convertible into our common stock for 180 days after September 27, 2006 (March 26, 2007), the date of the prospectus relating to our October 2006 initial public offering. Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC may, in their discretion, release all or any portion of the common stock subject to the lock-up agreements with our directors and officers at any time without notice or stockholder approval, in which case our other stockholders would also be released from the restrictions pursuant to the registration rights agreement.

Place of Business

Our principal office is located at City Place 1, 185 Asylum Street, 37th Floor, Hartford, CT 06103 and our telephone number is (860) 275-6200. We believe that our office facilities are suitable and adequate for our business as it is conducted. Our website is located at http://www.cbrerealtyfinance.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

Summary Consolidated Financial Information

The following table presents summary historical consolidated financial information as of September 30, 2006, for the three months and nine months ended September 30, 2006 and for the period May 10 (inception) to December 31, 2005. The summary historical consolidated financial information as of December 31, 2005 and for the period May 10, 2005 (inception) to December 31, 2005 presented below under the captions “Consolidated Income Statement Data” and “Consolidated Balance Sheet Data” have been derived from our consolidated financial statements audited by Ernst & Young LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The summary historical condensed consolidated financial information as of September 30, 2006 and for the three month period and for the nine month period then ended have been derived from our unaudited condensed consolidated financial statements included elsewhere in the prospectus. Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus.

	For the Three Months Ended September 30, 2006	For the Nine Months Ended September 30, 2006	For the Period May 10, 2005 (inception) to December 31, 2005
	(unaudited)	(unaudited)
	(in thousands, except per share and share data)
Consolidated Income Statement Data:
Revenues:
Investment income	$18,109	$42,017	$9,342
Real estate operating income	1,705	3,802	—
Other income	877	2,602	3,057

Total revenue	20,691	48,421	12,399

Expenses:
Interest expense	13,273	27,940	2,664
Management fees	1,595	4,444	3,158
Property operating expenses	858	1,734	—
Other general and administrative expenses (including $950, $768, $2,779 and $953, respectively, of stock-based compensation)	2,441	6,925	5,549
Depreciation and amortization	487	1,165	—

Total expenses	18,654	42,208	11,371

Gain on sale of investment	410	258	—
Gain (loss) on derivatives	(1)	3,634	24

Income (loss) from continuing operations before equity in net income of unconsolidated joint ventures	2,446	10,105	—
Equity in earnings of unconsolidated joint ventures	(187)	50	—

Net income (loss) before minority interest	2,259	10,155	—
Minority interest	(20)	(41)	—

Net income (loss)	$2,279	$10,196	$1,052

Weighted-average number of common stock outstanding:
Basic	20,484,286	20,177,897	20,000,000

Diluted	20,579,115	20,313,795	20,108,317

Earnings per share of common stock:
Basic	$0.11	$0.51	$0.05

Diluted	$0.11	$0.50	$0.05

Dividends declared per share of common stock	$0.28	$0.63	$0.19

	As of September 30, 2006	As of December 31, 2005
	(in thousands)
Consolidated Balance Sheet Data:(1)
Total investments, net	$1,201,473	$538,068
Total assets	$1,353,469	$623,718
Repurchase obligations	$411,785	$304,825
Mortgages payable	$49,503	$25,001
Bonds payable	$508,500	$—
Total liabilities	$1,073,528	$343,651
Minority interest	$859	$436
Stockholders’ equity	$279,082	$279,631

(1)	Aggregates our loans and other lending investments, net; CMBS, at fair value; and real estate, net line items from our balance sheet. The real estate, net represents two joint venture investments as of September 30, 2006 (one as of December 31, 2005) that are considered VIEs that we consolidate under Financial Accounting Standard Board Interpretation No. 46R, or FIN 46R, because we are deemed to be the primary beneficiary of the VIEs. These interests are reflected on our balance sheet separately as real estate, net of $64,293 as of September 30, 2006 and $31,923 as of December 31, 2005, mortgage indebtedness of $49,503 as of September 30, 2006 and $25,001 as of December 31, 2005 and minority interest of $859 as of September 30, 2006 and $436 as of December 31, 2005, with other amounts of $2,434 as of September 30, 2006 and $1,803 as of December 31, 2005, net, in relevant other balance sheet line items which in the aggregate net out to $16,366 as of September 30, 2006 and $8,289 as of December 31, 2005. We disclose the net amount above in the consolidated balance sheet data under total investments, net.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occurs, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the price of our common stock could decline significantly and you could lose all or a part of your investment.

Risks Related To Our Business

We have a limited operating history and limited experience operating as a REIT and we may not be able to successfully operate our business or generate sufficient revenue to make or sustain dividends to stockholders.

We have a limited operating history and limited experience operating as a REIT. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objectives as described in this prospectus and that the value of your investment could decline substantially. Our ability to achieve attractive total returns to our stockholders is dependent on our ability both to generate sufficient cash flow to pay an attractive dividend and to achieve capital appreciation, and we cannot assure you we will do either. There can be no assurance that we will be able to generate sufficient revenue from operations to pay our operating expenses and make distributions to stockholders.

The U.S. federal income tax laws impose numerous constraints on the operations of REITs. Our Manager’s limited experience in managing a portfolio of assets under such constraints may hinder its ability to achieve our investment objective. In addition, maintaining our REIT qualification limits the types of investments we are able to make. Our investors did not acquire an interest in CBRE, CBRE/Melody or their subsidiaries through our October 2006 initial public offering. We can offer no assurance that our Manager will replicate CBRE’s or CBRE/Melody’s historical success or our management team’s success in its previous endeavors, and we caution you that our investment returns could be substantially lower than the returns achieved by those funds or previous endeavors.

We are dependent upon our Manager and certain key personnel of CBRE and CBRE/Melody provided to us through our Manager and may not find a suitable replacement if our Manager terminates the management agreement or such key personnel are no longer available to us.

We have no employees. Our officers are employees of our Manager. We have no separate facilities and are completely reliant on our Manager, which has significant discretion as to the implementation of our operating policies and strategies. We depend on the diligence, skill and network of business contacts of the management of our Manager, and, through our Manager, of CBRE and CBRE/Melody. The management team of our Manager evaluates, negotiates, structures, closes and monitors our investments. We believe that our success depends on the continued service of the management team of our Manager, including Keith Gollenberg, Michael Angerthal, James Evans, Paul Martin and Thomas Podgorski. The departure of any of the members of the management of our Manager, or a significant number of the investment professionals of our Manager could have a material adverse effect on our performance. We are also subject to the risk that our Manager will terminate the management agreement and that no suitable replacement will be found to manage us. We can offer no assurance that our Manager will remain our external manager or that we will continue to have access to our Manager’s, CBRE’s or CBRE/Melody’s principals and professionals or their information or deal flow. If our Manager terminates the management agreement, key officers leave our Manager or we do not have access to CBRE’s or CBRE/Melody’s principals and professionals or their information or deal flow, we may be unable to execute our business plan.

Termination of our management agreement would be costly.

Termination of the management agreement with our Manager without cause is difficult and costly. The management agreement provides that it may only be terminated without cause following the initial period annually (i) upon the affirmative vote of at least two-thirds of our independent directors, or (ii) by a vote of the holders of at least a majority of the outstanding shares of our common stock, based upon (1) unsatisfactory performance by our Manager that is materially detrimental to us or (2) a determination that the compensation payable to our Manager is not fair, subject to our Manager’s right to prevent such a termination by accepting a mutually acceptable reduction of management fees. Our Manager will be provided 180 days’ prior notice of any such termination and will be paid a termination fee equal to the amount of three times the sum of the annual base management fee and the annual incentive compensation earned by our Manager during the 12-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. These provisions may increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our Manager without cause.

In addition, our Manager may terminate the management agreement (i) upon 60 days’ prior written notice to us in the event we default in the performance or observation of any material term, condition or covenant in the management agreement for a period of 60 days after such written notice or (ii) in the event we become regulated as an “investment company” under the 1940 Act. In the event that the management agreement is terminated by our Manager as a result of default by us, we are required to pay our Manager a termination fee equal to the amount of three times the sum of the annual base management fee and the annual incentive compensation earned by our Manager during the 12-month period immediately preceding the date of the termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. No termination fee is payable by us if the management agreement is terminated because we have become regulated as an investment company under the 1940 Act.

The base management fee payable to our Manager is payable regardless of our performance.

Our Manager is entitled to receive a base management fee that is based on the amount of our equity (defined in the management agreement as the month-end value, computed in accordance with GAAP, of our stockholders’ equity, adjusted to exclude the effect of any unrealized gains, losses or other items that do not affect realized net income), regardless of the performance of our portfolio. For example, we will pay our Manager a base management fee for a specific period despite the fact that we experienced a net loss during the same period. Our Manager’s entitlement to substantial non-performance based compensation might reduce its incentive to devote its time and effort to seeking profitable opportunities for our portfolio. This in turn could adversely affect our ability to make distributions to our stockholders.

Our incentive fee may induce our Manager to make certain investments, including speculative investments.

Our Manager’s entitlement to an incentive fee may cause it to invest in high risk investments. In addition to its base management fee, our Manager is entitled to receive incentive compensation based in part upon our achievement of targeted levels of funds from operations (defined in the management agreement as the net income, computed in accordance with GAAP, excluding gains (losses) from debt restructuring and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets and non-cash equity compensation expense, and after adjustments for unconsolidated partnerships and joint ventures; provided, that the foregoing calculation of funds from operations shall be adjusted to exclude one-time events pursuant to changes in GAAP, and may be adjusted to exclude other non-cash charges after discussion between our Manager and the independent directors and approval by a majority of the independent directors in the case of non-cash charges). In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on funds from operations may lead our Manager to place undue emphasis on the maximization of funds from operations at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our invested portfolio. Additionally, because certain non-cash expenses are added to funds from operations, this measurement may result in higher compensation payable to our Manager for incentive fees than would otherwise be payable if we were using a GAAP measurement for compensation purposes.

Our Manager manages our portfolio pursuant to very broad investment guidelines and our board of directors does not approve each investment decision made by our Manager, which may result in our making riskier investments.

Our Manager is authorized to follow very broad investment guidelines. While our directors periodically review our investment guidelines and our investment portfolio, they do not review all of our proposed investments and are only required to approve investments or dispositions that exceed $50 million (or $75 million for investments and dispositions having credit ratings of “A” or better by a major rating agency), subject to certain limited exceptions. In addition, in conducting periodic reviews, our directors may rely primarily on information provided to them by our Manager. Furthermore, our Manager may use complex strategies and transactions entered into by our Manager that may be difficult or impossible to unwind by the time they are reviewed by our directors. Our Manager has great latitude within the broad investment guidelines in determining the types of assets it may decide are proper investments for us. Decisions made and investments entered into by our Manager may not fully reflect your best interests. In addition, our board of directors may change the investment guidelines at any time without the approval of our stockholders. For more information regarding our investment guidelines, please see “Business – Our Operating Policies.”

We may change our operational policies without stockholder consent, which may adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

Our board of directors determines our operational policies and may amend or revise our policies, including our policies with respect to our REIT qualification, acquisitions, growth, operations, indebtedness, capitalization, distributions and conflicts of interest or approve transactions that deviate from these policies, without a vote of, or notice to, our stockholders. Operational policy changes could adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

We may change our investment strategy and asset allocation without stockholder consent, which may result in riskier investments.

We may change our investment strategy or asset allocation, including the percentage of assets that may be invested in each class, or in the case of securities, in a single issuer, at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the market price of our common stock and our ability to make distributions to you. Furthermore, a change in our asset allocation could result in our making investments in instrument categories different from those described in this prospectus.

There are conflicts of interest in our relationship with our Manager, which could result in decisions that are not in the best interests of our stockholders.

We are entirely dependent upon our Manager for our day-to-day management and do not have any independent officers. Our chairman, chief executive officer, chief financial officer and executive vice presidents also serve as officers and/or directors of our Manager, CBRE and/or CBRE/Melody. In addition, one of our other directors is affiliated with our Manager, CBRE and/or CBRE/Melody. As a result, our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. In addition, we may enter into transactions in the future with CBRE, CBRE/Melody or their affiliates that may result in a conflict of interest.

We may compete with future investment entities for access to CBRE and its affiliates.

Through at least the initial term of our management agreement, our company is the exclusive investment vehicle, subject to certain exceptions, sponsored by CBRE or its affiliates that focuses primarily on the acquisition and finance of real estate-related loans, structured finance debt investments and CMBS. However, there can be no assurance that CBRE or its affiliates will not sponsor other investment vehicles in the future. If any such investment vehicles have an investment focus similar to our focus, we may be competing for access to the benefits that we expect our relationship with CBRE and its affiliates to provide to us.

We leverage our investments, which may adversely affect our return on our investments and may reduce cash available for distribution to our stockholders.

We leverage our investments through borrowings, generally through the use of warehouse facilities, bank credit facilities, repurchase agreements, secured loans, securitizations, including the issuance of CDOs, loans to entities in which we hold, directly or indirectly, interests in pools of assets, and other borrowings. Our charter contains no limitations on our use of leverage. As of September 30, 2006, our outstanding indebtedness was $969.8 million, secured by 39 loans, 39 CMBS investments and two joint venture investments with an aggregate carrying value of approximately $1,100.4 million, representing 91.6% of our assets by carrying value. As of September 30, 2006, our leverage ratio was 3.5 times and after giving effect to the equity raised in connection with our October 2006 initial public offering the Company’s leverage was 2.0 times. The percentage of leverage varies depending on our ability to obtain credit facilities and the lender’s and rating agencies’ estimate of the stability of the investments’ cash flow. We intend to continue to use leverage to acquire all of our investments other than joint venture investments consistent with the policy described above, although our board of directors may alter this policy at any time. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions increase the cost of our financing relative to the income that can be derived from the assets acquired. Our debt service payments will reduce cash flow available for distributions to stockholders. We may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy the obligations. In addition, if a property or properties are mortgaged to secure payment of indebtedness and we are unable to meet required mortgage payments, the mortgage securing the property could be foreclosed upon by, or the property could be otherwise transferred to the mortgagee with a consequent loss of asset value and income to us and our stockholders. We leverage certain of our assets through warehouse agreements. A decrease in the value of these assets may lead to margin calls which we will have to satisfy. We may not have the funds available to satisfy any such margin calls and may have to sell assets at a time when we might not otherwise choose to do so.

Further, credit facility providers may require us to maintain a certain amount of cash uninvested or set aside unlevered assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on assets. In the event that we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly.

We may not be able to access financing sources on favorable terms, or at all, which could adversely affect our ability to execute our business plan.

We finance our assets over the long-term through a variety of means, including warehouse lines, repurchase agreements, credit facilities, issuance of CMBS, CDOs and other structured financings. Our ability to execute this strategy will depend on various conditions in the markets for financing in this manner which are beyond our control, including lack of liquidity and greater credit spreads. We cannot assure you that these markets will remain an efficient source of long-term financing for our assets. If our strategy is not viable, we will have to find alternative forms of long-term financing for our assets, as secured revolving credit facilities and repurchase facilities may not accommodate long-term financing. This could subject us to more recourse indebtedness and the risk that debt service on less efficient forms of financing would require a larger portion of our cash flows, thereby reducing cash available for distribution to you, funds available for operations as well as for future business opportunities.

Lenders may require us to enter into restrictive covenants relating to our operations.

When we obtain financing, lenders could impose restrictions on us that would affect our ability to incur additional debt, our capability to make distributions to stockholders and our flexibility to determine our operating policies. Loan documents we execute will contain negative covenants that may limit, among other things, our ability to repurchase stock, distribute more than a certain amount of our funds from operations, and employ leverage beyond certain amounts. For example, though we have legal title to our assets and have all of the risks and rewards of ownership, under the master repurchase agreements with Deutsche Bank AG, Cayman Islands Branch, which we refer to as the DB Warehouse Facilities, the lender has a security interest in certain assets as collateral for our obligation under the related borrowings. Accordingly, we are prohibited, among other things, to take any action which would directly or indirectly impair or adversely affect the lender’s security interest the underlying securities or loans, to transfer any interest in the underlying loans to any person other than the lender, to modify in any material respect or terminate any of our organizational documents or to create or permit any lien or encumbrance on the underlying securities or loans.

The warehouse agreements and credit facilities that we use to finance our investments may require us to provide additional collateral.

We use credit facilities, including warehouse agreements, to finance our investments. If the market value of the loans or securities pledged or sold by us to a funding source decline in value, we may be required by the lending institution to provide additional collateral or pay down a portion of the funds advanced. For example, under the master repurchase agreements for the DB Warehouse Facilities, the lender may, by notice to us, require us to transfer to the lender cash or additional collateral acceptable by the lender in its sole and absolute discretion not later than one business day after such notice was given. We may not have the funds available to pay down our debt, which could result in defaults. Posting additional collateral to support our credit facilities will reduce our liquidity and limit our ability to leverage our assets. In the event we do not have sufficient liquidity to meet such requirements, lending institutions can accelerate our indebtedness, increase interest rates and terminate our ability to borrow. Such a situation would likely result in a rapid deterioration of our financial condition and possibly necessitate a filing for protection under the U.S. Bankruptcy Code.

Further, credit facility providers may require us to maintain a certain amount of cash uninvested or set aside unlevered assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on assets. In the event that we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly.

If our Manager ceases to be our manager pursuant to the management agreement, financial institutions providing our credit facilities may not provide future financing to us.

The financial institutions that finance our investments pursuant to our credit facilities and our warehouse agreements may require that our Manager remain our manager pursuant to the management agreement. If our Manager ceases to be our manager, it could constitute an event of default and each of the financial institutions under these credit facilities would have the right to terminate their facility and their obligation to advance funds to us to finance our future investments. If our Manager ceases to be our manager for any reason and we are unable to obtain financing under these or replacement credit facilities, our growth may be limited. The DB Warehouse Facilities and the master repurchase agreements we entered into with Bank of America, N.A. and Banc of America Securities LLC, which we refer to as the Bank of America Warehouse Facilities, do not provide that the dissolution of the relationship between us and our Manager would constitute an event of default under such facilities.

Our financial condition and results of operation will depend on our ability to manage future growth effectively.

Our ability to achieve our investment objective depends on our ability to grow, which depends, in turn, on the management team of our Manager and its ability to identify and invest in securities that meet our investment criteria as well as on our access to financing on acceptable terms. Our ability to grow is also dependent upon our Manager’s ability to successfully hire, train, supervise and manage new employees. We may not be able to manage growth effectively or to achieve growth at all. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

We operate in a highly competitive market for investment opportunities.

A number of entities compete with us to make the types of investments that we plan to make. We compete with other REITs, public and private funds, commercial and investment banks and commercial finance companies. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we can offer no assurance that we will be able to identify and make investments that are consistent with our investment objective.

Failure to procure adequate capital and funding would adversely affect our results and may, in turn, negatively affect the market price of shares of our common stock and our ability to distribute dividends.

We depend upon the availability of adequate funding and capital for our operations. As a REIT, we are required to distribute annually at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, to our stockholders and are therefore not able to retain significant amounts of our earnings for new investments. However, CBRE Realty Finance TRS, Inc., our TRS, is able to retain (and likely will retain) earnings for investment in new capital, subject to the REIT requirements which place a limitation on the relative value of TRS stock and securities owned by a REIT. The failure to secure acceptable financing could reduce our taxable income, as our investments would no longer generate the same level of net interest income due to the lack of funding or increase in funding costs. A reduction in our net income would have an adverse effect on our liquidity and our ability to make distributions to our stockholders. We cannot assure you that any, or sufficient, funding or capital will be available to us in the future on terms that are acceptable to us. Therefore, in the event that we cannot obtain sufficient funding on acceptable terms, there may be a negative impact on the market price of our common stock and our ability to distribute dividends.

If we issue senior securities we will be exposed to additional restrictive covenants and limitations on our operative flexibility, which could adversely affect our ability to pay dividends.

If we decide to issue senior securities in the future, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Holders of senior securities may be granted specific rights, including but not limited to: the right to hold a perfected security interest in certain of our assets, the right to accelerate payments due under the indenture, rights to restrict dividend payments, and rights to require approval to sell assets. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock. We, and indirectly our stockholders, will bear the cost of issuing and servicing such securities.

We may not be able to successfully complete securitization transactions.

In addition to issuing senior securities to raise capital as described above, we may in the future, and to the extent consistent with the REIT requirements, seek to securitize certain of our portfolio investments to generate cash for funding new investments. This would involve creating a special-purpose vehicle, contributing a pool of our assets to the entity, and selling interests in the entity on a non-recourse basis to purchasers (who we would expect to be willing to accept a lower interest rate to invest in investment grade loan pools). We would retain all or a portion of the equity in the securitized pool of portfolio investments. We will initially finance our investments with relatively short-term credit facilities. We will use these short-term facilities to finance the acquisition of securities until a sufficient quantity of securities is accumulated, at which time we intend to refinance these facilities through a securitization, such as a CDO issuance, or other long-term financing. As a result, we are subject to the risk that we may not be able to acquire, during the period that our short-term facilities are available, a sufficient amount of eligible securities to maximize the efficiency of a CDO issuance. We also bear the risk that we may not be able to obtain short-term credit facilities or may not be able to renew any short-term credit facilities after they expire should we find it necessary to extend our short-term credit facilities to allow more time to seek and acquire the necessary eligible securities for a long-term financing. The inability to renew our short-term credit facilities may require us to seek more costly financing for our investments or to liquidate assets. In addition, conditions in the capital markets may make the issuance of a CDO impractical when we do have a sufficient pool of collateral. The inability to securitize our portfolio could hurt our performance and ability to grow our business. At the same time, the securitization of our portfolio investments might expose us to losses, as the residual portfolio investments in which we do not sell interests will tend to be riskier and more likely to generate losses.

The use of CDO financings with over-collateralization requirements may have a negative impact on our cash flow.

We expect that the terms of CDOs we may issue will generally provide that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount, commonly referred to as “over-collateralization.” We anticipate that the CDO terms will provide that, if certain delinquencies and/or losses exceed the specified levels based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the bonds, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed those levels. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive net income from assets collateralizing the obligations. We cannot assure you that the performance tests will be satisfied. In advance of completing negotiations with the rating agencies or other key transaction parties on our future CDO financings, we cannot assure you of the actual terms of the CDO delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net income to us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect the availability of net income to us. If our assets fail to perform as anticipated, our over-collateralization or other credit enhancement expense associated with our CDO financings will increase.

We may be required to repurchase loans that we have sold or to indemnify holders of our CDOs.

If any of the loans we originate or acquire and sell or securitize do not comply with representations and warranties that we make about certain characteristics of the loans, the borrowers and the underlying properties, we may be required to repurchase those loans (including from a trust vehicle used to facilitate a structured financing of the assets through CDOs) or replace them with substitute loans. In addition, in the case of loans that we have sold instead of retained, we may be required to indemnify persons for losses or expenses incurred as a result of a breach of a representation or warranty. Repurchased loans typically require a significant allocation of working capital to carry on our books, and our ability to borrow against such assets is limited. Any significant repurchases or indemnification payments could materially and adversely affect our financial condition and operating results.

In a period of rising interest rates, our interest expense could increase while the interest we earn on our fixed-rate assets would not change, which would adversely affect our profitability.

Our operating results depend in large part on differences between the income from our assets, net of credit losses, and financing costs. We anticipate that, in most cases, for any period during which our assets are not match-funded, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and market value of our assets. Interest rate fluctuations resulting in our interest expense exceeding our interest income would result in operating losses for us and may limit or eliminate our ability to make distributions to our stockholders.

We may not be able to renew the total return swaps that we may enter into, which could adversely impact our leveraging strategy.

We may leverage certain of our investments through the use of total return swaps. We may wish to renew many of the swaps, which are for specified terms, as they mature. However, there is a limited number of providers of such swaps, and there is no assurance the initial swap providers will choose to renew the swaps, and—if they do not renew—that we would be able to obtain suitable replacement providers. Providers may choose not to renew our total return swaps for a number of reasons, including:

•	increases in the provider’s cost of funding;

•	insufficient volume of business with a particular provider;

•	desire by our company to invest in a type of swap that the provider does not view as economically attractive due to changes in interest rates or other market factors; or

•	the inability of our company and a provider to agree on terms.

Furthermore, our ability to invest in total return swaps, other than through a TRS, may be severely limited by the REIT qualification requirements because total return swaps are not qualifying assets and do not produce qualifying income for the purposes of the REIT asset and income tests.

Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

We may pursue various hedging strategies to seek to reduce our exposure to losses from adverse changes in interest rates. Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	the amount of income that a REIT may earn from hedging transactions (other than through TRSs) to offset interest rate losses is limited by U.S. federal tax provisions governing REITs;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the party owing money in the hedging transaction may default on its obligation to pay.

Our hedging activity may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

Declines in the market values of our investments may adversely affect periodic reported results and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

A portion of our assets are classified for accounting purposes as “available-for-sale.” Changes in the market values of those assets will be directly charged or credited to stockholders” equity. As a result, a decline in values may reduce the book value of our assets. Moreover, if the decline in value of an available-for-sale security is other than temporary, such decline will reduce earnings.

A decline in the market value of our assets may adversely affect us particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we would have to sell the assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, cash available for distribution to stockholders.

If we fail to achieve adequate operating cash flow, our ability to make distributions will be adversely affected.

As a REIT, we must distribute annually at least 90% of our REIT taxable income to our stockholders, determined without regard to the deduction for dividends paid and excluding net capital gain. Our ability to make and sustain cash distributions is based on many factors, including the return on our investments, operating expense levels and certain restrictions imposed by Maryland law. Some of the factors are beyond our control and a change in any such factor could affect our ability to pay future dividends. No assurance can be given as to our ability to pay distributions.

Maintenance of our 1940 Act exemption imposes limits on our operations.

We intend to conduct our operations so as not to become regulated as an investment company under the 1940 Act. Because we are a holding company that will conduct our businesses through subsidiaries, the securities issued by our subsidiaries that are excepted from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis. This requirement limits the types of businesses in which we may engage through our subsidiaries. If we or our subsidiaries fail to maintain our exceptions or exemptions from the 1940 Act, we could, among other things, be required either (a) to change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have an adverse effect on our business and the market price for our common stock.

In addition, certain of our wholly owned subsidiaries intend to qualify for an exemption from registration under Section 3(c)(5)(C) of the 1940 Act, which generally means that at least 55% of each of their portfolios must be comprised of qualifying assets and 80% of each of their portfolios must be comprised of qualifying assets and real estate-related assets under the 1940 Act. To comply with these regulations, we may from time to time buy or originate whole loans, Qualifying B Notes and other qualifying assets. Although we intend to monitor our portfolio periodically and prior to each acquisition, there can be no assurance that we will be able to maintain this exemption from registration. Further, we may not be able to invest in sufficient qualifying and/or real estate-related assets and future revisions of the 1940 Act or further guidance from the SEC Staff may cause us to lose our exemption or force us to re-evaluate our portfolio and our business strategy. Such changes may prevent us from operating our business successfully.

As part of its duties under the management agreement, our Manager periodically evaluates our assets, and also evaluates prior to an acquisition or origination the structure of each prospective investment, to determine whether the investment will be a qualifying asset for purposes of maintaining our exemption or exclusion from registration under the 1940 Act, and will consult with counsel when necessary. Failure to maintain this exemption or exclusion would require us to significantly restructure our business plan. For example, because affiliate transactions are prohibited under the 1940 Act, failure to maintain our exemption or exclusion would force us to terminate our management agreement and all other agreements with affiliates, which could have a material adverse effect on our ability to operate our business. If the management agreement is terminated, it could constitute an event of default under our credit facilities and financial institutions would have the right to terminate their facilities and their obligation to advance funds to us to finance our future investments. In addition, we may not be able to identify a replacement manager on favorable terms or at all.

Rapid changes in the values of our other real estate related investments may make it more difficult for us to maintain our qualification as a REIT or exemption from the 1940 Act.

If the market value or income potential of real estate related investments declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income and/or liquidate our non-qualifying assets in order to maintain our REIT qualification or exemption from the 1940 Act. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of many of our non-real estate assets. We may have to make investment decisions that we otherwise would not make absent the REIT and 1940 Act considerations.

We are highly dependent on information systems and third parties, and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to pay dividends.

Our business is highly dependent on communications and information systems. Any failure or interruption of our systems could cause delays or other problems in our securities trading activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to pay dividends.

Terrorist attacks and other acts of violence or war may affect the market for our common stock, the industry in which we conduct our operations and our profitability.

Terrorist attacks may harm our results of operations and your investment. We cannot assure you that there will not be further terrorist attacks against the U.S. or U.S. businesses. These attacks or armed conflicts may directly impact the property underlying our asset-based securities or the securities markets in general. Losses resulting from these types of events are uninsurable.

More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and worldwide financial markets and economy. Adverse economic conditions could harm the value of the property underlying our asset-backed securities or the securities markets in general which could harm our operating results and revenues and may result in the volatility of the value of our securities.

Risks Related To Our Investments

We may not realize gains or income from our investments.

We seek to generate both current income and capital appreciation. However, the securities we invest in may not appreciate in value and, in fact, may decline in value, and the debt securities we invest in may default on interest and/or principal payments. Accordingly, we may not be able to realize gains or income from our investments. Any gains that we do realize may not be sufficient to offset any other losses we experience. Any income that we realize may not be sufficient to offset our expenses.

Our real estate investments are subject to risks particular to real property.

We own assets secured by real estate, interests in joint ventures that own real estate and may own real estate directly. Real estate investments will be subject to various risks, including:

•	acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and market conditions;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold; and

•	the potential for uninsured or under-insured property losses.

If any of these or similar events occurs, it may reduce our return from an affected property or investment and reduce or eliminate our ability to make distributions to stockholders.

Our assets may include high yield and subordinated corporate securities that have greater risks of loss than secured senior loans and if those losses are realized, it could adversely affect our earnings, which could adversely affect our cash available for distribution to our stockholders.

We invest in high yield and subordinated securities. However, we do not have any specific policy with respect to allocations in high yield and subordinated securities and our charter contains no limitations on the percentage we may invest in these assets. These investments involve a higher degree of risk than long-term senior secured loans. First, the high yield securities may not be secured by mortgages or liens on assets. Even if secured, these high yield securities may have higher loan-to-value ratios than a senior secured loan. Furthermore, our right to payment and the security interest may be subordinated to the payment rights and security interests of the senior lender. Therefore, we may be limited in our ability to enforce our rights to collect these loans and to recover any of the loan balance through a foreclosure of collateral.

Certain of these high yield and subordinated securities may have an interest only payment schedule, with the principal amount remaining outstanding and at risk until the maturity of the obligation. We do not have any policy regarding the maximum term (maturity) on these assets. In this case, a borrower’s ability to repay its obligation may be dependent upon a liquidity event that will enable the repayment of the obligation.

In addition to the above, numerous other factors may affect a company’s ability to repay its obligation, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. A deterioration in a company’s financial condition and prospects may be accompanied by deterioration in the collateral for the obligation. Losses in our high yield and subordinated securities could adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders.

High yield and subordinated securities from highly leveraged companies may have a greater risk of loss which, in turn, could adversely affect cash available for distribution to our stockholders.

Leverage may have material adverse consequences to the companies in which we will hold investments. These companies may be subject to restrictive financial and operating covenants. The leverage may impair these companies’ ability to finance their future operations and capital needs. As a result, these companies’ flexibility to respond to changing business and economic conditions and to business opportunities may be limited. A leveraged company’s income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used. As a result, leveraged companies have a greater risk of loss. Losses on our investments could adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders.

We invest in the equity securities of CDOs and such investments involve various significant risks, including that CDO equity receives distributions from the CDO only if the CDO generates enough income to first pay the holders of its debt securities and its expenses.

We invest in the equity securities of CDOs. However, we do not have any specific policy with respect to allocations in CDOs and our charter contains no limitations on the percentage we may invest in this asset class. A CDO is a special purpose vehicle that purchases collateral (such as real estate-related investments, bank loans or asset-backed securities) that is expected to generate a stream of interest or other income. The CDO issues various classes of securities that participate in that income stream, typically one or more classes of debt instruments and a class of equity securities. The equity is usually entitled to all of the income generated by the CDO after the CDO pays all of the interest due on the debt securities and its expenses. However, there will be little or no income available to the CDO equity if there are defaults by the issuers of the underlying collateral and those defaults exceed a certain amount. In that event, the value of our investment in the CDOs equity could decrease substantially. In addition, the equity securities of CDOs are generally illiquid, and because they represent a leveraged investment in the CDO’s assets, the value of the equity securities will generally have greater fluctuations than the values of the underlying collateral.

We may enter into warehouse agreements in connection with CDOs and if the investment in the CDO is not consummated, the warehoused collateral will be sold and we must bear any loss resulting from the purchase price of the collateral exceeding the sale price.

In connection with CDOs that our Manager structures for us, we expect to enter into warehouse agreements with investment banks or other financial institutions, pursuant to which the institution will initially finance the purchase of the collateral that will be transferred to the CDO. Our Manager will select the collateral. If the CDO transaction is not consummated, the institution would liquidate the warehoused collateral and we would have to pay any amount by which the original purchase price of the collateral exceeds its sale price, subject to negotiated caps, if any, on our exposure. In addition, regardless of whether the CDO transaction is consummated, if any of the warehoused collateral is sold before the consummation, we will have to bear any resulting loss on the sale. The amount at risk in connection with the warehouse agreements supporting our investments in CDOs, generally is the amount that we have agreed to invest in the equity securities of the CDO. Although we would expect to complete the CDO transaction within about three to nine months after the warehouse agreement is signed, we cannot assure you that we would in fact be able to complete any such transaction, or complete it within the expected time period.

Technical interpretations of GAAP may result in certain loans and securities acquired by us and repurchase transactions entered into by us being reported on our financial statements net instead of the current gross presentation.

We have certain CMBS and loan investments, or the collateral assets, purchased from a counterparty that are financed via a repurchase agreement with the same counterparty. We believe that in accordance with FASB Concept Statement No. 6, or CON 6, “Elements of Financial Statements,” we are entitled to obtain the future economic benefits of the collateral assets and are obligated under the repurchase agreement. Therefore, currently, we record the collateral assets and the related financing gross on our balance sheet, and the corresponding interest income and interest expense gross on our income statement. In addition, any change in fair value of the CMBS included in the collateral assets, is reported through other comprehensive income since these are classified as available for sale securities in accordance with FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” or SFAS 115.

However, an alternate view could be taken that in a transaction where assets are acquired from and financed under a repurchase agreement with the same counterparty, the acquisition may not qualify as a sale from the seller’s perspective. In such a case, the seller may be required to continue to consolidate the assets sold to us. Under this view, we would be precluded from presenting the assets gross on our balance sheet and would instead treat our net investment in such assets as a derivative. Under this view, the interest rate swaps entered into by us to hedge our interest rate exposure with respect to these transactions would no longer qualify for hedge accounting, but would be marked to market through the income statement.

This potential change would not affect the economics of the transactions but would affect how the transactions are reported in our financial statements. If we were to apply this view to our transactions, for the nine months ended September 30, 2006 and for the period May 10, 2005 (inception) to December 31, 2005, the change in net income per common diluted share would be immaterial and our total assets and total liabilities would each be reduced by $19.3 million and $51.4 million, respectively.

Increases in interest rates could negatively affect the value of our investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

We invest indirectly in mortgage loans by purchasing MBS. Under a normal yield curve, an investment in MBS will decline in value if long-term interest rates increase. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our stockholders.

A significant risk associated with our investment in MBS is that both long-term and short-term interest rates will increase significantly. If long-term rates increased significantly, the market value of these MBS would decline and the duration and weighted average life of the investments would increase. We could realize a loss if the securities were sold. At the same time, an increase in short-term interest rates would increase the amount of interest owed on the warehouse agreements we may enter into in order to finance the purchase of MBS.

Market values of our investments may decline without any general increase in interest rates for a number of reasons, such as increases in defaults, increases in voluntary prepayments for those investments that are subject to prepayment risk, and widening of credit spreads.

Some of our portfolio investments are recorded at fair value as determined in good faith by our management and, as a result, there is uncertainty as to the value of these investments.

Some of our portfolio investments are in the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded is not readily determinable. We value these investments quarterly at fair value as determined in good faith by our management using internal pricing models and input from counterparties and reported to our board of directors. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal.

Negative covenants contained in our repurchase agreements increase the possibility that we will be unable to maintain adequate capital and funding and may reduce cash available for distribution.

We obtain a significant portion of our funding through the use of repurchase facilities. Certain of our repurchase agreements include negative covenants, that if breached, may cause transactions to be terminated early. The repurchase agreements for our repurchase facilities do not include substantive provisions other than those contained in the standard master repurchase agreement as published by the Bond Market Association. The occurrence of an event of default or termination event would give our counterparty the option to terminate all repurchase transactions existing with us and make any amount due by us to the counterparty payable immediately. If we are required to terminate outstanding repurchase transactions and are unable to negotiate more favorable funding terms, cash will be negatively impacted. This may reduce the amount of capital available for investing and/or may negatively impact our ability to distribute dividends. In addition, we may have to sell assets at a time when we might not otherwise choose to do so.

A prolonged economic slowdown, a recession or declining real estate values could impair our investments and harm our operating results.

We believe the risks associated with our business will be more severe during periods of economic slowdown or recession if these periods are accompanied by declining real estate values. Declining real estate values will likely reduce our level of new mortgage loan originations, since borrowers often use increases in the value of their existing properties to support the purchase or investment in additional properties. Borrowers may also be less able to pay principal and interest on our loans if the real estate economy weakens. Further, declining real estate values significantly increase the likelihood that we will incur losses on our loans in the event of default because the value of our collateral may be insufficient to cover our cost on the loan. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio as well as our ability to originate, sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to you.

We may be adversely affected by unfavorable economic changes in geographic areas where properties that we may acquire are concentrated.

Adverse conditions in the areas where the properties underlying our investments are located (including business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of, or reduced demand for, office and industrial properties) may have an adverse effect on the value of the properties underlying our investments. A material decline in the demand or the ability of tenants to pay rent for office and industrial space in these geographic areas may result in a material decline in our cash available for distribution.

Liability relating to environmental matters may impact the value of properties that we may acquire or the properties underlying our investments.

Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.

If we acquire properties directly, there may be environmental problems associated with the property of which we were unaware. The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of a property underlying one of our debt investments becomes liable for removal costs, the ability of the owner to make debt payments to us may be reduced, which in turn may adversely affect the value of the relevant mortgage asset held by us and our ability to make distributions to stockholders.

If we acquire any properties, the presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, thus harming our financial condition. In addition, although our leases, if any, will generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we nonetheless would be subject to strict liability by virtue of our ownership interest for environmental liabilities created by such tenants, and we cannot ensure you that any tenants we might have would satisfy their indemnification obligations under the applicable sales agreement or lease. The discovery of material environmental liabilities attached to such properties could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.

Our hedging transactions may not completely insulate us from interest rate risk.

Subject to maintaining our qualification as a REIT, we engage in certain hedging transactions to limit our exposure to changes in interest rates and we may also hedge against the decline in the values of our portfolio position, and therefore may expose ourselves to risks associated with such transactions. We may conduct certain of our hedging activity in our TRS for REIT qualification purposes. We utilize instruments such as forward contracts and interest rate swaps, caps, collars and floors to seek to hedge against mismatches between the cash flows on our assets and the interest payments on our liabilities or fluctuations in the relative values of our portfolio positions, in each case resulting from changes in market interest rates. Hedging against a decline in the values of our portfolio positions does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. However, such hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions may also limit the opportunity for gain if the values of the portfolio positions should increase. Moreover, it may not be possible to hedge against an interest rate fluctuation that is so generally anticipated that we are not able to enter into a hedging transaction at an acceptable price.

Our board of directors is responsible for approving the types of hedging instruments we may use, absolute limits on the notional amount and term of a hedging instrument and parameters for the credit-worthiness of hedge counterparties. The portfolio managers responsible for each of our targeted asset classes will be responsible for executing transactions and with our finance and capital market professionals, document the transactions, monitor the valuation and effectiveness of the hedges, and provide reports concerning our hedging activities and the valuation and effectiveness of our hedges, to the audit committee of our board of directors no less often than quarterly. We expect to engage experienced third party advisors to provide us with assistance in the identification of interest rate risks, the analysis, selection and timing of risk protection strategies, the administration and negotiation of hedge documentation, settlement or disposition of hedges, compliance with hedge accounting requirements and measurement of hedge effectiveness and valuation.

The success of our hedging transactions will depend on our Manager’s ability to correctly predict movements of interest rates. Therefore, while we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks and costs.

The cost of using hedging instruments increase as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased.

In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

Prepayments can adversely affect the yields on our investments.

The yield of our assets may be affected by the rate of prepayments differing from our projections. Prepayments on debt instruments, where permitted under the debt documents, are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. In periods of declining interest rates, prepayments on mortgages, and loans generally increase. If we are unable to invest the proceeds of such prepayments received at similar yields, the yield on our portfolio will decline. In addition, we may acquire assets at a discount or premium and if the asset does not repay when expected, our anticipated yield may be impacted. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments.

The mortgage loans we invest in and the mortgage loans underlying the mortgage and asset-backed securities we invest in are subject to delinquency, foreclosure and loss, which could result in losses to us.

We invest in commercial mortgage loans. However, we do not have any specific policy with respect to allocations in commercial mortgage loans and our charter contains no limitations on the percentage we may invest in this asset class. Commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to pay principal of and interest on a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expense or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

Foreclosure of a mortgage loan can be an expensive and lengthy process which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. Accordingly, the CMBS we invest in are subject to all of the risks of the underlying mortgage loans.

The B Notes in which we invest may be subject to additional risks relating to the privately negotiated structure and terms of the transaction, which may result in losses to us.

We invest in B Notes. However, we do not have any specific policy with respect to allocations in B Notes and our charter contains no limitations on the percentage we may invest in this asset class. B Notes are mortgage loans that are typically (i) secured by a first mortgage on a single large commercial property or group of related properties and (ii) subordinated to an A Note secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B Note owners after payment to the A Note owners. B Notes reflect similar credit risks to comparably rated CMBS. However, since each transaction is privately negotiated, B Notes can vary in their structural characteristics and risks. For example, the rights of holders of B Notes to control the process following a borrower default may be limited in certain investments. We cannot predict the terms of each B Note investment. Further, B Notes typically are secured by a single property, and so reflect the increased risks associated with a single property compared to a pool of properties. B Notes also are less liquid than CMBS, thus we may be unable to dispose of underperforming or non-performing investments. The higher risks associated with our subordinate position in our B Note investments could subject us to increased risk of losses.

Investment in non-conforming and non-investment grade loans may involve increased risk of loss.

Except in rare instances, loans we may acquire or originate will not conform to conventional loan criteria applied by traditional lenders and will not be rated or will be rated as non-investment grade (for example, for investments rated by Moody’s Investors Service, ratings lower than Baa3, and for Standard & Poor’s, BBB—or below). The non-investment grade ratings for these loans typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the properties’ underlying cash flow or other factors. As a result, loans we originate or acquire may have a higher risk of default and loss than conventional loans. Any loss we incur may reduce distributions to stockholders and adversely affect the value of our common stock. We currently anticipate investing primarily in unrated or non-investment grade assets. There are no limits on the percentage of unrated or non-investment grade assets we may hold in our portfolio.

Investments in mezzanine loans involve greater risks of loss than senior loans secured by income producing properties.

We invest in mezzanine loans. However, we do not have any policy with respect to allocations in mezzanine loans and our charter contains no limitations on the percentage we may invest in this asset class. Investments in mezzanine loans take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests in the entity that directly or indirectly owns the property. These types of investments involve a higher degree of risk than a senior mortgage loan because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of the property owning entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt is paid in full. As a result, we may not recover some or all of our investment, which could result in losses. In addition, mezzanine loans may have higher loan to value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal.

Bridge loans involve a greater risk of loss than traditional mortgage loans.

We provide bridge loans secured by first lien mortgages on a property to borrowers who are typically seeking short-term capital to be used in an acquisition or renovation of real estate. The borrower has usually identified an undervalued asset that has been under-managed or is located in a recovering market. If the market in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the bridge loan, and we may not recover some or all of our investment.

In addition, owners usually borrow funds under a conventional mortgage loan to repay a bridge loan. We may therefore be dependent on a borrower’s ability to obtain permanent financing to repay our bridge loan, which could depend on market conditions and other factors. Bridge loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance.

In the event of any default under bridge loans held by us, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the bridge loan. To the extent we suffer such losses with respect to our investments in bridge loans, the value of our company and the price of our common stock may be adversely affected.

Preferred equity investments involve a greater risk of loss than traditional debt financing.

We make preferred equity investments. However, we do not have any specific policy with respect to allocations in preferred equity investments and our charter contains no limitations on the percentage we may invest in this asset class. Preferred equity investments are subordinate to debt financing and are not secured. Should the issuer default on our investment, we would only be able to proceed against the entity that issued the preferred equity in accordance with the terms of the preferred security, and not any property owned by the entity. Furthermore, in the event of bankruptcy or foreclosure, we would only be able to recoup our investment after any lenders to the entity are paid. As a result, we may not recover some or all of our investment, which could result in losses.

Loans to owners of net lease properties may generate losses.

We may make loans to owners of net leased real estate assets. The value of our investments and the income from our investments in loans to owners of net lease properties, if any, will depend upon the ability of the applicable tenant to meet its obligations to maintain the property under the terms of the net lease. If a tenant fails or becomes unable to so maintain a property, the borrower would have difficulty making its required loan payments to us. In addition, under many net leases the owner of the property retains certain obligations with respect to the property, including among other things, the responsibility for maintenance and repair of the property, to provide adequate parking, maintenance of common areas and compliance with other affirmative covenants in the lease. If the borrower were to fail to meet these obligations, the applicable tenant could abate rent or terminate the applicable lease, which may result in a loss of our capital invested in, and anticipated profits from, the property to the borrower and the borrower would have difficulty making its required loan payments to us. In addition, the borrower may find it difficult to lease property to new tenants that may have been suited to the particular needs of a former tenant.

Our investments in subordinated loans and subordinated CMBS are generally in the “second loss” position and therefore subject to losses.

We intend to acquire subordinated loans and invest in subordinated MBS. In the event a borrower defaults on a loan and lacks sufficient assets to satisfy our loan, we may suffer a loss of principal or interest. In the event a borrower declares bankruptcy, we may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy the loan. In addition, certain of our loans may be subordinate to other debt of the borrower. If a borrower defaults on our loan or on debt senior to our loan, or in the event of a borrower bankruptcy, our loan will be satisfied only after the senior debt is paid in full. Where debt senior to our loan exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through “standstill periods”) and control decisions made in bankruptcy proceedings relating to borrowers.

In general, losses on an asset securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, and then by the “first loss” subordinated security holder and then by the “second loss” subordinated security holder. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related MBS, the securities in which we invest may effectively become the “first loss” position behind the more senior securities, which may result in significant losses to us. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgages underlying MBS to make principal and interest payments may be impaired. In such event, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities.

An economic downturn could increase the risk of loss on our investments in subordinated mortgage-backed securities. The prices of lower credit-quality securities, such as the subordinated mortgage-backed securities in which we plan to invest, are generally less sensitive to interest rate changes than more highly rated investments, but are more sensitive to adverse economic downturns or individual property developments. An economic downturn or a projection of an economic downturn could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgages underlying mortgage-backed securities to make principal and interest payments may be impaired. In such event, existing credit support to a securitized structure may be insufficient to protect us against loss of our principal on these securities.

We may enter into derivative contracts that could expose us to contingent liabilities in the future.

Subject to maintaining our qualification as a REIT, part of our investment strategy involves entering into derivative contracts that could require us to fund cash payments in the future under certain circumstances, e.g., the early termination of the derivative agreement caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the derivative contract. The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses will be reflected in our financial results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition.

Our investments in debt securities are subject to specific risks relating to the particular issuer of the securities and to the general risks of investing in subordinated real estate securities.

Our investments in debt securities involve special risks. REITs generally are required to invest substantially in real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related investments discussed in this prospectus. Our investments in debt are subject to the risks described above with respect to mortgage loans and MBS and similar risks, including:

•	risks of delinquency and foreclosure, and risks of loss in the event thereof;

•	the dependence upon the successful operation of and net income from real property;

•	risks generally incident to interests in real property; and

•	risks that may be presented by the type and use of a particular commercial property.

Debt securities are generally unsecured and may also be subordinated to other obligations of the issuer. We may also invest in debt securities that are rated below investment grade. As a result, investments in debt securities are also subject to risks of:

•	limited liquidity in the secondary trading market;

•	substantial market price volatility resulting from changes in prevailing interest rates;

•	subordination to the prior claims of banks and other senior lenders to the issuer;

•	the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest premature redemption proceeds in lower yielding assets;

•	the possibility that earnings of the debt security issuer may be insufficient to meet its debt service; and

•	the declining creditworthiness and potential for insolvency of the issuer of such debt securities during periods of rising interest rates and economic downturn.

These risks may adversely affect the value of outstanding debt securities and the ability of the issuers thereof to repay principal and interest.

We may make investments in non-U.S. dollar denominated securities, which subject us to currency rate exposure and the uncertainty of foreign laws and markets.

We may purchase CMBS denominated in foreign currencies. We expect that our exposure, if any, would be principally to the British pound and the Euro. A change in foreign currency exchange rates may have an adverse impact on returns on our non-dollar denominated investments. Although we may hedge our foreign currency risk subject to the REIT income qualification tests, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations. Investments in foreign countries also subject us to risks of multiple and conflicting tax laws and regulations and political and economic instability abroad, which could adversely affect our receipt of interest income on these investments.

The lack of liquidity in our investments may adversely affect our business.

We have made investments, and expect to make additional investments in securities that are not publicly traded. A portion of these securities may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly traded securities. The illiquidity of our investments may make it difficult for us to sell such investments if the need arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. In addition, we may face other restrictions on our ability to liquidate an investment in a business entity to the extent that we or our Manager has or could be attributed with material non-public information regarding such business entity.

Our due diligence may not reveal all of a borrower’s liabilities and may not reveal other weaknesses in its business.

Before investing in a company or making a loan to a borrower, we assess the strength and skills of such entity’s management and other factors that we believe are material to the performance of the investment. In making the assessment and otherwise conducting customary due diligence, we rely on the resources available to us and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly organized entities because there may be little or no information publicly available about the entities. There can be no assurance that our due diligence processes will uncover all relevant facts or that any investment will be successful.

Risks Related To Our Trading

There may not be an active market for our common stock, which may cause our common stock to trade at a discount and make it difficult to sell the common stock you own.

We completed an initial public offering of our common stock in October 2006, which is listed on the New York Stock Exchange under the symbol “CBF.” Prior to our October 2006 initial public offering, there had not been a public market for our common stock. The IPO price for our common stock was determined by negotiations between the underwriter and us. We cannot assure you that the IPO price will correspond to the price at which our common stock will trade in the public market subsequent to our October 2006 initial public offering or that the price of our shares available to the public market will reflect our actual financial performance. However, no assurance can be given to:

•	the likelihood that an active market for our common stock will develop;

•	the liquidity of any such market;

•	the ability of our stockholders to sell their common stock; or

•	the price our stockholders may obtain for their common stock.

The market price and trading volume of our common stock may be volatile.

The market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above your purchase price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or distributions;

•	changes in our funds from operations or earnings estimates or publication of research reports about us or the real estate or specialty finance industry;

•	increases in market interest rates that lead purchasers of our shares of common stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of our Manager’s key personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Broad market fluctuations could negatively impact the market price of our common stock.

The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities. Upon liquidation, holders of our debt securities and shares of preferred stock, if any, and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued pursuant to our incentive plan), or the perception that these sales could occur, could have a material adverse effect on the price of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

Your interest in us may be diluted if we issue additional shares.

Existing stockholders and potential investors do not have preemptive rights to any common stock issued by us in the future. Therefore, investors purchasing shares sold pursuant to the resale shelf registration statement of which this prospectus is a part may experience dilution of their equity investment if we sell additional common stock in the future, sell securities that are convertible into common stock or issue shares of common stock, including shares issued as incentive compensation under our management agreement, or options exercisable for shares of common stock.

Future sales of shares of our common stock may depress the price of our shares.

As of December 12, 2006, we had 30,601,142 shares of common stock outstanding. We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price of our common stock. Sales of substantial numbers of shares of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. We may issue from time to time additional common stock and we may grant additional demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of common stock or the perception that these sales could occur may adversely effect the prevailing market price for our common stock. In addition, the sale of these shares could impair our ability to raise capital through a sale of additional equity securities.

You should not rely on lock-up agreements in connection with our June 2005 private offering or our October 2006 initial public offering to limit the amount of common stock sold into the market.

We have agreed with the underwriters of our October 2006 initial public offering not to offer to sell, contract to sell, or otherwise dispose of, loan, pledge or grant any rights with respect to any shares of our common stock, any options or warrants to purchase any shares of our common stock or any securities convertible into or exercisable for any of our common stock for a period of 180 days (or March 26, 2007) following the date of the prospectus relating to our October 2006 initial public offering, which was September 27, 2006, subject to certain exceptions. Our directors and officers, our Manager and CBRE have also agreed, with limited exceptions, for a period of 180 days after the date of the prospectus relating to our October 2006 initial public offering, that they will not, without the prior written consent of Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC, directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common or our other capital stock.

Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC may, at any time, release all or a portion of the securities subject to the foregoing lock-up provisions. There are no present agreements between the underwriters and us or any of our executive officers, directors or stockholders releasing them or us from these lock-up agreements. However, we cannot predict the circumstances or timing under which Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC may waive these restrictions. If the restrictions under the lock-up agreements with our officers and directors, our Manager and CBRE are waived or terminated, or upon expiration of a lock-up period, approximately 2,531,975 shares (including 672,900 shares issuable upon exercise of outstanding options and increased by any shares bought by these entities or individuals during the “lock-up” period) will be available for sale into the market at that time, subject only to applicable securities rules and regulations. These sales or a perception that these sales may occur could reduce the market price for our common stock.

We have not established a minimum distribution and payment level and we cannot assure you of our ability to make distributions in the future.

We expect to make quarterly distributions to our stockholders in amounts such that we distribute all or substantially all of our taxable income in each year, subject to certain adjustments. We have not established a minimum distribution payment level, and our ability to make distributions may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT qualification and other factors as our board of directors may deem relevant from time to time. We may not be able to make distributions in the future. In addition, some of our distributions may include a return of capital. To the extent that we decide to make distributions in excess of our current and accumulated tax earnings and profits, such distributions would generally be considered a return of capital for U.S. federal income tax purposes. A return of capital is not taxable, but it has the effect of reducing the holder’s basis in its investment.

An increase in market interest rates may have an adverse effect on the market price of our common stock.

One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our distribution rate as a percentage of our share price relative to market interest rates. If the market price of our common stock is based primarily on the earnings and return that we derive from our investments and income with respect to our investments and our related distributions to stockholders, and not from the market value of the investments themselves, then interest rate fluctuations and capital market conditions will likely affect the market price of our common stock. For instance, if market rates rise without an increase in our distribution rate, the market price of our common stock could decrease as potential investors may require a higher distribution yield on our common stock or seek other securities paying higher distributions or interest. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay distributions.

Risks Related To Our Organization and Structure

Our charter and bylaws contain provisions that may inhibit potential acquisition bids that you and other stockholders may consider favorable, and the market price of our common stock may be lower as a result.

Our charter and bylaws contain provisions that may have an anti-takeover effect and inhibit a change in our board of directors. These provisions include the following:

•

There are ownership limits and restrictions on transferability and ownership in our charter. In order to qualify as a REIT for each taxable year beginning after December 31, 2005, not more than 50% of the value of our outstanding stock may be owned, directly or constructively, by five or fewer individuals during the second half of any calendar year and our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Our charter generally prohibits any person from beneficially or constructively owning more than 9.8% by number or value, whichever is more restrictive, of our outstanding shares of common stock or more than 9.8% by number or value, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock, subject to important exceptions. This restriction may:

•	discourage a tender offer or other transactions or a change in the composition of our board of directors or control that might involve a premium price for our shares or otherwise be in the best interests of our stockholders; or

•	result in shares issued or transferred in violation of such restrictions being automatically transferred to a trust for a charitable beneficiary and thereby resulting in a forfeiture of ownership of the additional shares.

•	Our charter permits our board of directors to issue stock with terms that may discourage a third party from acquiring us. Our charter permits our board of directors to amend the charter without stockholder approval to increase the total number of authorized shares of stock or the number of shares of any class or series and to issue common or preferred stock, having preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption as determined by our board. Thus, our board could authorize the issuance of stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares.

•	Maryland Control Share Acquisition Act. Maryland law provides that “control shares” of a corporation acquired in a “control share acquisition” will have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland Control Share Acquisition Act. “Control shares” means voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

If voting rights or control shares acquired in a control share acquisition are not approved at a stockholders’ meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act, then subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. Our bylaws contain a provision exempting acquisitions of our shares from the Maryland Control Share Acquisition Act. However, our board of directors may amend our bylaws in the future to repeal or modify this exemption, in which case any control shares of our company acquired in a control share acquisition will be subject to the Maryland Control Share Acquisition Act.

•	Business Combinations. Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	eighty percent of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the Act, provided, that the business combination is first approved by the board of directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, this statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

•	Our charter and bylaws contain other possible anti-takeover provisions. Our charter and bylaws contain other provisions that may have the effect of delaying, deferring or preventing a change in control of us or the removal of existing directors and, as a result, could prevent our stockholders from being paid a premium for their common stock over the then-prevailing market price. See “Description of Capital Stock” and “Certain Provisions of Maryland General Corporation Law and Our Charter and Bylaws.”

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

In addition, our charter authorizes us to obligate our company to indemnify our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each present or former director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers.

Our access to confidential information may restrict our ability to take action with respect to some investments, which, in turn, may negatively affect the potential return to stockholders.

We, directly or through our Manager, may obtain confidential information about the companies in which we have invested or may invest. If we do possess confidential information about such companies, there may be restrictions on the ability to dispose of, increase the amount of, or otherwise take action with respect to an investment in those companies. Our management of investment funds could create a conflict of interest to the extent our Manager is aware of inside information concerning potential investment targets. We will implement compliance procedures and practices designed to ensure that inside information is not used for making investment decisions on behalf of the funds and to monitor funds invested. We cannot assure you, however, that these procedures and practices will be effective. In addition, this conflict and these procedures and practices may limit the freedom of our Manager to make potentially profitable investments, which could have an adverse effect on our operations. These limitations imposed by access to confidential information could therefore negatively affect the potential market price of our common stock and the ability to distribute dividends.

Tax Risks

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy various tests regarding the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our investment performance.

Our qualification as a REIT and exemption from U.S. federal income tax with respect to certain assets may be dependent on the accuracy of legal opinions rendered to or statements by the issuers of securities in which we invest.

When purchasing securities, we may rely on opinions of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such securities represent debt or equity securities for U.S. federal income tax purposes, and therefore to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income which qualifies under the 75% REIT gross income test. In addition, when purchasing CDO equity, we may rely on opinions of counsel regarding the qualification of the CDO for exemption from U.S. corporate income tax and the qualification of interests in such CDO as debt for U.S. federal income tax purposes. The inaccuracy of any such opinions or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

Certain financing activities may subject us to U.S. federal income tax and increase the tax liability of our stockholders and limit the manner in which we effect securitizations.

We have and will likely continue to enter into transactions that will result in us or a portion of our assets being treated as a “taxable mortgage pool” for U.S. federal income tax purposes. Specifically, we have and may in the future continue to securitize whole loans, B Notes, mezzanine loans or CMBS assets that we acquire and such securitizations will likely result in us owning interests in a taxable mortgage pool. We have and expect to enter into such transactions at the REIT level. We are taxable at the highest corporate income tax rate on a portion of the income arising from a taxable mortgage pool that is allocable to the percentage of our stock held by “disqualified organizations,” which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on unrelated business taxable income. We expect that disqualified organizations will own our stock. See “Material U.S. Federal Income Tax Considerations—Taxable Mortgage Pools.”

In addition, if we realize excess inclusion income and allocate it to stockholders, this income cannot be offset by net operating losses of our stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. If the stockholder is a foreign person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. Nominees or other broker/dealers who hold our stock on behalf of disqualified organizations are subject to tax at the highest corporate income tax rate on the portion of our excess inclusion income allocable to the stock held on behalf of disqualified organizations. If the stockholder is a REIT, a regulated investment company, or RIC, common trust fund or other pass-through entity, its allocable share of our excess inclusion income could be considered excess inclusion income of such entity and such entity will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations. Accordingly, such investors should be aware that a significant portion of our income may be considered excess inclusion income. Finally, if we fail to qualify as a REIT, our taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes.

Failure to qualify as a REIT would subject us to U.S. federal income tax, which would reduce the cash available for distribution to our stockholders.

We operate in a manner that is intended to cause us to qualify as a REIT for U.S. federal income tax purposes. However, the U.S. federal income tax laws governing REITs are extremely complex, and interpretations of the U.S. federal income tax laws governing qualification as a REIT are limited. Qualification as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. While we operate in such a way as to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year.

If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income. We might need to borrow money or sell assets in order to pay that tax. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT and we do not qualify for certain statutory relief provisions, we no longer would be required to distribute substantially all of our net income to our stockholders. Unless our failure to qualify as a REIT were eligible for relief under U.S. federal tax laws, we could not re-elect to qualify as a REIT until the fifth calendar year following the year in which we failed to qualify.

Even if we qualify as a REIT for U.S. federal income tax purposes, we may be required to pay some federal, state and local taxes on our income or property and, in certain cases, a 100% penalty tax in the event we sell property, including mortgage loans, as a dealer or if a TRS of ours, including CBRE Realty Finance TRS, Inc., enters into agreements with us on a basis that is determined to be other than an arm’s-length basis. In addition, any TRS we own, including CBRE Realty Finance TRS, Inc., will be required to pay federal, state and local income taxes on its taxable income, including income from the sale of any loans that we do not hold in our portfolio, as well as an other applicable taxes.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders.

In order to qualify as a REIT, we must distribute to our stockholders, each calendar year, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income for that year; and

•	100% of our undistributed taxable income from prior years.

We intend to distribute our net taxable income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. However, there is no requirement that TRSs distribute their after-tax net income to their parent REIT or their stockholders and CBRE Realty Finance TRS, Inc., our TRS, may determine not to make any distributions to us.

Our taxable income may substantially exceed our net income as determined based on generally accepted accounting principles, or GAAP, because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we may invest in assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, referred to as phantom income. For example, we may invest in debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes (“original issue discount” or OID), such that we will be required to include in our income a portion of the OID each year that the instrument is held before we receive any corresponding cash. Although some types of phantom income are excluded to the extent they exceed 5% of our REIT taxable income in determining the 90% distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to any phantom income items if we do not distribute those items on an annual basis. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt, or liquidate non-cash assets at rates or times that we regard as unfavorable in order to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in that year.

Dividends payable by REITs do not qualify for the reduced tax rates.

Tax legislation enacted in 2003 reduced the maximum U.S. federal tax rate on certain corporate dividends paid to individuals and other non-corporate taxpayers to 15% (through 2010). Dividends paid by REITs to these stockholders are generally not eligible for these reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to non-REIT corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

Liquidation of assets may jeopardize our REIT qualification.

To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our mortgage loan and preferred equity investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

The stock ownership diversification rules applicable to REITs under the Internal Revenue Code and the stock ownership limitation imposed by our charter may inhibit market activity in our common stock and may restrict our business combination opportunities in which our stockholders might receive a premium for their shares.

In order for us to qualify as a REIT for each taxable year beginning after December 31, 2005, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of any calendar year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. Our charter generally prohibits any person from directly or indirectly owning more than 9.8% by number or value, whichever is more restrictive, of our outstanding shares of common stock or more than 9.8% by number or value, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock, subject to important exceptions.

This ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

Our ownership of and relationship with our TRS is limited and a failure to comply with the limits may jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS will pay federal, state and local income tax at regular corporate rates on any net taxable income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Our TRS, CBRE Realty Finance TRS, Inc., will pay federal, state and local income tax on its taxable income, and its after-tax net income is available for distribution to us but is not required to be distributed to us. The aggregate value of the TRS stock and securities owned by us will be less than 20% of the value of our attractive total assets (including the TRS stock and securities). Furthermore, we will monitor the value of our investments in TRSs for the purpose of ensuring compliance with the rule that no more than 20% of the value of our assets may consist of TRS stock and securities (which is applied at the close of each calendar quarter). In addition, we scrutinize all of our transactions with TRSs for the purpose of ensuring that they are entered into on arm’s-length terms in order to avoid incurring the 100% excise tax described above. The value of the securities of that we hold in our TRSs may not be subject to precise valuation. Accordingly, there can be no complete assurance that we will be able to comply with the 20% limitation discussed above or to avoid application of the 100% excise tax discussed above.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code substantially limit our ability to hedge our investments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (and will generally constitute non-qualifying income for purposes of the 75% gross income test). To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through CBRE Realty Finance TRS, Inc. This could increase the cost of our hedging activities or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell or securitize loans in a manner that was treated as a sale of the loans for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans and may limit the structures we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial for us.

It may be possible to reduce the impact of the prohibited transaction tax and the holding of assets not qualifying as real estate assets for purposes of the REIT asset tests by conducting certain activities, holding non-qualifying REIT assets or engaging in CDO transactions through our TRSs, subject to certain limitations as described below. To the extent that we engage in such activities through TRSs, the income associated with such activities may be subject to full corporate income tax.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

If we make distributions in excess of our current and accumulated earnings and profits, those distributions will be treated as a return of capital, which will reduce the adjusted basis of your stock, and to the extent such distributions exceed your adjusted basis, you may recognize a capital gain.

Unless you are a tax-exempt entity, distributions that we make to you generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. If the amount we distribute to you exceeds your allocable share of our current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of your adjusted basis in your stock, which will reduce your basis in your stock but will not be subject to tax. To the extent the amount we distribute to you exceeds both your allocable share of our current and accumulated earnings and profits and your adjusted basis, this excess amount will be treated as a gain from the sale or exchange of a capital asset.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Distribution Policy,” “Business” and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you invest in our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

•	the factors referenced in this prospectus, including those set forth under the sections captioned “Risk Factors” and “Business;”

•	our future operating results;

•	our business operations and prospects;

•	general volatility of the securities markets in which we invest and the market price of our common stock;

•	changes in our business strategy;

•	availability, terms and deployment of capital;

•	availability of qualified personnel;

•	changes in our industry, interest rates, the debt securities markets, the general economy or the commercial finance and real estate markets specifically;

•	the performance and financial condition of borrowers and corporate customers;

•	increased rates of default and/or decreased recovery rates on our investments;

•	increased prepayments of the mortgage and other loans underlying our mortgage-backed or other asset-backed securities;

•	changes in governmental regulations, tax rates and similar matters;

•	legislative and regulatory changes (including changes to laws governing the taxation of REITs);

•	availability of investment opportunities in real estate-related and other securities;

•	the degree and nature of our competition;

•	the adequacy of our cash reserves and working capital; and

•	the timing of cash flows, if any, from our investments.

USE OF PROCEEDS

We will not receive any proceeds by the selling stockholders from the sale of the shares of common stock offered by this prospectus.

TRADING OF OUR COMMON STOCK

Our common stock is listed on the New York Stock Exchange under the symbol “CBF.” The following table sets forth the high and low sales prices of our common stock for the period indicated:

	Price Ranges
	High Sales Price	Low Sales Price
September 28, 2006 to September 30, 2006	$15.60	$14.50

October 1, 2006 to December 12, 2006	$16.89	$14.70

There had been no public trading market for our common stock prior to our October 2006 initial public offering. Shares of our common stock issued to qualified institutional buyers in connection with our June 2005 private offering were eligible for trading in the PORTAL (SM) Market, or PORTAL, a subsidiary of the NASDAQ Stock Market, Inc., which permits secondary sales of eligible unregistered securities to qualified institutional buyers in accordance with Rule 144A under the Securities Act. The following table shows the high and low sales prices for our common stock for each quarterly period since our common stock was eligible for trading on PORTAL:

	High Sales Price	Low Sales Price
June 9, 2005 to December 31, 2005	$15.00	$15.00

January 1, 2006 to March 31, 2006	$15.00	$15.00

April 1, 2006 to June 30, 2006	$15.00	$15.00

July 1, 2006 to September 27, 2006	*	*

*	To our knowledge, no trades of our common stock occurred on PORTAL during this period.

The information above regarding PORTAL prices may not be complete since we have access only to information regarding trades reported by our underwriters and not trades reported by other broker-dealers. Moreover, broker-dealers are not required to report all trades to PORTAL.

As of December 12, 2006, we had 30,601,142 shares of our common stock issued and outstanding which were held by 29 holders of record.

DISTRIBUTION POLICY

We have elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended on December 31, 2005. U.S. federal income tax law requires that a REIT distribute with respect to each year at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. We will not be required to make distributions with respect to income derived from the activities conducted through CBRE Realty Finance TRS, Inc., our TRS, that are not distributed to us. To the extent our TRS’s income is not distributed and is instead reinvested in the operations of our TRS, the value of our equity interest in our TRS will increase. The aggregate value of the securities that we hold in our TRS may not exceed 20% of the total value of our gross assets. Distributions from our TRS to us will qualify for the 95% gross income test, but will not qualify for the 75% gross income test. Therefore, distributions from our TRS to us in no event will exceed 25% of our gross income with respect to any given taxable year. For more information, please see “Material U.S. Federal Income Tax Considerations” beginning on page 146.

To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our net income to holders of our common stock out of assets legally available therefor. Any future distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, maintenance of REIT qualification, applicable provisions of the Maryland General Corporation Law, or MGCL, and such other factors as our board of directors deems relevant. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, please see “Risk Factors” beginning on page 22.

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain.

On October 19, 2005, we declared a quarterly distribution of $0.06 per share of our common stock which was paid on November 15, 2005 to stockholders of record as of October 28, 2005 solely from earnings and profits. On December 27, 2005, we declared a quarterly distribution of $0.13 per share of our common stock which was paid on January 13, 2006 to stockholders of record as of December 28, 2005 solely from earnings and profits. On April 7, 2006, we declared a quarterly distribution of $0.17 per share of our common stock which was paid on April 25, 2006 to stockholders of record as of April 14, 2006 solely from earnings and profits. On June 20, 2006, we declared a quarterly distribution of $0.18 per share of our common stock which was paid on July 17, 2006 to stockholders of record as of June 30, 2006 solely from earnings and profits. On September 5, 2006, we declared a quarterly distribution of $0.28 per share of our common stock which was paid on October 11, 2006 to stockholders of record as of September 18, 2006 solely from earnings and profits. All distributions out of earnings and profits were funded through cash flows from operating activities from the quarter in which such distribution was paid or accumulated from prior periods; provided, however, that approximately $0.09 per share of the distribution paid on July 17, 2006 was funded from cash flows from operating activities and $0.09 per share from financing activities primarily from realized gains on derivatives. We cannot assure you that we will have sufficient cash available for future quarterly distributions at this level, or at all. See “Risk Factors.”

To the extent that our cash available for distribution is less than 90% of our REIT taxable income, we may consider various funding sources to cover any such shortfall, including borrowing under our warehouse facilities, selling certain of our assets or future offerings. Our distribution policy enables us to review the alternative funding sources available to us from time to time.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table presents summary historical consolidated financial information as of September 30, 2006, for the three months and nine months ended September 30, 2006 and for the period May 10, 2005 (inception) to December 31, 2005. The summary historical consolidated financial information as of December 31, 2005 and for the period May 10, 2005 (inception) to December 31, 2005 presented below under the captions “Consolidated Income Statement Data” and “Consolidated Balance Sheet Data” have been derived from our consolidated financial statements audited by Ernst & Young LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The summary historical condensed consolidated financial information as of September 30, 2006 and for the three month period and for the nine month period then ended have been derived from our unaudited condensed consolidated financial statements included elsewhere in the prospectus. Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus.

	For the Three Months Ended September 30, 2006	For the Nine Months Ended September 30, 2006	For the Period May 10, 2005 (inception) to December 31, 2005
	(unaudited)	(unaudited)
	(in thousands, except per share and share data)
Consolidated Income Statement Data:
Revenues:
Investment income	$18,109	$42,017	$9,342
Real estate operating income	1,705	3,802	—
Other income	877	2,602	3,057

Total revenue	20,691	48,421	12,399

Expenses:
Interest expense	13,273	27,940	2,664
Management fees	1,595	4,444	3,158
Property operating expenses	858	1,734	—
Other general and administrative expenses (including $950, $768, $2,779 and $953, respectively, of stock-based compensation)	2,441	6,925	5,549
Depreciation and amortization	487	1,165	—

Total expenses	18,654	42,208	11,371

Gain on sale of investment	410	258	—
Gain (loss) on derivatives	(1)	3,634	24

Income (loss) from continuing operations before equity in net income of unconsolidated joint ventures	2,446	10,105	—
Equity in earnings of unconsolidated joint ventures	(187)	50	—

Net income (loss) before minority interest	2,259	10,155	—
Minority interest	(20)	(41)	—

Net income (loss)	$2,279	$10,196	$1,052

Weighted-average number of common stock outstanding:
Basic	20,484,286	20,177,897	20,000,000

Diluted	20,579,115	20,313,795	20,108,317

Earnings per share of common stock:
Basic	$0.11	$0.51	$0.05

Diluted	$0.11	$0.50	$0.05

Dividends declared per share of common stock	$0.28	$0.63	$0.19

	As of September 30, 2006	As of December 31, 2005
	(in thousands)
Consolidated Balance Sheet Data:(1)
Total investments, net	$1,201,473	$538,068
Total assets	$1,353,469	$623,718
Repurchase obligations	$411,785	$304,825
Mortgages payable	$49,503	$25,001
Bonds payable	$508,500	$—
Total liabilities	$1,073,528	$343,651
Minority interest	$859	$436
Stockholders’ equity	$279,082	$279,631

(1)	Aggregates our loans and other lending investments, net; CMBS, at fair value; and real estate, net line items from our balance sheet. The real estate, net represents two joint venture investments as of September 30, 2006 (one as of December 31, 2005) that are considered VIEs that we consolidate under Financial Accounting Standard Board Interpretation No. 46R, or FIN 46R, because we are deemed to be the primary beneficiary of the VIEs. These interests are reflected on our balance sheet separately as real estate, net of $64,293 as of September 30, 2006 and $31,923 as of December 31, 2005, mortgage indebtedness of $49,503 as of September 30, 2006 and $25,001 as of December 31, 2005 and minority interest of $859 as of September 30, 2006 and $436 as of December 31, 2005, with other amounts of $2,434 as of September 30, 2006 and $1,803 as of December 31, 2005, net, in relevant other balance sheet line items which in the aggregate net out to $16,366 as of September 30, 2006 and $8,289 as of December 31, 2005. We disclose the net amount above in the consolidated balance sheet data under total investments, net.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Overview

We are a commercial real estate specialty finance company organized in May 2005 that is primarily focused on originating, acquiring, investing in, financing and managing, a diversified portfolio of commercial real estate-related loans and securities, including whole loans, subordinate interests in whole loans, which we refer to as B Notes, commercial mortgage-back securities, which we refer to as CMBS, mezzanine loans, joint venture investments, and other real estate or real estate-related investments. We are externally managed and advised by CBRE Realty Finance Management, LLC, which we refer to as our Manager, an indirect subsidiary of CB Richard Ellis, Inc., which we refer to as CBRE, and a direct subsidiary of CBRE Melody & Company, which we refer to as CBRE/Melody. We have elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2005. Accordingly, we generally will not be subject to U.S. federal income taxes if we meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our ordinary taxable income to our stockholders. However, we have a taxable REIT subsidiary, which we refer to as our TRS, which will incur federal, state and local taxes on the taxable income from their activities.

We have invested, on a relative value basis, in transactions in a variety of markets and secured by many different property types. We have also focused our investments in markets and transactions where we believe we have an advantage due to knowledge and insight provided by our affiliation with CBRE.

We believe that we have access to many investment and finance opportunities that emerge from our affiliation with CBRE. We source our investments through two primary channels: our unique relationship with the CBRE/Melody origination system, which we refer to as the affiliated CBRE system; and the origination capabilities of our management team, including their relationships with borrowers, sellers of whole loans and various financial institutions and other financial intermediaries, which we refer to as our internal origination system. The combination of these systems allows us to consider a high volume of investment opportunities which allow us to be highly selective about which opportunities we pursue.

In each financing transaction we undertake, we seek to control as much of the capital structure as possible. We generally seek to accomplish this through the direct origination of whole loans and other investments, the ownership of which permits a wide variety of syndication and securitization executions. By providing a single source of financing to a borrower, we intend to streamline the lending process, give greater certainty to the borrower and retain the portion of the capital structure that will generate what we believe to be the most attractive and appropriate total returns based on our risk assessment of the investment. Providing a broad array of financing solutions combined with our access to a national network of relationships and information allows us to target and adjust our investment focus depending upon how we view markets and property types in various geographic regions.

Because of the high relative valuation of debt instruments in the current market and a generally increasing interest rate environment, we have managed our exposure to interest rate changes that could affect our liquidity. We generally match our assets and liabilities in terms of base interest rates (generally 30-day LIBOR) and expected duration. We recently closed our first collateralized debt obligation, or CDO, issuance which will enable us to secure term financing and match fund our assets and liabilities to achieve our financing and return objectives.

As of September 30, 2006, we held investments of approximately $1.2 billion, including origination costs and fees, and net of repayments and sales of partial interests in loans. As of September 30, 2006, our investment portfolio consisted of the following (dollars in thousands):

	Carrying Value	Number of Investments	Percent of Total Investments	Weighted Average
Security Description				Coupon	Yield to Maturity	LTV
	(In thousands)
Whole loans(1)	$593,770	24	49.4%	6.76%	6.46%	69%
B Notes	155,302	7	12.9%	9.05%	9.06%	71%
Mezzanine loans	204,909	11	17.1%	9.40%	9.02%	69%
CMBS	189,578	40	15.8%	6.40%	8.31%	—
Joint venture investments(2)	57,914	7	4.8%	—	—	—

Total	$1,201,473	89	100.0%

(1)	Includes originated whole loans, acquired whole loans and bridge loans.
(2)	Includes our equity investment in two limited liability companies which are deemed to be VIEs and which we consolidate in our audited financial statements because we are deemed to be the primary beneficiary of these VIEs under FIN 46R.

The following table depicts our investment activity for the third and fourth quarters of 2005 and the first, second and third quarters of 2006 (our first five full quarters of operations) and the percentage of such investment activity sourced through the affiliated CBRE system and our internal origination system (dollars in millions):

	Total Investment Activity	Percentage Sourced by Affiliated CBRE System	Percentage Sourced by Internal Origination System
Third Quarter 2005(1)	$266.9	26.2%	35.7%
Fourth Quarter 2005	304.3	26.7%	13.8%
First Quarter 2006	187.2	71.1%	16.8%
Second Quarter 2006	185.0	29.2%	—%
Third Quarter 2006	398.1	92.6%	—%

Total Activity	$1,341.5	52.7%	23.9%

(1)	Includes investment activity from June 9, 2005 (our first partial month of operations).

Outlook

Our business strategy of originating and acquiring investments is affected by general U.S. commercial real estate fundamentals and the overall U.S. economic environment. Further, our strategy is influenced by the specific characteristics of the underlying real estate assets that serve as collateral for our investments. We have designed our strategy to be flexible so that we can adjust our investment activities and portfolio weightings given changes in the U.S. commercial real estate capital and property markets and the U.S. economy.

We believe that the real estate business is influenced by a number of general economic and specific real estate factors. Those factors include, among other things, the level and direction of interest rates, capital flows, job creation, income levels and new supply of real estate properties. We believe most of these are moving in a positive direction. The U.S. economy has been producing new jobs at a positive pace, income levels are increasing and new supply of space is being constrained by a variety of costs, including increased costs of new construction. Our general view is that most commercial real estate product classes should continue to perform well given the current economic environment and real estate fundamentals.

While interest rates rose in 2006 and the yield curve inverted, interest rates are still at historically low levels. Although rising interest rates can have a negative effect on the broad economy and the real estate markets, we do not believe that we will experience a sizeable and swift increase in interest rates over the next few years. Due to our focus on making floating rate investments and swapping fixed interest rates for floating interest rates on borrowings, our portfolio should continue to perform well in an increasing interest rate environment. We note that even though interest rates have increased recently, the commercial real estate debt market has experienced very low default rates and we expect this trend to continue. The Federal Reserve policymakers have not raised rates since June 2006 and have indicated a likelihood that rates will remain the same in the near future.

Capital flows to real estate increased in 2005 and 2006 and are likely to continue to grow in 2007. As an asset class, real estate continues to appeal to a broad mix of investors having a diverse set of investment objectives including current yield and capital appreciation. We believe that real estate continues to look attractive to investors on both an absolute basis and relative to alternative investments. The increased capital flows have resulted in increased competition and lower spreads in 2005 and most of 2006 on debt instruments but also have reduced our cost of funds. The capital flows have driven values higher as capitalization rates have declined. During the second half of 2006 we have seen spreads moderate on debt instruments. These capital flows will likely continue even as interest rates moderate. Over time, we expect that capitalization rates will likely follow but lag the increase in long-term interest rates.

Results of Operations

Three Months Ended September 30, 2006 Compared to the Three Months Ended September 30, 2005

Revenues

Investment income increased by $16.7 million to $18.1 million for the three months ended September 30, 2006, from $1.4 million for the three months ended September 30, 2005, as the overall investment portfolio increased to $1.2 billion at September 30, 2006 from $267.0 million at September 30, 2005; specifically, the increase in the third quarter of 2006 was generated by our whole loans ($5.5 million), B Notes ($4.3 million), mezzanine loans ($4.1 million) and CMBS ($2.8 million).

Real estate operating income increased by $1.7 million to $1.7 million for the three months ended September 30, 2006, from none for the three months ended September 30, 2005, which primarily represents rental income from our two consolidated joint ventures.

Other income decreased by $0.8 million to $0.9 million for the three months ended September 30, 2006, from $1.7 million for the three months ended September 30, 2005, which represents interest earned on cash balances primarily from overnight repurchase investments.

Expenses

Interest expense increased by $13.2 million to $13.3 million for the three months ended September 30, 2006, from $0.1 million for the three months ended September 30, 2005, of which $7.5 million represents interest on our CDO financing, which had a weighted average spread to 30-day LIBOR of 50 basis points (or 5.83%), $4.1 million represents interest on borrowings on our warehouse facilities, which had a weighted average spread to 30-day LIBOR of 89 basis points (or 6.21%), $0.8 million represents interest on our consolidated real estate joint venture mortgages, and $0.7 million represents interest on our trust preferred securities. The remaining balance in interest expense is comprised of $0.4 million of net swap interest income related to our derivative contracts, $0.4 million of amortization of deferred financing costs related, primarily, to the closing of our warehouse facilities and our CDO financing and $0.1 million of servicing fees.

Management fees increased by $0.2 million to $1.6 million for the three months ended September 30, 2006 from $1.4 million for the three months ended September 30, 2005, mostly attributable to the management fee charged on our trust preferred securities from July 27, 2006 to September 27, 2006, which represent fees paid or payable to our Manager under our management agreement.

General and administrative expenses increased by $0.7 million to $2.4 million for the three months ended September 30, 2006, from $1.7 million for the three months ended September 30, 2005, of which the increase was attributable to $0.1 million from professional fees, insurance, and general overhead costs, $0.1 million from expense reimbursements to our Manager under our management agreement and $0.3 million from purchase and acquisition investment activity. Stock-based compensation expenses increased $0.2 million for the three months ended September 30, 2006. This represents the cost of restricted stock and options granted to our Manager, our executive officers and directors and our Manager. The restricted stock and options for our directors will vest one year from the date of grant and for all other grantees will vest equally over a three-year period. The shares of restricted stock receive dividends as declared and paid. The compensation expense recorded for the three months ended September 30, 2006 represents a ratable portion of the expense based on the fair value of these shares and options over their vesting period.

The management fees, expense reimbursements, formation costs and the relationship between our Manager, our affiliates and us are discussed further in “—Related Party Transactions.”

Gains on derivatives

Gains on derivatives decreased by $0.5 million to none for the three months ended September 30, 2006. $0.5 million was an unrealized gain related to our interest rate swaps in the third quarter of 2005.

Nine Months Ended September 30, 2006 Compared to the Period May 10, 2005 (inception) Through September 30, 2005

Revenue

Investment income increased by $40.6 to $42.0 million for the nine months ended September 30, 2006, from $1.4 million for the period May 10, 2005 (inception) through September 30, 2005, as the overall investment portfolio increased to $1.2 billion at September 30, 2006, from $267.0 million at September 30, 2005; specifically, the increase for the nine months ended September 30, 2006, was generated by our whole loans ($13.9 million), B Notes ($9.2 million), mezzanine loans ($10.8 million) and CMBS ($6.4 million) as well as placement fees of $0.4 million in connection with these investments.

Real estate operating income increased by $3.8 million to $3.8 million for the nine months ended September 30, 2006, from none for the period May 10, 2005 (inception) through September 30, 2005, which primarily represents rental income from our two consolidated joint ventures.

Other income increased by $0.3 million to $2.6 million for the nine months ended September 30, 2006, from $2.3 million for the period May 10, 2005 (inception) through September 30, 2005, which represents interest earned on cash balances primarily from overnight repurchase investments.

Expenses

Interest expense increased by $27.8 million to $27.9 million for the nine months ended September 30, 2006, from $0.1 million for the period May 10, 2005 (inception) through September 30, 2005, of which $14.9 million represents interest on our CDO financing, which had a weighted average spread to 30-day LIBOR of 50 basis points (or 5.83%), $9.9 million represents interest on borrowings on our warehouse facilities, which had a weighted average spread to 30-day LIBOR of 89 basis points (or 6.21%),$1.7 million represents interest on our consolidated real estate joint venture mortgages, and $0.7 million represents interest on our trust preferred securities. The remaining balance in interest expense is comprised of $0.4 million of net swap interest income related to our derivative contracts, $0.7 million of amortization of deferred financing costs related, primarily, to the closing of our warehouse facilities and our CDO financing and $0.3 million of servicing fees.

Management fees increased by $2.7 million to $4.4 million for the nine months ended September 30, 2006, from $1.7 million for the period May 10, 2005 (inception) through September 30, 2005, $2.5 million was attributable to the fact that the 2006 reporting period was for three full quarters and $0.2 million attributable to the management fee charged on out trust preferred securities from July 27, 2006 to September 27, 2006, which represent fees paid or payable to our Manager under our management agreement.

Formation costs decreased by $0.9 million to none for the nine months ended September 30, 2006, from $0.9 million for the period May 10, 2005 (inception) through September 30, 2005, and represent direct organizational, administrative and consulting expenses incurred prior to May 10, 2005 related to establishing our structure and operations. Of these costs, $0.4 million were reimbursed to an affiliate of our Manager, CBRE/Melody, from the proceeds of our June 2005 private offering.

General and administrative expenses increased by $3.9 million to $6.9 million for the nine months ended September 30, 2006, from $3.0 million for the period May 10, 2005 (inception) through September 30, 2005, of which the increase was attributable to $1.5 million from professional fees, insurance, and general overhead costs, $0.6 million from expense reimbursements to our Manager under our management agreement and $0.9 million from purchase and acquisition investment activity, offset by a decrease in formation cost of $.9 million which represent direct organizational, administrative and consulting expenses incurred prior to May 10, 2005 related to establishing our structure and operations. Of these costs, $0.4 million were reimbursed to an affiliate of our Manager, CBRE/Melody, from the proceeds of our June 2005 private offering. Stock-based compensation expenses increased $1.8 million for the nine months ended September 30, 2006. This represents the cost of restricted stock and options granted to our Manager, our executive officers and directors and certain persons related to our Manager. The restricted stock and options for our directors will vest one year from the date of grant and for all other grantees will vest equally over a three-year period. The shares of restricted stock receive dividends as declared and paid. The compensation expense recorded for the three months ended September 30, 2006 represents a ratable portion of the expense based on the fair value of these shares and options over their vesting period.

The management fees, expense reimbursements, formation costs and the relationship between our Manager, our affiliates and us are discussed further in “—Related Party Transactions.”

Liquidity and Capital Resources

Overview

Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund loans and other investments, pay dividends and for other general business needs. Our primary sources of funds for short-term liquidity, including working capital, distributions and additional investments consist of (i) funds raised from our June 2005 private offering and our October 2006 initial public offering; (ii) funds raised from our July 2006 issuance of trust preferred securities (iii) cash flow from operations; (iv) borrowings under our two master repurchase agreements with Deutsche Bank AG, Cayman Islands Branch, which we refer to as the DB Warehouse Facilities, and two master repurchase agreements with Bank of America, N.A. and Banc of America Securities LLC, or Bank of America, which we refer to as the Bank of America Warehouse Facilities and one master repurchase agreement with Wachovia Bank, N.A., which we refer to as the Wachovia Warehouse Facility; (v) proceeds from our CDO or other forms of financing or additional securitizations or CDO offerings; (vi) proceeds from additional common or preferred equity offerings or offerings of trust preferred securities; and (vii) proceeds from principal payments on our investments. We believe these sources of funds will be sufficient to meet our short-term liquidity requirements.

Our ability to meet our long-term liquidity requirements will be subject to obtaining additional debt financing and equity capital in addition to the sources designated for our short-term liquidity requirements. If we are unable to renew, replace or expand our sources of financing on substantially similar terms, it may have an adverse effect on our business, results of operations and ability to make distributions to our stockholders. Depending on market conditions, we expect that our borrowings will be in the range of 70% and 80% of the carrying value of our total assets. Our borrowings may require us, among other restrictive covenants, to keep uninvested cash on hand, maintain a certain portion of our assets free from liens and to secure such borrowings with our assets. These conditions would limit our ability to do further borrowings. If we are unable to make required payments under such borrowings, breach any representation or warranty in the loan documents or violate any covenant contained in a loan document, our lender may accelerate the maturity of our debt or require us to pledge more collateral. If we are unable to pay off our borrowings in such a situation, the lender could foreclose on our assets that are pledged as collateral to such lender or such lender could force us into bankruptcy. Any such event would have a material adverse effect on our liquidity and the value of our common stock.

To qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, we must distribute annually at least 90% of our taxable income. These distribution requirements limit our ability to retain earnings and thereby replenish or increase capital for operations. However, we believe that our capital resources and access to financing will provide us with financial flexibility at levels sufficient to meet current and anticipated liquidity requirements, including funding new investments, paying distributions to our stockholders and servicing our debt obligations.

Capitalization

Our authorized capital stock consists of 150,000,000 shares of capital stock, $0.01 par value per share, of which we have authorized the issuance of up to 100,000,000 shares of common stock, par value $0.01 per shares, and 50,000,000 shares of preferred stock, par value $0.01 per share.

On June 9, 2005, we completed our private offering of 20,000,000 shares of common stock resulting in gross proceeds of $300.0 million and net proceeds of approximately $282.5 million, which were used primarily to fund investments.

On September 27, 2006, we priced our October 2006 initial public offering of common stock, with public trading of our common stock commencing on September 28, 2006. We sold 11,012,624 shares of our common stock in our October 2006 initial public offering at a price of $14.50 per share, which includes the exercise in full of the underwriters’ option to purchase an additional 1,436,429 shares of common stock. Of these shares, 9,945,020 were sold by us and 1,067,604 were sold by selling stockholders. Net proceeds from both our October 2006 initial public offering and the over-allotment option, after underwriting discounts and commissions of approximately $8.7 million and other offering expenses of approximately $2.3 million, were approximately $133.3 million, which we received on October 3, 2006. The net proceeds were used to repay debt on the Wachovia Warehouse Interim Facility (as defined below). The shares are included in the outstanding share count as of September 30, 2006 with the net proceeds recorded as a deduction within stockholders’ equity (common stock subscriptions receivable) on the balance sheet.

As of September 30, 2006, 656,122 shares of restricted common stock, net of forfeitures, and options to purchase 875,233 shares of common stock, net of forfeitures, with an exercise price of $15.00 per share, have been issued under our 2005 equity incentive plan. These restricted shares and options have a vesting period of three years from the date of grant (except with respect to 2,668 restricted shares which vested one year from the date of grant).

Warehouse Lines

DB Warehouse Facilities

On August 30, 2005, we entered into the DB Warehouse Facilities that provide $650.0 million of aggregate borrowing capacity.

We have a $400.0 million master repurchase agreement which had an initial repurchase date of August 29, 2006. Our TRS is also a party to this agreement and we and our TRS are jointly and severally liable thereunder. The repurchase date shall automatically be extended for an additional day on a daily basis, without any action required to be taken by the lender or us, unless the lender delivers to us in writing a termination notice of such daily automatic extension feature. In such event, the repurchase date shall be the day 364 days after the date of the written termination notice. This facility is current being extended on a day-to-day basis. Advances under this facility bear interest only, which is reset monthly, with a pricing spread of 50 basis points over 30-day LIBOR. Based on our investment activities, this facility provides for an advance rate of up to 90% based upon the collateral provided under a borrowing based calculation. This facility finances our whole loan originations and acquisitions. As of September 30, 2006, the outstanding balance under this facility was approximately $39.6 million with a current weighted average interest rate of 5.8%. As of September 30, 2006, we had approximately $360.4 million of additional capacity under this facility to fund future investments. The borrowings under this facility were collateralized by the following investments (dollars in thousands):

Investment Type	Number of Loans	Carrying Value	Market Value
Whole Loans	3	$49,070	$48,966

We also have a $250.0 million repurchase agreement which had an initial repurchase date of May 30, 2006. We elected to extend this facility to November 29, 2006. Pursuant to this agreement, this repurchase date may be extended for up to two additional three-month periods following the extended repurchase date, if (i) we have given to the lender a written notice not less than 30 days prior to the initial repurchase date, (ii) no default or an event of default (as defined in the repurchase agreement) has occurred or be continuing and (iii) with respect to the second extension, we have paid the lender an extension fee in the amount of 0.25% of the aggregate repurchase price as of the date three months after the initial repurchase date. Advances under this facility bear interest only, which is reset monthly, with a pricing spread of 125 basis points over 30-day LIBOR. Based on our investment activities, this facility provides for an advance rate of up to 65% based upon the collateral provided under a borrowing base calculation. This facility finances our origination or acquisition of B Notes, mezzanine investments and CMBS. As of September 30, 2006, we had no borrowings under this facility. As of September 30, 2006, we had approximately $250.0 million of additional capacity under this facility to fund future investments.

The DB Warehouse Facilities contain certain covenants, the most material of which are requirements that we maintain a minimum tangible net worth of no less than $125.0 million, a minimum debt service coverage of not less than 1.5 to 1 in the aggregate, a ratio of indebtedness-to-tangible net worth not to exceed 3.5 to 1, and minimum cash or marketable securities of not less than (i) $10.0 million for a debt-to-book ratio above 2 to 1; (ii) $5.0 million for a debt-to-book equity ratio between 1 to 1 and 2 to 1; and (iii) $3.0 million for a debt-to-book equity ratio of below 1 to 1. We were in compliance with all covenants and restrictions as of September 30, 2006.

Bank of America Warehouse Facilities

In January and February, 2006, we entered into the Bank of America Warehouse Facilities that provide $450.0 million of aggregate borrowing capacity.

We have a $200.0 million master repurchase agreement, which has a repurchase date of (1) January 26, 2007 or (2) the date on which a second CDO transaction sponsored by us closes. The repurchase date shall be extended for up to two additional 364-day periods following the initial repurchase date at the buyer’s sole discretion, provided that, if we intend to extend the repurchase date, (i) the buyer agrees to such extension within 30 days of receipt of our written notice to extend the repurchase date, which shall have been delivered to the lender at least 90 days but no more than 120 days prior to the initial repurchase date and (ii) with respect to the second extension, no default or an event of default (as defined in the repurchase agreement) has occurred or be continuing. Advances under this facility bear interest only, which is reset monthly, with a range of pricing spreads of 50 to 170 basis points over 30-day LIBOR. Based on our investment activities, this facility provides for an advance rate of between 55% and 95% based upon the collateral provided under a borrowing based calculation. This facility finances our origination or acquisition of whole loans, subordinate mortgage interests and CMBS. As of September 30, 2006 the outstanding balance under this facility was approximately $79.9 million with a current weighted average interest rate of 6.5%. As of September 30, 2006, we had approximately $120.1 million of additional capacity under this facility to fund future investments. The borrowings under this facility were collateralized by the following investments (dollars in thousands):

Investment Type	Number of Investments	Carrying Value	Market Value
Subordinated Debt	2	$63,655	$63,853
CMBS	11	$47,947	$47,947

In addition, we have a $250.0 million master repurchase agreement, which has a repurchase date of February 12, 2007. This repurchase date shall be extended for up to two additional 364-day periods following the initial repurchase date at the buyer’s sole discretion, provided that, if we intend to extend the repurchase date, (i) the buyer agrees to such extension within 30 days of receipt of our written notice to extend the repurchase date, which shall have been delivered to the lender at least 90 days but no more than 120 days prior to the initial repurchase date and (ii) with respect to the second extension, no default or an event of default (as defined in the repurchase agreement) has occurred or be continuing. Our TRS is also a party to this agreement and we and our TRS are jointly and severally liable thereunder. Advances under this facility bear interest only, which is reset monthly, with a range of pricing spreads of 50 to 120 basis points over 30-day LIBOR. Based on our investment activities, this facility provides for an advance rate of between 55% and 92.5% based upon the collateral provided under a borrowing base calculation. This facility finances whole loan originations and acquisitions. As of September 30, 2006, we had no borrowings under this facility. As of September 30, 2006, we had approximately $250.0 million of additional capacity under this facility to fund future investments.

The Bank of America Warehouse Facilities contain certain covenants, the most material of which are requirements that we maintain a minimum tangible net worth of no less than $250.0 million, a minimum debt service coverage of not less than 1.5 to 1 in the aggregate, a ratio of total liability to total assets greater than 0.80 to 1.0, and minimum cash and marketable securities of not less than $10.0 million. We were in compliance with all covenants and restrictions as of September 30, 2006.

Wachovia Warehouse Facilities

In July 2006, we entered into a mortgage loan purchase agreement with Wachovia Bank, N.A. that provides $175.0 million of aggregate borrowing capacity, or the Wachovia Warehouse Interim Facility. The $175.0 million Wachovia Warehouse Interim Facility had an initial fixed repurchase date of September 1, 2006 which is accelerated in connection with the closing of a master repurchase facility by the parties to this agreement. The repurchase date of this facility has been extended to October 6, 2006. Based on our investment activities, this facility provides for an advance between 50% and 95% based upon the collateral provided under a borrowing based calculation. We incurred interest expense of approximately $1.7 million and $1.7 million, respectively, for the three and nine months ended September 30, 2006. Advances under this facility bear interest rate only, which reset monthly, with a range of pricing spreads of 50 to 225 basis points over 30-day LIBOR. As of September 30, 2006, the outstanding balance under this facility was approximately $169.7 million with a weighted average borrowing rate of 6.1%. As of September 30, 2006, we had $5.3 million of capacity under this facility to fund future investments. The borrowings under this facility were collateralized by the following investments (dollars in thousands):

Investment Type	Number of Investments	Carrying Value	Market Value
Whole Loans	4	$167,180	$169,916
CMBS	1	$25,964	$25,964

The borrowings under this facility were paid off on October 4, 2006 and the facility was closed.

In August 2006, we entered into the Wachovia Warehouse Facility that provides $300.0 million of aggregate borrowing capacity. We refer to the Wachovia Warehouse Facility and the Wachovia Warehouse Interim Facility as the Wachovia Warehouse Facilities. The Wachovia Warehouse Facility has an initial fixed repurchase date of August 24, 2009, which may be extended for a period not to exceed 364 days upon our written request to the buyer at least 30 days, but no more than 60 days, prior to the initial repurchase date, if (i) no default or event of default (as defined in the repurchase agreement) has occurred or continuing and (ii) upon our payment to the buyer of a certain extension fee. Based on our investment activities, this facility provides for an advance between 50% and 95% based upon the collateral provided under a borrowing based calculation. We incurred interest expense of approximately $0.3 million and $0.3 million, respectively, for the three and nine months ended September 30, 2006. Advances under this facility bear interest only, which is reset monthly, with a range of pricing spreads from 20 to 200 basis points over 30-day LIBOR. As of September 30, 2006, the outstanding balance under this facility was approximately $122.5 million with a weighted average borrowing rate of 6.3%. As of September 30, 2006, we had $177.5 million of capacity under this facility to fund future investments. The borrowings under this facility were collateralized by the following investments (dollars in thousands):

Investment Type	Number of Investments	Carrying Value	Market Value
Whole Loans	4	$109,589	$111,217
Subordinated Debt	3	$30,035	$30,275
CMBS	1	$2,484	$2,484

The Wachovia Warehouse Facilities contain certain covenants, the most material of which are requirements that we maintain a minimum tangible net worth of no less than the sum of $250.0 million, a ratio of total liability to total assets greater than 0.80 to 1.0 (for the $300.0 million Wachovia Warehouse Facility) and 75% of the net proceeds of the issuance by us of any capital stock of any class and minimum cash and marketable securities of not less than $10.0 million. We are in compliance with all covenants and restrictions as of September 30, 2006.

Repurchase Agreements

We have certain CMBS and loan investments, or the collateral assets, purchased from a counterparty that are financed through a repurchase agreement with the same counterparty. We believe that in accordance with FASB Concept Statement No. 6, or CON 6, “Elements of Financial Statements,” we are entitled to obtain the future economic benefits of the collateral assets and we are obligated under the repurchase agreement. Therefore, we currently record the collateral assets and the related financing gross on our balance sheet and the corresponding interest income and interest expense gross on our income statement. In addition, any change in fair value of the CMBS included in the collateral assets, is reported through other comprehensive income since these are classified as available for sale securities in accordance with FASB Statement No. 115, or SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities.”

However, an alternate view could be taken that in a transaction where assets are acquired from and financed under a repurchase agreement with the same counterparty, the acquisition may not qualify as a sale from the seller’s perspective. In such a case, the seller may be required to continue to consolidate the assets sold to us. Under this view, we would be precluded from presenting the assets gross on our balance sheet and would instead treat our net investment in such assets as a derivative. Under this view, the interest rate swaps entered into by us to hedge our interest rate exposure with respect to these transactions would no longer qualify for hedge accounting, but would be marked to market through the income statement.

This potential change would not affect the economics of the transactions but would affect how the transactions are reported in our financial statements. If we were to apply this view to our transactions, for the nine months ended September 30, 2006 and for the period May 10, 2005 (inception) to December 31, 2005, the change in net income per common diluted share would be immaterial and our total assets and total liabilities would each be reduced by $19.3 million and $51.4 million, respectively.

Collateralized Debt Obligations

For longer-term funding, we utilize securitization structures, particularly CDOs, as well as other match-funded financing structures. CDOs are multiple class debt securities, or bonds, secured by pools of assets, such as whole loans, B Notes, mezzanine loans, CMBS and REIT debt. We believe CDO financing structures are an appropriate financing vehicle for our targeted real estate asset classes, because they will enable us to obtain long-term cost of funds and minimize the risk that we have to refinance our liabilities prior to the maturities of our investments while giving us the flexibility to manage credit risk.

Deutsche Bank Securities Inc. acted as the exclusive structurer and placement agent with respect to a CDO transaction where $508.5 million of CDO bonds were sold with a total transaction value of approximately $600.0 million, which closed on March 28, 2006. We retained 100% of the equity interests in our CDO subsidiary that issued the CDO notes consisting of preference and common shares as well as 100% of the non-rated debt tranches. The notes issued by our CDO subsidiary are secured initially by a portfolio of whole loans, B Notes, mezzanine loans and CMBS. Our Manager acted as the collateral manager for our CDO subsidiary but did not receive any fees in connection therewith. We acted as the advancing agent in connection with the issuance of the CDO notes. As of September 30, 2006, our CDO subsidiary is leveraged as follows:

	Carrying Amount at 6/30/06	Stated Maturity	Interest Rate	Weighted Average Expected Life (years)
CDO I Bonds	$508,500	3/25/2046	5.83%	7.8

Mortgage Indebtedness

On December 14, 2005, our consolidated joint venture, Springhouse Apartments, LLC, obtained a $26.2 million loan in connection with the acquisition of real estate located in Prince George’s County, Maryland. The loan is collateralized by the aforementioned property, is guaranteed by Bozzuto and Associates Inc., our joint venture partner, or Bozzuto, matures on December 14, 2008, and bears interest at 30-day LIBOR plus 1.75%. As of September 30, 2006 and December 31, 2005, the outstanding balance was $25.3 million and $25.0 million, respectively, at a rate of 7.08% and 6.12%, respectively.

On March 28, 2006, our consolidated joint venture, Loch Raven Village Apartments-II, LLC, obtained a $29.2 million loan in connection with the acquisition of real estate located in Baltimore, Maryland. The loan is collateralized by the aforementioned property, is guaranteed by Bozzuto and Associates Inc., our joint venture partner, matures on April 1, 2009, and bears interest at a fixed rate of 5.96%. As of September 30, 2006, the outstanding balance was $24.2 million.

Junior Subordinated Debentures

In July 2006, we completed the issuance of $50.0 million in unsecured trust preferred securities through a newly formed Delaware statutory trust, CBRE Realty Finance Trust I, or CRFT I, which is one of our wholly-owned subsidiaries. The securities bear interest at a fixed rate of 8.10% for the first ten years ending July 2016. Thereafter the rate will float based on the 90-day LIBOR plus 249 points. The base management fee that we pay to our Manager pursuant to the management agreement is based on gross stockholders’ equity which our board of directors had previously determined to include the trust preferred securities. We paid a base management fee on the trust preferred securities to the Manager from July 26, 2006 to September 27, 2006 in the amount of approximately $0.2 million. However beginning September 28, 2006, We will not pay such a fee on trust preferred securities to the Manager.

CRFT I issued $1.55 million aggregate liquidation amount of common securities, representing 100% of the voting common stock of CRFT I to us for a total purchase price of $1.55 million. CRFT I used the proceeds from the sale of trust preferred securities and the common securities to purchase our junior subordinated notes. The terms of the junior subordinated notes match the terms of the trust preferred securities. The notes are subordinate and junior in right of payment to all present and future senior indebtedness and certain other financial obligations. We realized net proceeds from the offering of approximately $48.8 million.

Contractual Obligations

The table below summarizes our contractual obligations as of September 30, 2006. The table excludes contractual commitments related to our derivatives, which we discuss in “—Qualitative and Quantitative Disclosures about Market Risk,” and the incentive fee payable under the management agreement that we have with our Manager, which we discuss in “Management—Management Agreement,” because those contracts do not have fixed and determinable payments.

	Contractual commitments (in thousands) Payments due by period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
CDOI Bonds payable	$508,500	$—	$—	$—	$508,500
Wachovia warehouse facilities	$292,249	167,702	122,547	—	—
Bank of America warehouse facilities	79,910	79,910	—	—	—
DB warehouse facilities	39,625	39,625	—	—	—
Mortgage payable	49,503	—	49,503	—	—
Trust preferred securities	50,000	—	—	—	50,000
Base management fees(1)	8,295	8,295	—	—	—

Total	$1,028,082	$297,532	$172,050	$—	$558,500

(1)	Calculated only for the next 12 months based on our current gross stockholders’ equity, as defined in our management agreement, and gives effect to our recently completed initial public offering of common stock.

Off-Balance Sheet Arrangements

As of September 30, 2006, we had approximately $41.5 million equity interest in five joint ventures as described in Note 7 to our financial statements for the nine months ended September 30, 2006. As of December 31, 2005, we had no off-balance sheet arrangements.

Dividends

To qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our REIT taxable income, determined before taking into consideration the dividends paid deduction and net capital gains. We intend to continue to pay regular quarterly dividends to our stockholders. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, which would only be paid out of available cash to the extent permitted under our secured credit facilities, we must first meet both our operating requirements and scheduled debt service on our warehouse lines and other debt payable.

Related Party Transactions

Management Agreement

On June 9, 2005, we entered into a management agreement with our Manager, which provides for an initial term through December 31, 2008 with automatic one-year extension options for each anniversary date thereafter and is subject to certain termination rights. After the initial term, our independent directors will review our Manager’s performance annually and the management agreement may be terminated subject to certain termination rights. Our executive officers own approximately 26.1% of the Manager.

We pay our Manager an annual management fee monthly in arrears equal to 1/12th of the sum of (i) 2.0% of our gross stockholders’ equity (as defined in the management agreement), or equity, of the first $400.0 million of our equity and (ii) 1.75% of our gross stockholders’ equity in an amount in excess of $400.0 million and up to $800.0 million and (iii) 1.5% of our gross stockholders’ equity in excess of $800.0 million. Additionally, from

July 26, 2006 to September 27, 2006, we considered the outstanding trust preferred securities as part of gross stockholders’ equity in calculating the base management fee. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. For the three and nine months ended September 30, 2006, the three months ended September 30, 2005, and the period from June 9, 2005 through December 31, 2005, we paid or had payable $1.6 million, $4.4 million, $1.4 million and $1.7 million, respectively, to our Manager for the base management fee under the management agreement. As of September 30, 2006, $0.6 million of management fees were accrued and constituted the management fee payable on our balance sheet.

In addition to the base management fee, our Manager may receive quarterly incentive compensation. The purpose of the incentive compensation is provide an additional incentive for our Manager to achieve targeted levels of Funds From Operations (as defined in the management agreement) (after the base management fee and before incentive compensation) and to increase our stockholder value. Our Manager may receive quarterly incentive compensation in an amount equal to the product of: (i) twenty-five percent (25%) of the dollar amount by which (A) our Funds From Operations (after the base management fee and before the incentive fee) per share of our common stock for such quarter (based on the weighted average number of shares outstanding for such quarter) exceeds (B) an amount equal to (1) the weighted average of the price per share of our common stock in our June 2005 private offering and our October 2006 initial public offering, and the prices per share of our common stock in any subsequent offerings, multiplied by (2) the greater of (a) 2.25% or (b) 0.75% plus one-fourth of the Ten Year Treasury Rate (as defined in the management agreement) for such quarter, multiplied by (ii) the weighted average number of shares of our common stock outstanding during the such quarter. We will record any incentive fees as a management fee expense in the period when earned and when payments of such amounts have become probable and reasonably estimable in accordance with the management agreement. No amounts had been paid or were payable for incentive compensation under the management agreement as of September 30, 2006 and December 31, 2005.

The management agreement also provides that we will reimburse our Manager for various expenses incurred by our Manager or its affiliates for documented expenses of our Manager or its affiliates incurred on our behalf, including but not limited to costs associated with formation and capital raising activities and general and administrative expenses. Without regard to the amount of compensation received under the management agreement, our Manager is responsible for the wages and salaries of its officers and employees. For the three and nine months ended September 30, 2006, the three months ended September 30, 2005, and the period from June 9, 2005 through September 30, 2005, we paid or had payable $0.2 million, $0.6 million, $0.4 million and $0.4 million, respectively, to our Manager for expense reimbursements, of which $0.1 million were accrued and are included in other liabilities on our balance sheet as of September 30, 2006. For the period prior to June 9, 2005, we reimbursed expenses to an affiliate of our Manager, CBRE/Melody, $1.3 million, including $0.9 million of costs associated with capital raising activities and $0.4 million of expenses relating to our formation.

GEMSA Servicing

GEMSA Loan Services, L.P., which we refer to as GEMSA, is utilized by us as a loan servicer. GEMSA is a joint venture between CBRE/Melody and GE Capital Real Estate. GEMSA is a rated master and primary servicer. Our fees for GEMSA’s services are at market rates.

For the three and nine months ended September 30, 2006, the three months ended September 30, 2005, and the period May 10, 2005 (inception) through September 30, 2005, we paid or had payable an aggregate of approximately $21,000, $42,000, $1,000 and $1,000, respectively, to GEMSA in connection with its loan servicing of a part of our portfolio. Such fees were at market rates.

Affiliates

In connection with our June 2005 private offering, we entered into a license agreement with CBRE and one of its affiliates pursuant to which they granted us a non-exclusive, royalty-free license to use the name “CBRE.” Under this agreement, we have a right to use the “CBRE” name, as long as our Manager or one of its affiliates remains our manager and our manager remains an affiliate of CBRE. Other than with respect to this limited license, we have no legal right to the “CBRE” name. CBRE has the right to terminate the license agreement if its affiliate is no longer acting as our manager. In the event the management agreement is terminated, we would be required to change our name to eliminate the use of the words “CBRE.”

As of September 30, 2006, an affiliate of the Manager, CBRE Melody of Texas, LP and its principals, owned 1,100,000 shares of our common stock (which were purchased in our June 2005 private offering), 300,000 shares of restricted common stock, and had options to purchase an additional 500,000 shares of common stock.

Funds from Operations

Funds from Operations, or FFO, which is a non-GAAP financial measure, is a widely recognized measure of REIT performance. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do. The revised White Paper on FFO approved by the Board of Governors of NAREIT in April 2002 defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated/uncombined partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. We also use FFO as one of several criteria to determine performance-based equity bonuses for members of our senior management team. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs, providing perspective not immediately apparent from net income. We consider gains and losses on the sale of debt investments to be a normal part of its recurring operations and therefore does not exclude such gains or losses while arriving at FFO. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

FFO for the three months ended and the nine months ended September 30, 2006, the three months ended September 30, 2005, and the period May 10, 2005 (inception) through September 30, 2005 is as follows (dollars in thousands):

	For the Three Months Ended September 30, 2006	For the Three Months Ended September 30, 2005	For the Nine Months Ended September 30, 2006	For the Period May 10, 2005 (inception) through September 30, 2005
Funds from operations:
Net income (loss)	$2,279	$390	$10,196	$(674)
Depreciation	310	—	690	—
Gain (losses) from debt restructuring	—	—	—	—
Gain (losses) from sale of property	—	—	—	—
Funds from discontinued operations	—	—	—	—
Real estate depreciation and amortization—unconsolidated ventures	619	—	1,258	—

Funds from operations(1)	$3,208	$390	$12,144	$(674)

Cash flows provided by (used in) operating activities	$(1,249)	$(386)	$2,891	$(536)
Cash flows used in investment activities	$(348,962)	$(259,442)	$(701,641)	$(266,579)
Cash flows provided by financing activities	$336,187	$49,605	$676,172	$332,070

(1)	FFO for the period May 10, 2005 (inception) through September 30, 2005 includes one-time inception costs of $931.

Critical Accounting Policies

Our critical accounting policies are those that have the most impact on the reporting of our financial condition and results of operations and those requiring significant judgments and estimates. We believe that our judgments and assessments are consistently applied and produce financial information that fairly presents our results of operations. Our most critical accounting policies concern our accounting and valuation of our investments, revenue recognition and derivative valuation and are as follows.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions. Significant estimates in the consolidated financial statements include the valuation of our investments, including the related allowance for losses, and the valuation of derivatives.

Loans and Investments

Loans held for investment are intended to be held to maturity and, accordingly, are carried at amortized cost, including unamortized loan origination costs and fees, and net of repayments and sales of partial interests in loans, unless such loan or investment is deemed to be impaired. At such time as we invest in joint venture and other interests that allow us to participate in a percentage of the underlying property’s cash flows from operations and proceeds from a sale or refinancing, we must determine whether such investment should be accounted for as a loan, real estate investment or equity method joint venture in accordance with AICPA Practice Bulletin No. 1 on acquisition, development and construction, or ADC, arrangements.

Specific valuation allowances are established for impaired loans based on the fair value of collateral on an individual loan basis. The fair value of the collateral is determined by an evaluation of operating cash flow from the property during the projected holding period, and estimated sales value computed by applying an expected capitalization rate to the stabilized net operating income of the specific property, less selling costs, discounted at market discount rates. If upon completion of the valuation, the fair value of the underlying collateral securing the impaired loan is less than the net carrying value of the loan, an allowance is created with a corresponding charge to the provision for loan losses. The allowance for each loan is maintained at a level we believe is adequate to absorb probable losses. As of September 30, 2006, no impairment has been identified and no valuation allowance has been established.

Our Manager evaluates our assets on a regular basis to determine if they continue to satisfy our investment criteria. Subject to certain restrictions applicable to REITs and to maintain our exclusion from regulation as an investment company, we sell our investments opportunistically and use the proceeds of any such sales for debt reduction, additional acquisitions or working capital purposes.

Variable Interest Entities

In December 2003, Financial Accounting Standards Board Interpretation, or FIN, No. 46R “Consolidation of Variable Interest Entities,” or FIN 46R, was issued as a modification of FIN No. 46 “Consolidation of Variable Interest Entities.” FIN 46R, which became effective in the first quarter of 2004, clarified the methodology for determining whether an entity is a VIE and the methodology for assessing who is the primary beneficiary of a VIE. VIEs are defined as entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. If an entity is determined to be a VIE, it must be consolidated by the primary beneficiary. The primary beneficiary is the enterprise that absorbs the majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both. Generally, expected losses and expected residual returns are the expected negative and positive variability, respectively, in the fair value of the variable interest entities’ net assets.

When we make an investment, we assess whether we have a variable interest in a VIE and, if so, whether we are the primary beneficiary of the VIE. These analyses require considerable judgment in determine the primary beneficiary of a VIE since they involve subjective probability weighting of various cash flow scenarios. Incorrect assumptions or estimates of future cash flows may result in an inaccurate determination of the primary beneficiary. The result could be the consolidation of an entity acquired or formed in the future that would otherwise not have been consolidated or the non-consolidation of such an entity that would otherwise have been consolidated.

FIN 46R has certain scope exceptions, one of which provides that an enterprise that holds a variable interest in a qualifying special-purpose entity, or QSPE, does not consolidate that entity unless that enterprise has unilateral ability to cause the entity to liquidate. SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” or SFAS 140, provides the requirements for an entity to be considered a QSPE. To maintain the QSPE exception, the entity must continue to meet the QSPE criteria both initially and in subsequent periods. An entity’s QSPE status can be impacted in future periods by activities by its transferor(s) or other involved parties, including the manner in which certain servicing activities are performed. To the extent our CMBS investments were issued by an entity that meets the requirements to be considered a QSPE, we record the investments at purchase price paid. To the extent the underlying entities are not QSPEs, we follow the guidance set forth in FIN 46R as the entities would be considered VIEs.

We have analyzed the governing pooling and servicing agreements for each of our CMBS investments and believe that the terms are industry standard and are consistent with the QSPE criteria. However, there is uncertainty with respect to QSPE treatment due to ongoing review by accounting standard rulemakers, potential actions by various parties involved with the QSPE, as discussed above, as well as varying and evolving interpretations of the QSPE criteria under SFAS 140. Additionally, accounting standard rulemakers continue to review the FIN 46R provisions related to the computations used to determine the primary beneficiary of a VIE.

Our maximum exposure to loss as a result of our investment in these VIEs was $189.6 million as of September 30, 2006.

We have determined that two of our joint venture investments are VIEs in which we are deemed to be the primary beneficiary and under FIN 46R have consolidated these investments as real estate investments. The primary effect of the consolidation is the requirement that we reflect the gross real estate assets and the gross mortgage loan payable of these entities in our financial statements.

Valuation and Impairment of Commercial Mortgage-Backed Securities

CMBS are classified as available-for-sale securities and are carried on our balance sheet at fair value. As a result, changes in fair value are recorded as a balance sheet adjustment to accumulated other comprehensive income, which is a component of stockholders’ equity, rather than through our income statement. Estimated fair values are based on market prices from a third party that actively participates in the CMBS market. We also use a discounted cash flow model that utilizes prepayment and loss assumptions based upon historical experience, economic factors and the characteristics of the underlying cash flow in order to substantiate the fair value of the securities. The assumed discount rate is based upon the yield of comparable securities. We also may, under certain circumstances, adjust these valuations based on our knowledge of the securities and the underlying collateral. These valuations are subject to significant variability based on market conditions, such as interest rates and credit spreads. Changes in market conditions, as well as changes in the assumptions or methodology used to determine fair value, could result in a significant increase or decrease in the recorded amount of our investment. As fair value estimates may vary to some degree, we must make certain judgments and assumptions about the appropriate price used to calculate the fair values for financial reporting purposes. Different judgments and assumptions could result in different valuations. If available-for-sale securities were classified as trading securities, there could be substantially greater volatility in earnings from period-to-period as these investments would be marked to market and any reduction in the value of the securities versus the previous carrying value would be considered an expense on our income statement.

In accordance with Emerging Issues Task Force, or EITF, 99-20, we also assess whether unrealized losses on securities, if any, reflect a decline in value which is other than temporary and, accordingly, write the impaired security down to its value through earnings. For example, a decline in value is deemed to be other than temporary if it is probable that we will be unable to collect all amounts due according to the contractual terms of a security which was not impaired at acquisition. Temporary declines in value generally result from changes in market factors, such as market interest rates, or from certain macroeconomic events, including market disruptions and supply changes, which do not directly impact our ability to collect amounts contractually due. Significant judgment is required in this analysis. To date, no such write-downs have been made.

Revenue Recognition

Interest income on loan investments is recognized over the life of the investment using the effective interest method. Fees received in connection with loan commitments are deferred until the loan is funded and are then recognized over the term of the loan as an adjustment to yield. Fees on commitments that expire unused are recognized at expiration.

Income recognition is generally suspended for debt investments at the earlier of the date at which payments become 90 days past due or when, in our opinion, a full recovery of income and principal becomes doubtful. Income recognition is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. While income recognition is suspended, interest income is recognized only upon actual receipt.

Interest income on CMBS is recognized using the effective interest method as required by EITF 99-20. Under EITF 99-20 management estimates, at the time of purchase, the future expected cash flows and determines the effective interest rate based on these estimated cash flows and our purchase prices. On a quarterly basis, these estimated cash flows are updated and a revised yield is calculated based on the current amortized cost of the investment. In estimating these cash flows, there are a number of assumptions that are subject to uncertainties and contingencies. These include the rate and timing of principal payments (including prepayments, repurchases, defaults and liquidations), the pass through or coupon rate and interest rate fluctuations. In addition, interest payment shortfalls due to delinquencies on the underlying mortgage loans, and the timing of and magnitude of credit losses on the mortgage loans underlying the securities have to be estimated. These uncertainties and contingencies are difficult to predict and are subject to future events that may impact management’s estimates and our interest income.

If the current period cash flow estimates are lower than the previous period, and fair value is less than the carrying value of CMBS, we will write down the CMBS to fair market value and record the impairment charge in the current period earnings. After taking into account the effect of the impairment charge, income is recognized using the market yield for the security used in establishing the write-down.

Reserve for Possible Credit Losses

The expense for possible credit losses in connection with debt investments represents the increase in the allowance for possible credit losses to the level that management estimates to be adequate considering delinquencies, loss experience and collateral quality. Other factors considered relate to geographic trends and project diversification, the size of the portfolio and current economic conditions.

We must periodically evaluate each of these loans for possible impairment. Loans and other investments are considered impaired, for financial reporting purposes, when it is deemed probable that we will be unable to collect all amounts due according to the contractual terms of the original agreement, or, for loans acquired at a discount for credit quality when it is deemed probable that we will be unable to collect as anticipated. Significant judgment is required both in determining impairment and in estimating the resulting loss allowance. Changes in market conditions, as well as changes in the assumption or methodology used to determine fair value, could result in a significant change in the recorded amount in our investment. As of September 30, 2006, all of our loans are current with respect to the scheduled payments of principal and interest. No impairment has been identified and no valuation allowance has been established.

Manager Compensation

The management agreement provides for the payment of a base management fee to our Manager and an incentive fee if our financial performance exceeds certain benchmarks. The base management fee and the incentive fee are accrued and expensed during the period for which they are calculated and earned.

Derivative Instruments

We recognize all derivatives on the balance sheet at fair value. Derivatives that do not qualify, or are not designated as hedge relationships, must be adjusted to fair value through income. Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, arc considered cash flow hedges. Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either an asset or liability. To the extent hedges are effective, a corresponding amount, adjusted for swap payments, is recorded in accumulated other comprehensive income within stockholders’ equity. Amounts are then reclassified from accumulated other comprehensive income to the income statement in the period or periods the hedged forecasted transaction affects earnings. Ineffectiveness, if any, is recorded in the income statement. We periodically review the effectiveness of each hedging transaction, which involves estimating future cash flows, at least quarterly as required by SFAS

Statement No. 133, or SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by FASB Statement No. 138 “Accounting for Certain Derivative Instruments and Hedging Activities of an Amendment of FASB 133” and FASB Statement No. 149 “Amendment of Statement 133 on Derivative Instrument and Hedging Activities.” Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, will be considered fair value hedges under SFAS 133. We currently have no fair value hedges outstanding. Fair values of derivatives are subject to significant variability based on changes in interest rates. The results of such variability could be a significant increase or decrease in our derivative assets, derivative liabilities, book equity, and/or earnings.

Stock-Based Payment

We have issued restricted shares of common stock and options to purchase common stock, or equity awards, to our directors, our Manager, employees of our manager and other related persons. We account for stock-based compensation related to these equity awards using the fair value based methodology under FASB Statement No. 123(R), or SFAS 123(R), “Share Based Payment” and EITF 96-18 “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.” Compensation cost for restricted stock and stock options issued is initially measured at fair value at the grant date, remeasured at subsequent dates to the extent the awards are unvested, and amortized into expense over the vesting period on a straight-line basis.

Accounting Treatment for Certain Investments Financed with Repurchase Agreements

We have certain CMBS and loan investments, or the collateral assets, purchased from a counterparty that are financed through a repurchase agreement with the same counterparty. We believe that in accordance with CON 6 we are entitled to obtain the future economic benefits of the collateral assets and we are obligated under the repurchase agreement. Therefore, we currently record the collateral assets and the related financing gross on our balance sheet and the corresponding interest income and interest expense gross on our income statement. In addition, any change in fair value of the CMBS included in the collateral assets, is reported through other comprehensive income since these are classified as available for sale securities in accordance with SFAS 115.

However, an alternate view could be taken that in a transaction where assets are acquired from and financed under a repurchase agreement with the same counterparty, the acquisition may not qualify as a sale from the seller’s perspective. In such a case, the seller may be required to continue to consolidate the assets sold to us. Under this view, we would be precluded from presenting the assets gross on our balance sheet and would instead treat our net investment in such assets as a derivative. Under this view, the interest rate swaps entered into by us to hedge our interest rate exposure with respect to these transactions would no longer qualify for hedge accounting, but would be marked to market through the income statement.

This potential change would not affect the economics of the transactions but would affect how the transactions are reported in our financial statements. If we were to apply this view to our transactions, for the nine months ended September 30, 2006 and for the period May 10, 2005 (inception) to December 31, 2005, the change in net income per common diluted share would be immaterial and our total assets and total liabilities would each be reduced by $19.3 million and $51.4 million, respectively.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and real estate values. The primary market risks that we are exposed to are real estate risk, interest rate risk, market value risk and prepayment risk.

Real Estate Risk

Commercial mortgage assets, commercial property values and net operating income derived from such properties are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors), local real estate conditions (such as an oversupply of housing, retail, industrial, office or other commercial space); changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; retroactive changes to building or similar codes; and increases in operating expenses (such as energy costs). In the event net operating income from such properties decreases, a borrower may have difficulty repaying our loans, which could result in losses to us. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our loans, which could also cause us to suffer losses. Even when the net operating income is sufficient to cover the related property’s debt service, there can be no assurance that this will continue to be the case in the future.

Interest Rate Risk

Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. A hypothetical 100 basis point increase in interest rates along the entire interest rate curve for the three and nine months ended September 30, 2006, and the period May 10, 2005 to December 31, 2005 would have increased our net interest expense by approximately $1.0 million, $2.0 million, and ($0.1) million, respectively, and increased our investment income by approximately $0.9 million, $2.1 million, and $0.3 million, respectively.

Our operating results will depend in large part on differences between the income from our loans and our borrowing costs. We generally match the interest rates on our loans with like-kind debt, so that fixed rate loans are financed with fixed rate debt and floating rate loans are financed with floating rate debt, directly or through the use of interest rate swaps or other financial instruments. The objective of this strategy is to minimize the impact of interest rate changes on our net interest income. Currently most of our borrowings, with the exception of the two most junior classes of our CDO bonds (aggregating $44.25 million) and one of our consolidated joint venture mortgages payable of $24.2 million are variable-rate instruments, based on 30-day LIBOR.

In the event of a significant rising interest rate environment and/or economic downturn, defaults could increase and result in credit losses to us, which could adversely affect our liquidity and operating results. Further, such delinquencies or defaults could have an adverse effect on the spreads between interest-earning assets and interest-bearing liabilities.

We invest in CMBS, which are designated as available-for-sale on our balance sheet. The majority of our CMBS investments are fixed rate securities. In order to minimize the exposure to interest rate risk we utilize interest rate swaps to convert the floating rate debt to fixed rate debt, which matches the fixed interest rate of the CMBS. All CMBS are partially financed with a warehouse line that bears interest at a rate of 30-day LIBOR plus 100 to 170 basis points.

As of September 30, 2006, we have 24 interest rate swap agreements outstanding with a total notional value of $584.6 million to hedge our exposure on forecasted outstanding LIBOR-based debt. The market value of these interest rate swaps is dependent upon existing market interest rates and swap spreads, which change over time. If there were a 100 basis point decrease in forward interest rates, the fair value of these interest rate swaps would have decreased by approximately $28.7 million at September 30, 2006. If there were a 100 basis point increase in forward interest rates, the fair value of these interest rate swaps would have increased by approximately $26.9 million at September 30, 2006.

One of our consolidated joint ventures entered into a interest rate cap with a notional amount of $25.0 million with a strike price of 4.16% and a maturity date of December 15, 2007.

Our hedging transactions using derivative instruments also involve certain additional risks such as counterparty credit risk, the enforceability of hedging contracts and the risk that unanticipated and significant changes in interest rates will cause a significant loss of basis in the contract. The counterparty to our derivative arrangements are Credit Suisse International, Bank of America N.A., Deutsche Bank AG, and Wachovia Bank, N.A., with a senior unsecured debt credit rating of Aa3, Aa1, Aa3, and Aa2, respectively, by Moody’s with which we and our affiliates may also have other financial relationships. As a result, we do not anticipate that the counterparty will fail to meet their obligations. There can be no assurance that we will be able to adequately protect against the foregoing risks and will ultimately realize an economic benefit that exceeds the related amounts incurred in connection with engaging in such hedging strategies.

We utilize interest rate swaps to limit interest rate risk. Derivatives are used for hedging purposes rather than speculation. We do not enter into financial instruments for trading purposes. The following table sets forth our derivative instruments as of September 30, 2006:

Type of Hedge	Notional Amount	Swap Rate	Trade Date	Maturity Date	Estimated Value at September 30, 2006
Pay-Fixed Swap	$9,100	5.1320%	2/15/2006	2/17/2012	$(18)
Pay-Fixed Swap	184,141	5.0550%	3/16/2006	10/25/2011	(340)
Pay-Fixed Swap	16,100	5.0850%	3/16/2006	3/1/2011	(24)
Pay-Fixed Swap	26,951	5.1930%	3/28/2006	4/13/2016	(354)
Pay-Fixed Swap	2,000	5.3710%	4/12/2006	6/6/2016	(54)
Pay-Fixed Swap	1,500	5.3910%	5/1/2006	5/5/2012	(33)
Pay-Fixed Swap	2,350	5.5610%	5/3/2006	5/5/2017	(102)
Pay-Fixed Swap	44,736	5.6630%	5/12/2006	2/25/2018	(1,900)
Pay-Fixed Swap	2,970	5.3440%	6/8/2006	7/5/2012	(59)
Pay-Fixed Swap	5,000	5.4290%	6/12/2006	7/5/2016	(158)
Pay-Fixed Swap	7,500	5.6100%	6/20/2006	7/5/2016	(342)
Pay-Fixed Swap	7,200	5.6900%	6/23/2006	7/5/2016	(373)
Pay-Fixed Swap	32,300	5.5240%	7/7/2006	7/11/2011	(824)
Pay-Fixed Swap	2,900	5.5910%	7/11/2006	7/5/2018	(138)
Pay-Fixed Swap	67,500	5.2720%	8/2/2006	9/1/2011	(1,112)
Pay-Fixed Swap	21,250	5.2900%	8/2/2006	9/5/2011	(335)
Pay-Fixed Swap	26,200	5.3590%	8//7/2006	9/6/2016	(683)
Pay-Fixed Swap	22,150	5.1910%	8/17/2006	9/1/2011	(251)
Pay-Fixed Swap	36,075	5.1710%	9/19/2006	9/25/2011	(255)
Pay-Fixed Swap	22,200	5.0920%	9/19/2006	10/1/2011	(155)
Pay-Fixed Swap	26,469	5.0900%	9/19/2006	10/1/2011	(182)
Pay-Fixed Swap	13,770	5.0570%	9/21/2006	10/1/2015	(48)
Pay-Fixed Swap	2,125	4.9290%	9/22/2006	10/1/2011	1
Pay-Fixed Swap	2,125	5.0850%	9/25/2006	10/1/2016	5
LIBOR Cap	25,000	4.1575%	12/15/2005	12/15/2007	338

Total	$609,612				$(7,396)

Market Value Risk

Our available-for-sale CMBS are reflected at their estimated fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income pursuant to SFAS 115. The estimated fair value of these CMBS fluctuates primarily due to changes in interest rates, the creditworthiness of the mortgages securing these CMBS and other factors. Generally, in a rising interest rate environment, the estimated fair value of these CMBS would be expected to decrease. Conversely, in a decreasing interest rate environment, the estimated fair value of these CMBS would be expected to increase.

Prepayment Risk

As we receive repayments of principal on loans and other lending investments or CMBS, premiums paid on such investments are amortized against interest income using the effective yield method through the expected maturity dates of the investments. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the investments. Conversely discounts received on such investments are accreted into interest income using the effective yield method through the expected maturity dates of the investments. In general, an increase in prepayment rates will accelerate the accretion of purchase discounts, thereby increasing the interest income earned on the investments.

Geographic Concentration Risk

As of September 30, 2006, approximately 27.0%, 24.0%, 35.0% and 8.0% of the outstanding balance of our loan investments had underlying properties in the East, the South, the West, and the Midwest, respectively, while the remaining 5.0% of the outstanding loan investments had underlying properties that are located throughout the United States.

Inflation

Virtually all of our assets and liabilities are interest rate sensitive in nature. As a result, interest rates and other factors influence our performance more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Further, our financial statements are prepared in accordance with GAAP and our distributions are determined by our board of directors based primarily by our net income as calculated for tax purposes, in each case, our activities and balance sheet are measured with reference to historical cost and or fair market value without considering inflation.

BUSINESS

Our Company

We are a commercial real estate specialty finance company that has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2005. Our objective is to grow our portfolio and provide attractive total returns to our investors over time through a combination of dividends and capital appreciation. Our business primarily focuses on originating, acquiring, investing in, financing and managing a diversified portfolio of commercial real estate-related loans and securities. We acquire our investments both by direct originations with borrowers and through the secondary market. Our initial investment focus is on opportunities in North America. Future distributions and capital appreciation are not guaranteed and we have only limited operating history and experience operating as a REIT upon which you can base an assessment of our ability to achieve our objectives.

We are externally managed and advised by CBRE Realty Finance Management, LLC, or our Manager, an indirect subsidiary of CB Richard Ellis, Inc., or CBRE, and a direct subsidiary of CBRE Melody & Company, or CBRE/Melody. CBRE indirectly owns approximately 54.5% of the economic interest in our Manager and the remainder is owned in the aggregate by our executive officers and certain executives of CBRE/Melody. We capitalize on both the market knowledge and insight provided by CBRE’s domestic and global reach, origination capabilities, broad range of commercial real estate services, servicing platform and access to existing business relationships, as well as the broad commercial real estate experience of our management team. We source our investments through two primary channels: our unique relationship with the CBRE/Melody origination system, which we refer to as the affiliated CBRE system, and the origination capabilities of our management team, including their relationships with borrowers, sellers of whole loans, various financial institutions and other financial intermediaries, which we refer to as our internal origination system. Of our approximately $1,201.5 million of investments held as of September 30, 2006, approximately 52.7% was sourced through the affiliated CBRE system. We expect that the percentage of our investments sourced by the affiliated CBRE system will grow. In addition, with respect to most of our investments, we utilize CBRE’s market insight and other services to assist our underwriting.

In pursuing our objectives, our Manager leverages the experience and infrastructure of CBRE and the investment experience of our management team, including:

•	access to product and information resulting from CBRE’s broad relationships with real estate owners and developers, financial institutions and tenants;

•	CBRE’s market knowledge and insights gained by the scope and expertise of its mortgage origination, investment sales, leasing, property management and valuation, industry specialists and research divisions, as well as its mature infrastructure;

•	a market leading origination platform through CBRE/Melody, the mortgage origination and servicing subsidiary of CBRE and one of the largest real estate intermediaries in the U.S., with 114 originators in 33 offices throughout the U.S.; and

•	a seasoned management team with significant experience in buying, manufacturing and financing commercial real estate investments, with an average of over 20 years of experience in all aspects of real estate lending, investment, management, finance, underwriting, origination, risk management, capital markets and structured finance.

Our relationship with CBRE and our ability to capitalize on its relationships, market knowledge, reputation, infrastructure and expertise provides us with the ability to identify, underwrite and evaluate investment opportunities, and to execute on such investments quickly and effectively and manage our assets. In addition, we believe that the market insight gained by CBRE through the scope and expertise of its investment sales, mortgage banking, leasing, property management and research divisions throughout its broad geographic network should allow us to anticipate market trends while giving us direct access to targeted investment opportunities.

We are a comprehensive provider of real estate financing solutions capable of financing the most senior capital positions as well as subordinate interests and equity participations. We capitalize on the opportunity to offer innovative and customized financing solutions to borrowers. Our management team has substantial experience in responding to unique borrowing needs by customizing financial products that are tailored to meet the borrowers’ business objectives. The combination of flexibility, service and a principal investor relationship should produce long-term and advantageous relationships for us.

Through at least the initial term of the management agreement, our Manager will be solely dedicated to the operations of our company. All of the employees of our Manager are fully dedicated to the operations of our Manager. Through at least the initial term of our management agreement, we will serve as the exclusive investment vehicle, subject to certain exceptions, sponsored by CBRE that focuses primarily on the acquisition and financing of commercial real estate-related loans, structured finance debt investments and CMBS.

Our Investment Portfolio

Our investments target the following asset classes:

•	Whole loans;

•	Subordinated interests in first mortgage real estate loans, or B Notes;

•	Mezzanine loans related to commercial real estate that is senior to the borrower’s equity position but subordinated to other third-party financing;

•	Commercial mortgage-backed securities, or CMBS; and

•	Joint venture investments, including joint venture interests in entities that own real estate, preferred equity and other higher-yielding structured debt and equity products.

As of September 30, 2006, our investment portfolio of approximately $1,201.5 million in assets consisted of the following:

	Carrying Value	Number of Investments	Percent of Total Investments	Weighted Average
Security Description				Coupon	Yield to Maturity	Loan to Value, or LTV
	(In thousands)
Whole loans(1)	$593,770	24	49.4%	6.76%	6.46%	69%
B Notes	155,302	7	12.9%	9.05%	9.06%	71%
Mezzanine loans	204,909	11	17.1%	9.40%	9.02%	69%
CMBS	189,578	40	15.8%	6.40%	8.31%	—
Joint venture investments(2)	57,914	7	4.8%	—	—	—

Total	$1,201,473	89	100.0%

(1)	Includes originated whole loans, acquired whole loans and bridge loans.
(2)	Includes our equity investment in two limited liability companies which are deemed to be variable interest entities, or VIEs, which we consolidate in our audited financial statements because we are deemed to be the primary beneficiary of these VIEs under Financial Accounting Standard Board Interpretation No. 46R, or FIN 46R.

We do not have specific allocations for the various asset classes we invest. We will monitor the market conditions periodically while keeping the investment allocations flexible. In addition, our charter does not contain any limitations relating to the percentage of investments in the various asset classes.

Our investment guidelines require us to maintain a geographically diverse portfolio of assets. Our initial investment focus is on opportunities in North America. Our board of directors may change these guidelines or initial investment focus at any time without the approval of our stockholders. As of September 30, 2006, our investment portfolio consisted of assets primarily located in four regions of the U.S., with approximately 27.0% of our investments located in the East, approximately 24.0% in the South, approximately 35.0% in the West and approximately 8.0% in the Midwest. The remaining 5.0% of our investments are located throughout the U.S.

Because we have elected to be taxed as a REIT and intend to operate our business so as to be excluded from regulation under the 1940 Act, we are required to invest a substantial majority of our assets in qualifying real estate assets, such as whole loans secured by mortgages and Qualifying B Notes. Therefore, the percentage of our assets we may invest in other types of investments will be limited, unless they are structured to comply with various U.S. federal income tax requirements for REIT qualification and the requirements for exclusion from 1940 Act registration.

CB Richard Ellis

Overview

CBRE (NYSE: CBG) is the largest global commercial real estate services firm, based on 2005 revenue, offering a full range of services to owners, lenders, tenants and investors in office, retail, industrial, multi-family and other commercial real estate. As of December 31, 2005, excluding affiliate and partner offices, CBRE operated in over 220 offices worldwide with approximately 14,500 employees. CBRE’s business is focused on several core competencies, including strategic advice and execution assistance for property leasing and sales, forecasting, valuations, origination and servicing of commercial mortgage loans, facilities and project management and real estate investment management. We believe CBRE is one of only three commercial real estate services companies with a global brand. As a result of this global brand recognition and geographic reach, large corporations, institutional owners and other owners and occupiers of real estate recognize CBRE as a leading provider of world-class, comprehensive real estate services. CBRE is a leader in many of the local markets in which it operates, including New York, Los Angeles, Chicago, London and Paris. CBRE has a well-balanced, highly diversified client base that includes more than 70 of the Fortune 100 companies.

Market Leadership

Highlights of CBRE’s core competencies and extensive coverage of the commercial real estate market are demonstrated by (i) its status, as of December 31, 2005, as the largest global commercial real estate services firm based on 2005 revenue and (ii) the following additional 2005 data:

The Americas

The Americas segment is CBRE’s largest segment of operations and provides a comprehensive range of services throughout the U.S. and in the largest metropolitan regions in Canada, Mexico and other selected parts of Latin America.

•	Mortgage Originations: originating, structuring and placing approximately $17.8 billion of mortgage loans, joint venture equity, bridge loans, construction loans, net leased finance, whole loan dispositions and other combined real estate transactions;

•	Investment Sales: 6,200 sale transactions valued at approximately $66.8 billion;

•	Leasing: 25,000 lease transactions covering approximately $29.9 billion of rent;

•	Property Management: approximately 522.1 million square feet of commercial space for property owners and occupiers;

•	Property Valuations: approximately 19,000 appraisal valuation assignments;

•	Loan Servicing: approximately $67.0 billion of commercial mortgage loans being serviced, through its 50% owned partnership (GEMSA), with approximately $31.0 billion related to CBRE/Melody originated loans; and

•	Information Research: Torto Wheaton Research, a wholly-owned subsidiary of CBRE, is a premier provider of research services to institutional advisors, plan sponsors, opportunity fund managers, government agencies, banks, insurance companies, rating agencies and finance companies in the U.S. and Canadian commercial real estate markets.

International

CBRE’s Europe, Middle East and Africa (EMEA) segment has offices in 35 countries, with its largest operations located in the United Kingdom, France, Spain, the Netherlands and Germany. Operations within the EMEA countries generally include brokerage, investment properties, corporate services, valuation/appraisal services, asset management services, facilities management and other services similar to CBRE’s Americas segment. CBRE’s Asia Pacific segment has offices in 12 countries. CBRE is one of only a few companies that can provide a full range of real estate services to large corporations throughout the Asia Pacific region, similar to the broad range of services provided by its Americas and EMEA segments. CBRE’s principal operations in Asia are located in China, Hong Kong, Singapore, South Korea and Japan, and its principal operations in the Pacific region include Australia and New Zealand, with principal offices located in Brisbane, Melbourne, Sydney, Perth and Auckland.

Global Investment Management

CBRE’s wholly owned subsidiary, CBRE Investors, and its investment management affiliates, provides investment management services to clients/partners that include pension plans, investment funds and other organizations seeking to generate returns and diversification through investment in real estate.

History

The history of CBRE dates back to 1906 to a company that was founded in San Francisco, California and grew to become one of the largest commercial real estate services firms in the western U.S. during the 1940s. In the 1960s and 1970s, the company expanded both its service portfolio and geographic coverage to become a full-service provider with a growing presence throughout the U.S. Since then, as part of its growth strategy, the company has undertaken various strategic acquisitions. In 1995, the company purchased Westmark Realty Advisors, which was subsequently renamed CB Richard Ellis Investors. CBRE Investors is a global real estate investment management firm with approximately $17.3 billion of assets under management. In 1996, the company acquired CBRE/Melody, a nationally-known mortgage banking firm. In 1997, the company acquired Koll Real Estate Services, a real estate services company primarily providing property management services, corporate and facilities management services and asset and portfolio management services. In 1998, the company acquired leading international property services firms REI Limited and Hillier Parker May & Rowdan, to become the first real estate services firm with a platform to deliver integrated real estate services across the world’s major business capitals. In 2003, the company acquired Insignia Financial Group, Inc., making it a premier, worldwide, full-service real estate company. In 2004, the company completed the initial public offering of its common stock and, in 2005, was the only commercial real estate services company included on the Fortune 1000 list of the largest publicly-held companies.

CBRE Melody & Company

CBRE/Melody, a wholly-owned subsidiary of CBRE, is one of the largest originators of commercial real estate loans in the U.S. based on origination volume. CBRE/Melody originates and services commercial mortgage loans primarily through relationships established with investment banks, commercial banks, specialty lenders, insurance companies, pension funds and governmental agencies. As of December 31, 2005, including affiliate and partner offices, CBRE/Melody operated in 33 offices nationwide with approximately 294 employees, including 114 originators. CBRE’s mortgage loan origination and servicing operations are conducted exclusively through CBRE/Melody.

During 2005, CBRE/Melody originated, structured and placed approximately $17.8 billion of mortgage loans, joint venture equity, bridge loans, construction loans, net leased finance whole loan dispositions and other combined real estate transactions. Individual transactions ranged up to $230.0 million in size.

GEMSA, CBRE/Melody’s servicing provider and a joint venture between CBRE/Melody and GE Capital Real Estate, is the fourth largest servicer of commercial mortgages in the U.S., and as of December 31, 2005, was servicing approximately $67.0 billion of mortgage loans. As of December 31, 2005, GEMSA was servicing the rights of $90.0 million of the carrying value of our investments. GEMSA (and its predecessors) has been a leading commercial mortgage loan servicer for over 25 years. GEMSA is a recognized leader in servicing commercial mortgages for both the CMBS market and institutional clients, and in 2005 participated as a master servicer in 4 securitizations and has approximately 137 servicing professionals. GEMSA is a rated master and primary servicer.

Our Business Strengths

Originating Investments. We source our investments through two primary channels: the affiliated CBRE system and our internal origination system. The combination of these systems allows us to evaluate a large number of investment opportunities. Our ability to have greater control over and access to the originating activities is directly tied to the principal investor relationship we share with a borrower. Our origination capabilities flow from our direct relationships with our borrowers in addition to acquiring investments from third party financial institutions and other intermediaries, where it is underwritten, structured, priced and sold in the secondary market. As a result of our origination capabilities, we believe that we can create more efficient investment pricing and a more customized investment risk position for those investments we originate. By seeking to control as much of the capital structure as possible, we can identify and retain that portion which we believe provides what we believe to be the most attractive and appropriate total returns for our stockholders based on our risk assessment of the investment.

Access to CBRE. We have a significant business strength through our access to the resources and experience of CBRE, which includes the following:

•	CBRE Sponsorship. Our relationship with CBRE, which had 14,500 employees as of December 31, 2005, provides us with access to borrowers, investors, origination and acquisition opportunities and the market knowledge gained through CBRE’s network of dedicated professionals. In addition, we greatly benefit from CBRE’s extensive property management and leasing capabilities and mature infrastructure as well as GEMSA’s servicing expertise. We believe that to replicate the scope of this platform and the services it provides to us would be cost prohibitive. Further, we believe this platform is highly scalable and will allow us to grow our operations and take advantage of and/or structure new financial products without additional significant infrastructure costs. As a result, we believe that we have unique access to a strong pipeline of investment opportunities and market knowledge.

•	Extensive Origination Base. CBRE’s extensive and recognized origination platform consisting of approximately 114 originators in 33 offices, including affiliate and partner offices, as of December 31, 2005, with experience in originating, underwriting and structuring a myriad of real estate finance products in all geographic areas across the U.S. enables us to be a provider of real estate financial services that can offer financing solutions ranging from the most senior capital positions through subordinate interest to equity participations. Of our approximately $1,201.5 million of investments held as of September 30, 2006, approximately 52.7% was sourced through the affiliated CBRE system.

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Strategic Relationships and Market Insight. CBRE’s strong relationships with real estate owners and developers, tenants, lenders, property managers and other financial institutions and financial services companies across the U.S. provide us with access to investment opportunities throughout the U.S. and complements the national relationship network of our senior management. These relationships provide us the ability to actively monitor real estate trends and fundamentals throughout the U.S. Additionally, we have an Advisory Council that is made up of 23 CBRE executives and key CBRE/Melody originators from around the U.S. Their breadth and diversity of experience provide us with the perspective and influence of industry leaders across the U.S. in all aspects of commercial real estate. Our Advisory Council’s input enables us to closely monitor trends in the market place, the financing products available in the market and current borrowers’ needs and demands.

Dedicated Manager. Through at least the initial term of the management agreement, our Manager will be solely dedicated to the operations of our company. Our Manager has 24 employees, all of whom are fully dedicated to the operations of our Manager. We believe that these exclusive arrangements and the size and depth of our Manager’s team distinguish our arrangement with our Manager from other externally managed mortgage REITs.

Experienced Management Team. Our management team has significant experience in commercial real estate and has an average of over 20 years of experience in real estate investing and lending, including significant experience in originating and structuring real estate financial products, real estate capital markets, private equity investments, whole loan sales, match funding, finance, risk management, private equity fund formation and securitizations. We believe that the extensive experience of these executives provide us with a seasoned team that can generate investment opportunities across all of our targeted asset classes and effectively manage and finance our portfolio.

Product Diversity and Structuring Flexibility. Our ability to provide a wide range of financing products and our ability to customize financing structures to meet borrowers’ needs is one of our key business strengths. We are a full-service provider of real estate financing solutions capable of financing the most senior capital positions as well as subordinate interests and equity participations.

Disciplined Underwriting and Efficient Execution. Our management team’s experience in underwriting our targeted assets, and their ability to draw upon the resources of CBRE, supports our ability to establish a well-structured, diversified portfolio of real estate investments. Our underwriting involves comprehensive financial, structural, operational and legal due diligence to assess the risks of investments so that we can optimize pricing and structuring. All of our investments are reviewed and approved by our investment committee consisting of all of the members of our management team. With the knowledge, experience and relationships of our management team and CBRE, CBRE/Melody’s position as one of the U.S.’s leading commercial mortgage originators and servicers and the support of CBRE’s leasing, sales, appraisal, research and property management operations, we believe that we have the capability to underwrite quickly and efficiently any issue on any real estate asset.

Our Business Strategy

Our business strategy is to, over time, generate a diversified portfolio of commercial real estate investments and leverage these investments to produce attractive total returns to our stockholders. We believe that we have access to many investment and finance opportunities that emerge from our affiliation with CBRE. We source our investments through two primary channels: the affiliated CBRE system and our internal origination system. We believe that the relationships and the market insight provided by our affiliation with CBRE combined with the broad experience of our management team allow us to anticipate market trends and provide a wide variety of products to a diverse borrower base in multiple asset classes. This enables us to adjust our investment strategy to take advantage of market opportunities and structure our financing products in order to meet the needs of our borrower clients.

As flexibility is a main component of our strategy, we intend to continuously maintain an ability to invest in a wide variety of investments in all, or any part of, the capital structure, from the most senior capital positions through subordinate interests to equity participations. This flexibility enables us to originate or acquire whole loans, existing B Notes and mezzanine debt and retain equity positions in real estate partnerships in the form of joint ventures and/or mezzanine equity or debt.

In each financing transaction we undertake, we seek to control as much of the capital structure as possible. We generally seek to accomplish this through the direct origination of whole loans and other investments, the ownership of which permits a wide variety of syndication and securitization executions. By providing a single source of financing to a borrower, we intend to streamline the lending process, give greater certainty to the borrower and retain the portion of the capital structure that will generate what we believe to be the most attractive and appropriate total returns based on our risk assessment of the investment.

In many instances, we will originate and structure whole loans either through or jointly with our TRS. In instances where we originate whole loans jointly with our TRS, we will retain the higher yielding subordinate pieces of the structured loan (B Notes and/or mezzanine), and our TRS will sell the lower yielding senior pieces. If we originate whole loans through our TRS, the TRS will sell the higher yielding subordinate piece of the structured loan to us at fair market value determined based on arms length dealing, and the TRS will sell the lower yielding senior piece to third parties. We may also pay our TRS a fee for the origination services provided by it for the loans we acquire for our loan portfolio. This aspect of our business is performed through our TRS in order for us to avoid being subject to a 100% penalty tax on income recognized by REITs from transactions in dealer property. Our TRS is subject to corporate income tax on any taxable gain recognized by it on the sale of loans to us or to third parties and on its other taxable income. We and our TRS use warehouse facilities to provide short-term funding for our mortgage loan originations.

We intend to diligently grow and manage our portfolio with the objective of providing attractive total returns to our investors through a combination of dividends and capital appreciation. We generate income principally from the spread between the yields on our assets and the cost of our borrowing and hedging activities. Future distributions and capital appreciation are not guaranteed, however, and we have only limited operating history and REIT experience upon which you can base an assessment of our ability to achieve our objectives.

Our ability to manage our real estate risk is a critical component of our success. We actively manage and maintain the credit quality of our portfolio by using our management team’s expertise in structuring and repositioning investments to improve the quality and yield on managed investments. When investing in higher leverage transactions, we use guidelines and standards developed and employed by our management team, including a review of the creditworthiness of the borrower and its equity investors, additional forms of collateral and strategies to effect repayment. If defaults occur, we will utilize our management team’s strong asset management skills to mitigate the severity of any losses and we will seek to optimize the recovery from assets in the event that we foreclose upon them. Our objective is to work with the borrower to bring any loan current. We work directly with the borrower to understand the reasons for the default and, if appropriate, negotiate a modified repayment schedule. If a loan in default cannot be brought current, then we will explore either a discounted payoff, third-party note sale, or negotiate a deed-in-lieu of foreclosure. In the event of a foreclosure, we evaluate whether the causes of the default can be corrected over a reasonable period without significant impairment of the value of the asset. Actions may include a physical inspection of the property, determining the amount of capital to correct deferred maintenance and release the asset, touring the market to understand market conditions and how the asset performs against its competition, hiring an experienced property manager and leasing agent and estimating the fair market value of the asset. The objective is to strengthen the overall operation of a property in an attempt to reposition the collateral in the marketplace for sale. Management will implement whatever initiative it deems reasonable to ensure that a foreclosed property is stabilized prior to being sold. However, in the event a foreclosed property is deemed an unacceptable risk, management would recommend that the property be sold “as is,” with minimal capital expended prior to sale.

Our Financing Strategy

General Policies. We finance the acquisition of our investments primarily by borrowing against or “leveraging” our existing portfolio and using the proceeds to acquire additional investments as well as through capital raises. Our leverage policy permits us to leverage up to 80% of the total value of our assets. We anticipate our overall leverage will be between 70% and 80% of the total value of our assets; but our actual leverage will depend on our mix of assets. Our charter and bylaws do not limit the amount of indebtedness we can incur, and our board of directors has discretion to deviate from or change our indebtedness policy at any time. However, we intend to maintain an adequate capital base to protect against various business environments in which our financing and hedging costs might exceed interest income (net of credit losses) from our investments. These conditions could occur, for example, due to credit losses or when, due to interest rate fluctuations, interest income on our investments lags behind interest rate increases in our borrowings, which are expected to be predominantly variable rate.

We use leverage for the sole purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates. We use debt financing in various forms in an effort to increase the size of our portfolio and enhance our returns to our stockholders. Access to low-cost capital is crucial to our business since we earn income based on the spread between the yield on our investments and the cost of our borrowings and hedges.

Our financing strategy focuses on the use of match-funded financing structures. This means that we seek to match the maturities and/or repricing schedules of our financial obligations with those of our investments to minimize the risk that we have to refinance our liabilities prior to the maturities of our assets and to reduce the impact of changing interest rates on earnings. In addition, we match fund interest rates with like-kind debt through the use of hedges such as interest rate swaps, caps, or through a combination of these strategies. This allows us to reduce the impact on our cash flow and earnings of changing interest rates.

Warehouse Facilities. We use short-term financing, in the form of warehouse facilities. Warehouse lines are typically collateralized loans made to investors who invest in securities and loans that in turn pledge the resulting securities and loans to the warehouse lender. Third party custodians, usually large banks, typically hold the securities and loans funded with the warehouse facility borrowings, including the securities, loans, notes, mortgages and other important loan documentation, for the benefit of the lender who is deemed to own the securities and loans and, if there is a default under the warehouse line, for the benefit of the warehouse lender. The pool of assets in a warehouse facility typically must meet certain requirements, including term, average life, investment rating, agency rating and sector diversity requirements. There are also certain requirements relating to portfolio performance, including required minimum portfolio yield and limitations on delinquencies and charge-offs. Failure to comply with these requirements could result in either the need to post additional collateral or cancellation of the warehouse facility.

As of September 30, 2006, we had outstanding obligations under two master repurchase agreements with Deutsche Bank AG, Cayman Islands Branch, an affiliate of Deutsche Bank Securities Inc., totaling $39.6 million with a weighted average borrowing rate of 5.83%. The $400.0 million master repurchase agreement has a repurchase date of August 29, 2006. The repurchase date shall automatically be extended for an additional day on a daily basis, without any action required to be taken by the lender or us, unless the lender delivers to us in writing a termination notice of such daily automatic extension feature. In such event, the repurchase date shall be the day 364 days after the date of the written termination notice. The $250.0 million master repurchase agreement had an initial repurchase date of May 30, 2006. Pursuant to this agreement, the repurchase date may be extended for up to two additional three-month periods following the initial repurchase date or the first extended repurchase date, as applicable, if (i) we have given to the lender a written notice not less than 30 days prior to the initial repurchase date, (ii) no default or an event of default (as defined in the master repurchase agreement) has occurred or be continuing and (iii) with respect to the second extension, we have paid the lender an extension fee in the amount of 0.25% of the aggregate repurchase price as of the date three months after the initial repurchase date. We elected to extend this facility to November 29, 2006, at which time we may extend this facility for an additional three-month period so long as all of the extension conditions are timely satisfied.

As of September 30, 2006, approximately $79.9 million was outstanding under the $200.0 million master repurchase agreement with Bank of America, N.A. and Banc of America Securities LLC, with a weighted average borrowing rate of 6.46%, and we had no outstanding borrowings under the $250.0 million master repurchase agreement with Bank of America, N.A. and Banc of America Securities LLC. The $200.0 million master repurchase agreement has a repurchase date of January 26, 2007 and the $250.0 million master repurchase agreement has a repurchase date of February 12, 2007. Under both agreements, the repurchase date will be extended for up to two 364-day periods following the initial purchase agreement date, if (i) the lender agrees to such extension within 30 days of receipt of our written notice to extend the repurchase date, which will be delivered to the lender at least 90 days but no more than 120 days prior to the initial repurchase date and (ii) with respect to the second extension, no default or an event of default (as defined in the master repurchase agreement) has occurred or be continuing.

On July 20, 2006, we entered a $175.0 million warehouse facility with Wachovia Bank, N.A. The facility matures on September 30, 2006, and will be used to finance our investments in whole loans, bridge loans, B Notes, mezzanine loans and CMBS. As of September 30, 2006, $169.7 million was outstanding under this facility with a weighted average borrowing rate of 6.09%. The borrowings under this facility were paid off on October 4, 2006 and the facility was closed. On August 24, 2006, Wachovia Bank, N.A. entered into a $300.0 million master repurchase agreement with us under which $122.5 million was outstanding as of September 30, 2006, with a weighted average borrowing rate of 6.34%.

Collateralized Debt Obligations. For longer-term funding, we utilize securitization structures, particularly CDOs, as well as other match-funded financing structures. CDOs are multiple class debt securities, or bonds, secured by pools of assets, such as whole loans, B Notes, mezzanine loans, CMBS and REIT debt. Like typical securitization structures, in a CDO the assets are pledged to a trustee for the benefit of the holders of the bonds. The bonds generally are rated by one or more rating agencies. We may, to the extent consistent with our qualification as a REIT, structure a securitization through real estate mortgage investment conduits, or REMICs, whereby regular and residual interests are secured primarily by real estate mortgages. To the extent that these securitizations are done through a REMIC structure, we anticipate that the securitization will be done through our TRS, which will sell to us the junior interests we intend to retain for investment. If the securitizations are not done through a REMIC structure, we intend to structure the securitization so that the loans will be treated as our assets, and the securitization debt treated as our liabilities, by classifying the securitization entity such that it will be treated as a flow-through entity or QRS, for U.S. federal income tax purposes. In order to ensure that the securitization entity would be treated as a QRS, we must retain all of the non-investment grade securities issued by the securitization entity. We believe CDO financing structures are an appropriate financing vehicle for our targeted real estate asset classes, because they will enable us to obtain long-term cost of funds and minimize the risk that we have to refinance our liabilities prior to the maturities of our investments while giving us the flexibility to manage credit risk and, subject to certain limitations, to take advantage of profit opportunities.

Deutsche Bank Securities Inc., acted as the exclusive structurer and placement agent with respect to a CDO transaction totaling approximately $600.0 million, which closed on March 28, 2006. We retained 100% of the equity interests in our CDO subsidiary that issued the CDO notes consisting of preference and common shares as well as 100% of the non-rated debt tranches. The notes issued by our CDO subsidiary are secured initially by a portfolio of whole loans, B Notes, mezzanine loans and CMBS. Our Manager acted as the collateral manager for our CDO subsidiary but did not receive any fees in connection therewith. We acted as the advancing agent in connection with the issuance of the CDO notes. As of September 30, 2006, we had capitalized our CDO subsidiary with $47.25 million of common and preferred equity and held $44.25 million of debt in our CDO subsidiary.

Our Targeted Investments

Through our relationship with CBRE, we will capitalize on its national and international real estate platform and mature infrastructure and will benefit from the in-house specialists that CBRE maintains in all real estate service lines. Together with the experience of our management team, we have the capacity to underwrite any real estate asset and the capability to act on opportunities quickly and efficiently. Because we have the skills and experience required to invest in all portions of the capital structure of the real estate capital markets from the most senior capital positions through subordinate interests to equity participations, we have the opportunity to invest in a wide variety of real estate-related fixed income products that will vary across the risk/return spectrum. Our Manager continuously monitors the real estate and capital markets to uncover investment opportunities and adjust weightings of our diverse portfolio to maximize returns to our stockholders.

The following discusses the principal investments we have made and that we expect to make:

Whole Loans. We originate commercial mortgage loans, or whole loans, which are structured to either permit us to retain the entire loan, or sell or securitize the lower yielding senior portions of the loans and retain the higher yielding subordinate investment or contribute the loan to our CDOs. Typically, borrowers of these loans are institutions and well-capitalized real estate operating companies and investors. These loans are secured by commercial real estate assets in a variety of industries with a variety of characteristics. We anticipate that the typical investment size for our commercial mortgage loans will range between $5 and $100 million. We expect to originate both fixed and floating rate loans with maturities generally ranging from three to ten years and we expect to hold these investments to maturity. Our primary focus initially is commercial properties in the office, retail, hotel, industrial and apartment sectors.

We also acquire seasoned loans in the secondary market secured by single assets and portfolios of performing and sub-performing loans, originated by third-party lenders such as banks, life insurance companies and other owners. These loans are secured by commercial properties throughout the U.S. and have maturities ranging between two and ten years. The typical investment size of these loans range up to $100 million, primarily on a fixed rate basis.

If we anticipate selling the senior portion of our commercial mortgage loans, we will fund the purchase of the loan either through or jointly with our TRS. In instances where we originate or purchase the commercial mortgage loans jointly with our TRS, we will retain the subordinate portion for our own account and our TRS will sell the senior portion. If we purchase the commercial mortgage loans through our TRS, the TRS will sell the subordinate piece of the loan to us at fair market value determined based on arms length dealing, and the TRS will sell the senior piece to third parties. Our TRS will be subject to corporate income tax on any taxable gain recognized by it on the sale of loans to us or to third parties and on its other taxable income. If we anticipate holding a commercial mortgage loan for our own account, we will generally fund the purchase of the loan without funding by our TRS. We and our TRS use warehouse facilities to provide short-term funding for our third-party loan purchases.

Subject to maintaining our qualification as a REIT, we also offer bridge loans to borrowers who are seeking short-term capital (that is, less than five years) to be used in the acquisition, construction or redevelopment of a property. Typically, the borrower has identified a property in a favorable market that it believes to be poorly managed or undervalued. Bridge financing enables the borrower to secure short-term financing while improving the property and avoid burdening it with restrictive long-term debt. The bridge loans we originate will be predominantly secured by first mortgage liens on the property. We anticipate that the typical investment size for bridge loans will range between $10 million and $50 million, typically on a floating rate basis.

We expect the stated maturity of our bridge loans to range from one year to five years, and we expect to hold these investments to maturity. We believe our bridge loans will lead to additional financing opportunities in the future, as bridge facilities are often a first-step toward permanent financing or a sale.

As of September 30, 2006, we had invested $593.8 million on a carrying value basis, or 49.4% of our total investments in whole loans, $1.8 million of which are bridge loans and $134.0 million of which are seasoned loans. None of the whole loans or seasoned loans we made investments in was in default at the time of purchase or in default as of September 30, 2006. However, we may in the future invest in whole loans or seasoned loans that may be in default.

Subordinate Interests in Whole Loans (B Notes). We purchase from third parties, and may retain from whole loans we originate and securitize or sell, subordinate interests referred to as B Notes. B Notes are loans secured by a first mortgage and subordinated to a senior interest, referred to as an A Note. The subordination of a B Note is generally evidenced by a co-lender or participation agreement between the holders of the related A Note and the B Note. In some instances, the B Note lender may require a security interest in the stock or partnership interests of the borrower as part of the transaction. B Note lenders have the same obligations, collateral and borrower as the A Note lender, but typically are subordinated in recovery upon a default. B Notes share certain credit characteristic with second mortgages, in that both are subject to the greater credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or A Note. If we originate first mortgage loans, we may divide them, securitizing or selling the A Note and keeping the B Note for investment. In instances where we divide a first mortgage loan, we will fund the origination of the loan either through or jointly with our TRS. If we originate the first mortgage loan jointly with our TRS, we will retain the B Note for investment and our TRS will sell the A Note. If we originate the first mortgage loans through our TRS, the TRS will sell the B Note to us for investment at fair market value determined based on arms length dealing, and the TRS will sell the A Note to third parties. We may also pay our TRS a fee for the origination services provided by it for the B Notes we acquire for our loan portfolio. Any fee we pay to our TRS for loan origination will be market-based and consistent with fees that would be earned with the origination of mortgage loans on behalf of third parties. Our TRS will be subject to corporate income tax on any taxable gain recognized by it on the sale of B Notes or A Notes to us or to third parties and on its other taxable income. We believe that the B Note market will continue to grow with the expansion of the commercial mortgage securitization market.

When we acquire and/or originate B Notes, we may earn income on the investment, in addition to the interest payable on the B Note, in the form of fees charged to the borrower under that note (currently approximately 0.25% to 1% of the note amount) or by receiving principal payments in excess of the discounted price (below par value) we paid to acquire the note. When we originate a B Note out of a whole loan and then sell the A Note through our TRS, we will have to allocate the basis in the whole loan to the two (or more) components to reflect the fair market value of the new instruments. Our TRS may realize a profit on the sale if the allocated value is below the sale price. Our TRS will be subject to corporate income tax on any taxable gain recognized by it on such sales as well as its other taxable income.

Our ownership of a B Note with controlling class rights may, in the event the financing fails to perform according to its terms, cause us to elect to pursue our remedies as owner of the B Note, which may include foreclosure on, or modification of, the note. In some cases the owner of the A Note may be able to foreclose or modify the note against our wishes as holder of the B Note. As a result, our economic and business interests may diverge from the interests of the holders of the A Note. These divergent interests among the holders of each investment may result in conflicts of interest.

We anticipate that the typical investment size for B Notes generally range between $10 million and $50 million. B Notes generally have terms matching those of the whole loan of which they are a part, typically three to ten years and we invest in both fixed and floating rate loans. We expect to hold B Notes to their maturity. We generally structure or acquire B Notes with unilateral foreclosure rights on the underlying mortgage.

As of September 30, 2006, we had invested $155.3 million on a carrying value basis, or 12.9% of our total investments in B Notes.

Mezzanine Financing. We invest in mezzanine loans that are senior to the borrower’s common and preferred equity in, and subordinate to a first mortgage loan on, a property. These loans are secured by pledges of ownership interests, in whole or in part, in entities that directly or indirectly own the real property.

Mezzanine loans may have elements of both debt and equity instruments, offering the fixed returns in the form of interest payments and principal payments associated with senior debt, while providing lenders an opportunity to participate in the capital appreciation of a borrower, if any, through an equity interest. Due to their higher risk profile, and often less restrictive covenants, as compared to senior loans, mezzanine loans generally earn a higher return than senior secured loans. Mezzanine loans also may include a “put” feature, which permits the holder to sell its equity interest back to the borrower at a price determined though an agreed upon formula.

We structure our mezzanine loans so that we receive a stated fixed or variable interest rate on the loan as well as a percentage of gross revenues and a percentage of the increase in the fair market value of the property securing the loan, payable upon maturity, refinancing or sale of the property. Our mezzanine loans also have prepayment lockouts, penalties, minimum profit hurdles and other mechanisms to protect and enhance returns in the event of premature repayment.

These investments will typically range in size from $10 to $50 million and have terms from two to ten years. Mezzanine loans have maturities that match the maturity of the related mortgage loan but may have shorter or longer terms. We expect to hold these investments to maturity. We expect to hold certain of our mezzanine investments in our TRS.

As of September 30, 2006, we had invested $204.9 million on a carrying value basis, or 17.1% of our total investments in mezzanine financing.

Commercial Mortgage-Backed Securities. We acquire CMBS that are created when commercial loans are pooled and securitized. These securities may or may not be rated investment grade by rating agencies. We also originate CMBS from pools of commercial loans we assemble, in which event we expect to retain the more junior interests. We expect a majority of our CMBS investments to be rated by at least one nationally-recognized rating agency, and to consist of securities that are part of a capital structure or securitization where the rights of such class to receive principal and interest are subordinated to senior classes but senior to the rights of lower rated classes of securities. We intend to invest in CMBS that will yield high current interest income and where we consider the return of principal to be likely.

CMBS are generally pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. CMBS are secured by or evidenced by ownership interests in a single commercial mortgage loan or a pool of mortgage loans secured by commercial properties. They are typically issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income to make specified interest and principal payments on such tranches. Losses and other shortfalls from expected amounts to be received on the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled.

The yields on CMBS depends on the timely payment of interest and principal due on the underlying mortgage loans and defaults by the borrowers on such loans may ultimately result in deficiencies and defaults on the CMBS. In the event of a default, the trustee for the benefit of the holders of CMBS has recourse only to the underlying pool of mortgage loans and, if a loan is in default, to the mortgaged property securing such mortgage loan. After the trustee has exercised all of the rights of a lender under a defaulted mortgage loan and the related mortgaged property has been liquidated, no further remedy will be available. However, holders of relatively senior classes of CMBS will be protected to a certain degree by the structural features of the securitization transaction within which such CMBS were issued, such as the subordination of the relatively more junior classes of the CMBS.

We generally invest in non-investment grade classes of CMBS, including BB-rated, B-rated and non-rated classes which collectively total 3% to 15% of the principal amount of a typical CMBS issuance. We anticipate that the size of a typical investment in CMBS by us will be between $5 million and $50 million, primarily on a fixed rate basis. We expect the stated maturity of our CMBS securities investments range from several months to up to 15 years. We expect to hold CMBS securities to maturity.

As of September 30, 2006, we had invested $189.6 million on a carrying value basis, or 15.8% of our total investments in CMBS. 11.5% of our CMBS, based on carrying value, has been upgraded by a nationally recognized statistical rating agency.

Joint Venture Investments. Subject to maintaining our qualification as a REIT, we exploit the capital imbalance in the middle-market joint venture equity market by acquiring equity interests in entities that own real estate, providing financing through preferred equity investments on a co-investment basis with real estate operating companies and acquiring higher-yielding structured debt and equity securities. We anticipate that the typical investment size of our joint venture investments will range between $5 and $15 million. We expect to hold our private equity investments for a four to five year period.

We make joint venture investments in entities that directly or indirectly own commercial real estate. Joint venture investments are not secured, but holders have priority relative to common equity holders on cash flow distributions and proceeds of capital events. In addition, preferred holders can often enhance their position and protect their equity position with covenants that limit the entity’s activities and grant us the right to control the property after default. Occasionally, the first mortgage on a property prohibits additional liens and a joint venture structure provides an attractive financing alternative. With joint venture investments, we may become a special limited partner or member in the ownership entity and may be entitled to take certain actions, or cause liquidation, upon a default. Joint venture investments typically are more highly leveraged, with loan-to-value ratios of 85% to 95%.

Certain of our joint venture investments will involve the development, redevelopment or re-tenanting of all or a portion of the real estate assets owned by the joint venture. These investments will initially provide a low current dividend or yield, or no current dividend or yield, on our invested equity compared to the dividend or yield that is projected upon stabilization of the underlying real estate assets. Therefore, these assets may have a dilutive effect on our cash flows and results of operations in the short to intermediate term. If these investments perform according to our expectations, they would be accretive to our cash flow and results of operations once the underlying assets of the joint venture investment are stabilized (which can occur over a six month to two year period) or are sold or refinanced (which can occur over a one to four year period). However, there can be no assurance as to the successful performance of these joint venture investments.

Our joint venture investment product team has been successful in identifying potential investment opportunities and in utilizing the CBRE/Melody system in sourcing and analyzing these opportunities. Since our inception, our joint venture investment product team has met with approximately 100 owners and operators generating more than 250 potential investment opportunities. Management considers many of these potential investments as attractive investment opportunities and consistent with our investment objectives. However, due to portfolio and product diversification concerns, the potential short-term dilutive effect of some of these investments as well as certain technical issues many of these investments create with respect to the requirements for REIT qualification, we have not pursued all such opportunities. In response to this, we may pursue co-investment opportunities that would lower our equity investment in an individual project and allow us to invest in more such investments on an aggregate basis. Further, we are considering potentially sponsoring a co-investment vehicle or fund to capitalize these co-investments. There is no assurance or guarantees that we will continue to identify these potential investment opportunities or that we will pursue, or be successful in pursuing, these co-investment opportunities, including a potential fund.

As of September 30, 2006, we had invested $57.9 million on a carrying value basis, or 4.8% of our total investments in joint venture investments, which includes our equity investment in two limited liability companies, which are deemed to be VIEs which we consolidate in our audited financial statements because we are deemed to be the primary beneficiary of these VIEs under FIN 46R.

Other Real Estate-Related Investments. We also may make investments in other types of commercial real estate assets. These may include acquisitions of real property, net leased property, distressed and stressed debt securities, RMBS, CDOs and equity and debt issued by REITs or other real estate companies. We have authority to issue our common stock or other equity or debt securities in exchange for property. Subject to gross income and asset tests necessary for REIT qualification, we may also invest in securities of other REITs, or other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

Some of these investments may be equity interests in properties with no stated maturity or redemption date, or long-term leasehold interests with expiration dates as long as 40 years beyond the date of our investment. We expect that we would hold these investments for between several months and up to ten years, depending upon the risk profile of the investment and our investment rationale. The timing of our sale of these investments, or of their repayment, is frequently tied to certain events involving the underlying property, such as new tenants or superior financing.

As of September 30, 2006, we had no investments in other real-estate related investments.

Sourcing Potential Investment Opportunities

We recognize that investing in our targeted asset classes is highly competitive, and that we compete with many other mortgage REITs, specialty finance companies and other lenders for profitable investment opportunities. Given this competitive environment, it is important for us to have access to the broadest supply of new investment and finance opportunities, which we refer to as our gross origination flow, so that we can be highly selective in those opportunities that we decide to pursue. Currently, our Manager reviews many potential opportunities for every investment we make. Accordingly, we believe the ability to identify, or “source,” such opportunities is very important to our success. We source our investment opportunities through two primary channels: the affiliated CBRE system and our internal origination system.

Affiliated CBRE System. We believe that CBRE/Melody has one of the strongest and most active origination systems in the U.S. CBRE/Melody’s 114 originators are located throughout the major markets and their primary goal is to find the best capital source for their borrowers and clients. CBRE/Melody generated more than $17.8 billion of mortgage loans, joint venture equity, bridge loans, construction loans, net leased finance, whole loan dispositions and other combined real estate transactions in approximately 1,300 transactions in 2005. Our Manager spends considerable time educating the CBRE/Melody originators as to our investment targets and guidelines so that they can inform borrowers and partners of our capabilities. For example, our Manager will direct the CBRE/Melody originators to focus on certain markets and property types that our Manager believes will provide the most attractive investments for us. At the same time, the CBRE/Melody originators provide information on investment, financing and sales activities and trends in their local markets. This information is helpful to us and allows our Manager to adjust its origination efforts. Of our approximately $1,201.5 million of investments held as of September 30, 2006, approximately 52.7% was sourced through the affiliated CBRE system.

We believe our affiliation with CBRE and CBRE/Melody is a distinct advantage for us in sourcing, analyzing and managing investments across all of our product types. All of our Manager’s investment professionals have direct and substantial interaction with sales, leasing and financing brokers within CBRE and CBRE/Melody. As a result, we are introduced to numerous investment opportunities. The volume of potential investments originated through this affiliation allows us to be highly selective about those opportunities we seek to pursue in order to meet our financial and operating objectives.

Our Internal Origination System. Our management team’s deep experience in all aspects of real estate lending, investment, capital markets and management also provides us with a valuable origination system. Over the years, our management team has developed extensive relationships with borrowers, sellers of whole loans, various financial institutions and other financial intermediaries throughout the U.S. These relationships provide us with a broad range of investment and finance opportunities, including seasoned loans, purchased securities and private equity. The depth and diversity of these relationships will provide us with investment and finance opportunities across all major product types and markets.

Our management team and other members of our product teams call on these sources in all of the principal markets in the U.S. Our efforts are guided by our ongoing research process that enables us to evaluate markets, property types and real estate securities. Our efforts are coordinated through a dedicated marketing campaign so that we maximize coverage and market penetration.

The combination of the affiliated CBRE system and our internal origination system allows us to consider a large number of whole loans, seasoned loans, joint venture and private equity investment opportunities. An example of this combined origination system is the activities of our seasoned loan program. This program purchases and evaluates investments that are secured by assets located throughout all major markets. We have designed our acquisition program to initially source and acquire investments from financial situations and owners of whole loans where we believe that attractive opportunities exist. Our management team has long standing existing relationships and experience with many of these institutions and owners. Of our acquired whole loans, 100% was sourced and acquired from institutions in which CBRE/Melody originated loans for in 2005. These relationships are important and provide us with substantial benefits in underwriting and identifying specific risks and potential returns in our investments. As CBRE/Melody is an active originator for these institutions, we expect that we will continue to benefit from, and they will continue to provide us with, access to whole loan investment opportunities.

In addition, our joint venture investment product team originates investments with real estate owners throughout the U.S. In 2005, this product team researched and identified key investment markets and ranked them according to various real estate fundamentals such as job growth, income levels, occupancy levels, projected pipeline of future supply, difficulty of adding new development and capitalization rates. Once key markets were identified, a campaign was organized to meet with real estate owners and operators in those markets. In most cases, this team was assisted by CBRE/Melody in gaining access to these companies. Since our inception, this product team has met with approximately 100 owners and operators generating more than 250 potential investment opportunities across many major markets and include all property types.

Our Investment Process

Our Manager employs an active five-step investment process consisting of:

Information Research. Our Manager continuously monitors the property and capital markets to adjust its investment strategy seeking to optimize the performance of our portfolio. We believe we have a substantial business strength in our research capabilities due to the resources and activities of CBRE. We have access to all property market and economic data research produced by CBRE and provided to its clients. In addition, we have direct access to CBRE’s leasing, sales, property management, appraisal and industry specialists, which provides us with additional market and property specific information. We have developed a proprietary database to capture this information and provide our management team with a very effective tool for refining its investment strategies and goals. Our Advisory Council’s input enables us to monitor trends in the marketplace, the financing products available in the market and current borrowers’ needs and demands. We utilize the information provided by CBRE and its affiliates and our Advisory Council as well as a variety of independent sources to refine our strategy. Some of the key elements we generally focus on are:

•	fundamental supply and demand characteristics of markets;

•	performance characteristics of all property types;

•	overall capital flows;

•	macro-economic trends;

•	demographic trends;

•	quotes on various structures and products;

•	market makers and leaders;

•	cap rates; and

•	sales information.

Once we identify our target markets and borrowers/partners in those markets, we conduct a second level of research including: detailed information on the borrower/partner, leasing and sales comparables by product type in each market, recent financing quotes and market specific capital flows. This approach allows us to focus on investment opportunities that are best for us and fall within our investment guidelines. To limit due diligence costs, all potential investments that fall within our investment guidelines are reviewed by our investment committee, prior to the decision to pursue such an investment, for overall compatibility with our investment portfolio.

Screening and Pursuit of Potential Transactions. When we have identified a potential transaction, we analyze it to determine if the particular investment meets our stated objectives. Each product team, which is headed by a member of our senior management, reviews the potential investment to determine its risk/return profile and how it would fit within our overall portfolio. Our goal is to quickly determine if we should pursue a potential investment. To make the determination at this stage requires a comprehensive review of the materials provided by the borrower concerning itself and its assets, quick analysis of the market in which the investment is located and our own modeling of the property’s projected financial performance.

Should a product team determine that the investment opportunity warrants continued review and resources, the investment is placed on our “Pipeline Report.” Once placed on the report, the product team will prepare a written summary of the transaction for the investment committee. The purpose of the brief is to introduce the opportunity to the investment committee and seek its initial guidance. The brief will include review of the following elements:

•	the borrower’s reputation, credit and payment performance;

•	an initial review of the asset, including market analysis, property valuation, risk assessment and physical examination;

•	consideration of environmental, structural and zoning factors;

•	the proposed transaction structure;

•	initial financial modeling; and

•	initial REIT and 1940 Act compliance.

We believe that this approach allows us to be responsive to the prospective borrowers, clients and partners while enabling us to stay focused on which potential investments will best help us accomplish our goals. Once the investment committee agrees to place the prospective investment on its “Pipeline Report,” the product team will begin a more detailed and thorough underwriting and due diligence.

Thorough Underwriting and Due Diligence. Following the decision to pursue an investment, each potential transaction, whether a single asset or a portfolio of assets, is subject to a review of the underlying real estate collateral, the borrower and the associated debt/equity structure. Our Manager has developed a rigorous and disciplined review approach that allows us to determine whether a prospective investment can achieve our targeted returns. From a real estate perspective, the due diligence includes, but is not limited to:

•	conducting a thorough analysis, regardless of the recourse nature of a loan, of the borrower’s investment history, reputation, credit history, investment focus and expertise;

•	making site visits to assess the economic viability of the collateral including tenant and overall property viability;

•	reviewing submarket supply and demand and existing and planned competitive properties;

•	reviewing local submarket rental and sales comparables;

•	reviewing issuer and third party valuations and appraisals of the property, if applicable, and the LTV ratio with respect to the collateral;

•	performing in-depth legal, accounting, environmental, zoning, structural analyses of the property and borrower;

•	reviewing the level and stability of cash flow from the underlying collateral to service the mortgage debt;

•	analyzing the availability of capital for refinancing by the borrower if the loan does not fully amortize;

•	reviewing loan documents to determine the lender’s rights, including personal guarantees, additional collateral, default covenants and other remedies as well as the lender’s rights under any intercreditor agreements; and

•	making appropriate modifications to reflect the underlying collateral and borrower credit risk, including requiring letters of credit or other liquid instruments to ensure timely payments and loan to value ratios appropriate for the yield.

Additionally, all investments are considered in the context of their risk and yield profile, reviewing such factors as match-funding and hedging efficiency and overall concentration considerations, such as investment size, product type, tenants, borrower, sector, floating vs. fixed rates and maturity. Our focus is on risk management and understanding the impact of any investment on our investment portfolio prior to closing.

As a result of this extensive real estate review, a cash flow forecast for each collateral property is prepared, and a valuation is assigned. The performance of the respective investment is then forecasted to derive the projected return. Sensitivity analysis are performed in consideration of differing levels of the property’s cash flow, loan losses, variances in the timing of loan payoffs or prepayments, loan extension scenarios and changing interest rates. In all cases, we consider the potential impact on the risk profile of our investment portfolio and the impact on cash flow after we implement financing at the company level, whether in the form of a CDO or some other debt instrument.

Upon completion of due diligence, our product team considers the impact of any material findings on the transaction’s risk profile. Once final due diligence is substantially complete, the investment professionals prepare and submit a final investment committee brief to the investment committee.

Investment Committee Approval. The investment committee will review the final investment committee brief prepared by a product team and decide to approve or decline the investment. Should the investment be approved, the product team will move to close the investment or financing with the assistance of legal, accounting, tax and other specialists appropriate for that particular investment.

All transactions are reported to our board of directors. Our investment committee consults regularly with our board of directors, the executive committee of our board of directors, our Advisory Council and various CBRE and CBRE/Melody professionals to understand and take advantage of the latest available market information and trends. The majority vote (which must include the affirmative vote of our chief executive officer) of all members of our investment committee is required to approve all investments and dispositions, including investments and dispositions of up to $25 million (except for (i) investments and dispositions having credit ratings of “A” or better by a major rating agency, such threshold will be up to $50 million and (ii) with respect to aggregate CMBS investments of up to $15 million having credit ratings of “B” or better and consistent with our operating guidelines, only two members of the investment committee must approve the investment; however, the majority vote of all members of our investment committee will be required to approve aggregate CMBS investments over $15 million). Separate approvals by our executive committee and our board of directors are not required under these circumstances. Our executive committee, which consists of Messrs. Wirta, Melody, Marks and Gollenberg, has the authority delegated by our board of directors to authorize transactions consistent with our investment guidelines and must approve, by a majority vote (which must include the affirmative vote of the independent director), investments and dispositions aggregating greater than $25 million and up to $50 million (except for investments and dispositions having credit ratings of “A” or better by a major rating agency, such threshold will be greater than $50 million and up to $75 million). A majority of the members of our board of directors must approve all investments and dispositions greater than such amounts identified above.

Closing. The closing process is extensive due to the documentation associated with all of our investment products. Non-CMBS closings are completed, to the extent possible, on our own standard documentation, but CMBS and many direct high yield debt investments are on documents specific to that transaction. Those documents are negotiated by our Manager with the support of one of our executive vice presidents and outside counsel. Closing of joint venture or mezzanine investments are similar to the non-CMBS closings noted above. With respect to those investments, because we are investing with a local real estate partner, or are secured by that partner’s interest in the owning entity, there are some documents that will be specific to that transaction.

Asset Management and Servicing

With respect to managing the investments made by us, our Manager (with the assistance of GEMSA or a third party as servicer where appropriate) seeks to address the following issues:

•	Investment Monitoring. Our Manager actively monitors and manages our investments. Our Manager’s asset managers have been trained to identify asset level risks early and to take measures to mitigate those concerns. Our investment committee reviews our portfolio quarterly on a formal basis and more frequently, on an informal basis, to consider any “watch list” assets and determine any appropriate actions and reserve strategies. Assets are managed aggressively through maturity.

•	Cash Collections. When we originate a new loan, we evaluate whether it is appropriate to require a lock box agreement (or cash management account), based on certain criteria, such as the debt service coverage ratio, LTV ratio and quality of sponsorship. As determined appropriate, we will require the borrower to establish a cash management account at a commercial bank acceptable to us. Tenants will be required to deposit all rents, revenues and receipts with respect to the property into the cash management account. Generally, the debt service, loan escrows and reserves are paid from this account, and any balance remaining is remitted to the borrower.

•	Collateral Valuation. Our Manager is responsible for determining the value of the collateral property, including an analysis of the condition of the property, existing tenant base, current information and comparable market rents, occupancy and sales. When appropriate, our Manager also conducts an investigation of the borrower to identify other potential sources of recovery, including other non-real estate collateral and guarantees. Our Manager is also responsible for reviewing the collateral operating statements on an ongoing basis and within the market in order to accurately track asset value and its cash flow performance.

•	Recovery Strategies. To the extent a default is realized with respect to an investment, our Manager is responsible for recommending and implementing the appropriate recovery strategy in order to produce the highest present value recovery. Our management team’s real estate operating and distressed debt workout management experience put us in a strong position to manage problems that may arise. We may also utilize a special servicer, which in some instances, where appropriate, may be an affiliate of us, CBRE or CBRE/Melody (including GEMSA), to manage, modify and resolve loans and other investments that fail to perform under the terms of the loan agreement, note, indenture, or other governing documents. Special servicers are most frequently employed in connection with whole loans, B Notes and first-loss classes of CMBS. For the three months and nine months ended September 30, 2006 and for the period June 9, 2005 to December 31, 2005, we paid or had payable approximately $21,000, $42,000 and $2,000, respectively, in fees to GEMSA in its capacity as a special servicer to our company.

Our Operating Policies

Our Investment and Borrowing Guidelines. We have adopted general guidelines for our investments and borrowings to the effect that:

•	no investment will be made that would cause us to fail to qualify as a REIT for U.S. federal income tax purposes;

•	no investment will be made that would cause us to be regulated as an investment company under the 1940 Act;

•	no more than 25% of our equity, determined as of the date of such investment, will be invested in any single asset;

•	no more than 25% of our equity, determined as of the date of such investment, will be invested in any single borrower;

•	our leverage will generally not exceed 80% of the value of our assets, in the aggregate;

•	the majority vote (which must include the affirmative vote of our chief executive officer) of all members of our investment committee will be required to approve all investments and dispositions, including investments and dispositions of up to $25 million (except for (i) investments and dispositions having credit ratings of “A” or better by a major rating agency, such threshold will be up to $50 million and (ii) with respect to aggregate CMBS investments of up to $15 million having credit ratings of “B” or better and consistent with our operating guidelines, only two members of the investment committee must approve the investment; however, the majority vote of all members of our investment committee will be required to approve aggregate CMBS investments over $15 million); the majority vote (which must include the affirmative vote of the independent director) of our executive committee will be required to approve investments and dispositions aggregating greater than $25 million and up to $50 million (except for investments and dispositions having credit ratings of “A” or better by a major rating agency, such threshold will be greater than $50 million and up to $75 million); and a majority of our board of directors must approve all investments and dispositions greater than such amounts identified above; and

•	we will maintain a portfolio of geographically diverse assets.

Our Manager is required to seek the approval of a majority of the independent members of our board of directors before we engage in a material transaction with our Manager or any of its affiliates. These investment guidelines may be changed by our board of directors without the approval of our stockholders.

In addition:

•	we will monitor all multiple asset types, sector markets, and tranches to identify attractive total return investments.

•	our asset allocation will be determined by market conditions and driven by exploitable market inefficiencies on either the asset or structuring side or both.

•	we will emphasize the following investment themes:

•	high quality investments carefully screened and selected from our numerous origination channels.

•	disciplined asset selection and bottom-up underwriting.

•	use of asset and liability structuring to lock-in attractive total returns and to minimize risk.

•	hands on asset management and exit strategy/realization monitoring.

Credit Risk Management. We are exposed to various levels of credit and special hazard risk depending on the nature of our underlying assets and the nature and level of credit enhancements supporting our assets. We originate or purchase mortgage loans that meet minimum debt service coverage standards established by us. Our Manager and our executive vice presidents review and monitor credit risk and other risks of loss associated with each investment. In addition, our Manager seeks to diversify our portfolio of assets to avoid undue geographic, issuer, industry and certain other types of concentrations. Our board of directors monitors the overall portfolio risk and reviews levels of provision for loss.

Interest Rate Risk Management. To the extent consistent with maintaining our qualification as a REIT, we follow an interest rate risk management policy intended to mitigate the negative effects of major interest rate changes. We minimize our interest rate risk from borrowings by attempting to structure the key terms of our borrowings to generally correspond to the interest rate term of our assets.

Total Return Swaps. Subject to maintaining our REIT qualification, we may finance certain of our bank loan assets using total return swaps. Total return swaps allow an investor to gain exposure to an underlying loan without actually owning the loan. In these swaps, the total return (interest, fees and capital gains/losses on an underlying loan) is paid to an investor in exchange for a floating rate payment. The investor pays a fraction of the value of the total amount of the loan that is referenced in the swap as collateral posted with the swap counterparty. The total return swap, therefore, is a leveraged investment in the underlying loan. Our ability to invest in total return swaps, other than through our TRS, may be severely limited by the REIT qualification requirements because total return swaps generally will not be considered qualifying assets and will not produce qualifying income for purposes of the REIT income and asset tests.

Hedging Activities. We engage in hedging transactions to protect our investment portfolio from interest rate fluctuations and other changes in market conditions. These transactions may include interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options, mortgage derivatives and other hedging instruments. These instruments may be used to hedge as much of the interest rate risk as our Manager determines is in the best interest of our stockholders, given the cost of such hedges and the need to maintain our qualification as a REIT. We may from time to time enter into interest rate swap agreements to offset the potential adverse effects of rising interest rates under certain short-term repurchase agreements. Our Manager may elect to have us bear a level of interest rate risk that could otherwise be hedged when it believes, based on all relevant facts, that bearing such risk is advisable.

Disposition Policies. Although there are no current plans to dispose of properties or other assets within our portfolio, other than certain assets held in our TRS, our Manager evaluates our asset portfolio on a regular basis to determine if it continues to satisfy our investment criteria. Subject to certain restrictions applicable to REITs, our Manager may cause us to sell our investments opportunistically and use the proceeds of any such sale for debt reduction, additional acquisitions or working capital purposes.

Equity Capital Policies. Subject to applicable law, our board of directors has the authority, without further stockholder approval, to issue additional authorized common stock and preferred stock or otherwise raise capital, including through the issuance of trust preferred securities or senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. We may also raise funds through the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income). In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock, preferred stock, trust preferred securities or other senior securities in any manner and on such terms and for such consideration as it deems appropriate, at any time. Our existing stockholders and potential investors will have no preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment. See “Description of Stock.” We may in the future issue common stock in connection with acquisitions.

We may, under certain circumstances, repurchase our common stock in private transactions with our stockholders, if those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT, for so long as the board of directors concludes that we should remain a REIT. We also have the authority to offer equity or debt securities in exchange for property.

Other Policies. We intend to operate in a manner that will not subject us to regulation under the 1940 Act. Subject to gross income and asset tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We may engage in the purchase and sale of investments. We also may make loans to third parties. We will not underwrite the securities of other issuers.

Future Revisions in Policies and Strategies. Our board of directors has approved the investment policies, the operating policies and other strategies set forth in this prospectus. Our board of directors has the power to modify or waive these policies and strategies, or amend the management agreement with our Manager, without the consent of our stockholders to the extent that the board of directors (including a majority of our independent directors) determines that such modification or waiver is in our best interest or the best interest of our stockholders. Among other factors, developments in the market that either affect the policies and strategies mentioned herein or which change our assessment of the market may cause our board of directors to revise its policies and strategies. However, if such modification or waiver involves the relationship of, or any transaction between, us and our Manager or any affiliate of our Manager, the approval of a majority of our independent directors is also required.

Competition

Our net income depends, in large part, on our Manager’s ability to originate and acquire structured investments with spreads over our borrowing costs. In originating and acquiring these investments, our Manager competes with other commercial REITs, specialty finance companies, savings and loan associations, banks, mortgage brokers, insurance companies, mutual funds, institutional investors, investment banks firms, other lenders, governmental bodies and other entities. In addition, there are numerous commercial REITs with asset acquisition objectives similar to ours, and others may be organized in the future. The effect of the existence of additional REITs may be to increase competition for the available supply of commercial real estate finance products suitable for purchase by us. Some of our anticipated competitors are significantly larger than us, have access to greater capital and other resources and may have other advantages over us.

Our Formation and Structure

We were organized as a Maryland corporation in May 2005 and completed a private offering of our common stock in June 2005 in which we raised net proceeds of approximately $282.5 million. Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Banc of America Securities LLC and Citigroup Global Markets Inc. served as the initial purchasers/placement agents in the private offering. CBRE, through one of its affiliates, purchased from us 1,100,000 shares of our common stock in the private offering, representing 5.1% of our common stock on a fully-diluted basis as of December 31, 2005. Certain of our executive officers and directors and certain executive officers and directors of CBRE and CBRE/Melody purchased 964,101 shares of our common stock in that offering, representing 4.5% of our common stock on a fully-diluted basis as of December 31, 2005. Additionally, certain other employees of CBRE and CBRE/Melody purchased 732,114 shares of our common stock in that offering, representing 3.4% of our common stock on a fully-diluted basis as of December 31, 2005. Upon completion of our June 2005 private offering, we granted to our Manager, its employees and certain of its related persons 565,087 shares of restricted stock and options to purchase 813,600 shares of our common stock with an exercise price of $15.00 per share, representing 6.4% of our common stock on a fully-diluted basis as of December 31, 2005. Additionally, 34,913 shares of restricted stock and options to purchase 186,400 shares of our common stock were made available for issuance to our Manager or to employees or other related parties of our Manager as directed by our Manager. Upon completion of our June 2005 private offering, we granted to our directors 2,668 shares of restricted stock in the aggregate. In January 2006, we granted to certain employees of our Manager 119,500 shares of restricted stock, net of forfeitures (34,913 shares of which were issued at the direction of our Manager in accordance with the previous sentence) and options to purchase 66,550 shares of our common stock, net of forfeitures (all of which were issued at the direction of our Manager in accordance with the previous sentence), with an exercise price of $15.00 per share. In August 2006, two former employees of our Manager forfeited 20,300 shares of restricted stock and options to purchase 18,100 shares of our common stock. Additionally, in August 2006, we granted to certain employees of CBRE/Melody options to purchase 17,850 shares of our common stock, with an exercise price of $15.00 per share. In September 2006, 10,833 shares of restricted stock and options to purchase 6,667 shares were forfeited by former employees of our Manager, and additional options to purchase 2,000 shares were granted to one of these former employees.

Our investment activities are managed by our Manager and, through it, by CBRE and CBRE/Melody, which we consider to be our promoters, and are supervised by our investment committee and board of directors. Ray Wirta, vice chairman and director of CBRE and chairman of our Manager, is our chairman. Michael Melody, the executive managing director of our Manager and vice chairman of CBRE/Melody, is one of our directors.

Operating and Regulatory Structure

We have elected to be taxed as a REIT under Section 856 through 859 of the Internal Revenue Code commencing with our taxable year ended on December 31, 2005. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we were organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT.

As a REIT, we generally will not be subject to U.S. federal income tax on our net income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property. CBRE Realty Finance TRS, Inc., our TRS, will be a regular taxable corporation that will be subject to U.S. federal, state and local income tax on its income.

Our investment activities are managed by our Manager and supervised by our investment committee and our board of directors. Under our management agreement, we pay our Manager an annual base management fee determined by our equity as well as an incentive fee based on our performance. See “Management—Management Agreement.”

Exclusion From Regulation Under the 1940 Act

We conduct our operations so that we are not required to register as an investment company. Under Section 3(a)(1) of the 1940 Act, a company is not deemed to be an “investment company” if:

•	it neither is, nor holds itself out as being, engaged primarily, nor proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•	it neither is engaged nor proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and does not own or propose to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis. “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

Because we are a holding company that will conduct our businesses through wholly-owned or majority-owned subsidiaries, the securities issued by our subsidiaries that are excepted from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis. This requirement limits the types of businesses in which we may engage through our subsidiaries.

CBRE Realty Finance Holdings, LLC, our subsidiary that holds, through wholly-owned subsidiaries, substantially almost all of our real-estate-related securities, also intends to conduct its operations so that it is not required to register as an investment company because less than 40% of the value of its total assets on an unconsolidated basis will consist of “investment securities.” CBRE Realty Finance Holdings, LLC in the future may seek to be exempt from 1940 Act regulation under Section 3(c)(5)(C). Certain of the wholly-owned subsidiaries of CBRE Realty Finance Holdings, LLC intend to be exempt from 1940 Act regulation under Section 3(c)(5)(C). Any entity relying on Section 3(c)(5)(C) for its 1940 Act exemption must have at least 55% of its portfolio invested in qualifying real estate assets (which, in general, must consist of whole mortgage loans and other liens on and interests in real estate and another 25% of its portfolio invested in other real estate-related assets.

Based on no-action letters issued by the Staff of the Securities and Exchange Commission, or the SEC, we classify our investments in whole loans as qualifying real estate assets, as long as the loans are “fully secured” by an interest in real estate. That is, if the loan-to-value ratio of the loan is equal to or less than 100%, then we consider the loan a qualifying real estate asset. We do not consider loans with loan-to-value ratios in excess of 100% to be qualifying real estate assets that come within the 55% basket, but only real estate-related assets that come within the 25% basket. With respect to our investments in B Notes, we take the position that B Notes are qualifying real estate assets that come within the 55% basket, or Qualifying B Notes, where we have the unilateral right to (i) instruct the servicer to foreclose on a defaulted mortgage loan, (ii) replace the servicer in the event the servicer, in its discretion, elects not to foreclose on such a loan, and (iii) purchase the A Note in the event of a default on the mortgage loan. We note that the SEC Staff has not provided any guidance on the treatment of B Notes for Section 3(c)(5)(C) purposes and any such guidance may require us to adjust our B Note investment strategy. We will treat our mezzanine loans and our CMBS investments as real estate-related assets that come within the 25% basket. Our joint venture investments may constitute qualifying real estate assets if we have the right to approve certain major decisions affecting the joint venture. The treatment of other investments as qualifying real estate assets and real estate-related assets is based on the characteristics of the underlying collateral and the particular type of loan including whether we have foreclosure rights with respect to those securities or loans that have underlying real estate collateral.

Because CBRE Realty Finance Holdings, LLC will not be relying on Section 3(c)(1) or 3(c)(7) for its 1940 Act exemption, our investment therein will not constitute an “investment security” for purposes of the 40% Test. We believe that CBRE Realty Finance TRS, Inc., our TRS, is exempted from 1940 Act regulation under Section 3(c)(7) of the 1940 Act. Therefore, our investment in our TRS will constitute an “investment security” for purposes of the 40% Test. Our CDO subsidiary is a QRS, that is expected to be exempted under the 1940 Act under Section 3(c)(5)(C). Additionally, we expect to form separate subsidiaries for each additional CDO or other securitizations we sponsor. We expect that each such subsidiary will rely on the exception provided by Section 3(c)(5)(C) or 3(c)(7) under the 1940 Act.

The determination of whether an entity is a majority-owned subsidiary of our Company is made by us. The 1940 Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The 1940 Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies, including CDO subsidiaries, in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% Test. We have not requested the SEC to approve our treatment of any company as a majority-owned subsidiary and the SEC has not done so. If the SEC were to disagree with our treatment of one or more companies, including CDO subsidiaries, as majority-owned subsidiaries, we would need to adjust our investment strategy and invest our assets in order to continue to pass the 40% Test. Any such adjustment in our investment strategy could have a material adverse effect on us.

We may seek a no-action letter from the SEC Staff, regarding how certain of our investment strategies fit within the exclusions from regulation under the 1940 Act that we and our subsidiaries are using. To the extent that the SEC Staff provides more specific guidance regarding the treatment of assets as qualifying real estate assets or real estate-related assets, we may be required to adjust our investment strategy accordingly. Any additional guidance from the SEC Staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

If we or our subsidiaries fail to maintain our exceptions or exemptions from the 1940 Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Compliance with the 1940 Act will, accordingly, limit our ability to make certain investments.

Staffing

We are managed by our Manager pursuant to the management agreement between our Manager and us. All of our executive officers are employees of our Manager or one or more of its affiliates. All of the employees of our Manager are fully dedicated to the operations of our Manager. Through at least the initial term of the management agreement, our Manager is solely dedicated to the operations of our company. In addition, we have reasonable access to the investment professionals of each of CBRE and CBRE/Melody. Our Manager has 24 employees. See “Management—Management Agreement.”

Legal Proceedings

We and our Manager are not currently subject to any material legal proceedings.

Place of Business

Our principal office is located at City Place 1, 185 Asylum Street, 37th Floor, Hartford, CT 06103 and our telephone number is (860) 275-6200. We believe that our office facilities are suitable and adequate for our business as it is conducted. Our website is located at http://www.cbrerealtyfinance.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

MANAGEMENT

Directors and Executive Officers

Our board of directors consists of seven directors, four of which have been determined by our board to be independent in accordance with the independence standards of the NYSE. Each of our directors is elected annually by our stockholders.

All of our executive officers are employees of our Manager or one or more of its affiliates. All of the employees of our Manager are fully dedicated to the operations of our Manager. Through at least the initial term of the management agreement, our Manager is solely dedicated to the operations of our company. In addition, we have reasonable access to the investment and other professionals of each of CBRE and CBRE/Melody.

Our directors and executive officers, their ages and titles, as well as their positions with us, our Manager, CBRE or CBRE/Melody as of December 12, 2006, are as follows:

Name	Age	Title	Positions with Manager, CBRE or CBRE/Melody
Ray Wirta	62	Chairman	Chairman of our Manager; Vice Chairman and Director of CBRE; Chief Executive Officer of CB Richard Ellis Services, Inc.

Michael Melody	44	Director	Executive Managing Director of our Manager; Vice Chairman of CBRE/Melody

Douglas Eby	47	Director*	N/A

Vincent Costantini	50	Director*	N/A

Ricardo Koenigsberger	40	Director*	N/A

David Marks	59	Director*	N/A

Keith Gollenberg	48	Chief Executive Officer, President and Director	Executive Managing Director of our Manager

Michael Angerthal	39	Executive Vice President, Chief Financial Officer and Treasurer	Managing Director of our Manager

James Evans	53	Executive Vice President and Secretary	Managing Director of our Manager

Paul Martin	47	Executive Vice President	Managing Director of our Manager

Thomas Podgorski	46	Executive Vice President	Managing Director of our Manager

*	Indicates that such director is considered an independent director under the NYSE independence standards as determined by our board of directors.

Biographical Information

Information for each of our independent directors, Messrs. Wirta, Melody and our executive officers is set forth below.

Ray Wirta has been our chairman and chairman of our Manager since May 2005. Mr. Wirta was chief executive officer of CBRE from July 2001 to June 2005 and a director of CBRE since September 2001. Since June 2, 2005, Mr. Wirta has been its vice chairman. He has been chief executive officer of CB Richard Ellis

Services, Inc. from May 1999 to June 2005. He served as its chief operating officer from May 1998 to May 1999. Since June 2005, Mr. Wirta has been a director of AlliedBarton Security Services, which provides security services to buildings and businesses throughout the U.S. He has served as a manager of Allied Security Holdings LLC since September 2005. Mr. Wirta holds a B.A. from California State University, Long Beach and an M.B.A. in International Management from Golden Gate University.

Michael Melody has been one of our directors and an executive managing director of our Manager since May 2005. Mr. Melody is the vice chairman of CBRE Melody & Company and is responsible for jointly overseeing production operation nationwide, GEMSA loan servicing operations, merger and acquisition activities and global corporate initiatives. During 2003 and 2004, CBRE Melody & Company closed approximately 1900 separate commercial real estate financings and structured equity transactions. Mr. Melody joined CBRE Melody & Company in 1987, during which time he has focused on strategic initiatives for CBRE Melody & Company, including the acquisition and integration of a number of commercial mortgage banking companies, as well as major accounts and direct origination. As the executive vice president and executive managing director of CBRE Melody & Company during the past ten years, Mr. Melody has directly originated, structured and placed real estate financings with various life insurance companies, pension funds, commercial banks and other CMBS lenders.

Douglas C. Eby has been one our directors since June 9, 2005. Mr. Eby is the president of Torray LLC, an investment advisory firm founded in 1973. The firm provides investment management services to separately managed institutional accounts and two publicly traded mutual funds. Mr. Eby has over twenty years of investment management experience. Mr. Eby is the Chairman and CEO of Time Partners LLC, an investment advisory firm managing private partnerships for qualified investors. Prior to joining the company in 1992, Mr. Eby was an investment manager and research analyst at Thomson Advisory Group from 1986 to 1992. He currently serves on the board of directors of Markel Corporation, an NYSE listed company, Suburban Health Care System, a non-profit healthcare provider in Bethesda, MD and the Boys and Girls Club of Greater Washington. Mr. Eby earned his B.A. in Economics from Catholic University and received an M.B.A from Indiana University.

Vincent J. Costantini has been one of our directors since June 9, 2005. Mr. Costantini was a founder and has served as a managing partner of Roseview Capital Partners LLC, a real estate, merchant banking and investment advisory company since January 2001. Mr. Costantini currently serves on the boards of several business and non-profit organizations. Mr. Costantini is also the chairman of the Board of Kensington Investment Company, the holding company for the Grand Circle Travel Group. From March 2000 to December 2000, Mr. Costantini served as partner and group chief executive officer of The O’Neill Companies, one of the largest privately held commercial real estate development firms in the nation. Prior to joining the O’Neill Companies, he served as a member of the management committee of Lend Lease Real Estate Investments Inc. From 1995 to the first quarter of 2000, Mr. Costantini was president and chief operating officer of Boston Financial, a privately-held real estate institutional investment advisor. Prior to that time, Mr. Costantini served as chief financial officer and head of acquisitions for General Investment & Development Co., a privately-held real estate operating company. Mr. Costantini is a graduate of St. Joseph’s University.

Ricardo Koenigsberger has been one of our directors since June 9, 2005. Mr. Koenigsberger is a founding managing partner of the ROCA Funds, a group of private equity funds focused on the Real Estate Investment Trust Market. In his role as a ROCA partner, Mr. Koenigsberger is a member of the investment committee of the ROCA Funds. Prior to this position, Mr. Koenigsberger was a partner of Apollo Real Estate Advisors, L.P. (AREA), the general partner of the Apollo Real Estate Funds, and was responsible for new investments and investment management and was with AREA from 1995 to 2005. Apollo is a real estate private equity company with equity under management of over $4 billion. At AREA, Mr. Koenigsberger oversaw equity investments, including investments in distressed debt, limited partnership tenders, convertible preferred instruments, operating companies and direct equity investments. Mr. Koenigsberger was also responsible for all of Apollo’s direct ownership in hotels in the U.S. and led the hospitality business for Apollo. Mr. Koenigsberger was instrumental in the creation and initially headed the Apollo-GMAC Mezzanine Fund. Prior to becoming a partner of AREA, Mr. Koenigsberger had been associated with Apollo Management, the general partner of the Apollo Corporate Funds, since 1990. Mr. Koenigsberger was also a member of the Corporate Finance Department of Drexel Burnham Lambert Incorporated, where he was involved in a variety of financings and M&A assignments. Mr. Koenigsberger is a past director of Capital Lodging, Meadowbrook Golf, Schuler Homes/Western Pacific Housing, CB Richard Ellis, and Washington Corp., a diversified Washington based real estate company. Mr. Koenigsberger is a graduate of the University of Pennsylvania’s Wharton School of Business.

David P. Marks has been one of our directors since June 9, 2005. Mr. Marks is the chief investment officer for CUNA Mutual Group and president of Member Capital Advisers, or MCA, since September 2005. Prior to joining CUNA Mutual Group and MCA, Mr. Marks was the chief investment officer for Travelers Insurance/Citigroup from April 2004 to June 2005. From November 2002 through March 2004, Mr. Marks served as the chief investment officer for CIGNA Investments. From September 2001 to October 2002, Mr. Marks was a Partner at Green Mountain Partners, a buy-out partnership focused on acquiring small-to-medium sized manufacturing companies. During the ten years prior to his position at Green Mountain Partners, Mr. Marks was president and chief investment officer of Allianz Investments. Mr. Marks received a B.A. in Chemistry & Physics from the University of Connecticut, an M.B.A. in Finance from the University of Connecticut and an Executive M.B.A. from Dartmouth University. Mr. Marks is a CFA.

Keith Gollenberg has been our chief executive officer, president and a director and an executive managing director of our Manager since May 2005. Mr. Gollenberg has 25 years of experience in all facets of real estate debt and equity finance and investment, including lending, structured investing and securitization. Prior to joining us, Mr. Gollenberg led CIGNA Investment Management’s Capital Markets Group from 1998 to 2004, and was responsible for securitizing and structuring activities that included securitized lending, loan syndications and collateralized loan obligation operations. While at CIGNA’s Capital Markets Group, Mr. Gollenberg was responsible for investing in a portfolio that consisted of structured and real estate securities, including B Note, mezzanine, and CMBS investments. From 1983-1985, Mr. Gollenberg held various investment positions at CIGNA. Mr. Gollenberg is or has been a Governor on the Commercial Mortgage Securitization Association Board, a member of the Real Estate Roundtable, Association for Investment Management and Research, Hartford Society of Financial Analysts and various charitable organizations.

Michael Angerthal has been our executive vice president, chief financial officer and treasurer since May 2005. During the nine years prior to joining us, Mr. Angerthal was a finance executive at General Electric Company managing senior level finance and investor relations’ positions within several major business units. Most recently, at GE Real Estate where Mr. Angerthal directed the strategic planning, analysis and management of real estate assets including owned and managed real estate, equity investments with real estate partners in industrial, retail, office and multifamily asset classes and debt products for industrial assets. Prior to joining GE in 1996, Mr. Angerthal was a Business Assurance Manager at PriceWaterhouse Coopers. Mr. Angerthal is a CPA and received a B.B.A. degree in accounting from Pace University and an M.B.A. in Corporate Finance from Columbia Business School.

Jim Evans has been one of our executive vice presidents and secretary and a managing director of our Manager since May 2005. Mr. Evans has 23 years of experience in real estate investing and capital markets. Prior to joining us, Mr. Evans was chief executive officer of SCP Real Estate Partners, a private equity investment management firm. From 2002 to 2004, Mr. Evans served as President of Keating Partners, a private, fully-integrated real estate operating company that invested in residential, office, retail and hospitality properties. Prior to joining Keating Partners, Mr. Evans was a director for Capital Trust, Inc., where he was responsible for the marketing and business development activities of Capital Trust, Inc. and assisted in the capital raising activities for CT Mezzanine Partners II, a fund that focused on making large, floating rate mezzanine loans on commercial properties. Mr. Evans received a B.A. in government from Suffolk University.

Paul Martin has been one of our executive vice presidents and a managing director of our Manager since May 2005. Mr. Martin has 20 years experience in the real estate finance and investment industry. Prior to joining us, Mr. Martin was a Managing Director in the Capital Markets Group of CIGNA Investment Management where he was the portfolio manager for a portfolio of structured and real estate securities including mezzanine, B Note, CDO, REIT and CMBS investments. Prior to joining CIGNA in 1990, Mr. Martin was a real estate asset manager for Massachusetts Mutual Life Insurance Company. Mr. Martin is a member of the Association for Investment Management & Research, the Commercial Mortgage Securitization Association and is a CFA.

Tom Podgorski has been one of our executive vice presidents and a managing director of our Manager since May 2005. Mr. Podgorski has 24 years of experience in the real estate finance and investment industry. Prior to joining us, Mr. Podgorski headed a CMBS initiative at David L. Babson Co., the real estate affiliate of Massachusetts Mutual. Prior to his work at David L. Babson Co., Mr. Podgorski spent 22 years within CIGNA’s Real Estate Investment Division as a Managing Director with CIGNA’s Capital Markets Group and headed CIGNA’s large loan securitization business from 1998 to 2004. While at CIGNA, Mr. Podgorski was responsible for revenue generation from the program, along with origination, pricing and structuring new investments including fixed and floating rate mezzanine loans. Mr. Podgorski is an active member of the Commercial Mortgage Securitization Association and is a Chartered Financial Analyst (CFA).

Investment Committee

Our Investment Committee consists of: Keith Gollenberg, James Evans, Paul Martin, Thomas Podgorski and Michael Angerthal, which constitute all of our senior executive officers. We expect that the Investment Committee will at all times be composed of our senior executive officers. The role of our Investment Committee is to review and approve our investment policies, and review and approve our investment portfolio holdings and related compliance with our investment policies.

Our investment committee meets at least on a weekly basis and reviews all potential investments that fall within our investment guidelines for overall compatibility with our investment portfolio. Following investment screening and the completion of our underwriting and due diligence, our investment committee reviews the final investment committee brief prepared by a product team and will decide to approve or decline the investment. All transactions are reported to our board of directors. Our investment committee consults regularly with our board of directors, the executive committee of our board of directors, our Advisory Council and various CBRE professionals to understand and take advantage of the latest available market information and trends. The majority vote (which must include the affirmative vote of our chief executive officer) of all members of our investment committee is required to approve all investments and dispositions, including investments and dispositions of up to $25 million (except for (i) investments and dispositions having credit ratings of “A” or better by a major rating agency, such threshold will be up to $50 million and (ii) with respect to aggregate CMBS investments of up to $15 million having credit ratings of “B” or better and consistent with our operating guidelines, only two members of the investment committee must approve the investment; however, the majority vote of all members of our investment committee will be required to approve aggregate CMBS investments over $15 million). Separate approvals by our executive committee and our board of directors are not required under these circumstances.

Board Committees

Our board has established four committees, three of which consisting solely of independent directors, the principal functions of which are briefly described below. Matters put to a vote at any one of our four committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee.

Executive Committee. Our executive committee is chaired by the chairman of our board of directors, and consists of Ray Wirta, our chairman, Michael Melody, one of our directors, David Marks, one of our directors, and Keith Gollenberg, our chief executive officer. Our executive committee meets as frequently as necessary in order for us to achieve our investment objectives. Our executive committee has authority delegated by our board of directors to authorize transactions consistent with our investment guidelines and must approve, by a majority vote (which must include the affirmative vote of the independent director), investments and dispositions aggregating greater than $25 million and up to $50 million (except for investments and dispositions having credit ratings of “A” or better by a major credit rating agency, such threshold are greater than $50 million and up to $75 million). A majority of the members of our board of directors must approve all investments and dispositions greater than such amounts identified above.

Audit Committee. Our board of directors has established an audit committee, which is composed of three of our independent directors, Messrs. Costantini, Koenigsberger and Marks. Mr. Costantini chairs the committee and has been determined by our board of directors to be an “audit committee financial expert” as that term is defined by the SEC. The committee assists the board in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our independent auditors and any internal auditors.

The committee is also responsible for engaging independent public accountants, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee. Our board of directors has established a compensation committee, which is composed of Messrs. Eby, Costantini and Koenigsberger. Mr. Eby chairs the committee, whose principal functions are to:

•	evaluate the performance and compensation of our chief executive officer;

•	review the compensation payable to our officers and members of our board of directors;

•	administer our 2005 equity incentive plan; and

•	produce a report on executive compensation required to be included in the proxy statement for our annual meetings; and

Nominating and Corporate Governance Committee. Our board of directors has established a nominating and corporate governance committee, which is composed of Messrs. Koenigsberger, Eby and Marks. Mr. Koenigsberger chairs the committee, which is responsible for seeking, considering and recommending to the full board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to the board for adoption the committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and annually recommends to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of each member of the board of directors and management and reports thereon to the board.

Code of Business Conduct and Ethics

Our board of directors has established a code of business conduct and ethics that applies to our officers, directors and employees and to our Manager’s officers, directors and employees when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any amendment to, or waiver of, this code of business conduct and ethics for our executive officers or directors may be made only by our board of directors or one of our board committees specifically authorized for this purpose and must be promptly disclosed as required by law or stock exchange regulations.

Director Compensation

Any member of our board of directors who is also an employee of ours, our Manager, CBRE or CBRE/Melody, or the excluded directors, will not receive additional compensation for serving on our board of directors. Each non-excluded director receives an annual retainer of $20,000 payable in cash and a fee of $1,000 payable in cash for each full board meeting attended in person (or $500 payable in cash if participation is telephonically). Each non-excluded director who serves on a committee of our board of directors receives an annual fee of $5,000 payable in cash, except that the chairperson of our audit committee receives $10,000. Each non-excluded director is also paid a fee of $1,000 payable in cash for each committee meeting (if held on a separate day from a board meeting) that he or she attends (or $500 payable in cash if participation is telephonically), except for meetings of our executive committee. Each non-excluded director also received a restricted stock grant of 667 shares of our common stock upon completion of June 2005 private offering, which vests one year after the date of grant. We also reimburse our directors for their travel expenses, incurred in connection with their attendance at full board and committee meetings.

Our non-excluded directors are also eligible to receive restricted stock, option and other stock-based awards under our 2005 equity incentive plan.

Executive Compensation

We have not paid, and we do not intend to pay, any annual cash compensation to our executive officers for their services as executive officers. Our executive officers will be compensated by our Manager from the income our Manager receives under the management agreement between our Manager and us.

2005 Equity Incentive Plan

In connection with our formation, we established a 2005 equity incentive plan to provide incentive compensation to attract and retain qualified employees, directors, officers, advisors, consultants and other personnel, including our Manager and employees of our Manager and CBRE, CBRE/Melody, and any joint venture affiliates of ours, CBRE or CBRE/Melody. The compensation committee may provide that our Manager, CBRE, CBRE/Melody, any joint venture affiliates of us or CBRE, CBRE/Melody and employees of the foregoing may be eligible to participate in the 2005 equity incentive plan.

Administration

The compensation committee has the authority to administer and interpret the equity incentive plan, to authorize the granting of awards (subject to ratification by our board of directors), to determine the eligibility of an employee, director or consultant to receive an award, to determine the number of shares of common stock to be covered by each award, to determine the terms, provisions and conditions of each award, to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate, except that our Manager, subject to the terms of the 2005 equity incentive plan, will generally have, with respect to 91,000 options granted to or reserved for our Manager by us, the authority to grant awards, and determine the terms thereof, to employees or other related parties as directed by our Manager. Our compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The 2005 equity incentive plan is administered by the compensation committee consisting of two or more nonemployee directors, each member of which is intended to be, to the extent required by Rule 16b-3 under the Securities Exchange Act of 1934, a nonemployee director and will, at such times as our company is subject to Section 162(m) of the Internal Revenue Code, qualify as an outside director for purposes of Section 162(m) of the Internal Revenue Code, or, if no committee exists, the board of directors. References herein to the compensation committee include a reference to the board of directors for those periods in which the board of directors is acting.

Available Shares; Certain Grants

Subject to adjustment upon certain corporate transactions or events, the total number of shares subject to awards granted under the 2005 equity incentive plan (including securities convertible into or exchangeable for shares), in the aggregate, may not exceed 2,000,000. 600,000 shares of restricted stock and 1,000,000 options to purchase shares of our common stock were granted, or reserved for issuance, to our Manager or to its employees or other related parties as directed by our Manager in its discretion at the time of the completion of our June 2005 private offering. As of September 30, 2006, 619,687 of shares of restricted stock were allocated by our Manager to certain of its employees and other related parties and 909,000 options to purchase our common stock were allocated by our Manager to certain of its employees and other related parties, with an exercise price of $15.00 per share. These shares and options vest or become exercisable in three equal annual installments beginning on the first anniversary of the closing date of that offering. We reserved options to purchase 91,000 shares of our common stock available for issuance at the direction of our Manager to its officers, employees and other individuals who provide services to it. These options reserved for the issuance at the discretion of our Manager will vest or become exercisable in three equal installments beginning on the first anniversary of their issuance. Based upon recently enacted federal tax rules governing certain deferred compensation and depending upon anticipated additional guidance, it is possible that the existing grant may be restructured in whole or in part in order to address such rules and regulations thereunder.

If an option or other award granted under the 2005 equity incentive plan expires or terminates, the common stock subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards; provided, that any such forfeited shares that were reserved for grant to our Manager or to its employees or other related parties as directed by our Manager in its discretion, will continue to be reserved for regrant by our Manager. Any option or other award granted to employees of our Manager will be granted in consideration of services performed by those employees to and for the benefit of our company. Unless previously terminated by our board of directors, no new award may be granted under the 2005 equity incentive plan after the tenth anniversary of the date that such plan was initially approved by our board of directors. No award may be granted under our 2005 equity incentive plan to any person who, assuming exercise of all options and payment of all awards held by such person, would own or be deemed to own more than 9.8% of the outstanding common stock.

Awards Under the Plan

Stock Options. The terms of specific options, including whether options shall constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the compensation committee of our board of directors. The exercise price of an option shall be determined by the committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan) of the fair market value of our common stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan). Options will be exercisable at such times and subject to such terms as determined by the compensation committee.

Restricted Stock. A restricted stock award is an award of shares of common stock that is subject to restrictions on transferability and such other restrictions, if any, as our compensation committee may impose at the date of grant. Grants of restricted stock will be subject to vesting schedules as determined by the compensation committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the compensation committee of our board of directors may determine. Except to the extent restricted under the award agreement relating to the restricted stock, a participant granted restricted stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive distributions on the restricted stock. Although distributions are paid on all restricted stock, whether or not vested, at the same rate and on the same date as our common stock, holders of restricted stock are prohibited from selling such shares until they vest.

Phantom Shares. Phantom shares will vest as provided in the applicable award agreement. A phantom share represents a right to receive the fair market value of a share of our common stock, or, if provided by the compensation committee, the right to receive the fair market value of a share of our common stock in excess of a base value established by the compensation committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of common stock (as may be elected by the participant or the committee, as may be provided by the compensation committee at grant). The compensation committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the phantom shares installments over a period not to exceed ten years. In addition, the compensation committee may establish a program under which distributions with respect to phantom shares may be deferred for additional periods as set forth in the preceding sentence.

Distribution Equivalents. A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of common stock) of cash distributions made on shares of common stock otherwise subject to an award. The compensation committee may provide that amounts payable in the ordinary course with respect to dividend equivalents shall be converted into cash or additional shares of common stock. The compensation committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Other Equity-Based Awards. The 2005 equity incentive plan will authorize the granting of other awards based upon the common stock (including the grant of securities convertible into common stock and stock appreciation rights) and subject to terms and conditions established at the time of grant.

Adjustments in General; Certain Change in Control Provisions

In the event of certain corporate reorganizations or other events, the compensation committee generally may make certain adjustments in its discretion to the manner in which the 2005 equity incentive plan operates (including, for example, to the number of shares available under the 2005 equity incentive plan), and may otherwise take actions which, in its judgment, are necessary to preserve the rights of plan participants. Upon a change in control (as defined in the plan), the compensation committee generally may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, if the compensation committee determines that the adjustments do not have an adverse economic impact on the participants, and certain other special provisions may apply.

Amendment and Termination

Our board of directors may generally amend the equity incentive plan as it deems advisable, except in certain respects regarding outstanding awards. In addition, the 2005 equity incentive plan may not be amended without stockholder approval if the absence of such approval would cause the 2005 equity incentive plan to fail to comply with any applicable legal requirement or applicable stock exchange or similar rule.

Equity Compensation Plan Information

The following table presents information as of December 31, 2005 with respect to compensation plans under which shares of our common stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(2)(3)
Equity Compensation Plans Approved by Stockholders	813,600	$15.00	618,645
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	813,600	$15.00	618,645

(1)	Includes options to purchase 813,600 shares of our common stock granted to our Manager, its employees or related parties of our Manager.
(2)	Includes 34,913 shares of restricted stock and options to purchase 186,400 shares of our common stock available for issuance at the direction of our Manager. These options will vest or become exercisable in three equal installments beginning on the first anniversary of their issuance.
(3)	Excludes 119,500 shares of restricted stock and options to purchase 66,550 shares of our common stock granted to certain employees of our Manager in January 2006, which vest one year after the date of grant, and options to purchase 17,850 shares of our common stock granted to certain employees of CBRE/Melody in August 2006. Also excludes (i) 20,300 shares of restricted stock and options to purchase 18,100 shares of our common stock that were forfeited by two former employees of our Manager in August 2006, (ii) 10,833 shares of restricted stock and options to purchase 6,667 shares of our common stock forfeited by former employees of our Manager in September 2006 and (iii) options purchase 2,000 shares of our common stock granted to one of these former employees in September 2006.

Indemnification and Limitation on Liability; Insurance

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, or

•	the director or officer actually received an improper personal benefit in money, property or services, or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We have obtained a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. We have also entered into indemnification agreements with each of our executive officers and directors that obligate us to indemnify them to the maximum extent permitted by Maryland law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Management Agreement

Upon completion of our June 2005 private offering, we entered into a management agreement with our Manager, CBRE and CBRE/Melody, pursuant to which it provides for the day-to-day management of our operations.

The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Our Manager’s role as manager is under the supervision and direction of our board of directors. Our Manager is responsible for (i) the selection, purchase and sale of our portfolio investments, (ii) our financing activities, and (iii) providing us with investment advisory services. Our Manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

(i) serving as our consultant with respect to the periodic review of the investment criteria and parameters for our investments, borrowings and operations for the approval of our board of directors;

(ii) investigating, analyzing and selecting possible investment opportunities;

(iii) serving as our consultant with respect to the evaluation, purchase, origination, negotiation, structuring, monitoring, and disposition of investments by us, including the accumulation of assets for securitization;

(iv) serving as our consultant with respect to decisions regarding any financings, securitizations, hedging activities or borrowings undertaken by our company or its subsidiaries;

(v) serving as our consultant with respect to arranging for the issuance MBS from pools of mortgage loans or MBS owned by us;

(vi) representing, and making recommendations to us in connection with the purchase and finance and commitment to purchase and finance of whole loans, mezzanine loans and interests therein, mortgage loans and interests therein (including on a portfolio basis), real estate, real estate securities and other real estate-related assets, and the sale and commitment to sell such assets;

(vii) with respect to any prospective investment by us and any sale, exchange or other disposition of any investment by us, conducting negotiations on behalf of us with real estate brokers, sellers and purchasers and their respective agents, representatives and investment bankers and owners of privately and publicly held real estate companies;

(viii) engaging and supervising, on behalf of us and at our expense, independent contractors who provide real estate, investment banking, mortgage brokerage, securities brokerage, legal, accounting, due diligence and other financial services and such other services as may be required relating to our investments;

(ix) coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with any joint venture or co-investment partners;

(x) providing executive and administrative personnel, office space and office services required in rendering services to us;

(xi) administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(xii) communicating on behalf of us with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(xiii) counseling us in connection with policy decisions to be made by our board of directors;

(xiv) evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on behalf of us, consistent with such strategies, as so modified from time to time, with our qualification as a REIT, and with the investment guidelines;

(xv) counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder;

(xvi) counseling us regarding the maintenance of our exclusion from status as an investment company under the Investment Company Act and monitoring compliance with the requirements for maintaining such exclusion;

(xvii) assisting us in developing criteria for debt and equity financing that are specifically tailored to our investment objectives and making available to us its knowledge and experience with respect to mortgage loans, real estate, real estate securities, other real estate-related assets and non-real estate related assets;

(xviii) furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager or our subsidiaries;

(xix) monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xx) investing and re-investing any moneys and securities of ours (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital raising;

(xxi) causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code applicable to REITs and qualified REIT subsidiaries and to conduct quarterly compliance reviews with respect thereto;

(xxii) causing us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xxiii) assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act and the Securities Act;

(xxiv) taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the provisions of the Internal Revenue Code and Treasury Regulations applicable to REITs;

(xxv) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our board of directors;

(xxvi) using commercially reasonable efforts to cause expenses incurred by or on behalf of us to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

(xxvii) advising us with respect to obtaining appropriate warehouse or other financings for our assets;

(xxviii) advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxix) performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and

(xxx) using commercially reasonable efforts to cause us to comply with all applicable laws.

Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager, its directors, officers, managers and employees will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager, its directors and its officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by our Manager’s employees relating to the terms and conditions of their employment by our Manager. Our Manager carries errors and omissions and other customary insurance.

Pursuant to the terms of the management agreement, our Manager is required to provide us with our management team, including a chief executive officer and chief financial officer, along with appropriate support personnel, each member of which is fully dedicated to provide the management services to be provided by our Manager to us. Through at least the initial term of the management agreement, our Manager is solely dedicated to the operations of our company. In addition, we have reasonable access to the investment and other professionals of each of CBRE and CBRE/Melody.

The initial term of the management agreement expires on December 31, 2008 and will be automatically renewed for a one-year term each anniversary date thereafter. After the initial term, our independent directors will review our Manager’s performance annually and the management agreement may be terminated annually based upon (i) unsatisfactory performance that is materially detrimental to us (as determined by (1) the affirmative vote of at least two-thirds of our independent directors, or (2) a vote of the holders of at least a majority of the outstanding shares of our common stock), or (ii) a determination by our independent directors that the compensation payable to our Manager are not fair, subject to our Manager’s right to prevent such a compensation termination by accepting a mutually acceptable reduction of management fees. Our board of directors will provide 180 days’ prior notice of any such termination and our Manager will be paid a termination fee equal to the amount of three times the sum of the annual base management fee and the average annual incentive compensation earned by our Manager during the 12-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

We may also terminate the management agreement with 60 days’ prior written notice from our board of directors for cause, which is defined as:

•	Our Manager’s continued material breach of any provision of the management agreement following a period of 60 days after written notice thereof;

•	Our Manager’s fraud, misappropriation of funds, or embezzlement against us (as distinguished from the acts of any employees of our Manager which are taken without the complicity of the board of directors or executive officers of our Manager);

•	Our Manager’s gross negligence of duties under the management agreement;

•	the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	the dissolution of our Manager; and

•	change of control of our Manager if a majority of our independent directors determines, at any time during the six months following the change of control, that the change of control was materially detrimental to the ability of our Manager to perform its duties in substantially the same manner conducted before the change of control.

The management agreement shall terminate at the option of our Manager, without payment of the termination fee, in the event we become regulated as an investment company under the 1940 Act, with such termination deemed to occur immediately prior to such event.

Management Fees and Incentive Compensation

We do not maintain an office or employ personnel. Instead we rely on the facilities and resources of our Manager to conduct our operations. Expense reimbursements to our Manager are made on the first business day of each calendar month.

Base Management Fee. We pay our Manager a base management fee monthly in arrears in an amount equal to 1/12th of the sum of (i) 2.0% of the first $400 million of our equity and (ii) 1.75% of our equity in an amount in excess of $400 million and up to $800 million and (iii) 1.50% of our equity in excess of $800 million. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

For purposes of calculating the base management fee, our equity means, for purposes of calculating the base management fee, the month-end value, computed in accordance with GAAP, of our stockholders’ equity, adjusted to exclude the effect of any unrealized gains, losses or other items that do not affect realized net income. Our board of directors had previously determined that our equity included trust preferred securities. We paid a base management fee on the trust preferred securities to our Manager from July 26, 2006 to September 27, 2006 in the amount of approximately $99,462. However, beginning October 1, 2006, we will not pay such fee on trust preferred securities to our Manager.

Our Manager’s base management fee is to be calculated by our Manager within fifteen business days after the end of each month and such calculation shall be promptly delivered to us. We are obligated to pay the base management fee in cash within twenty business days after the end of each month.

Reimbursement of Expenses. Because our Manager’s employees perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants on an arm’s-length basis.

We also pay all operating expenses, except those specifically required to be borne by our Manager under the management agreement. Our Manager is responsible for all costs incident to the performance of its duties under the management agreement, including compensation of our Manager’s employees and other related expenses. The expenses required to be paid by us include, but are not limited to:

•	issuance and transaction costs incident to the acquisition, disposition and financing of our investments;

•	legal, tax, accounting, consulting, auditing and administrative fees and expenses;

•	the compensation and expenses of our directors (excluding those directors who are officers of our Manager) and the cost of liability insurance to indemnify our directors and officers;

•	the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing costs, etc.);

•	expenses associated with other securities offerings of ours;

•	expenses relating to the payment of dividends;

•	expenses connected with communications to holders of our securities and in complying with the continuous reporting and other requirements of the SEC and other governmental bodies;

•	transfer agent and exchange listing fees;

•	the costs of printing and mailing proxies and reports to our stockholders;

•	costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors that is used solely for us;

•	costs incurred by employees of our Manager for travel solely on behalf of us;

•	the costs and expenses incurred with respect to market information systems and publications, research publications and materials relating solely to us;

•	settlement, clearing, and custodial fees and expenses relating to us;

•	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency (as such costs relate to us), all taxes and license fees and all insurance costs incurred on behalf of us; and

•	expenses relating to any office or office facilities, including disaster backup recovery sites and facilities maintained for us or separate from offices of our Manager.

In addition, we are required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations.

Incentive Compensation. In addition to the base management fee, our Manager will receive quarterly incentive compensation pursuant to the terms of the management agreement with us. The purpose of the incentive compensation is to provide an additional incentive for our Manager to achieve targeted levels of Funds From Operations (as defined below) and to increase our stockholder value. Our Manager will receive quarterly incentive compensation in an amount equal to the product of:

•	25% of the dollar amount by which

•	our Funds From Operations (as defined in the management agreement) (after the base management fee and before incentive compensation) per share of our common stock for such quarter (based on the weighted average number of shares outstanding for such quarter)

•	exceeds an amount equal to

•	the weighted average of the price per share of our common stock in our June 2005 private offering and our October 2006 initial public offering, and the prices per share of our common stock in any subsequent offering by us, in each case at the time of issuance thereof, multiplied by the greater of

•	2.25% or

•	0.75% plus one-fourth of the Ten Year Treasury Rate (as defined in the management agreement) for such quarter;

•	multiplied by the weighted average number of shares of our common stock outstanding during such quarter.

“Funds From Operations” is as based on the standards established by the National Association of Real Estate Investment Trusts, or NAREIT, on the date hereof and means net income (computed in accordance with GAAP), excluding gains (losses) from debt restructuring and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets and non-cash equity compensation expense, and after adjustments for unconsolidated partnerships and joint ventures; provided that the foregoing calculation of Funds From Operations shall be adjusted to exclude one-time events pursuant to changes in GAAP, as well as other non-cash charges after discussion between our Manager and our independent directors and approval by our majority of our independent directors in the case of non-cash charges.

Our ability to achieve returns in excess of the thresholds noted above in order for our Manager to earn the incentive compensation described in the proceeding paragraph is dependent upon the level and volatility of interest rates, our ability to react to changes in interest rates and to utilize successfully the operating strategies described herein, and other factors, many of which are not within our control.

Our Manager will compute the quarterly incentive compensation within 45 days after the end of each fiscal quarter, and we will pay the quarterly incentive compensation with respect to each fiscal quarter within five business days following the delivery to us of our Manager’s written statement setting forth the computation of the incentive fee for such quarter. The management agreement provides that 10% of our Manager’s incentive compensation is to be paid in shares of our common stock (provided that under our management agreement, our Manager may not receive payment of its incentive fee in shares of our common stock if such payment would result in our Manager owning directly or indirectly through one or more subsidiaries more than 9.8% of our common stock) and the balance in cash. Our Manager may, in its sole discretion, elect to receive a greater percentage of its incentive compensation in the form of our common stock. Under our management agreement, our Manager agrees that it may not elect to receive shares of our common stock as payment of its incentive compensation, except in accordance with all applicable securities exchange rules and securities laws (including prohibitions on insider trading).

The number of shares to be received by our Manager will be based on the fair market value of these shares. Shares of our common stock delivered as payment of the incentive fee to our Manager will be immediately vested or exercisable, provided that our Manager has agreed not to sell such shares prior to one year after the date they are paid. Shares of our common stock delivered as payment of the incentive fee will be immediately vested or exercisable. Our Manager has the right in its discretion to allocate these shares to its officers, employees and other individuals who provide services to it. All shares allocated by our Manager to such officers, employees and other individuals is not governed by the one-year restriction on sale.

We have agreed to register the resale of these shares of our common stock. We have also granted our Manager the right to include these shares in any registration statements we might file in connection with any future public offerings, subject only to the right of the underwriters of those offerings to reduce the total number of secondary shares included in those offerings (with such reductions to be proportionately allocated among selling stockholders participating in those offerings).

Restricted Stock and Option Grant

We granted, or reserved for issuance, to our Manager, 600,000 shares of restricted stock and options to purchase 1,000,000 shares of our common stock, with the option grants having had an exercise price equal to $15.00 per share, in connection with our June 2005 private offering. As of September 30, 2006, 619,687 of shares of restricted stock were granted to our Manager, its employees and other related parties of our Manager, net of forfeitures, and 909,000 options to purchase our common stock were granted to our Manager, its employees and other related parties of our Manager, net of forfeitures, with an exercise price of $15.00 per share. These shares and options vest or become exercisable in three equal annual installments beginning on the first anniversary of their issuance. We reserved options to purchase 91,000 shares of our common stock available for issuance at the direction of our Manager to its officers, employees and other individuals who provide services to it. We also granted 2,668 stock awards to our non-excluded directors, Messrs. Eby, Costantini, Koenigsberger and Marks, in our June 2005 private offering, which vest one year after the date of grant. Before vesting of the awards, the recipients have all the rights of a stockholder, including the right to receive dividends and vote the shares, but we will retain custody of the certificates evidencing the shares granted under the awards and the recipients will not be able to sell, transfer or pledge the shares.

The following table sets forth the options granted with respect to the fiscal year ended December 31, 2005 to our named executive officers:

Name	Number of Securities Underlying Options Granted (1)	Percent of Total Options/SARs Granted to Employees In Fiscal Year	Exercise of Base Price ($/Sh)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term (2)
					5% ($)	10% ($)
Keith Gollenberg	33,000	4.1%	$15.00	June 9, 2010	29,253	68,652
James Evans	26,400	3.2%	$15.00	June 9, 2010	23,402	54,921
Paul Martin	26,400	3.2%	$15.00	June 9, 2010	23,402	54,921
Thomas Podgorski	26,400	3.2%	$15.00	June 9, 2010	23,402	54,921
David Dorros*	26,400	3.2%	$15.00	June 9, 2010	23,402	54,921
Michael Angerthal	5,000	0.6%	$15.00	June 9, 2010	4,432	10,402

(1)	The options will vest in three equal installments beginning on June 9, 2006.

(2)	The options are valued at their fair market value, which we determined to be $15.00 based on the offering price of our common stock in our June 2005 private offering and the price of shares of our common stock that were traded on PORTAL as of July 31, 2006.

*	Former executive officer.

There were no options exercised in 2005.

Conflicts of Interests

We, our Manager, our executive officers and directors and CBRE may face conflicts of interests because of our relationships with each other. Ray Wirta, our chairman, is the vice chairman of CBRE and Michael Melody, one of our directors, is the vice chairman of CBRE/Melody. Our chairman, chief executive officer, chief financial officer and executive vice presidents also serve as officers of our Manager. As a result, the management agreement between us and our Manager was negotiated between related parties, and the terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. The interests of these officers and directors in the affairs of CBRE and CBRE/Melody, respectively, may conflict from time to time with our interests. For example, CBRE/Melody is paid fees by borrowers of loans that CBRE/Melody originates for other parties, including our company. Therefore, any time we enter into a loan transaction with a borrower sourced by CBRE/Melody, CBRE/Melody is receiving a direct economic benefit. Our management team are employees of our Manager and are directly compensated by our Manager. Therefore, our ability to directly incentivize them is more limited that if they were our direct employees.

CBRE or its affiliates provide various services to our company, including but not limited to, the provision of certain research, appraisal and servicing activities for which CBRE and its affiliates are provided market rate fees. Although such arrangements are approved by a majority of our independent directors, they are negotiated among related parties.

We have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or any of our subsidiaries or in any transaction to which we or any of our subsidiaries is a party or has an interest. Nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflict of interest policy that prohibits our directors, officers and employees from engaging in any transaction that involves an actual or apparent conflict of interest with us.

The compensation we pay to our Manager consists of both a base management fee that is not tied to our performance and an incentive management fee that is based entirely on our performance. The risk of the base management fee component is that it may not provide sufficient incentive to our Manager to seek to achieve attractive returns to us. The risk of incentive management fee component is that it may cause our Manager to place undue emphasis on the maximization of short-term net income at the expense of other criteria, such as preservation of capital, in order to achieve a higher incentive fee. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our investment portfolio.

Our Manager will receive at least 10% of its incentive fee in the form of shares of our common stock, and, at our Manager’s option, it may receive up to 100% of its incentive fee in the form of shares of our common stock. Our Manager has the right to its discretion to allocate these shares to its officers, employees and other individuals who provide services to it. Any such shares received would have the benefit of registration rights.

Our Manager does not assume any responsibility beyond the duties specified in the management agreement and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager and its officers, managers, employees and affiliates will not be liable to us, our directors or our stockholders for, and we have agreed to indemnify them for all claims and damages arising from, acts or omissions performed in good faith in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. As a result, we could experience poor performance or losses for which our Manager would not be liable. Our Manager and its affiliates have agreed to indemnify us, our directors and officers with respect to all claims and damages arising from acts of our Manager and its affiliates constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement or any claims by employees of our Manager and its affiliates relating to the terms and conditions of their employment. Our Manager carries directors’ and officers’ insurance.

Conflicts of Interests Resolution Policies

We have implemented several policies, through board action and through the terms of our constituent documents and of our agreements with CBRE, to help address potential conflicts of interest:

•	Our board of directors has adopted a policy that a majority of our board of directors will be independent directors, and that a majority of our independent directors must make any determinations on our behalf with respect to the relationships or transactions that present a conflict of interest for our directors or officers.

•	Our board of directors has adopted a policy that decisions concerning our management agreement with our Manager, including termination, renewal and enforcement thereof, or concerning any acquisition of assets from CBRE or its affiliates or other participation in any transactions with CBRE or its affiliates outside of the management agreement must be reviewed and approved by a majority of our independent directors.

•	Our management agreement provides that our determinations to terminate the management agreement for cause or because the management fees are unfair to us or because of a change in control of our Manager will be made by a majority vote of our independent directors.

•	Our independent directors will periodically review the general investment standards established for our Manager under the management agreement.

•	Our management agreement with our Manager provides that our Manager may not assign certain duties under the management agreement, except to certain of its affiliates, without the approval of a majority of our independent directors.

We have the ability to submit bids and proposals for investment opportunities generated by CBRE or CBRE/Melody that, in the opinion of our Manager, meet our investment objectives, policies and strategies. However, neither CBRE nor CBRE/Melody is obligated to offer us the opportunity to participate in any of these investment opportunities, and we have no obligation to participate if offered. Nevertheless, we expect to be offered the opportunity to submit bids and proposals for a substantial majority of these investment opportunities identified by CBRE (other than by CBRE Investors) and CBRE/Melody. Various programs and/or funds sponsored by CBRE Investors may also bid for certain of these investment opportunities, including situations where they would be bidding against us. We expect that, in such situations, the borrower will select the highest bid. However, there can be no assurance of this.

Through at least the initial term of our management agreement, we are the exclusive investment vehicle sponsored by CBRE or its affiliates that focuses primarily on the acquisition and finance of real estate-related loans, structured finance debt investments and CMBS; provided, however, (i) CBRE/Melody and its affiliates will continue to act as a seller servicer plus correspondent to Freddie Mac, (ii) CBRE/Melody and its affiliates will retain the ability to act as a designated underwriter/servicer provider to Fannie Mae, and (iii) CBRE Investors, a wholly-owned subsidiary of CBRE, directly or indirectly, (x) is the sponsor of, and expects in the future to sponsor additional investment programs and/or funds or other entities which have acquired, and have the ability (although not as their primary focus) to acquire or originate, real estate-related loans, structured finance debt investments and CMBS and (y) will retain the ability to pursue acquisitions of non-performing loans. Through at least the initial term of the management agreement, our Manager will be solely dedicated to our operations. All of the employees of our Manager are fully dedicated to the operations of our Manager.

In addition, to the extent any investment opportunity is presented to us but we choose not to pursue such opportunity, CBRE and its affiliates will be able to pursue such opportunity outside of our company; provided that, if such investment opportunity involves a new business product or line or an expansion into a new geographic area, our management team will consult with our board of directors. After the initial term of the management agreement, to the extent CBRE or its affiliates engage in any activity in the future which competes with us or otherwise presents a conflict of interest, in each case beyond the scope of the activities set forth in clauses (i), (ii) or (iii) of the preceding paragraph above, CBRE and our independent directors will agree to develop appropriate conflict resolution procedures.

License Agreement

In connection with our June 2005 private offering, we entered into a license agreement with CBRE and one of its affiliates pursuant to which they granted us a non-exclusive, royalty-free license to use the name “CBRE.” Under this agreement, we have a right to use the “CBRE” name, as long as our Manager or one of its affiliates remains our manager and our manager remains an affiliate of CBRE. Other than with respect to this limited license, we have no legal right to the “CBRE” name. CBRE has the right to terminate the license agreement if its affiliate is no longer acting as our manager. In the event, the management agreement is terminated, we would be required to change our name to eliminate the use of the words “CBRE.”

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of December 12, 2006, certain ownership information with respect to our common stock for those persons known to us who directly or indirectly own, control or hold with the power to vote, 5% or more of our outstanding common stock and all executive officers and directors, individually and as a group. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

	Percentage of common stock outstanding(1)
Name and Address(2)	Shares Owned	Percentage
Ray Wirta	108,333	*
Michael Melody(3)	87,486	*
Douglas Eby(4)(5)	66,667	*
Vincent Costantini(4)(6)	3,667	*
David Marks(4)	667	*
Ricardo Koenigsberger(4)	667	*
Keith Gollenberg(7)	60,320	*
James Evans(8)	46,850	*
Paul Martin(8)	48,500	*
Thomas Podgorski(8)	46,850	*
Michael Angerthal(9)	40,034	*
All executive officers and directors as a group (11 persons)	510,041	1.7%
CB Richard Ellis, Inc.(10)	1,566,667	5.1%
Hunter Global Investors L.P. (11)	2,000,000	6.5%
Wallace R. Weitz & Company(12)	1,800,000	5.9%
JD Capital Management, LLC(13)	1,200,000	3.9%
Boston Partners Asset Management, LLC(14)	1,144,095	3.7%
Baron Capital Management Inc. (15)	1,466,667	4.8%

*	Less than 1%.
(1)	Based on 30,601,142 shares of our common stock outstanding as of December 12, 2006. Does not reflect (i) options to purchase 909,000 shares of common stock that were granted to our Manager, its employees and certain related persons of our Manager, (ii) options to purchase 91,000 shares of common stock available for issuance to our Manager, or to the employees or other related parties of our Manager as directed by our Manager and (iii) 377,645 shares of common stock available for future grant under our stock incentive plan.
(2)	The address for all executive officers and directors is c/o City Place 1, 185 Asylum Street, 37th Floor, Hartford, CT 06103.
(3)	Includes 21,420 shares of restricted stock and options to purchase 11,900 shares of our common stock, which options are exercisable within 60 days of the date hereof, granted to such individual, at the direction of our Manager, in connection with our June 2005 private offering. Does not include options to purchase 23,800 shares of our common stock granted to such individual, at the direction of our Manager, in connection with our June 2005 private offering, which options are not exercisable within 60 days of the date hereof.
(4)	Represents stock awards of 667 shares of our common stock granted upon completion of our June 2005 private offering to each of our non-excluded directors, which vest one year after the date of grant. Before vesting of the awards, the recipients have all rights of a stockholder, including the right to receive dividends and vote the shares, but we will retain custody of the certificates evidencing the shares granted under the awards and the recipients will not be able to sell, transfer or pledge the shares.
(5)	Includes 66,000 shares of our common stock purchased by Mr. Eby in our June 2005 private offering at the offering price of $15.00 per share. Does not include 134,000 shares of our common stock owned by Torray Partners Fund, L.P. (the “Fund”), which has voting and investment power with respect to these shares. Mr. Eby is the portfolio manager of, and equity holder in, the Fund, but, in accordance with written procedures adopted by his employer, Mr. Eby exercises no voting or investment power over these shares and accordingly he disclaims beneficial ownership as to these shares.
(6)	Includes 3,000 shares of our common stock purchased by Mr. Costantini in our June 2005 private offering at the offering price of $15.00 per share.

(7)	Includes 37,620 shares of restricted stock and options to purchase 11,000 shares of our common stock, which options are exercisable within 60 days of the date hereof, granted to such individual, at the direction of our Manager, in connection with our June 2005 private offering. Does not include options to purchase 22,000 shares of our common stock to be granted to such individual, at the direction of our Manager, in connection with our June 2005 private offering, which options are not exercisable within 60 days of the date hereof.
(8)	Includes 29,700 shares of restricted stock and options to purchase 8,800 shares of our common stock, which options are exercisable within 60 days of the date hereof, granted to such individual, at the direction of our Manager, in connection with our June 2005 private offering. Does not include options to purchase 17,600 shares of our common stock to be granted to such individual, at the direction of our Manager, in connection with our June 2005 private offering, which options are not exercisable within 60 days of the date hereof.
(9)	Includes 6,667 shares of restricted stock and options to purchase 1,667 shares of our common stock, which options are exercisable within 60 days of the date hereof, granted to such individual, at the direction of our Manager, in connection with our June 2005 private offering, at the direction of our Manager and (ii) 20,000 shares of restricted stock granted to such individual in January 2006. Does not include (i) options to purchase 3,333 shares of our common stock granted to such individual, at the direction of our Manager, in connection with our June 2005 private offering, which options are not exercisable within 60 days of the date hereof and (ii) options to purchase 20,000 shares of our common stock granted to such individual in January 2006, which options are not exercisable within 60 days of the date hereof.
(10)	The address for CB Richard Ellis, Inc. is 100 North Sepulveda Boulevard, Suite 1050, El Segundo, CA 90245. Includes 1,100,000 shares of our common stock purchased in our June 2005 private offering by CBRE Melody & Company of Texas LP, an affiliate of CB Richard Ellis, Inc. Also includes 300,000 shares of restricted stock and options to purchase 166,667 shares of our common stock, which options are exercisable within 60 days of the date hereof, granted to CBRE Melody & Company of Texas LP, an affiliate of CB Richard Ellis, Inc., in our June 2005 private offering. Does not include options to purchase 333,333 shares of our common stock, which options are not exercisable within 60 days of the date hereof, granted to CBRE Melody & Company of Texas LP in our June 2005 private offering. Also does not include options to purchase 91,000 shares of our common stock to be granted to our Manager, and available, at the direction of our Manager, for allocation to its employees or other related parties, at its discretion, in connection with our June 2005 private offering, which options are not exercisable within 60 days of the date hereof. Our Manager is an indirect subsidiary of CB Richard Ellis, Inc.
(11)	The address for Hunter Global Investors L.P. is 485 Madison Avenue, 22nd Floor, New York, NY 10022.
(12)	The address for Wallace R. Weitz & Company is One Pacific Place, Suite 600, 1125 South 103rd Street, Omaha, NE 68124.
(13)	The address for JD Capital Management, LLC is 2 Greenwich Plaza, 2nd Floor, Greenwich, CT 06830.
(14)	The address for Boston Partners Asset Management, LLC is 28 State Street, Boston, MA 02109.
(15)	The address for Baron Capital Management Inc. is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Upon completion of our June 2005 private offering, we entered into a management agreement with our Manager, pursuant to which our Manager provides for the day-to-day management of our operations and receives substantial fees in connection therewith. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Ray Wirta, our chairman, is the vice chairman of CBRE and Michael Melody, one of our directors, is the vice chairman in CBRE/Melody. Mr. Wirta does not hold an economic interest in our Manager and Mr. Melody indirectly holds an economic interest in our Manager. Our chairman, chief executive officer, president, chief financial officer and executive vice presidents also serve as officers and/or directors of our Manager. As a result, the management agreement between us and our Manager was negotiated between related parties, and the terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. See “Management—Conflicts of Interests,” “Risk Factors—Risks Related to our Business—There are conflicts of interest in our relationship with our Manager, which could result in decisions that are not in the best interests of our stockholders,” “Management—Management Agreement” and “Management—Management Fees and Incentive Compensation.”

CBRE or its affiliates provide various services to our company, including but not limited to, the provision of certain research, appraisal and servicing activities for which CBRE and its affiliates will be provided market rate fees. Although such arrangements are approved by a majority of our independent directors, they are negotiated among related parties. We have paid approximately $21,000, $42,000 and $2,000 in the aggregate for the three months and nine months ended September 30, 2006 and the period June 9, 2005 to December 31, 2005, respectively, to CBRE or its affiliates in fees related to these services.

In connection with our June 2005 private offering, we entered into a license agreement with CBRE and one of its affiliates, pursuant to which they granted us a non-exclusive, royalty-free license to use the name “CBRE.” As of September 30, 2006, no amounts have been paid to CBRE under this agreement. See “Management—License Agreement.”

CBRE, through one of its affiliates, purchased from us 1,100,000 shares of our common stock in our June 2005 private offering, representing 5.1% of our common stock on a fully-diluted basis as of December 31, 2005. Certain of our executive officers and directors and certain executive officers and directors of CBRE and CBRE/Melody purchased 964,101 shares of our common stock in that offering, representing 4.5% of our common stock on a fully-diluted basis as of December 31, 2005. Our Manager has agreed to receive at least 10% of its incentive fee under our management agreement in shares of our common stock, subject to certain limitations in our management agreement. In addition, upon completion of our June 2005 private offering, we granted to our Manager, its employees and certain of its related persons 565,087 shares of restricted stock and options to purchase 813,600 shares of our common stock with an exercise price of $15.00 per share representing 6.5% of our common stock on a fully-diluted basis as of December 31, 2005. Additionally, 34,913 shares of restricted stock and options to purchase 186,400 shares of our common stock were made available for issuance to our Manager or to employees or other related parties of our Manager as directed by our Manager. In January 2006, we granted to certain employees of our Manager 119,500 shares of restricted stock, net of forfeitures (34,913 shares of which were issued at the direction of our Manager) and options to purchase 66,550 shares of our common stock, net of forfeitures (all of which were issued at the direction of our Manager), with an exercise price of $15.00 per share. In August 2006, two former employees of our Manager forfeited 20,300 shares of restricted stock and options to purchase 18,100 shares of our common stock. Additionally, in August 2006, we granted to certain employees of CBRE/Melody options to purchase 17,850 shares of our common stock, with an exercise price of $15.00 per share. In September 2006, 10,833 shares of restricted stock and options to purchase 6,667 shares were forfeited by former employees of our Manager, and additional options to purchase 2,000 shares were granted to one of these former employees. These shares and options vest or become exercisable in three equal annual installments beginning on the first anniversary of their issuance. Before vesting of the awards, the recipients have all the rights of a stockholder, including the right to receive dividends and vote the shares, but we will retain custody of the certificates evidencing the shares granted under the awards and the recipients will not be able to sell, transfer or pledge the shares.

The restricted stock and options granted to certain employees of our Manager that are also our executive officers and/or directors are as follows:

Name	Number of Shares	Number of Options
Michael Melody	21,420	35,700
Keith Gollenberg	37,620	33,000
James Evans	29,700	26,400
Paul Martin	29,700	26,400
Thomas Podgorski	29,700	26,400
Michael Angerthal	26,667	25,000

From June 9, 2005, the date we commenced operations, through December 31, 2005 and for the three months and nine months ended September 30, 2006, our Manager had earned base management fees of approximately $3.2 million, $1.6 million and $4.4 million, respectively. We did not accrue or pay any incentive fees through September 30, 2006.

SELLING STOCKHOLDERS

The selling stockholders may, from time to time, offer and sell pursuant to this prospectus any or all of the shares of our common stock. When we refer to the “selling stockholders” in this prospectus, we mean those persons specifically identified in the table below, as well as the permitted transferees, pledges, donees, assignees, successors and others who later come to hold any of the selling stockholders’ interests other than through a public sale.

The table below sets forth the name of each selling stockholder and the number of shares of our common stock that each selling stockholder may offer pursuant to this prospectus, from time to time, as of December 12, 2006. To our knowledge, except as noted below, none of the selling stockholders has, since our inception, any material relationship with us or any of our predecessors or affiliates other than as a result of the ownership of the shares covered by this prospectus. The information presented regarding the selling stockholders is based upon representations made by the selling stockholders to us.

Because the selling stockholders may offer all, some or none of the shares of the common stock pursuant to this prospectus, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of these shares, no definitive estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of the offering to which this prospectus relates. The following table has been prepared assuming that the selling stockholders sell all of the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares of stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of their shares of our common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

Information concerning the selling stockholders may change from time to time, and any changed information will be set forth in prospectus supplements or post-effective amendments, as may be appropriate.

Selling Stockholders	Shares of Common Stock Beneficially Owned Before Resale	Shares of Common Stock Offered by this Prospectus	Shares of Common Stock Beneficially Owned After Resale	Percentage of Class Beneficially Owned After Resale(1)
1991 Investments Co.(2)	60,000	60,000	0	*
A. Steven and Lynn Leondis JTTEN	20,000	20,000	0	*
A.C. Israel Enterprises Inc.(3)	133,333	133,333	0	*
Agnes Lochmann Trust(4)	7,000	7,000	0	*
Adam Morad	250	250	0	*
Alan Rosen	3,333	3,333	0	*
Allen Gold Special Trust(5)	7,000	7,000	0	*
Amaranth Global Equities Master Fund Limited(6)(7)	100,000	100,000	0	*
Amaranth LLC(6)(7)	100,000	100,000	0	*
Andrew C. and Angela M. Boyer	3,334	3,334	0	*
Andrew Manley(8)	23,000	23,000	0	*
Ann G. McMurray	3,500	3,500	0	*
Ann M. Holland Trust UAD 1/31/1999(9)	8,000	8,000	0	*
Ann Marie O’Rourke(10)	13,000	13,000	0	*
Anthony D. Ivankovich Family Limited Partnership(11)	66,666	66,666	0	*
Arbor Partners, L.P.(7)(123)	12,810	12,810	0	*
Barbara Emmons Family Trust(12)	1,667	1,667	0	*
Baron Growth Fund, a Series of Baron Investment Funds Trust(13)	1,416,667	666,667	750,000	2.5%
Bart G. Reinhard	1,700	1,700	0	*
Becky J. Gallegos	18,000	18,000	0	*
Bermuda Partners, L.P.(14)	11,750	11,750	0	*
Bill R. Frazer and Jean Frazer JTTEN(15)	35,094	35,094	0	*
Boston Partners Asset Management, LLC(7)(16)	1,144,095	1,144,095	0	*
Bruce E. Surry	2,000	2,000	0	*
Brucia Family Trust DTD 4/28/89(17)	20,000	20,000	0	*
C. Max Williams	7,000	7,000	0	*
Calvin W. Frese Jr.	15,000	15,000	0	*
Carver A. Mead	40,000	40,000	0	*
Cason Family Limited Partnership(18)	10,000	10,000	0	*
CastleRock Fund, Ltd.(14)	45,100	45,100	0	*
CastleRock Partners, L.P.(14)	72,050	72,050	0	*
CastleRock Partners II, L.P.(14)	5,800	5,800	0	*
CAW Trust(19)	18,000	18,000	0	*
CBRE Melody of Texas, L.P.(20)	1,900,000	1,900,000	0	*
Charles J. Foschini Revocable Trust(21)	7,000	7,000	0	*
Charles K. Stewart	21,666	21,666	0	*
Charles Treuhold	5,000	5,000	0	*
Cherrie Nanninga and Saverio Cappello JTWROS	1,700	1,700	0	*
Cheryl Ann Hillman Revocable Trust(22)	5,000	5,000	0	*
Chris Adams Trust UAD 3/12/1998(23)	2,500	2,500	0	*
Christa and Herwig Kogelnik	7,000	7,000	0	*
Christian Robert Lee	3,300	3,300	0	*
Christopher William Battistini(24)	18,500	18,500	0	*
Crestwood Commercial Corp.(25)	3,350	3,350	0	*
Cuccio Family Trust(26)	13,400	13,400	0	*
Daniel L. Dagit, Jr.	1,700	1,700	0	*

Selling Stockholders	Shares of Common Stock Beneficially Owned Before Resale	Shares of Common Stock Offered by this Prospectus	Shares of Common Stock Beneficially Owned After Resale	Percentage of Class Beneficially Owned After Resale(1)
Darla J. Longo and Sam C. Longo, Jr.	7,200	7,200	0	*
David A. Smith and Jennifer L. Smith Living Trust(27)	1,700	1,700	0	*
David Doyle	200,000	200,000	0	*
David F. Dorros(28)	66,100	66,100	0	*
David P. Marks(29)	667	667	0	*
David S. and Donna Tropp JTWROS	1,667	1,667	0	*
Deron M. White	5,000	5,000	0	*
Diana M. True Revocable Trust(30)	15,000	15,000	0	*
Dick A. Rose	3,330	3,330	0	*
Dividend Capital Realty Income Allocation Fund(7)(31)	400,000	400,000	0	*
Doppler Investments, LP(32)	16,666	16,666	0	*
Douglas C. Eby(33)	66,667	66,667	0	*
Douglas P. Marlow	1,700	1,700	0	*
DWS Dreman Small Cap Value Fund(34)	388,400	300,000	88,400	*
DWS Dreman Small Cap Value VIP(34)	236,600	200,000	36,600	*
Dynamic Focus and Real Estate Fund(35)	70,000	70,000	0	*
Edward Alan Patton	6,667	6,667	0	*
Edward Hunter Gray	3,500	3,500	0	*
Edward N. and Jamie Milton	3,000	3,000	0	*
Eric and Barbara Jane Tupler JTWROS	10,000	10,000	0	*
Eric Negrin	1,700	1,700	0	*
F. Terry & Carol E. Eger Trust UAD 10/17/1991(36)	50,000	50,000	0	*
Fenner Milton	1,000	1,000	0	*
Frank & Cathy Greek	3,600	3,600	0	*
Frank Krasovec	17,000	17,000	0	*
Frank Lawrence	6,670	6,670	0	*
Gamma Investment SubTrust(37)	15,000	15,000	0	*
Gary W. Carr	5,000	5,000	0	*
Gavin J. Parfit	3,333	3,333	0	*
George S. West, Jr.	8,333	8,333	0	*
Geraldine Marchessault(38)	9,000	9,000	0	*
Goodman Family Trust DTD 12/29/97(39)	13,300	13,300	0	*
Grafton Tanquary III	15,000	15,000	0	*
Gregary W. Coxon	2,000	2,000	0	*
Gregory M. and Sherry L. Dyner	1,700	1,700	0	*
Gregory S. Vorwaller	2,000	2,000	0	*
Harry Richard Sherburne	2,333	2,333	0	*
Harvey and Debra Lichtman	2,000	2,000	0	*
HFR HE Systematic Master Trust(14)	11,700	11,700	0	*
HFR RV Performance Master Trust(7)(40)	26,700	26,700	0	*
HG Holdings Ltd.(41)	1,094,000	1,094,000	0	*
HG Holdings II Ltd.(41)	316,000	316,000	0	*
Holly C. and Kenneth C. Minter, III	3,350	3,350	0	*
Howard S. and Phyllis Goldblatt Family Trust 12/21/01(42)	20,000	20,000	0	*
Hunter Global Investors Fund I L.P.(41)	590,000	590,000	0	*
IRA FBO David Devine	2,000	2,000	0	*
IRA FBO Donald S. Heimstaedt	7,000	7,000	0	*

Selling Stockholders	Shares of Common Stock Beneficially Owned Before Resale	Shares of Common Stock Offered by this Prospectus	Shares of Common Stock Beneficially Owned After Resale	Percentage of Class Beneficially Owned After Resale(1)
IRA FBO Eric Mahnerd	2,000	2,000	0	*
IRA FBO Jay Raubvogel	30,000	30,000	0	*
IRA FBO John Pirovano	9,400	9,400	0	*
IRA FBO Leonard A. Wilson	20,000	20,000	0	*
IRA FBO Michael Garland	2,000	2,000	0	*
IRA FBO Richard Mahoney	2,000	2,000	0	*
IRA FBO Robert Shelton	2,000	2,000	0	*
IRA FBO Thomas J. Podgorski(43)	8,350	8,350	0	*
IRA FBO William Huddle	3,000	3,000	0	*
J&L Beim Revocable Trust(44)	33,000	33,000	0	*
J. Michael Camp	1,700	1,700	0	*
James A. Johnson	6,000	6,000	0	*
James A. Nathan	10,000	10,000	0	*
James C. King	1,700	1,700	0	*
James Drew Baricko(45)	13,000	13,000	0	*
James F. P. Wagley	10,000	10,000	0	*
James J. Evans, Jr.(46)	64,450	64,450	0	*
James R. Lagasse(47)	23,000	23,000	0	*
Jeanne Jermyn	7,000	7,000	0	*
Jeffrey A. and Joanne Kleint JTTEN	10,000	10,000	0	*
Jeffrey A. Klein	10,000	10,000	0	*
Jeffrey J. Littman and Jon E. Littman JTWROS	20,000	20,000	0	*
Jeffrey Kenneth Carr	3,400	3,400	0	*
Jeffrey S. Barrett Trust UAD 5/16/90(48)	6,500	6,500	0	*
Johansen Revocable Trust(49)	1,000	1,000	0	*
John B. Spencer and Haden Spencer	8,000	8,000	0	*
John F. Rieckelman	5,000	5,000	0	*
John J. Ayoob	13,500	13,500	0	*
John Pirovano	1,600	1,600	0	*
John R. and Ruth C. Walker JTTEN	4,000	4,000	0	*
John T. Suerth and Robyn L. Suerth	2,000	2,000	0	*
John Wilson	10,000	10,000	0	*
Jon Lauck	20,000	20,000	0	*
Joseph W. Donato, Jr.	2,000	2,000	0	*
Journeys End Partners LLC(50)	66,667	66,667	0	*
Kanye Anderson Income Partners, LP(7)(40)	6,700	6,700	0	*
Kayne Anderson Income Partners (QP), LP(7)(40)	283,300	283,300	0	*
Kayne Anderson REIT Fund, LP(7)(40)	200,000	200,000	0	*
Keith Gollenberg(51)	82,320	82,320	0	*
Kelli Hurst Revocable Trust(52)	7,000	7,000	0	*
Kenneth A. Leiser	5,000	5,000	0	*
Kenneth Feld	36,666	36,666	0	*
Kenneth Mulkey	8,000	8,000	0	*
Kevin Scott Judd	6,700	6,700	0	*
Klurman Investment Limited Partnership(53)	67,000	67,000	0	*
Klurman Investment Limited Partnership II(53)	67,000	67,000	0	*
Lake Street Partners(54)	13,333	13,333	0	*

Selling Stockholders	Shares of Common Stock Beneficially Owned Before Resale	Shares of Common Stock Offered by this Prospectus	Shares of Common Stock Beneficially Owned After Resale	Percentage of Class Beneficially Owned After Resale(1)
Larry Bannister	13,000	13,000	0	*
Larry Roth	3,333	3,333	0	*
Lauren Patricia O’Reilly Trust(55)	6,666	6,666	0	*
Lawrence D. Chesler Declaration of Trust and Jacqueline L. Chesler Declaration of Trust JTTEN(56)	6,666	6,666	0	*
Lawrence Howard Midler	3,350	3,350	0	*
Lawrence J. Melody and Gwendolyn G. Melody JTWROS(57)	125,453	125,453	0	*
Lee Pfeifer	10,000	10,000	0	*
Leigh O. Flisher Trust(58)	3,333	3,333	0	*
Leo B. and Florence Helzel Living Trust(59)	6,666	6,666	0	*
Lindsey Cenci(60)	550	550	0	*
Lisa Polazzo	5,000	5,000	0	*
MAK Capital Partners LLP(61)	10,000	10,000	0	*
Malek Hotels LLC(62)	80,000	80,000	0	*
Marc Friedfertig	15,000	15,000	0	*
Mark and Susan Pasquella JTWROS	1,750	1,750	0	*
Mark C. Alpert	17,000	17,000	0	*
Mark Kenyon	10,000	10,000	0	*
Mark M. and Richelle A. Read	6,700	6,700	0	*
Marshall J. Beebe	3,500	3,500	0	*
Marvin S. Rosen	1,000	1,000	0	*
Mary Ann Tighe	13,333	13,333	0	*
Maury E. Zanoff	3,333	3,333	0	*
McFadzean 1998 Trust DTD 3/13/98(63)	33,300	33,300	0	*
Mehta Living Trust DTD 1/13/89(64)	15,000	15,000	0	*
Mel Minoff and Lee Minoff	7,000	7,000	0	*
Melissa & Erica Raubvogel	8,666	8,666	0	*
Merrill N. Bradley	15,000	15,000	0	*
Michael A. Angerthal(65)	66,367	66,367	0	*
Michael B. Harrrell	5,000	5,000	0	*
Michael C. Dubin	6,500	6,500	0	*
Michael Coble	8,000	8,000	0	*
Michael D. Hines	2,000	2,000	0	*
Michael Frith	10,000	10,000	0	*
Michael Frith and Kathryn Mullen	7,000	7,000	0	*
Michael J. Melody(66)	98,787	98,787	0	*
Michael Lance Ornstein Living Trust DTD 7/27/04(67)	10,000	10,000	0	*
Michael S. Buzar	4,000	4,000	0	*
Millenco, L.L.C.(68)	300,000	300,000	0	*
Mitchell E. Rudin	3,334	3,334	0	*
Mitchell Samberg	10,000	10,000	0	*
Modern Capital Fund LLC(69)	93,701	30,000	63,701	*
Mueller—Schluter Associates L.P.(70)	33,000	33,000	0	*
Mutual Financial Service Fund(71)	525,000	525,000	0	*
Nando G. Parete(72)	13,000	13,000	0	*
Nanetta M. Wilson	3,500	3,500	0	*
Nevin Bannister Trust(73)	10,000	10,000	0	*

Selling Stockholders	Shares of Common Stock Beneficially Owned Before Resale	Shares of Common Stock Offered by this Prospectus	Shares of Common Stock Beneficially Owned After Resale	Percentage of Class Beneficially Owned After Resale(1)
Nicholas John Gersbach	1,667	1,667	0	*
Olayan American Corporation(74)	350,000	350,000	0	*
One Braeburn Investments, L.P.(75)	13,333	13,333	0	*
Pasha Zargarof(76)	4,000	4,000	0	*
Patricia A. Jennings	1,000	1,000	0	*
Patricia Jennings Bober Trust(77)	1,000	1,000	0	*
Patrick E. O’Reilly Trust(78)	3,333	3,333	0	*
Paul and Karen Sweeney	6,500	6,500	0	*
Paul Martin(79)	66,100	66,100	0	*
Paul Murphy	5,000	5,000	0	*
Paulus Living Trust(80)	2,000	2,000	0	*
Pentagram Partners, L.P.(81)	100,000	100,000	0	*
Pequot Diversified Master Fund, Ltd.(82)	1,100	1,100	0	*
Pequot Mariner Master Fund, L.P.(82)	98,800	98,800	0	*
Pequot Navigator Offshore Fund, Inc.(82)	67,300	67,300	0	*
Pequot Scout Fund, L.P.(82)	159,900	159,900	0	*
Peter J. and Dianne Murray	5,000	5,000	0	*
Philip J. Ward	7,000	7,000	0	*
Philip Jeffrey Shaw	3,333	3,333	0	*
Premium Series PCC Limited—Cell 33(82)	5,900	5,900	0	*
Providence Investment Management LLC(83)	10,000	10,000	0	*
Randall L. Fleisher	10,000	10,000	0	*
Randolph Harold Getz	3,333	3,333	0	*
Randy E. and Vivian S. Broadhead JTTEN	1,700	1,700	0	*
Realty Enterprise Fund II, LLC(84)	20,000	20,000	0	*
Ricardo Koenigsberger(85)	667	667	0	*
Richard A. Frolik and Ann F. Frolik	3,417	3,417	0	*
Richard G. R. Hillman Revocable Trust(86)	5,000	5,000	0	*
Richard H. and Gina E. Fish JTTEN	2,000	2,000	0	*
Richard Jay Annand	1,667	1,667	0	*
RM Investments L.P.(87)	66,700	66,700	0	*
Robert D. Selleck Family Trust(88)	6,666	6,666	0	*
Robert F. Stillman and Melissa W. Stillman JTWROS	2,000	2,000	0	*
Robert J. Fahey	3,000	3,000	0	*
Robert J. LaChapelle	2,000	2,000	0	*
Robert L. Judd	6,700	6,700	0	*
Robert P. and Mary C. Whitman	10,000	10,000	0	*
Robert Price Burke	5,000	5,000	0	*
Robert R. Ross	66,666	66,666	0	*
Robert Timothy Vaughn	2,000	2,000	0	*
Robert W. and Carolyn H. Peters Trust UAD 1/10/92(89)	20,000	20,000	0	*
Roberta Morell	5,000	5,000	0	*
Robin M. Gregory	2,000	2,000	0	*
Robyn Wolf	7,000	7,000	0	*
Rockbay Capital Fund, LLC(90)	12,167	12,167	0	*
Rockbay Capital Institutional Fund, LLC(90)	180,687	180,687	0	*
Rockbay Capital Offshore Fund, Ltd.(90)	473,812	473,812	0	*

Selling Stockholders	Shares of Common Stock Beneficially Owned Before Resale	Shares of Common Stock Offered by this Prospectus	Shares of Common Stock Beneficially Owned After Resale	Percentage of Class Beneficially Owned After Resale(1)
Roush Family Trust(124)	5,000	5,000	0	*
Ryan C. O’Reilly Living Trust(91)	6,666	6,666	0	*
SAB Capital Partners II, L.P.(92)	11,379	3,596	7,783	*
SAB Capital Partners, L.P.(92)	588,718	190,272	398,446	1.3%
SAB Overseas Master Fund, L.P.(92)	599,903	206,132	393,771	1.3%
Salem Realty Capital PSP(93)	1,500	1,500	0	*
Samuel Smith Alison	1,700	1,700	0	*
Sarah S. Ryalls(94)	3,000	3,000	0	*
Savitsky Family Trust(95)	7,500	7,500	0	*
Schneider Family Trust DTD 9/1/83(96)	7,000	7,000	0	*
Scott M. Miller	1,700	1,700	0	*
Sean Sung-ho Myers(97)	6,000	6,000	0	*
SEP FBO Robert R. Ross	10,000	10,000	0	*
Seymour Raubvogel	8,000	8,000	0	*
Sharon L. Kline	1,700	1,700	0	*
Silbert Marital Trust DTD 10/19/90(98)	25,000	25,000	0	*
Sisel Klurman	67,000	67,000	0	*
SM Investments L.P.(99)	66,700	66,700	0	*
Southern Management Corporate Retirement Trust(100)	10,000	10,000	0	*
Stanley D. Levy	6,667	6,667	0	*
Stephen Bryan Heffner	3,350	3,350	0	*
Stichting Pensioenfonds ABP(101)	666,667	666,667	0	*
Stoffers Family Trust(102)	92,120	92,120	0	*
Susan Burman	6,666	6,666	0	*
Susan D. Morrison Revocable Trust(103)	50,000	50,000	0	*
Susan J. Graybill	15,000	15,000	0	*
Suzanne D. Hillman Revocable Trust(104)	5,000	5,000	0	*
Syers Properties I L.P.(105)	33,333	33,333	0	*
Tawfeek Shaheen	6,666	6,666	0	*
Tempo Master Fund LP(106)	1,200,000	1,200,000	0	*
The Huzyak Family Trust(107)	66,700	66,700	0	*
The Kallis Family Trust(108)	8,000	8,000	0	*
The M. Raubvogel Co. Inc. Trust(109)	33,333	33,333	0	*
The McMillen Trust DTD 2/9/98(110)	1,700	1,700	0	*
The Ohana Trust UAD 10/1/98(111)	11,650	11,650	0	*
The Samuel Aba and Sisel Klurman Foundation, Inc.(53)	67,000	67,000	0	*
The Wirta Trust(112)	108,333	108,333	0	*
Theodore John Duda	3,000	3,000	0	*
Thomas C. Holtz	2,000	2,000	0	*
Thomas J. Podgorski(43)(113)	56,100	56,100	0	*
Thomas James Melody(114)	92,120	92,120	0	*
Thomas Owen Fish(115)	35,094	35,094	0	*
Thomas S. Barenboim	3,333	3,333	0	*
TIAA-CREF Institutional Real Estate Securities Fund(7)(116)	250,000	250,000	0	*
TIAA-CREF Life Real Estate Securities Fund(7)(116)	25,000	25,000	0	*
Tinsley Randolph Merrill	5,000	5,000	0	*
Torray Partners Fund, L.P.(117)	134,000	134,000	0	*

Selling Stockholders	Shares of Common Stock Beneficially Owned Before Resale	Shares of Common Stock Offered by this Prospectus	Shares of Common Stock Beneficially Owned After Resale	Percentage of Class Beneficially Owned After Resale(1)
Tuttle Trust of 1992(118)	13,400	13,400	0	*
Vincent Costantini(119)	3,667	3,667	0	*
Wallace R. Weitz & Company(120)	1,800,000	1,800,000	0	*
Walter Czarnecki, III and Maxine J. Czarnecki JTWROS	1,700	1,700	0	*
Wasatch Small Cap Value Fund(121)	483,400	475,000	8,400	*
Wayne S. Schuchts	1,667	1,667	0	*
Werner Nettensheim	6,666	6,666	0	*
Whitney E. Peyton	1,667	1,667	0	*
WHJ/MJ Trust UAD 12/17/03(122)	6,700	6,700	0	*
Wilfred Griekspoor	10,000	10,000	0	*
William Grover Bloodgood	3,000	3,000	0	*
William Huddle	500	500	0	*
William P. Boone	8,000	8,000	0	*
William T. Fleming	6,670	6,670	0	*
William Tracy Kennedy	7,000	7,000	0	*
William Wolf	1,700	1,700	0	*
WPG Opportunistic Value Fund, L.P.(7)(123)	27,130	27,130	0	*
WPG Opportunistic Value Overseas, L.P.(7)(123)	11,060	11,060	0	*

Subtotal	20,639,595	18,892,494	1,747,101	5.7%

Other Selling Stockholders(125)	1,571,257	1,571,257	0	*

Total	22,210,852	20,463,751	1,747,101	5.7%

*	Less than 1%.
(1)	Assumes that each named selling stockholder sells all of the shares of our common stock it is offering for sale under this prospectus and neither acquires nor disposes of any other shares, or right to purchase other shares, of our common stock subsequent to the date as of which we obtained information regarding its holdings. The selling stockholders are not obligated to sell all or any portion of the shares of our common stock.
(2)	Robert Swendon has voting and investment power over the shares this selling stockholder beneficially owns.
(3)	Thomas C. Israel and Gregory Warner share voting and investment power over the shares that this selling stockholder beneficially owns.
(4)	Agnes C. Lochman has voting and investment power over the shares this selling stockholder beneficially owns.
(5)	Curtis Leggett has voting and investment power over the shares this selling stockholder beneficially owns.
(6)	Amaranth Advisors LLC is the investment manager of this selling stockholder and consequently has voting control and investment discretion over the shares held by this selling stockholder. Nicholas M. Maounis is the managing member of Amaranth Advisors LLC.
(7)	This selling stockholder identified itself as a broker-dealer or an affiliate of a broker-dealer. This selling stockholder has represented to us that (a) the shares of our common stock shown above as being offered by such selling stockholder were purchased by such selling stockholder in the ordinary course of business and (b) at the time of such purchase, such selling stockholder had no arrangement or understandings, directly or indirectly, with any person to distribute such shares of our common stock. Accordingly, such selling stockholder is not deemed an “underwriter” within the meaning of Section 2(11) of the Securities Act.
(8)	Andrew Manley is an employee of our Manager. Includes 18,000 restricted shares of our common stock and options to purchase 5,000 shares of our common stock.
(9)	Malcom Holland and Ann M. Holland share voting and investment power over the shares this selling stockholder beneficially owns.
(10)	Ann Marie O’Rourke is an employee of our Manager. Includes 8,000 restricted shares of our common stock and options to purchase 5,000 shares of our common stock.
(11)	Anthony D. Ivankovich has voting and investment power over the shares this selling stockholder beneficially owns.
(12)	Barbara Emmons has voting and investment power over the shares that this selling stockholder beneficially owns.
(13)	Ronald Baron, on behalf of BAMCO, Inc., the investment manager of this selling stockholder, has voting and investment power over the shares this selling stockholder beneficially owns.
(14)	Paul P. Tanico and Ellen H. Adams, on behalf of CastleRock Asset Management, Inc., the investment manager of this selling stockholder, have voting and investment power over the shares this selling stockholder beneficially owns.
(15)	Bill R. Frazer is the chief financial officer of CBRE/Melody.
(16)	Duilio Ramallo has voting and investment power over the shares this selling stockholder beneficially owns.

(17)	Frank A. Brucia and Helen M. Brucia share voting and investment power over the shares this selling stockholder beneficially owns.
(18)	William A. Cason has voting and investment power over the shares this selling stockholder beneficially owns.
(19)	Mark Wilson has voting and investment power over the shares this selling stockholder beneficially owns.
(20)	CBRE Melody of Texas, L.P. is an affiliate of CB Richard Ellis, Inc. Includes 1,100,000 shares of our common stock purchased in our June 2005 private offering, and 300,000 restricted shares of common stock and options to purchase 500,000 shares of our common stock granted by us to our Manager and subsequently allocated by our Manager to this selling stockholder. Investment decisions with respect to these shares are made by Brett White, Michael J. Melody, Brian Stoffers and Bill R. Frazer.
(21)	Charles J. Foschini has voting and investment power over the shares this selling stockholder beneficially owns.
(22)	David H. Hillman and Suzanne D. Hillman share voting and investment power over the shares this selling stockholder beneficially owns.
(23)	Chris Adams has voting and investment power over the shares this selling stockholder beneficially owns.
(24)	Christopher William Battistini is an employee of our Manager. Includes 13,500 restricted shares of our common stock and options to purchase 5,000 shares of our common stock.
(25)	Jeffrey S. Pion has voting and investment power over the shares this selling stockholder beneficially owns.
(26)	Anthony William Cuccio has voting and investment power over the shares this selling stockholder beneficially owns.
(27)	David A. Smith and Jennifer L. Smith share voting and investment power over the shares this selling stockholder beneficially owns.
(28)	David F. Dorros is the executive vice president of our Manager. Includes 10,000 shares of common stock purchased in our June 2005 private offering, and 29,700 restricted shares of our common stock and options to purchase 26,400 shares of our common stock.
(29)	David P. Marks is a member of our board of directors.
(30)	Diana M. True has voting and investment power over the shares this selling stockholder beneficially owns.
(31)	Dividend Capital Investments LLC is the investment manager of this selling stockholder and consequently has voting control and investment discretion over the shares held by this selling stockholder. Glenn Mueller, Charles Song, Amitabh Godha, Karen Kulvin and Jeffrey Taylor are members of the investment committee of Dividend Capital Investments LLC.
(32)	David F. Griffin, president of this selling stockholder, Ted W. Strickland, vice president, chief financial officer and director of this selling stockholder, Steve P. Foerster, vice president and director of this selling stockholder and Kirsten Griffin, director of this selling stockholder, each has voting and investment power over the shares that this selling stockholder beneficially owns.
(33)	Douglas C. Eby is a member of our board of directors. Includes 60,000 shares of our common stock purchased in our June 2005 private offering and 667 restricted shares of our common stock granted by us.
(34)	Nelson Woodard, on behalf of Dreman Value Management, L.L.C., the investment manager of this selling stockholder, has voting and investment power over the shares this selling stockholder beneficially owns.
(35)	Oscar Belaiche, on behalf of Goodman & Company, Investment Counsel, the investment manager of this selling stockholder, has voting and investment power over the shares this selling stockholder beneficially owns.
(36)	F. Terry Eger and Carol E. Eger share voting and investment power over the shares this selling stockholder beneficially owns.
(37)	Private Trust Corp. Ltd. is the trustee of this selling stockholder and consequently has voting control and investment discretion over the shares held by this selling stockholder. Adrian Crosbie-Jones is the director of Private Trust Corp. Ltd.
(38)	Geraldine Marchessault is an employee of our Manager. Includes 6,000 restricted shares of our common stock and options to purchase 3,000 shares of our common stock.
(39)	Howard J. Goodman has voting and investment power over the shares this selling stockholder beneficially owns.
(40)	Richard Kayne, on behalf of Kayne Anderson Investment Management, Inc., the investment manager of this selling stockholder, has voting and investment power over the shares this selling stockholder beneficially owns.
(41)	Duke Buchan III, on behalf of Hunter Global Investors L.P., the investment manager of this selling stockholder, has voting and investment power over the shares this selling stockholder beneficially owns.
(42)	Howard S. Goldblatt has voting and investment power over the shares this selling stockholder beneficially owns.
(43)	Thomas J. Podgorski serves as one of our executive vice presidents.
(44)	Jesse Beim and Lilliam Beim share voting and investment power over the shares this selling stockholder beneficially owns.
(45)	James Drew Baricko is an employee of our Manager. Includes 8,000 restricted shares of our common stock and options to purchase 5,000 shares of our common stock.
(46)	James J. Evans, Jr. serves as one of our executive vice presidents and secretary. Includes 8,350 shares of our common stock purchased in our June 2005 private offering, and 29,700 restricted shares of our common stock and options to purchase 26,400 shares of our common stock.
(47)	James R. Lagasse is an employee of our Manager. Includes 18,000 restricted shares of our common stock and options to purchase 5,000 shares of our common stock.
(48)	Jeffrey Scott Barrett has voting and investment power over the shares this selling stockholder beneficially owns.
(49)	Mark Johansen has voting and investment power over the shares this selling stockholder beneficially owns.
(50)	Gerald Cramer, the managing member of this selling stockholder, voting and investment power over the shares this selling stockholder beneficially owns.
(51)	Keith Gollenberg serves as our chief executive officer, president and a member of our board of directors. Includes 11,700 shares of our common stock purchased in our June 2005 private offering, and 37,620 restricted shares of our common stock and options to purchase 33,000 shares of our common stock.
(52)	Steve Hurst has voting and investment power over the shares this selling stockholder beneficially owns.
(53)	Sisel Klurman, the general partner of this selling stockholder, has voting and investment power over the shares this selling stockholder beneficially owns.

(54)	Jane Su, the general partner of this selling stockholder, has voting and investment power over the shares this selling stockholder beneficially owns.
(55)	Lauren Patricia O’Reilly has voting and investment power over the shares this selling stockholder beneficially owns.
(56)	Lawrence D. Chesler and Jacqueline L. Chesler share voting and investment power over the shares this selling stockholder beneficially owns.
(57)	Lawrence J. Melody is the chairman of CBRE/Melody. Includes 68,333 shares of our common stock purchased in our June 2005 private offering, and 21,420 restricted shares of our common stock and options to purchase 35,700 shares of our common stock.
(58)	Leigh O. Flisher has voting and investment power over the shares this selling stockholder beneficially owns.
(59)	Leo B. Helzel and Florence Helzel share voting and investment power over the shares this selling stockholder beneficially owns.
(60)	Lindsey Cenci is an employee of our Manager. Includes 500 restricted shares of our common stock and options to purchase 50 shares of our common stock.
(61)	Mark J. Kenyon, the general partner of this selling stockholder, has voting and investment power over the shares this selling stockholder beneficially owns.
(62)	Federic V. Malek, the managing member of this selling stockholder, has voting and investment power over the shares this selling stockholder beneficially owns. Mr. Malek also serves as a member of the board of directors of CB Richard Ellis, Inc.
(63)	David McFadzean and Elizabeth McFadzean share voting and investment power over the shares this selling stockholder beneficially owns.
(64)	Shailesh J. Mehta and Kalpas Mehta share voting and investment power over the shares this selling stockholder beneficially owns.
(65)	Michael A. Angerthal serves as our chief financial officer and treasurer. Includes 38,367 restricted shares of our common stock and options to purchase 28,000 shares of our common stock.
(66)	Michael J. Melody serves as the vice chairman of CBRE/Melody, executive managing director of our Manager and a member of our board of directors. Includes 41,667 shares of our common stock purchased in our June 2005 private offering, and 21,420 restricted shares of our common stock and options to purchase 35,700 shares of our common stock.
(67)	Michael Lance Ornstein has voting and investment power over the shares this selling stockholder beneficially owns.
(68)	Millennium Management, LLC is the investment manager of this selling stockholder and consequently has voting control and investment discretion over the shares held by this selling stockholder. Israel A. Englander is the managing member of Millennium Management, LLC.
(69)	Dennis Mykytyn, the managing member of this selling stockholder, has voting and investment power over the shares this selling stockholder beneficially owns.
(70)	William E. Schluter, the general partner of this selling stockholder, has voting and investment power over the shares this selling stockholder beneficially owns.
(71)	Franklin Mutual Advisors, LLC is the investment manager of this selling stockholder and consequently has voting control and investment discretion over the shares held by this selling stockholder. Peter Langerman is the president and Michael Embler is the senior vice president and chief investment officer of Franklin Mutual Advisors, LLC
(72)	Nando G. Parete is an employee of our Manager. Includes 8,000 restricted shares of our common stock and options to purchase 5,000 shares of our common stock.
(73)	Larry Bannister has voting and investment power over the shares this selling stockholder beneficially owns.
(74)	Hutham S. Olayan, John O. Wolcott, Nazeeh S. Habachy, Anothny S. Fusco, Camile G. Saba and Frank J. Amato each has voting and investment power over the shares this selling stockholder beneficially owns.
(75)	David M. Mincberg has voting and investment power over the shares this selling stockholder beneficially owns.
(76)	Pasha Zargaroff is the vice president and assistant general counsel of CB Richard Ellis, Inc.
(77)	Patricia Jennings has voting and investment power over the shares this selling stockholder beneficially owns.
(78)	Patrick E. O’Reilly has voting and investment power over the shares this selling stockholder beneficially owns.
(79)	Paul Martin serves as one of our executive vice presidents. Includes 39,000 restricted shares of common stock and options to purchase 26,400 shares of our common stock.
(80)	Wayne M. Paulus and Raelene Paulus share voting and investment power over the shares this selling stockholder beneficially owns.
(81)	Richard Jacinto II, the general partner of this selling stockholder, has voting and investment power over the shares this selling stockholder beneficially owns.
(82)	Arthur J. Samberg, on behalf of Pequot Capital Management, Inc., the investment manager of this selling stockholder, has voting and investment power over the shares this selling stockholder beneficially owns.
(83)	Chance Vought has voting and investment power over the shares this selling stockholder beneficially owns.
(84)	John Wells has voting and investment power over the shares this selling stockholder beneficially owns.
(85)	Ricardo Koenigsberger is a member of our board of directors. Includes 667 restricted shares of our common stock granted by us.
(86)	David H. Hillman and Suzanne D. Hillman share voting and investment power over the shares this selling stockholder beneficially owns.
(87)	Ross Mitchell, the general partner of this selling stockholder, has voting and investment power over the shares this selling stockholder beneficially owns
(88)	Robert D. Selleck II has voting and investment power over the shares this selling stockholder beneficially owns.
(89)	Robert W. Peters and Carolyn H. Peters share voting and investment power over the shares this selling stockholder beneficially owns.
(90)	Rockbay Capital Management, LP is the investment manager of this selling stockholder and consequently has voting control and investment discretion over the shares held by this selling stockholder. Atul Khanna is the chief executive officer and Jonathan Baron is the senior managing partner of Rockbay Capital Management, LP.

(91)	Ryan C. O’Reilly has voting and investment power over the shares this selling stockholder beneficially owns.
(92)	SAB Capital Management, L.P. is the investment manager of this selling stockholder and consequently has voting control and investment discretion over the shares held by this selling stockholder. Scott A. Bommer is the managing member of SAB Capital Management, L.L.C., the general partner of SAB Capital Management, L.P.
(93)	Andrew M. Sternlieb has voting and investment power over the shares this selling stockholder beneficially owns.
(94)	Sarah S. Ryalls is an employee of our Manager. Includes 2,000 restricted shares of our common stock and options to purchase 1,000 shares of our common stock.
(95)	George Savitsky and Judith Savitsky share voting and investment power over the shares this selling stockholder beneficially owns.
(96)	Richard G. Schneider has voting and investment power over the shares this selling stockholder beneficially owns.
(97)	Sean Sung-ho Myers is an employee of our Manager. Includes 3,000 restricted shares of our common stock and options to purchase 3,000 shares of our common stock.
(98)	Dolores S. Silbert has voting and investment power over the shares this selling stockholder beneficially owns.
(99)	Susan Mitchell, the general partner of this selling stockholder, has voting and investment power over the shares this selling stockholder beneficially owns.
(100)	David H. Hillman has voting and investment power over the shares this selling stockholder beneficially owns.
(101)	Barden Gale and Peter Madden, on behalf of ABP Investments US, Inc., the investment manager of this selling stockholder, have voting and investment power over the shares this selling stockholder beneficially owns.
(102)	Brian Stoffers and Kathryn Stoffers share voting and investment power over the shares this selling stockholder beneficially owns. Brian Stoffers is an executive officer of our Manager. Includes 35,000 shares of our common stock purchased in our June 2005 private offering, 21,420 restricted shares of our common stock and options to purchase 35,700 shares of our common stock.
(103)	Susan D. Morrison has voting and investment power over the shares this selling stockholder beneficially owns.
(104)	Suzanne D. Hillman has voting and investment power over the shares this selling stockholder beneficially owns.
(105)	Charles S. Syers, the general partner of this selling stockholder, has voting and investment power over the shares this selling stockholder beneficially owns.
(106)	J. David Rogers, on behalf of JD Capital Management, Inc., the investment manager of this selling stockholder, has voting and investment power over the shares this selling stockholders beneficially owns.
(107)	M. Keith Huzyak and Sally Huzyak share voting and investment power over the shares this selling stockholder beneficially owns.
(108)	George J. Kallis has voting and investment power over the shares this selling stockholder beneficially owns.
(109)	Jay Raubvogel and Marvin Rosen share voting and investment power over the shares this selling stockholder beneficially owns.
(110)	Lynda S. McMillen has voting and investment power over the shares this selling stockholder beneficially owns.
(111)	Jeffrey S. Pion and Suzanne M. Pion share voting and investment power over the shares this selling stockholder beneficially owns.
(112)	Ray Wirta has voting and investment power over the shares this selling stockholder beneficially owns. Ray Wirta serves as the chairman of our board of directors.
(113)	Includes 29,700 restricted shares of our common stock and options to purchase 26,400 shares of our common stock.
(114)	Thomas James Melody is an executive officer of CBRE/Melody. Includes 35,000 shares of our common stock purchased in our June 2005 private offering, 21,420 restricted shares of our common stock and options to purchase 35,700 shares of our common stock.
(115)	Thomas Owen Fish is an employee of CBRE/Melody. Includes 13,334 shares of our common stock purchased in our June 2005 private offering, 8,160 restricted shares of our common stock and options to purchase 13,600 shares of our common stock.
(116)	Hans Erickson, Drew Collins and Edward Grzybowski, on behalf of Teachers Advisors, Inc., the investment manager of this selling stockholder, have voting and investment power over the shares this selling stockholders beneficially owns.
(117)	Doug C. Eby, a member of our board of directors and the portfolio manager of this selling stockholder, has voting and investment power over the shares this selling stockholders beneficially owns.
(118)	Ronald R. Tuttle has voting and investment power over the shares this selling stockholder beneficially owns.
(119)	Vincent Costantini is a member of our board of directors. Includes 3,000 shares of our common stock purchased in our June 2005 private offering and 667 restricted shares of our common stock granted by us.
(120)	Wallace R. Weitz has voting and investment power over the shares this selling stockholder beneficially owns.
(121)	John Mazanec, on behalf of Wasatch Advisors, Inc., the investment manager of this selling stockholder, has voting and investment power over the shares this selling stockholder beneficially owns.
(122)	Warren H. Judd and Myra Judd share voting and investment power over the shares this selling stockholder beneficially owns.
(123)	Richard Shuster and Daniel Vandivort, on behalf of Robeco USA, LLC, the investment manager of this selling stockholder, have voting and investment power over the shares this selling stockholder beneficially owns.
(124)	David Roush and Christina Roush share voting and investment power over the shares this selling stockholder beneficially owns.
(125)	We are unable to identify the selling stockholders relating to these shares at this time. All of the shares held by these selling stockholders were issued in our June 2005 private offering. We intend to file a prospectus supplement to identify these selling stockholders prior to the sale of their shares.

Except as indicated above, the selling stockholders do not have, and have not had since our inception, any position, office or other material relationship with us or any of our predecessors or affiliates. The selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information regarding their securities, in transactions exempt from the registration requirements of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of our capital stock. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 100,000,000 shares of common stock and 50,000,000 shares of preferred stock, both having par value $0.01 per share. As of December 12, 2006, 30,601,142 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Our board of directors, with the approval of a majority of the entire board and without any action on the part of our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Under Maryland law, our stockholders are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

All shares of our common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, appraisal, preferential exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Subject to our charter restrictions on the transfer and ownership of our stock and except as may otherwise be specified in the terms of any class or series of common stock, each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director.

Power to Reclassify Shares of Our Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Prior to issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power of our board of directors to amend the charter without stockholder approval to increase the total number of authorized shares of our stock or any class or series of our stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Internal Revenue Code for each taxable year beginning after December 31, 2005, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, for our taxable years beginning after December 31, 2005, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year.

Our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and may prohibit certain entities from owning our shares. Our charter provides that (subject to certain exceptions described below) no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% by number or value, whichever is more restrictive, of our outstanding shares of common stock or more than 9.8% by number or value, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock, subject to important exceptions.

Our charter also prohibits any person from (i) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (ii) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock which are transferred to the trust (as described below), will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our board of directors, in its sole discretion, may exempt a person from the 9.8% ownership limits. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our board of directors may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our qualification as a REIT.

Any attempted transfer of our stock which would result in our capital stock being owned by fewer than 100 persons will also be void ab initio and the intended transferee will acquire no rights in such shares. Any attempted transfer of our stock which, would result in a violation of the 9.8% ownership limits described above or in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur, our charter provides that the purported transfer in violation of the restrictions will be void ab initio. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our stock, including shares of common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock which the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or might otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is American Stock Transfer & Trust Company.

Registration Rights

The persons who purchased, in the aggregate, 20,000,000 shares of our common stock in our June 2005 private offering are entitled to the benefits of a resale shelf registration rights agreement. Pursuant to this agreement, we agreed for the benefit of the holders of our common stock that we will, at our expense (i) file with the SEC no later than March 6, 2006 a resale shelf registration statement providing for the resale of the registrable securities described above, (ii) use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act as soon as practicable after the filing and (iii) to maintain the registration statement’s effectiveness under the Securities Act until the first to occur of (1) such time as all of the shares of common stock covered by the registration statement have been sold pursuant to the registration statement or pursuant to Rule 144 under the Securities Act, (2) such time as, in the opinion of counsel, all of the common stock not held by affiliates of us, and covered by the registration statement, are eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act and (3) the second anniversary of the effective date of the registration statement. After our obligation terminates as described in (1), (2) or (3), CBRE, CBRE/Melody and their respective affiliates who participated in our October 2006 initial public offering will also have the right to require us to register the resale of their common stock and to “piggy-back” their shares on other registration statements we might file in connection with any future public offering.

All holders of our common stock sold in our June 2005 private offering and their respective direct and indirect transferees were allowed, upon election, to participate in our October 2006 initial public offering as selling stockholders, subject to compliance with the registration rights agreement, full cutback rights on the part of the underwriters and other conditions and limitations imposed by the underwriters. As a result, 1,067,604 shares of our common stock were sold by the selling stockholders in our October 2006 initial public offering. The holders of our common stock that are beneficiaries of the registration rights agreement and that included any of their shares will not be able to sell any remaining shares not included in this initial public offering for a lock-up period of at least 60 days (and in the case of any subsequent underwritten offering in which a holder’s shares are included, any remaining shares not included in the underwritten offering for a lock-up period of at least 60 days) as determined between us and the underwriters.

Notwithstanding the foregoing, we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods,” if:

•	the lead underwriter in any underwritten public offering by us of our common stock advises us that an offer or sale of shares covered by the registration statement would have a material adverse effect on our offering;

•	our board of directors determines in good faith that the sale of shares covered by the registration statement would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, corporate reorganization or other significant transaction involving our company; or

•	our board of directors determines in good faith that it is in our best interests or it is required by law that we supplement the registration statement or file a post-effective amendment to the registration statement in order to ensure that the prospectus included in the registration statement contains the financial information required under Section 10(a)(3) of the Securities Act, discloses any fundamental change in the information included in the prospectus or discloses any material information with respect to the plan of distribution that was not disclosed in the registration statement or any material change to that information, and we provide the stockholders notice of the suspension. The cumulative blackout periods in any 12 month period commencing on the closing of the offering may not exceed an aggregate of 90 days and furthermore may not exceed 45 consecutive days, except as a result of a refusal by the SEC to declare any post-effective amendment to the registration statement as effective after we have used all commercially reasonable efforts to cause the post-effective amendment to be declared effective, in which case, we must terminate the blackout period immediately following the effective date of the post-effective amendment.

A holder that sells our common stock pursuant to a registration statement or as a selling stockholder pursuant to an underwritten public offering generally will be required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations). In addition, each holder of our common stock may be required to deliver information to be used in connection with the registration statement in order to have such holder’s common stock included in the registration statement and to benefit from the provisions of the next paragraph.

Each common stock certificate may contain a legend to the effect that the holder thereof, by its acceptance thereof, will be deemed to have agreed to be bound by the provisions of the registration rights agreement. In that regard, each holder will be deemed to have agreed that, upon receipt of notice of the occurrence of any event which makes a statement in the prospectus which is part of the registration statement untrue in any material respect or which requires the making of any changes in such prospectus in order to make the statements therein not misleading, or of certain other events specified in the registration rights agreement, such holder will suspend the sale of our common stock pursuant to such prospectus until we have amended or supplemented such prospectus to correct such misstatement or omission and have furnished copies of such amended or supplemented prospectus to such holder or we have given notice that the sale of the common stock may be resumed.

The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the registration rights agreement.

LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS;

INDEMNIFICATION AND ADVANCE OF EXPENSES

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL

CORPORATION LAW AND OUR CHARTER AND BYLAWS

The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquiror to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Number of Directors; Vacancies; Removal

Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL nor more than fifteen (15). Except as may be provided by the board of directors in setting the terms of any class or series of stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

Our charter provides that a director may be removed only for cause, which means conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders shall be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter, with certain exceptions, generally provides for approval of charter amendments and extraordinary transactions, which have been first declared advisable by our board of directors, by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Our bylaws provide that the board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of our board of directors determines that such rights will apply.

Control Share Acquisitions

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. However, we will amend our bylaws to be subject to the Control Share Acquisition Act only if the board of directors determines that it would be in our best interests.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the board of directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds stockholder vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds stockholder vote for the removal of any director from the board, as well as require such removal be for cause (as defined in our charter), (b) unless called by our chairman of the board, our president, our chief executive officer or the board, require the request of holders of a majority of outstanding shares to call a special meeting and (c) vest in the board of exclusive power to fix the number of directorships. Pursuant to Subtitle 8, we have elected to provide in our charter that our board will have the exclusive power to fill vacancies on the board, by a vote of the remaining directors, and that such vacancies will be filled until the end of the term of the directorship in which the vacancy occurred.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

As of December 12, 2006, we have 30,601,142 shares of our common stock outstanding. The shares of common stock that were sold in our October 2006 initial public offering are freely tradeable without restriction or further registration under the Securities Act unless the shares are held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. The shares of our common stock held by our affiliates, including our officers and directors, are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

Rule 144

In general, under Rule 144, a person who owns shares of our common stock that are restricted securities and that were acquired from us or any of our affiliates at least one year prior to the proposed sale is entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of the common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions, certain notice requirements and the availability of current public information about us.

Our affiliates must comply with all the provisions of Rule 144 other than the one-year holding period requirement in order to sell shares of our common stock that are not restricted securities (such as shares acquired by our affiliates either in our October 2006 initial public offering or through purchases in the open market following our October 2006 initial public offering).

Rule 144(k)

Under Rule 144(k), a person who has not been our affiliate at any time during the three months preceding a sale is entitled to sell restricted securities without regard to the public information, volume limitation, manner of sale and notice provisions of Rule 144, provided that at least two years have elapsed since the later of the date the shares were acquired from us or any of our affiliates.

Lock-Up Agreements

We have agreed with the underwriters of our October 2006 initial public offering not to offer to sell, contract to sell, or otherwise dispose of, loan, pledge or grant any rights with respect to any shares of our common stock, any options or warrants to purchase any shares of our common stock or any securities convertible into or exercisable for any of our common stock for a period of 180 days (or March 26, 2007) following the date of the prospectus relating to our October 2006 initial public offering, which was September 27, 2006, subject to certain exceptions. Our directors and officers, our Manager and CBRE have also agreed, with limited exceptions, for a period of 180 days after the date of the prospectus relating to our October 2006 initial public offering, that they will not, without the prior written consent of Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC, directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common or our other capital stock.

Registration Rights

In connection with our June 2005 private offering, we entered into a registration rights agreement with Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Banc of America Securities LLC and Citigroup Global Markets Inc., on behalf of the holders of common stock issued in the private offering. Pursuant to that agreement, we included in the registration statement covering our October 2006 initial public offering 1,067,604 shares of common stock offered by certain selling stockholders who purchased shares of our common stock originally issued and sold in the private offering. We also agreed, among other things, to file a shelf registration statement for the benefit of the holders of 20,000,000 shares of our common stock issued in our June 2005 private offering (excluding 1,067,604 shares registered by us and sold by certain selling stockholders in our October 2006 initial public offering) within 90 days after the completion of our October 2006 initial public offering. We are also registering by this resale shelf registration statement 22,355 shares of restricted stock, net of forfeitures, issued by us to our independent directors and certain employees of the Manager, pursuant to our 2005 equity incentive plan, 600,000 shares of restricted stock and 909,000 shares of common stock underlying options issued to our Manager upon the completion our June 2005 private offering, which restricted stock and options have been subsequently allocated by the Manager to its employees or other related parties, at the its discretion. We agreed to cause this shelf registration statement to remain effective until the first to occur of (a) the disposition of all shares of common stock sold in the private placement under a registration statement or pursuant to Rule 144, (b) the date on which the shares of common stock sold in the private placement are saleable under Rule 144(k) under the Securities Act or (c) the date that is two years after the effective date of the shelf registration statement. We also agreed to register shares of restricted stock and shares of common stock underlying options issued to our Manager upon completion of our June 2005 private offering and shares of common stock issued to our Manager as incentive compensation under our management agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section, under the heading “Material U.S. Federal Income Tax Considerations,” references to “the company,” “we,” “our” and “us” mean only CBRE Realty Finance, Inc. and not our subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will, in each case, be in accordance with its applicable organizational documents or partnership agreement. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us; and, except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. stockholders (as defined below).

This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Taxation of the Company

We have elected to be taxed as a REIT under the Internal Revenue Code, commencing with our initial taxable year ended December 31, 2005. We believe that we have been organized and have operated in a manner that allows us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 2005, and we intend to continue to be organized and operate in such a manner.

The law firm of Clifford Chance US LLP has acted as our tax counsel in connection with the filing of this registration statement. We intend to received the opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ended December 31, 2005, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Clifford Chance US LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus, and is conditioned upon factual representations and covenants made by our management and affiliated entities, regarding our organization, assets, present and future conduct of our business operations, the fair market value of our investments and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. In addition, to the extent we invest in the equity of CDO transactions holding qualifying real estate assets, the accuracy of such opinion will depend upon the accuracy of certain other opinions rendered to us in connection with such securitization transactions. While we believe that we are organized and operated so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Clifford Chance US LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which could include entities that have made elections to be taxed as REITs, the status of which will not have been reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT.

For tax years through 2010, stockholders who are individual U.S. stockholders (as defined below) are generally taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders (as defined below) from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010.

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “—Taxation of Taxable U.S. Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal income tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

•

If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT assets tests that do not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, or the “required distribution,” we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and our “taxable REIT subsidiaries” (“TRS”) (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•	We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in real estate mortgage investment conduits or REMICs to the extent our stock is held by specified tax-exempt organizations not subject to tax on unrelated business taxable income. Similar rules may apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “—Effect of Subsidiary Entities,” “—Taxable Mortgage Pools” and “—Excess Inclusion Income.”

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock.

•	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, the earnings of which could be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, property and other taxes on assets and operations. As further described below, any TRS in which we own an interest, including CBRE Realty Finance TRS, Inc., will be subject to U.S. federal corporate income tax on its taxable income. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

(7) which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of its shares, which are intended to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock, in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

With respect to a residual interest in a real estate mortgage investment conduit, or REMIC, the ownership of which is attributed to us or to a REIT in which we own an interest, we may be required to pay tax at the highest corporate rate on the amount of any excess inclusion income for the taxable year allocable to the percentage of our shares that are held by “disqualified organizations.” Although the law is unclear, similar rules may apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through TRS, we will not be required to pay this tax. For a definition of “excess inclusion income,” see “—Taxable Mortgage Pools.” A “disqualified organization” includes:

•	The U.S.;

•	Any state or political subdivision thereof;

•	Any foreign government;

•	Any international organization;

•	Any agency or instrumentality of any of the foregoing;

•	Any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Internal Revenue Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and

•	Any rural electrical or telephone cooperative.

For this reason, our charter generally will prohibit disqualified organizations from owning our shares.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interest in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is wholly-owned by a REIT, by other disregarded subsidiaries or by a combination of the two. Single member limited liability companies that are wholly-owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly-owned by us—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable REIT Subsidiaries. A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as nonqualifying hedging income or inventory sales). If dividends are paid to us by one or more of our TRSs then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Taxation of Taxable U.S. Stockholders” and “—Annual Distribution Requirements.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Rents we receive that include amounts for services furnished by one of our TRSs to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us by tenants that are not receiving services from the TRS are substantially comparable to the rents paid by our tenants leasing comparable space that are receiving such services from the TRS and the charge for the services is separately stated; or (4) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service.

We and one of our corporate subsidiaries, CBRE Realty Finance TRS, Inc., have made an election for that subsidiary to be treated as a TRS for U.S. federal income tax purposes. We may form additional TRSs in the future. To the extent that any such TRSs pay any taxes, they will have less cash available for distribution to us. If dividends are paid by TRSs to us, then the dividends we designate and pay to our stockholders who are individuals, up to the amount of dividends we receive from such entities, generally will be eligible to be taxed at the reduced 15% maximum U.S. federal rate applicable to qualified dividend income. See “—Taxation of Taxable U.S. Stockholders.” Currently, we anticipate that CBRE Realty Finance TRS, Inc. will retain its after tax income subject to compliance with the 20% asset test applicable to our aggregate ownership of TRSs. See “—Asset Tests.”

Taxable Mortgage Pools

An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

We have and will likely continue in the future to enter into CDO financing transactions whereby we convey one or more pools of real estate mortgage loans, CMBS or RMBS securities, or mortgage loans to an entity, which issues several classes of mortgage-backed bonds having different maturities with the cash flow from such assets being the sole source of payment of principal and interest on the several classes of mortgage-backed bonds. To the extent that we do not make a REMIC election with respect to such a securitization transaction, each such transaction will likely be a taxable mortgage pool.

A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interest in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the parent REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. See “—Excess Inclusion Income.”

If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We do not expect that we would form any subsidiary in which we own some, but less than all, of the ownership interests that would become a taxable mortgage pool, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Gross Income Tests

In order to maintain qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Interest Income. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC.

Among the assets we may hold are certain mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets or the interest generated by these loans as qualifying income under the 75% gross income test (described above). To the extent we make corporate mezzanine loans, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% gross income test (described above).

We believe that the interest, original issue discount, and market discount income that we receive from our mortgage related securities generally will be qualifying income for purposes of both gross income tests. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, a portion of the income from the loan will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

Fee Income. We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by CBRE Realty Finance TRS, Inc., our TRS, will not be included for purposes of the gross income tests.

Dividend Income. We may indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

Foreign Investments. To the extent that we hold or acquire foreign investments, such as CMBS denominated in foreign currencies, such investments may generate foreign currency gains and losses. Foreign currency gains are generally treated as income that does not qualify under the 95% or 75% gross income tests. However, the IRS has not provided any specific guidance as to the proper treatment of foreign currency gains for purposes of the 95% or 75% gross income tests. No assurance can be given that any foreign currency gains recognized by us directly or through pass-through subsidiaries will not adversely affect our ability to satisfy the REIT qualification requirements.

Hedging Transactions. We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (and will generally constitute non-qualifying income for purposes of the 75% gross income test). To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Rents from Real Property. To the extent that we own real property or interests therein, rents we receive will qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations.

In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by us. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income, or through a TRS, as discussed below. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent. Moreover, we are permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the REIT income tests.

Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space.

Failure to Satisfy the Gross Income Tests. We intend to monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with regulations prescribed by the Treasury. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests

We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and certain kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

The second asset test is that the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 20% of the value of our gross assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal

Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled TRSs” as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which: (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset test.

We expect that the assets and mortgage related securities that we own generally will be qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities issued by C corporations that are not secured by mortgages on real property, those securities may not be qualifying assets for purposes of the 75% asset test. We believe that our holdings of securities and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements and intend to monitor compliance on an ongoing basis. Moreover, values of some assets may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. As an example, if we were to make an investment in equity securities of a REIT issuer that were determined by the IRS to represent debt securities of such issuer, such securities would also not qualify as real estate assets. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers (including REIT issuers) cause a violation of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a) the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b) the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes, including the inclusion of items of income from CDO entities in which we hold an equity interest. For example, we may invest in debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes (“original issue discount” or OID), such that we will be required to include in our income a portion of the OID each year that the instrument is held before we receive any corresponding cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Excess Inclusion Income

If we acquire a residual interest in a REMIC, we may realize excess inclusion income. If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a taxable mortgage pool for U.S. federal income tax purposes. See “—Effect of Subsidiary Entities,” “—Taxable Mortgage Pools.” If all or a portion of our company is treated as a taxable mortgage pool, our qualification as a REIT generally should not be impaired. However, to the extent that all or a portion of our company is treated as a taxable mortgage pool, or we make investments or enter into financing and securitization transactions that give rise to us being considered to own an interest in one or more taxable mortgage pools, a portion of our REIT taxable income may be characterized as excess inclusion income and allocated to our stockholders, generally in a manner set forth under the applicable Treasury regulations. The Treasury Department has issued guidance governing the tax treatment of stockholders of a REIT that owns an interest in a taxable mortgage pool. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) taxable income allocable to the holder of a residual interest in a REMIC during such calendar quarter over (ii) the sum of amounts allocated to each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Our excess inclusion income would be allocated among our stockholders that hold our stock in record name in proportion to dividends paid to such stockholders. A stockholder’s share of any excess inclusion income:

•	could not be offset by net operating losses of a stockholder;

•	in the case of a stockholder that is a REIT, a RIC, a common trust fund or other pass-through entity, would be considered excess inclusion income of such entity and such entity will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations;

•	would be subject to tax as unrelated business taxable income to a tax-exempt holder;

•	would be subject to the application of the U.S. federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to non-U.S. stockholders; and

•	would be taxable (at the highest corporate tax rates) to us, rather than our stockholders, to the extent allocable to our stock held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations). Nominees or other broker/dealers who hold our stock on behalf of disqualified organizations are subject to this tax on the portion of our excess inclusion income allocable to the common stock held on behalf of disqualified organizations.

The manner in which excess inclusion income would be allocated among shares of different classes of stock is not clear under the current law. Tax-exempt investors, RIC or REIT investors, foreign investors, and taxpayers with net operating losses should consult with their tax advisors with respect to excessive inclusion income.

Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held for sale to customers, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as property held for sale to customers or that certain safe-harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

Failure to Qualify

In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 15%, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions. Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a) the qualified dividend income received by us during such taxable year from non-REIT C corporations (including CBRE Realty Finance TRS, Inc., our TRS, which is subject to U.S. federal income tax);

(b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a regulated investment company), such as CBRE Realty Finance TRS, Inc., our TRS, which is subject to U.S. federal income tax, or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. We expect that any foreign corporate CDO entity which we invest would not be a “qualifying foreign corporation,” and accordingly our distribution of any income with respect to such entities will not constitute “qualifying dividend income.”

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of the Company” and “—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Common Stock

In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2010, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Holders are advised to consult with their own tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e. where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), (2) our common stock is not otherwise used in an unrelated trade or business, and (3) we do not hold an asset that gives rise to “excess inclusion income” (see “—Effect of Subsidiary Entities,” “—Taxable Mortgage Pools” and “—Excess Inclusion Income”), distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder. As previously noted, we expect to engage in transactions that would result in a portion of our dividend income being considered “excess inclusion income,” and accordingly, it is likely that a significant portion of our dividends received by a tax-exempt stockholder could give rise to UBTI.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their own tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock that is not a U.S. stockholder. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Ordinary Dividends. The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions. Unless (A) our common stock constitutes a U.S. real property interest, or USRPI, or (B) either (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our company’s common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends. Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (“USRPI capital gains”), will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the U.S. if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under “—Taxation of Non-U.S. Stockholders—Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of Our Common Stock. Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the U.S., excluding, for this purpose, interests in real property solely in a capacity as a creditor. We do not expect that more than 50% of our assets will consist of interests in real property located in the U.S.

In addition, our common stock will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. stockholders. We believe we are, and we expect to continue to be, a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. However, because our stock is widely held, we cannot assure our investors that we are or will remain a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, a non-U.S. stockholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) our common stock owned is of a class that is “regularly traded,” as defined by applicable Treasury Department regulations, on an established securities market, and (b) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our outstanding stock of that class at all times during a specified testing period.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. stockholder in two cases: (a) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

State, Local and Foreign Taxes

Our company and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. We own interests in properties located in a number of jurisdictions, and may be required to file tax returns in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their own tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s common stock.

PLAN OF DISTRIBUTION

We are registering the resale from time to time of the shares of common stock offered by this prospectus in accordance with the terms of a registration rights agreement that we entered into with the selling stockholders in connection with our June 2005 private offering and the terms of our management agreement with our Manager. The registration of these shares, however, does not necessarily mean that any of the shares will be offered or sold by the selling stockholders or their respective donees, pledgees or other transferees or successors in interest. We will not receive any proceeds from the sale of the common stock offered by this prospectus.

The sale of the shares of common stock by any selling stockholder, including any donee, pledgee or other transferee who receives shares from a selling stockholder, may be effected from time to time by selling them directly to purchasers or to or through broker-dealers. In connection with any sale, a broker-dealer may act as agent for the selling stockholder or may purchase from the selling stockholder all or a portion of the shares as principal. These sales may be made on the New York Stock Exchange or other exchanges on which our common stock is then traded, in the over-the-counter market or in private transactions.

The shares of common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices; or

•	otherwise negotiated prices.

The shares of common stock may be sold in one or more of the following transactions:

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	block trades (which may involve crosses or transactions in which the same broker acts as an agent on both sides of the trade) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

•	a special offering, an exchange distribution or a secondary distribution in accordance with applicable rules promulgated by the National Association of Securities Dealers, Inc. or stock exchange rules;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for the shares;

•	sales in other ways not involving market makers or established trading markets, including privately-negotiated direct sales to purchasers;

•	any other legal method; and

•	any combination of these methods.

In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling stockholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions and will be in amounts to be negotiated.

The distribution of the shares of common stock also may be effected from time to time in one or more underwritten transactions. Any underwritten offering may be on a “best efforts” or a “firm commitment” basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the shares. Underwriters may sell the shares to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker-dealer acting in connection with any proposed sale of shares by the selling stockholders. We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. This supplement will disclose:

•	the name of the selling stockholders and of participating brokers and dealers;

•	the number of shares involved;

•	the price at which the shares are to be sold;

•	the commissions paid or the discounts or concessions allowed to the broker-dealers, where applicable;

•	that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

The selling stockholders and any underwriters, or brokers-dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any underwriters, dealers, or agents may be deemed to be underwriting compensation under the Securities Act. Because the selling stockholders may be deemed to be “underwriters” under the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and its rules and regulations. For example, the anti-manipulative provisions of Regulation M may limit the ability of the selling stockholders or others to engage in stabilizing and other market making activities.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon default by a selling stockholder, the broker may offer and sell such pledged shares from time to time. Upon a sale of the shares, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event the selling stockholders default under any customer agreement with brokers.

In addition, any securities registered and offered pursuant to this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

In order to comply with the securities laws of certain states, if applicable, the shares of common stock may be sold only through registered or licensed broker-dealers. We have agreed to pay all expenses incident to the offering and sale of the shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents. We have agreed to indemnify the selling stockholders against certain losses, claims, damages, actions, liabilities, costs and expenses, including liabilities under the Securities Act.

The selling stockholders have agreed to indemnify us, our officers and directors and each person who controls (within the meaning of the Securities Act) or is controlled by us, against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with the sale or transfer of shares of our common stock offered hereby with respect to written information furnished to us by the selling stockholders.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed on for us by Clifford Chance US LLP. Venable LLP will pass upon the validity of the shares of common stock being offered hereby and certain other matters under Maryland law.

EXPERTS

The consolidated financial statements as of December 31, 2005 and for the period May 10, 2005 (inception) through December 31, 2005, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on their authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be offered by the selling stockholders, from time to time, pursuant to the registration statement of which this prospectus is a part. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be offered by the selling stockholders, from time to time, pursuant to the registration statement of which this prospectus is a part, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

As a result of our October 2006 initial public offering, we became subject to the information and reporting requirements of the Securities Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

CBRE REALTY FINANCE, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Unaudited Condensed Consolidated Financial Statements
Consolidated Balance Sheets as of September 30, 2006 (unaudited) and December 31, 2005 (audited)	F-2

Consolidated Statements of Income for the Three and Nine Months Ended September 30, 2006, the Three Months Ended September 30, 2005 and period from May 10, 2005 (inception) through September 30, 2005 (unaudited)

F-3
Consolidated Statement of Stockholders’ Equity and Comprehensive Income (Loss) for the Nine Months Ended September 30, 2006 (unaudited)	F-4
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2006 and period from May 10, 2005 (inception) through September 30, 2005 (unaudited)	F-5
Notes to Consolidated Financial Statements (unaudited)	F-6

Consolidated Financial Statements and Financial Statement Schedule
Report of Independent Registered Public Accounting Firm	F-24
Consolidated Balance Sheet as of December 31, 2005	F-25
Consolidated Statement of Income for the period May 10, 2005 (inception) through December 31, 2005	F-26
Consolidated Statement of Stockholders’ Equity and Comprehensive Loss for the period May 10, 2005 (inception) though December 31, 2005	F-27
Consolidated Statement of Cash Flows for the period May 10, 2005 (inception) through December 31, 2005	F-28
Notes to Consolidated Financial Statements	F-29
Schedule IV—Mortgage Loans on Real Estate	F-48

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, or are inapplicable, and therefore have been omitted.

CBRE REALTY FINANCE, INC.

CONSOLIDATED BALANCE SHEET

(Amounts in thousands, except per share and share data)

	September 30, 2006	December 31, 2005
	(unaudited)	(audited)
Assets:
Cash and cash equivalents	$26,799	$49,377
Restricted cash	58,401	3,239
Loans and other lending investments, net	953,981	448,280
Commercial mortgage backed securities, at fair value	189,578	81,499
Real estate, net	64,293	31,923
Investment in joint ventures	41,549	—
Derivative assets	343	1,642
Accrued interest	5,182	3,452
Other assets	13,343	4,306

Total assets	$1,353,469	$623,718

Liabilities and Stockholders’ Equity:

Liabilities:
Bonds payable	$508,500	$—
Repurchase obligations	411,785	304,825
Mortgage payable	49,503	25,001
Derivative liabilities	7,739	631
Management fee payable	577	469
Dividends payable	5,785	2,674
Accounts payable and accrued expenses	4,578	4,123
Other liabilities	35,061	5,928
Junior Subordinated deferrable interest debentures held by trusts that issued trust preferred securities	50,000	—

Total liabilities	1,073,528	343,651

Commitments and contingencies	—	—
Minority interest	859	436

Stockholders’ Equity:
Preferred stock, par value $.01 per share; 50,000,000 shares authorized, no shares issued or outstanding at September 30, 2006 and December 31, 2005, respectively	—	—
Common stock par value $.01 per share; 100,000,000 shares authorized, 30,601,142 and 20,567,755 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	306	206
Additional paid-in capital	419,870	284,029
Common stock subscription receivable	(133,471)	—
Accumulated other comprehensive income	(1,938)	(1,748)

Retained earnings	(5,685)	(2,856)

Total stockholders’ equity	279,082	279,631

Total liabilities and stockholders’ equity	$1,353,469	$623,718

The accompanying notes are an integral part of these financial statements.

CBRE REALTY FINANCE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Amounts in thousands, except per share and share data)

	For the Three Months Ended September 30, 2006	For the Three Months Ended September 30, 2005	For the Nine Months Ended September 30, 2006	For the Period May 10, 2005 (inception) through September 30, 2005
Revenues:
Investment income	$18,109	$1,356	42,017	$1,358
Property operating income	1,705	—	3,802	—
Other income	877	1,738	2,602	2,261

Total revenues	20,691	3,094	48,421	3,619

Expenses:
Interest expense	13,273	114	27,940	114
Management fees	1,595	1,408	4,444	1,748
Property operating expenses	858	—	1,734	—
Other general and administrative (including $950, $768, $2,779, and $953, respectively of stock-based compensation)	2,441	1,716	6,925	2,966
Depreciation and amortization	487	—	1,165	—

Total expenses	18,654	3,238	42,208	4,828

Gain on sale of investment	410	—	258	—
Gain (loss) on derivatives	(1)	534	3,634	535

Income (loss) from continuing operations before equity net income of unconsolidated joint ventures	2,446	390	10,105	(674)
Equity in earnings of unconsolidated joint ventures	(187)	—	50	—

Net income (loss) before minority interest	2,259	390	10,155	(674)
Minority interest	(20)	—	(41)	—

Net income (loss)	$2,279	$390	$10,196	$(674)

Weighted-average shares of common stock outstanding:
Basic	20,484,286	20,000,000	20,177,897	20,000,000

Diluted	20,579,115	20,108,317	20,313,795	20,000,000

Earnings per share of common stock:
Basic	$0.11	$(0.02)	$0.51	$(0.03)

Diluted	$0.11	$(0.02)	$0.50	$(0.03)

Dividends declared per share of common stock:	$0.28	$—	$0.63	$—

The accompanying notes are an integral part of these financial statements.

CBRE REALTY FINANCE, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE

INCOME

(UNAUDITED)

For the Nine Months Ended September 30, 2006

(Amounts in thousands, except share data)

	Common Stock		Additional Paid In-Capital	Accumulated Other Comprehensive (Loss) Income	Retained Earnings (Accumulated Deficit)	Common Stock Subscription Receivable		Comprehensive Income
	Shares	Par Value					Total
Balance at December 31, 2005	20,567,755	$206	$284,029	$(1,748)	$(2,856)	$—	$279,631	$—
Issuance of restricted shares of common stock	134,000	1	—	—	—	—	1	—
Stock-based compensation	—	—	2,779	—	—	—	2,779	—
Net income	—	—	—	—	10,196	—	10,196	10,196
Net unrealized gain on commercial mortgage backed securities	—	—	—	5,650	—	—	5,650	5,650
Net unrealized gain on cash flow hedges	—	—	—	(5,840)	—	—	(5,840)	(5,840)
Cash dividends declared or paid	—	—	—	—	(13,025)	—	(13,025)	—
Forfeiture of common stock awards	(45,633)	—	—	—	—	—	—	—
Common stock subscription receivable	9,945,020	99	133,062	—	—	(133,471)	(310)	—

Balance at September 30, 2006	30,601,142	$306	$419,870	$(1,938)	$(5,685)	$(133,471)	$279,082	$10,006

The accompanying notes are an integral part of these financial statements.

CBRE REALTY FINANCE, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

(Amounts in thousands)

	For the Nine Months Ended September 30, 2006	For the period May 10, 2005 (Formation) through September 30, 2005
Cash flows from operating activities:
Net income (loss)	$10,196	$(674)
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of unconsolidated joint ventures	(50)	—
Premium (discount) amortization, net	1,027	93
Other amortization	732	(5)
Depreciation	690	—
Stock-based compensation	2,779	953
Realized gain on derivatives	(3,658)	(518)
Unrealized gains on derivatives	25	—
Changes in operating assets and liabilities:
Restricted cash	(37,014)	(3,075)
Accrued interest	(1,730)	(1,391)
Other assets	198	(521)
Management fee payable	108	468
Accounts payable and accrued expenses	455	953
Other liabilities	29,133	3,181

Net cash provided by (used in) operating activities	2,891	(536)

Cash flows from investing activities:
Purchase of commercial mortgage backed securities	(108,222)	(30,448)
Repayment of commercial mortgage backed securities principal	6,467	—
Origination and purchase of loans	(615,860)	(236,131)
Repayments of loan principal	108,682	—
Real estate acquisition	(33,061)	—
Investment in unconsolidated joint ventures	(41,499)	—
Restricted cash	(18,148)	—
Net cash used in investing activities	(701,641)	(266,579)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	282,465
Initial public offering costs	(308)	—
Proceeds from issuance of collateralized debt obligations	508,500	—
Proceeds from borrowings under repurchase agreements	540,511	49,780
Repayments of borrowings from repurchase agreements	(433,551)	—
Proceeds from issuance of trust preferred securities	50,000	—
Proceeds from mortgage loans	24,502	—
Deferred financing and acquisition costs paid	(10,492)	(175)
Dividends paid to common stockholders	(9,914)	—
Proceeds from settlement of derivatives	6,501	—
Minority interest	423	—

Net cash provided by financing activities	676,172	332,070

Net (decrease) increase in cash and cash equivalents	(22,578)	64,955
Cash and cash equivalents, beginning of the period	49,377	—

Cash and cash equivalents, end of period	$26,799	$64,955

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$29,987	$—
Cash paid during the period for income taxes	$—	$—

The accompanying notes are an integral part of these financial statements.

CBRE REALTY FINANCE, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006

(Amounts in thousands, except per share and share data)

NOTE 1—ORGANIZATION

CBRE Realty Finance, Inc. (the “Company”), was organized in Maryland on May 10, 2005, as a commercial real estate specialty finance company focused on originating and acquiring whole loans, bridge loans, subordinate interests in whole loans (“B Notes”), commercial mortgage-backed securities (“CMBS”), mezzanine loans, and joint venture interests in entities that own commercial real estate, primarily in the United States. The Company commenced operations on June 9, 2005.

The Company is externally managed and advised by CBRE Realty Finance Management, LLC (the “Manager”), an indirect subsidiary of CB Richard Ellis Group, Inc. (“CBRE”), and a direct subsidiary of CBRE/Melody & Company (“CBRE/Melody”). As of September 30, 2006, CBRE also owned an approximately 4.6% interest in the outstanding shares of the Company’s common stock. In addition, certain of the Company’s executive officers and directors and certain executive officers and directors of CBRE and CBRE/Melody owned an approximately 4.2% interest in the outstanding shares of the Company’s common stock.

The Company has elected to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes commencing with the Company’s taxable year ending December 31, 2005. As a REIT, the Company generally will not be subject to federal income tax on that portion of income that is distributed to stockholders if at least 90% of the Company’s REIT taxable income is distributed to the Company’s stockholders. The Company conducts its operations so as to not be regulated as an investment company under the Investment Company Act of 1940, as amended.

As of September 30, 2006, the net carrying value of investments held by the Company was approximately $1,201,473, including origination costs and fees and net of repayments and sales of partial interests in loans and CMBS, with a weighted average spread to 30-day LIBOR of 338 basis points for the Company’s floating rate investments and a weighted average yield of 7.04% for the Company’s fixed rate investments.

NOTE 2—BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles in the United States (“GAAP”) for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending on December 31, 2006. The consolidated financial statements include the Company’s accounts and those of the Company’s subsidiaries, which are wholly-owned or controlled by the Company or entities which are variable interest entities (“VIE”) in which the Company is the primary beneficiary under Financial Accounting Standards Board (“FASB”) Interpretation No. 46R “Consolidation of Variable Interest Entities” (“FIN 46R”). All significant intercompany transactions and balances have been eliminated in consolidation.

The condensed consolidated balance sheet at December 31, 2005 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by GAAP for complete financial statements.

For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 2005 beginning on page F-23.

CBRE REALTY FINANCE, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006—(continued)

(Amounts in thousands, except per share and share data)

NOTE 3—NEW ACCOUNTING PRONOUNCEMENTS

On April 13, 2006, FASB issued FASB Staff Position (“FSP”) FIN 46R-6, “Determining the Variability to be Considered When Applying FASB Interpretation No. 46R.” The FSP addresses the approach to determine the variability to consider when applying FIN 46R, and includes several illustrative examples of how the variability should be considered. The variability that is considered in applying FIN 46R may effect: (a) the determination as to whether the entity is a VIE; (b) the determination of which interests are variable interests in the entity: (c) if necessary, the calculation of expected losses and residual returns of the entity; and (d) the determination of which party is the primary beneficiary of the VIE. Thus, determining the variability to be considered is necessary to apply the FIN 46R-6.

A company will apply the guidance in FIN 46R-6 prospectively to all entities (including newly created entities) with which that Company first becomes involved and to all entities previously required to be analyzed under FIN 46R when a reconsideration event has occurred beginning the first day of the first reporting period after June 15, 2006. Early application is permitted for periods for which financial statements have not yet been issued. Retrospective application to the date of the initial application of FIN 46R-6 is permitted but not required. Retrospective application, if elected, must be completed no later than the end of the first annual reporting period ending after July 15, 2006. The Company adopted the provisions of FIN 46R-6 prospectively and the adoption did not have a material effect on the Company’s financial statements.

In February 2006, the FASB issued Statement of Financial Accounting Standard No. 155, (“SFAS No. 155”), “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.” FAS No. 155 (1) permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation, (2) clarifies which interest-only strips and principal-only strips are not subject to the requirement of FASB Statement No. 133, (3) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an imbedded derivative requiring bifurcation, (4) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and (5) amends FASB Statement No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest on other than another derivative financial instrument. SFAS No. 155 is effective January 1, 2007 and the Company is currently evaluating the effect, if any, that this pronouncement will have on its future financial results.

In July 2006, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes.” This interpretation, among other things, creates a two-step approach for evaluating uncertain tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) determines the amount of benefit that more-likely-than-not will be realized upon settlement. Derecognition of a tax position that was previously recognized would occur when a company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. FIN 48 specifically prohibits the use of a valuation allowance as a substitute for derecognition of tax positions, and it has expanded disclosure requirements. FIN 48 is effective for fiscal years beginning after December 15, 2006, in which the impact of adoption should be accounted for as a cumulative-effect adjustment to the beginning balance of retained earnings. The Company is currently evaluating the effect, if any, that this pronouncement will have on its future financial results.

In September 2006, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin No. 108 (“SAB 108”), which becomes effective beginning on January 1, 2007. SAB 108 provides guidance on

CBRE REALTY FINANCE, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006—(continued)

(Amounts in thousands, except per share and share data)

the consideration of the effects of prior period misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 provides for the quantification of the impact of correcting all misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements. If a misstatement is material to the current year financial statements, the prior year financial statements should also be corrected, even though such revision was, and continues to be, immaterial to the prior year financial statements. Correcting prior year financial statements for immaterial errors would not require previously filed reports to be amended. Such correction should be made in the current period filings. The Company is currently evaluating the effect, if any, that this pronouncement will have on its future financial results.

NOTE 4—LOANS AND OTHER LENDING INVESTMENTS, NET

The following is a summary of the Company’s loans and other lending investments net as of September 30, 2006:

Loan Description	Principal	Unamortized Fees and Costs	Unamortized Premium/ (Discount)	Net Amortized Cost
Whole loans(1)	$588,431	$(670)	$6,009	$593,770
Mezzanine loans	202,888	(314)	2,335	204,909
B Notes	155,507	(100)	(105)	155,302

Total loans	$946,826	$(1,084)	$8,239	$953,981

(1)	Includes originated whole loans, acquired whole loans and bridge loans.

As of September 30, 2006, the whole loans consisted of 20 fixed rate loans, which produce an average yield of 6.28%, with maturity dates ranging from December 1, 2008 to May 1, 2016, and three floating rate loans, which produce an average yield of 30-day LIBOR plus 252 basis points, with maturity dates ranging from June 30, 2007 to October 1, 2009. The mezzanine loans consisted of five fixed rate loans, which produce an average yield of 8.44%, with maturity dates ranging from October 1, 2008 to June 1, 2015, and six floating rate loans, which produce an average yield of 30-day LIBOR plus 411 basis points, with maturity dates ranging from February 9, 2007 to June 1, 2015. The B Notes consisted of one fixed rate loan yielding 9.55% that matures on October 1, 2010 and six floating rate loans, which produce an average yield of 30-day LIBOR plus 364 basis points, with maturity dates ranging from March 9, 2007 to July 11, 2008.

As of September 30, 2006, the Company had not recorded an allowance for loan losses. At September 30, 2006, all of the Company’s loans are current with respect to the scheduled payments of principal and interest. In reviewing the portfolio of loans, the Company did not identify any loans that exhibit characteristics indicating that impairment has occurred.

CBRE REALTY FINANCE, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006—(continued)

(Amounts in thousands, except per share and share data)

NOTE 5—CMBS

The following table summarizes the Company’s CMBS investments, aggregated by investment category, as of September 30, 2006, which are carried at estimated fair value:

Security Description	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
CMBS Class BBB	$117,750	$2,351	$—	$120,101
CMBS Class BB	46,480	1,130	(243)	47,367
CMBS Class B	19,426	177	(198)	19,405
CMBS Class NR	2,688	17	—	2,705

Total securities available-for-sale	$186,344	$3,675	$(441)	$189,578

With the exception of one security, all securities in an unrealized loss position at September 30, 2006 have been in an unrealized loss position for less than one year. The one security has an unrealized loss of $170 at September 30, 2006 and has been in an unrealized loss position for approximately fifteen months. The Company’s review of such securities indicates that the decrease in fair value was not due to permanent changes in the underlying credit fundamentals or in the amount of interest expected to be received. The unrealized losses are primarily the result of changes in market interest rates subsequent to the purchase of a CMBS investment. Therefore, management does not believe any of the securities held are other-than-temporarily impaired at September 30, 2006. The Company expects to hold all the investments until their expected maturity.

During the nine months ended September 30, 2006, the Company accreted $675 of the net discount paid for these securities in interest income.

The actual maturities of CMBS are generally shorter than stated contractual maturities. Actual maturities of these securities are affected by the contractual lives of the underlying assets, periodic payments of principal, and prepayments of principal.

The following table summarizes the estimated maturities of the Company’s CMBS investments as of September 30, 2006 according to their estimated weighted average life classifications:

Weighted Average Life	Estimated Fair Value	Amortized Cost	Weighted Average Coupon
Greater than one year and less than five years	$40,111	$39,519	7.54%
Greater than five years and less than ten years	39,971	39,565	5.58%
Greater than ten years	109,496	107,260	6.63%

The weighted average lives of the Company’s CMBS investments at September 30, 2006 in the table above are based upon calculations assuming constant principal prepayment rates to the balloon or reset date for each security.

The prepayment model considers current yield, forward yield, steepness of the yield curve, current mortgage rates, mortgage rates of the outstanding loans, loan ages, margin and volatility.

CBRE REALTY FINANCE, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006—(continued)

(Amounts in thousands, except per share and share data)

NOTE 6—REAL ESTATE, NET

Springhouse Apartments LLC (“Springhouse”)

On December 15, 2005, the Company invested $8,289 for a 95% interest in Springhouse, a joint venture between the Company and The Bozzuto Group (“Bozzuto”). Springhouse acquired an existing garden-style apartment community consisting of 220 units located in Laurel, Maryland for $31,923. The Company determined that Springhouse is a VIE and that the Company is the primary beneficiary and has consolidated the entity from the date of investment. At September 30, 2006, Springhouse’s balance sheet was comprised of land of $7,981, buildings, net of depreciation, of $23,843 (including $326 of net building improvements), other assets of $1,209, and a mortgage note payable of $25,307.

Loch Raven Village Apartments-II, LLC (“Loch Raven”)

On March 28, 2006, the Company invested $8,890 for a 95% interest in Loch Raven, a joint venture between the Company and Bozzuto. Loch Raven acquired an existing garden-style apartment community consisting of 495 units located in Baltimore, Maryland for $32,733. The Company determined that Loch Raven is a VIE and that the Company is the primary beneficiary and has consolidated the entity from the date of investment. At September 30, 2006, Loch Raven’s balance sheet was comprised of land of $7,360, buildings, net of depreciation, of $25,109, other assets of $1,226, and a mortgage note payable of $24,196.

Minority interest on the Company’s consolidated balance sheet of $859 represents Bozzuto’s 5% interest in Springhouse and Loch Raven.

NOTE 7—UNCONSOLIDATED JOINT VENTURES

The Company has non-controlling, unconsolidated ownership interest in entities that are accounted for using the equity method. Capital contributions, distributions, and profits and losses of the real estate entities are allocated in accordance with the terms of the applicable partnership and limited liability company agreements. Such allocations may differ from the stated percentage interests, if any, in such entities as a result of preferred returns and allocation formulas as described in such agreements.

32 Leone Partners, LLC (“32 Leone Lane”)

On May 24, 2006, the Company invested $2,286 for a 80% non-managing member interest in 32 Leone Lane, a joint venture between the Company and The Heritage Management Company (“Heritage”). 32 Leone Lane is a 287,000 square foot industrial warehouse located in the Chester Industrial Park, a 300-acre business park, and lies in Southern Orange County, New York. The Company determined that 320 Leone Lane was not a VIE and that as a result of the Company’s non-managing member interest is not consolidated into the Company’s balance sheet. At September 30, 2006, 32 Leone Lane’s balance sheet was comprised of land of $1,695, buildings, net of depreciation, of $9,557, other assets of $1,445, and a mortgage note payable of $10,125.

KS-CBRE Shiraz LLC (“Shiraz Portfolio”)

On March 17, 2006, the Company invested $16,840 for a 90% non-managing member interest in the Shiraz Portfolio, a joint venture between the Company and Everest Partners LLC (“Everest”). The Shiraz Portfolio is a portfolio of eight office and industrial properties comprising approximately 680,300 square feet located in Route 128, Route 3 and Interstate 495 submarkets in Boston, Massachusetts. The Company determined that the Shiraz

CBRE REALTY FINANCE, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006—(continued)

(Amounts in thousands, except per share and share data)

Portfolio was not a VIE and that as a result of the Company’s non-managing member interest is not consolidated into the Company’s balance sheet. At September 30, 2006, the Shiraz Portfolio’s balance sheet was comprised of land of $15,790, buildings, net of depreciation, of $62,442, other assets of $2,523 and a mortgage note payable of $61,944.

KS-CBRE GS LLC (“GS Portfolio”)

On March 17, 2006, the Company invested $9,268 for a 90% non-managing member interest in the GS Portfolio, a joint venture between the Company and Everest. The GS Portfolio is a portfolio of nine office and industrial properties comprising approximately 526,355 square feet located in Route 128 and Route 3 submarkets in Boston, Massachusetts. The Company determined that the GS Portfolio was not a VIE and that as a result of the Company’s non-managing member interest is not consolidated into the Company’s balance sheet. At September 30, 2006, the GS Portfolio’s balance sheet was comprised of land of $8,484, buildings, net of depreciation, of $33,570, other assets of $525, and a mortgage note payable of $33,624.

Prince George’s Station Retail LLC (the “Retail Property”)

On January 12, 2006, the Company converted its $5,728 bridge loan into a 90% non-managing member interest in the Retail Property, a joint venture between the Company and Taylor Development and Land Company (“TDL”). The Company contributed an additional $3,576 during the nine months ended September 30, 2006. The Retail Property is a 166 square feet retail property located in Hyattsville, Maryland. The Company determined that the Retail Property was not a VIE and that as a result of the Company’s non-managing member interest is not consolidated into the Company’s balance sheet. At September 30, 2006, the Retail Property’s balance sheet was comprised of construction in process costs of $14,516, other assets of $1,485 and a mortgage not payable of $5,691.

Nordhoff Industrial Park LLC (“Nordhoff”)

On August 17, 2006, the Company invested $3,800 for a 95% non-managing member interest in Nordhoff , a joint venture between the Company and SEV Chatsworth LLC. Nordhoff consists of a five-building industrial park comprising approximately 97,265 square feet located in the San Fernando Valley. The Company determined that Nordhoff was not a VIE and that as a result of the Company’s non-managing member interest is not consolidated into the Company’s balance sheet. At September 30, 2006, Nordhoff’s balance sheet was comprised of land of $5,294, buildings, net of depreciation, of $12,340, other assets of $554, and a mortgage note payable of $14,200.

NOTE 8—BONDS PAYABLE

On March 28, 2006, the Company closed its first CDO issuance (“CDO I”) and retained the entire BB rated Class J Class with a face amount of $24,000 for $19,200, retained the entire B-rated K Class with a face amount of $20,250 for $14,150 and also retained the non-rated common and preferred shares of CDO I, which issued the CDO bonds with a face amount of $47,250 for $51,740. The Company issued and sold CDO bonds with a face amount of $508,500 in a private placement to third parties. The proceeds of the CDO issuance were used to repay substantially all of the outstanding principal balance of the Company’s two warehouse facilities with an affiliate of Deutsche Bank Securities Inc. (the “DB Warehouse Facilities”) of $343,556 and all of the outstanding principal balance of the Company’s two warehouse facilities with Bank of America, N.A. and Banc of America Securities LLC (the “Bank of America Warehouse Facilities”) of $16,250 at closing. The CDO bonds are

CBRE REALTY FINANCE, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006—(continued)

(Amounts in thousands, except per share and share data)

collateralized by real estate debt investments, consisting of B Notes, mezzanine loans, whole loans and CMBS investments. and approximately $10,679 of cash is available to complete the ramp-up of CDO I, which is recorded in the Company’s unaudited consolidated balance sheet in restricted cash at September 30, 2006. CDO I is not a qualified special purpose entity (“QSPE”) as defined under FASB Statement No. 140, (“SFAS 140”) “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” due to certain permitted activities of CDO I that are not consistent with activities of a QSPE permitted under SFAS 140, such as having the ability to sell impaired securities and acquire replacement securities with the proceeds at the discretion of the collateral administrator. CDO I was consolidated into the financial statements of the Company as of March 31, 2006. Accordingly, the Company has accounted for the CDO I transaction as a financing. The collateral assets that the Company transferred to CDO I are reflected in the Company’s balance sheet. The bonds issued to third parties are reflected as debt on the Company’s balance sheet at September 30, 2006. As of September 30, 2006, CDO bonds of $508,500 were outstanding, with a weighted average interest rate of 5.83%.

NOTE 9—REPURCHASE OBLIGATIONS AND MORTGAGE PAYABLE

The following is a table of the Company’s outstanding borrowings as of September 30, 2006:

	Stated Maturity	Interest Rate	Balance 9/30/06
Mortgage note payable (Springhouse) (non-recourse)	12/14/2008	7.08%	$25,307
Mortgage note payable (Loch Raven) (non-recourse)	4/1/2009	5.96%	24,196
DB Warehouse Facilities	9/29/207	5.83%	39,625
Bank of America Warehouse Facilities	1/26/2007	6.46%	79,910
Wachovia Warehouse Interim Facilities	10/6/2006	6.09%	167,702
Wachovia Warehouse Facilities	8/24/2009	6.34%	122,547

			$678,448

Mortgage Notes Payable

On December 14, 2005, Springhouse obtained a $26,175 mortgage loan in conjunction with the acquisition of real estate located in Prince George’s County, Maryland. The loan is guaranteed by Bozzuto and Associates Inc. (“Bozzuto and Associates”), the Company’s joint venture partner, matures on December 14, 2008, and bears interest at 30-day LIBOR plus 1.75% (7.08% as of September 30, 2006). As of September 30, 2006 the outstanding balance was $25,307.

On March 28, 2006, Loch Raven obtained a $29,170 mortgage loan in conjunction with the acquisition of real estate located in Baltimore, Maryland. The loan is guaranteed by Bozzuto and Associates, the Company’s joint venture partner, matures on April 1, 2009, and bears interest at a fixed rate of 5.96%. As of September 30, 2006 the outstanding balance was $24,196.

CBRE REALTY FINANCE, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006—(continued)

(Amounts in thousands, except per share and share data)

Warehouse Facilities

The Company finances its portfolio of securities and loans through the use of repurchase agreements.

DB Warehouse Facilities

On August 30, 2005, the Company entered into master repurchase agreements with Deutsche Bank AG , Cayman Islands Branch (the “DB Warehouse Facilities”) aggregating $650,000 of borrowing capacity to finance its investment in whole loans, bridge loans, B Notes, mezzanine loans and CMBS. These repurchase agreements are being accounted for as secured borrowings since the Company maintains effective control of the financed assets.

The $400,000 DB Warehouse Facility had a repurchase date of August 29, 2006; provided, however, the repurchase date shall automatically be extended for an additional day on a daily basis, without any action required to be taken by DB or the Company, unless Deutsche Bank AG, Cayman Islands Branch, delivers to the Company in writing a termination notice of such daily automatic extension feature. In such event, the repurchase date for all transactions shall be the day 364 days after the date of written termination notice. This facility is currently being extended on a day-to-day basis. Advances under this facility bear interest only, which is reset monthly, with a pricing spread of 50 basis points over a 30-day LIBOR. Based on the Company’s investment activities, this facility provides for an advance of up to 90% based upon the collateral provided under a borrowing based calculation. This facility finances the Company’s whole loan originations and acquisitions. The Company incurred interest expense of approximately $602 and $3,326, respectively, for the three and nine months ended September 30, 2006. As of September 30, 2006, approximately $39,625 was outstanding under this facility, with a weighted average interest rate of 5.83%. As of September 30, 2006, the Company had $360,375 of capacity under these facilities to fund future investments. The borrowings under this facility were collateralized by the following investments at September 30, 2006:

Investment Type	Number of Loans	Carrying Value	Market Value
Whole loans	3	$49,070	$48,966

The $250,000 DB Warehouse Facility had an initial repurchase date of May 30, 2006. The Company elected to extend this facility to November 29, 2006, at which time the Company may extend this facility for an additional three-month period so long as all of the extension conditions are timely satisfied. Advances under this facility bear interest only, which is reset monthly, with a pricing spread of 125 basis points over a 30-day LIBOR. Based on the Company’s investment activities, this facility provides for an advance rate of up to 65% based upon the collateral provided under a borrowing based calculation. This facility finances the Company’s origination or acquisition of B Notes, mezzanine loans and CMBS. As of September 30, 2006, the Company has no borrowings under this facility. As of September 30, 2006, the Company had $250,000 of additional capacity under this facility to fund future investments. The Company incurred interest expense of approximately $0 and $2,426, respectively, for the three and nine months ended September 30, 2006. As of September 30, 2006 the Company has no borrowings under this facility.

The DB Warehouse Facilities contain certain covenants, the most material of which are requirements that the Company maintain a minimum tangible net worth of no less than $125,000, a minimum debt service coverage not less than 1.5 to 1 in aggregate, a ratio of indebtedness-to-tangible net worth not to exceed 3.5 to 1, and minimum cash or marketable securities of not less than (i) $10,000 for a debt-to-book equity ratio above 2 to 1, (ii) $5,000 for a debt-to-book equity ratio between 1 to 1 and 2 to 1, and (iii) $3,000 for a debt-to-book equity ratio below 1 to 1. The Company is in compliance with all covenants and restrictions as of September 30, 2006.

CBRE REALTY FINANCE, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006—(continued)

(Amounts in thousands, except per share and share data)

Bank of America Warehouse Facilities

On January 27, 2006 and February 13, 2006, the Company entered into master repurchase agreements with Bank of America, N.A. and Banc America Securities LLC (the “Bank of America Warehouse Facilities”) with $200,000 and $250,000, respectively, of borrowing capacity to finance its investment in whole loans, bridge loans, B Notes, mezzanine loans and CMBS. These repurchase agreements are being accounted for as secured borrowings since the Company maintains effective control of the financed assets.

The $200,000 Bank of America Warehouse Facility has a repurchase date of (1) January 26, 2007 or (2) the date on which a second CDO transaction sponsored by the Company closes. The repurchase date may be extended for up to two additional 364-day periods following the initial repurchase date at the buyer’s sole discretion, provided, that, if the Company intends to extend the repurchase date, (i) the buyer agrees to such extension within 30 days of receipt of the Company’s written notice to extend the repurchase date, which shall have been delivered to the lender at least 90 days but no more than 120 days prior to the initial repurchase date and (ii) with respect to the second extension, no default or an event of default (as defined in the repurchase agreement) has occurred or be continuing. Advances under this facility bear interest only which is reset monthly, with a range of pricing spreads of 50 basis points to 170 basis points over 30-day LIBOR. Based on the Company’s investment activities, this facility provides for an advance of between 55% and 95% based upon the collateral provided under a borrowing based calculation. This facility finances the Company’s origination or acquisition of whole loans, bridge, B Notes, mezzanine loans and CMBS. The Company incurred interest expense of approximately $1,449 and $2,086, respectively, for the three and nine months ended September 30, 2006. As of September 30, 2006, approximately $79,910 was outstanding under this facility, with a weighted average interest rate of 6.46%. As of September 30, 2006, the Company had $120,090 of capacity under these facilities to fund future investments. The borrowings under this facility were collateralized by the following investments (dollars in thousands):

Investment Type	Number of Investments	Carrying Value	Market Value
Subordinated debt	2	$63,655	$63,853
CMBS	11	$47,947	$47,947

The $250,000 Bank of America Warehouse Facility has a repurchase date on the 364th day following the effective date and no later than May 31, 2007. The repurchase date may be extended for up to two additional 364-day periods following the initial repurchase date at the buyer’s sole discretion, provided that, if the Company intends to extend the repurchase date, (i) the buyer agrees to such extension within 30 days of receipt of the Company’s written notice to extend the repurchase date, which shall have been delivered to the lender at least 90 days but no more than 120 days prior to the initial repurchase date and (ii) with respect to the second extension, no default or an event of default (as defined in the repurchase agreement) has occurred or be continuing. CBRE Realty Finance TRS, Inc. (the “TRS”) is also a party to this agreement and the Company and the TRS are jointly and severally liable thereunder. Advances under this facility bear interest only, which is reset monthly, with a range of pricing spreads of 50 basis points to 120 basis points over 30-day LIBOR. Based on the Company’s investment activities, this facility provides for an advance of between 55% and 92.5% based upon the collateral provided under a borrowing based calculation. This facility finances the Company’s whole loan origination or acquisition whole loans. The Company had not incurred interest expense for the three and nine months ended September 30, 2006 related to this Bank of America Warehouse Facility. As of September 30, 2006 the Company has no borrowings under this facility. As of September 30, 2006 the Company had $250,000 of capacity under this facility to fund future investments.

CBRE REALTY FINANCE, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006—(continued)

(Amounts in thousands, except per share and share data)

The Bank of America Warehouse Facilities contain certain covenants, the most material of which are requirements that the Company maintain a minimum tangible net worth of no less than $250,000, a minimum debt service coverage of not less than 1.5 to 1 in the aggregate, a ratio of total liability to total assets greater than 0.80 to 1.0, and minimum cash and marketable securities of not less than $10,000. The Company is in compliance with all covenants as of September 30, 2006.

Wachovia Warehouse Facilities

In July 2006, the Company entered into a mortgage loan purchase agreement with Wachovia Bank, N.A. aggregating $175,000 of borrowing capacity (the “Wachovia Warehouse Interim Facility”). The $175,000 Wachovia Warehouse Interim Facility had an initial fixed repurchase date of September 1, 2006 which is accelerated in connection with the closing of a master repurchase facility by the parties to this agreement. The repurchase date of this facility was extended to October 6, 2006. Advances under this facility bear interest only, which reset monthly, with a range of pricing spreads of 50 to 225 basis points over 30-day LIBOR. Based on the Company’s investment activities, this facility provides for an advance of between 50% and 95% based upon the collateral provided under a borrowing based calculation. The Company incurred interest expense of approximately $1,679 and $1,679, respectively, for the three and nine months ended September 30, 2006. As of September 30, 2006, the outstanding balance under this facility was approximately $169,702 with a weighted average borrowing rate of 6.09%. As of September 30, 2006, the Company had $5,298 of capacity under this facility to fund future investments. The borrowings under this facility were collateralized by the following investments (dollars in thousands):

Investment Type	Number of Investments	Carrying Value	Market Value
Whole Loans	4	$167,180	$169,916
CMBS	1	$25,964	$25,964

The borrowings under this facility were paid off on October 4, 2006 and the facility was closed.

In August 2006, the Company entered into a master repurchase agreement with Wachovia N.A. aggregating $300,000 of borrowing capacity (the “Wachovia Warehouse Facility”). The $300,000 Wachovia Warehouse Facility has an initial fixed repurchase date of August 24, 2009, which may be extended for a period not to exceed 364 days upon our written request to the buyer at least 30 days, but no more than 60 days, prior to the initial repurchase date, if (i) no default or event of default (as defined in the repurchase agreement) has occurred or continuing and (ii) upon the company’s payment to the buyer of a certain extension fee. Advances under this facility bear interest only, which is reset monthly, with a range of pricing spreads from 20 to 200 basis points over 30-day LIBOR. Based on the Company’s investment activities, this facility provides for an advance of between 50% and 95% based upon the collateral provided under a borrowing based calculation. The Company incurred interest expense of approximately $352 and $352, respectively, for the three and nine months ended September 30, 2006. As of September 30, 2006, the outstanding balance under this facility was approximately $122,547 with a weighted average borrowing rate of 6.34%. As of September 30, 2006, the Company had $177,453 of capacity under this facility to fund future investments. The borrowings under this facility were collateralized by the following investments (dollars in thousands):

Investment Type	Number of Investments	Carrying Value	Market Value
Whole Loans	4	$109,589	$111,217
Subordinated Debt	3	$30,035	$30,275
CMBS	1	$2,484	$2,484

CBRE REALTY FINANCE, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006—(continued)

(Amounts in thousands, except per share and share data)

The Wachovia Warehouse Facilities contain certain covenants, the most material of which are requirements that the Company maintain a minimum tangible net worth of no less than the sum of $250,000, a ratio of total liability to total assets greater than 0.80 to 1.0 (for the Wachovia Warehouse Facility) and 75% of the net proceeds of the issuance by the Company of any capital stock of any class and minimum cash and marketable securities of not less than $10,000 million. The Company is in compliance with all covenants and restrictions as of September 30, 2006.

Repurchase Agreements

The Company has certain CMBS and loan investments (the “collateral assets”) purchased from a counterparty that are financed through a repurchase agreement with the same counterparty. The Company believes that in accordance with FASB Concept Statement No. 6, (“CON 6”) “Elements of Financial Statements,” it is entitled to obtain the future economic benefits of the collateral assets and it is obligated under the repurchase agreement. Therefore, the Company currently records the collateral assets and the related financing gross on its balance sheet, and the corresponding interest income and interest expense gross on its income statement. In addition, any change in fair value of the commercial mortgage backed securities included in the collateral assets, is reported through other comprehensive income since these are classified as available for sale securities in accordance with FASB Statement No. 115, (“SFAS 115”) “Accounting for Certain Investments in Debt and Equity Securities.”

However, an alternative view could be taken that in a transaction where assets are acquired from and financed under a repurchase agreement with the same counterparty, the acquisition may not qualify as a sale from the sellers’ perspective. In such a case, the seller may be required to continue to consolidate the assets sold to the Company. Under this view, the Company would be precluded from presenting the assets gross on its balance sheet and would instead treat its net investment in such assets as a derivative. Under this view, the interest rate swaps entered into by the Company to hedge its interest rate exposure with respect to these transactions would no longer qualify for hedge accounting, but would be marked to market through the income statement.

This potential change would not affect the economics of the transactions but would affect how the transactions are reported in the Company’s financial statements. If the Company were to apply this view to its transactions, for the three and nine months ended September 30, 2006, the change in net income per common diluted share would be immaterial and its total assets and total liabilities would each be reduced by $19,252 at September 30, 2006.

NOTE 10—JUNIOR SUBORDINATED DEBENTURES

In July 2006, the Company completed the issuance of $50,000 in unsecured trust preferred securities through a newly formed Delaware statutory trust, CBRE Realty Finance Trust I (“CRFT I”), which is one of the Company’s wholly-owned subsidiaries. The securities bear interest at a fixed rate of 8.10% for the first ten years ending July 2016. Thereafter the rate will float based on the 90-day LIBOR plus 249 points. The base management fee that the Company pays to the Manager pursuant to the management agreement is based on gross stockholders’ equity which our board of directors had previously determined to include the trust preferred securities. The Company paid a base management fee on the trust preferred securities to the Manager from July 26, 2006 to September 27, 2006 in the amount of approximately $174. However, beginning September 28, 2006, the Company will not pay such a fee on trust preferred securities to the Manager.

CBRE REALTY FINANCE, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006—(continued)

(Amounts in thousands, except per share and share data)

CRFT I issued $1,550 aggregate liquidation amount of common securities, representing 100% of the voting common stock of CRFT I to the Company for a total purchase price of $1,550. CRFT I used the proceeds from the sale of trust preferred securities and the common securities to purchase the Company’s junior subordinated notes. The terms of the junior subordinated notes match the terms of the trust preferred securities. The notes are subordinate and junior in right of payment to all present and future senior indebtedness and certain other financial obligations. The Company realized net proceeds from the offering of approximately $48,784.

NOTE 11—COMMITMENTS AND CONTINGENCIES

Litigation

The Company currently is neither subject to any material litigation nor, to management’s knowledge, is any material litigation currently threatened against the Company.

Unfunded Commitments

The Company currently has unfunded commitments to fund loan advances and joint venture equity contributions. The table below summarizes our unfunded commitments as of September 30, 2006.

	Total Commitment Amount	Current Funded Amount	Total Unfunded Commitment
Loans	$146,723	$114,364	$32,359
Joint Venture Equity	61,831	58,767	3,064

Total	$208,554	$173131	$35,423

NOTE 12—RELATED PARTY TRANSACTIONS

Management Agreement

The Company’s Management Agreement provides for an initial term through December 2008 and will automatically renew for a one-year term each anniversary date thereafter, subject to certain termination rights. After the initial term, the Company’s independent directors will review the Manager’s performance annually and the Management Agreement may be terminated subject to certain termination rights. The Company’s executive officers own approximately 26.1% of the Manager.

The Company pays the Manager a base management fee monthly in arrears in an amount equal to 1/12 of the sum of (i) 2.0% of the Company’s gross stockholders’ equity (as defined in the Management Agreement) of the first $400,000 of the Company’s equity; and (ii) 1.75% of the Company’s equity in an amount in excess of $400,000 and up to $800,000; and (iii) 1.5% of the Company’s equity in excess of $800,000. Additionally, from July 26, 2006 to September 27, 2006, the Company considered the outstanding trust preferred securities as part of gross stockholders’ equity in calculating the base management fee. The Manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are the Company’s officers, receive no cash compensation directly from the Company. For the three and nine months ended September 30, 2006, the Company paid $1,522 and $4,369, respectively, to the Manager for the base management fee under this agreement. As of September 30, 2006, $577 of management fees were accrued.

CBRE REALTY FINANCE, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006—(continued)

(Amounts in thousands, except per share and share data)

In addition to the base management fee, the Manager may receive quarterly incentive compensation. The purpose of the incentive compensation is to provide an additional incentive for the Manager to achieve targeted levels of Funds From Operations (as defined in the Management Agreement) and to increase the Company’s stockholder value. The Manager may receive quarterly incentive compensation in an amount equal to the product of: (i) twenty-five percent (25%) of the dollar amount by which (A) the Company’s Funds From Operations (after the base management fee and before incentive compensation) per share of common stock for such quarter (based on the weighted average of shares outstanding for such quarter) exceeds (B) an amount equal to (1) the weighted average of the price per share of the Company’s common stock in the Company’s June 2005 private offering and the prices per share of the Company’s common stock in any subsequent offerings (including the Company’s initial public offering), multiplied by (2) the greater of (a) 2.25% or (b) 0.75% plus one-fourth of the Ten Year Treasury Rate (as defined in the Management Agreement) for such quarter, multiplied by (ii) the weighted average number of shares of the Company’s common stock outstanding during such quarter. The Company will record any incentive fees as a management fee expense in the period when earned and when payments of such amounts have become probable and reasonably estimable in accordance with the Management Agreement. For the three and nine months ended September 30, 2006, no amounts were paid or were payable to the Manager for the incentive management fee under this agreement.

The Management Agreement also provides that the Company will reimburse the Manager for various expenses incurred by the Manager or its affiliates on the Company’s behalf, including but not limited to costs associated with formation and capital raising activities and general and administrative expenses. Without regard to the amount of compensation received under the Management Agreement, the Manager is responsible for the wages and salaries of the Manager’s officers and employees. For the three and nine months ended September 30, 2006, the Company paid approximately $160 and $538, respectively, to the Manager for expense reimbursements. As of September 30, 2006, $49 of expense reimbursements were accrued and are included in other liabilities.

Affiliates

As of September 30, 2006, an affiliate of the Manager, CBRE Melody of Texas, LP and its principals, owned 1.4 million shares (1.1 million of which were purchased in the Company’s June 2005 private offering and 300,000 shares of which are restricted common stock), and has options to purchase an additional 500,000 shares of common stock.

GEMSA Servicing

GEMSA Loan Services (“GEMSA”) is utilized by the Company as a loan servicer. GEMSA is a joint venture between CBRE/Melody & Company and GE Capital Real Estate. The Company’s fees for GEMSA’s services for the three and nine months ended September 30, 2006 amounted to $21 and $42, respectively, and were at market rates.

NOTE 13—STOCKHOLDERS’ EQUITY

Capital Stock

The Company’s authorized capital stock consists of 150,000,000 shares of capital stock, $0.01 par value per share, of which the Company have authorized the issuance of up to 100,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

CBRE REALTY FINANCE, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006—(continued)

(Amounts in thousands, except per share and share data)

On May 10, 2005, the Company had 1,000 shares of common stock outstanding valued at approximately $1. On June 9, 2005, these shares were redeemed in connection the completion of a private offering of 20,000,000 shares of common stock. Net proceeds of $282,465 from the private offering were used primarily to fund investments. Upon completion of the offering, the Company granted 567,755 shares of restricted stock and options to purchase 813,600 shares of common stock having an exercise price of $15.00 per share under the 2005 equity incentive plan.

On September 27, 2006, the Company priced its initial public offering (“the Offering”) of common stock, with public trading of the Company’s common stock commencing on September 28, 2006. The Offering was for 11,012,624 shares of its common stock at a price of $14.50 per share, which includes the exercise in full of the underwriters’ option to purchase an additional 1,436,429 shares of common stock. Of these shares, 9,945,020 were sold by the Company and 1,067,604 were sold by selling stockholders. Net proceeds from both the Offering and the over-allotment option, after underwriting discounts and commissions of $8,652 and other offering expenses of $2,278, were $133,273, which the Company received on October 3, 2006. The net proceeds were used to repay outstanding indebtedness under the Wachovia Warehouse Interim Facility. The shares are included in the outstanding share count as of September 30, 2006 with the net proceeds recorded as contra equity (Common Stock Subscriptions Receivable) on the balance sheet.

Dividends

On September 5, 2006, the Company declared dividends of $0.28 per share of common stock, payable with respect to the three month period ended September 30, 2006, to stockholders of record at the close of business on September 18, 2006. The Company paid these dividends on October 11, 2006.

Comprehensive Income

The following table summarizes comprehensive income for the three and nine months ended September 30, 2006, the three months ended September 30, 2005, and the period May 10, 2005 (inception) through September 30, 2005 is as follows (dollars in thousands):

	For the Three Months Ended September 30, 2006	For the Three Months Ended September 30, 2005	For the Nine Months Ended September 30, 2006	For the Period May 10, 2005 (inception) through September 30, 2005
Net income	$2,279	$390	$10,196	$(674)
Unrealized gain (loss) on CMBS securities available for sale and derivatives	(8,314)	1,159	(190)	1,139

Comprehensive Income	(6,035)	1,549	10,006	465

Equity Incentive Plan

The Company established a 2005 equity incentive plan, (“2005 Equity Incentive Plan”) for officers, directors, consultants and advisors, including the Manager, its employees and other related persons. The 2005 Equity Incentive Plan authorizes (i) the grant of stock options that qualify as incentive stock options under Section 422 of the Code, or ISOs; (ii) the grant of stock options that do not qualify, or NQSOs and (iii) grants of shares of restricted common stock. The exercise price of stock options will be determined by the compensation committee and fully ratified by the board of directors, but may not be less than 100% of the fair market value of a

CBRE REALTY FINANCE, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006—(continued)

(Amounts in thousands, except per share and share data)

share on the day the option is granted. The total number of shares subject to awards granted under the 2005 Equity Incentive Plan may not exceed 2,000,000. As of December 31, 2005, approximately 600,000 shares of restricted stock and 1,000,000 options to purchase shares of the Company’s common stock were granted, or reserved for issuance under the 2005 Equity Incentive Plan.

As of December 31, 2005, restricted stock awards aggregating 565,087 shares of the Company’s common stock were granted under the 2005 Equity Incentive Plan to the Manager, its employees and related persons. These awards have a vesting period of three years and accrue dividends at the same rate and on the same date as the Company’s common stock. The Company also issued restricted stock awards aggregating 2,668 shares of the Company’s common stock to its directors, which vest over one year. The holders of restricted stock awards are prohibited from selling these shares until they vest.

In January 2006, 119,500 shares of restricted stock, net of forfeitures, and options to purchase 66,550 shares of the Company’s common stock, net of forfeitures, with an exercise price of $15.00 per share were issued to certain employees of the Company’s Manager under the 2005 Equity Incentive Plan. Options granted under the 2005 Equity Incentive Plan are exercisable at the fair market value on the date of grant and, subject to termination of employment, expire five years from the date of the grant, are not transferable other than at death, and are exercisable ratably over a three year period commencing one year from the date of grant.

In August 2006, 20,300 shares of restricted stock and options to purchase 18,100 shares were forfeited by former employees of the Manager, and additional options to purchase 17,850 shares were granted to these former employees.

In September 2006, 10,833 shares of restricted stock and options to purchase 6,667 shares were forfeited by former employees of the Manager, and additional options to purchase 2,000 shares were granted to these former employees.

The fair value of the options was estimated by reference to the Black-Scholes-Merton formula, a closed-form option pricing model. Estimating the volatility of the share price of a privately held company is complex because there is no readily available market for the shares. The Company estimated the volatility of its stock based on available information on volatility of stocks of publicly held companies in the industry. Since the 2005 Equity Incentive Plan has characteristics significantly different from those of traded options, and since the assumptions used in such model, particularly the volatility assumption, are subject to significant judgment and variability, the actual value of the options could vary materially from management’s estimate. The assumptions used in such model are provided below:

As of September 30, 2006
Expected life (in years)	4
Risk-free interest rate	4.61%
Volatility	21%
Dividend yield	9.5%

CBRE REALTY FINANCE, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006—(continued)

(Amounts in thousands, except per share and share data)

Non-cash compensation expense related to shares subject to awards is recorded ratably over their vesting period. The components of non-cash stock-based compensation expense presented on the consolidated statement of income, for the three and nine months ended September 30, 2006, the three months ended September 30, 2005 and the period May 10, 2005 (inception) through September 30, 2005 are as follows:

	Three Months Ended September 30, 2006	For the Period May 10, 2005 (inception) through September 30, 2005	Nine Months Ended September 30, 2006	For the Period May 10, 2005 (inception) through September 30, 2005
Options granted to Manager, its employees and other related parties	$82	$59	$255	$71
Restricted shares granted to Manager, its employees and other related parties	868	699	2,507	869
Restricted shares granted to certain directors	—	10	17	13

Total stock-based compensation expense	$950	$768	$2,779	$953

NOTE 14—DERIVATIVES

In the normal course of business, the Company uses a variety of derivative instruments to manage, or hedge, interest rate risk. The Company requires that hedging derivative instruments be effective in reducing the interest rate risk exposure that they are designated to hedge. This effectiveness is essential for qualifying for hedge accounting. Some derivative instruments are associated with an anticipated transaction. In those cases, hedge effectiveness criteria also require that it is probable that the underlying transaction is expected to occur. Instruments that meet these hedging criteria are formally designated as hedges at the inception of the derivative contract.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking each hedge transaction and how ineffectiveness of the hedging instrument, if any, will be measured. Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

The Company’s derivative products typically include interest rate swaps. The Company expressly prohibits the use of unconventional derivative instruments and using derivative instruments for trading or speculative purposes. Further, it has a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors.

The Company uses interest rate swaps to hedge all or a portion of the interest rate risk associated with its borrowings. The counterparty to the majority of these contractual arrangements is Credit Suisse International, a major financial institution with which the Company and its affiliates may also have other financial relationships. The Company has also entered into interest rate swaps with Deutsche Bank, New York Branch, as counterparty. In the event of nonperformance by counterparty, the Company is potentially exposed to credit loss. However, the Company anticipates that the counterparties will not fail to meet their obligations under the interest rate swap agreements. On the date the Company enters into a derivative contract, the derivative is designated as: (1) a

CBRE REALTY FINANCE, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006—(continued)

(Amounts in thousands, except per share and share data)

hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized liability (“cash flow” hedge); (2) a hedge of exposure to fair value of a recognized fixed-rate asset; or (3) a contract not qualifying for hedge accounting (“free standing” derivative).

To determine the fair value of derivative instruments, the Company used a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date. For the majority of financial instruments including most derivatives and long-term investments, standard market conventions and techniques such as discounted cash flow analysis, option-pricing models, replacement cost, and termination cost are used to determine fair value. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

The following table summarizes the fair value of the derivative instruments held as of September 30, 2006:

Contract	Estimated Fair Value at September 30, 2006
Derivatives designated as cash flow hedges	$(7,734)
Free-standing hedges	338

For the three and nine months ended September 30, 2006, the three months ended September 30, 2005 and the period May 10, 2005 (inception) through September 30, 2005, the Company recognized gains (losses) on derivatives of ($1), $3,634, $534 and $535, respectively. In March 2006, 14 interest rate swap agreements were terminated in conjunction with the CDO transaction. The termination resulted in a realized gain of $1,909 on the free-standing hedges and a deferred gain of $2,688 on the effective cash flow hedges. In all of the current interest rate swap agreements the Company pays a fixed interest rate (semi-annually or monthly) and receives a floating interest rate (monthly based on 30-day LIBOR) from the counterparty. The Company, through one of its consolidated joint ventures, entered into an interest cap with a notional amount of $25,000 with a strike price of 4.16% and a maturity date of December 15, 2007. As of September 30, 2006, the estimated value of the 24 interest rate swaps and one interest rate cap, included in derivative assets and liabilities on the balance sheet, was approximately ($7,396) and represents the amount that would be paid by the Company if the agreements were terminated, based on current market rates on that date.

CBRE REALTY FINANCE, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006—(continued)

(Amounts in thousands, except per share and share data)

NOTE 15—EARNINGS PER SHARE

Basic earnings per share are calculated by dividing net income by the weighted average number of shares of common stock outstanding during each period. In accordance with SFAS No. 128 “Earnings Per Share,” certain shares of nonvested restricted stock are not included in the calculation of basic EPS (even though shares of nonvested restricted stock are legally outstanding). Diluted earnings per share takes into account the effect of dilutive instruments, such as common stock options and shares of unvested restricted common stock, but use the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding (treasury stock method). The following table presents a reconciliation of basic and diluted earnings per share for the three and nine months ended September 30, 2006, the three months ended September 30, 2005, and the period May 10, 2005 (inception) through September 30, 2005:

	Three Months Ended September 30, 2006	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2006	For the Period May 10, 2005 (inception) through September 30, 2005
Basic:
Net income (loss)	$2,279	$390	$10,196	$(674)
Weighted-average number of shares outstanding	20,484	20,000	20,178	20,000
Basic earnings (loss) per share	$0.11	$0.02	$0.51	$(0.03)
Diluted:
Net income	$2,279	$390	$10,129	$(674)
Weighted-average number of shares outstanding	20,484	20,000	20,178	20,000
Plus: Incremental shares from assumed conversion of dilutive instruments	95	108	136	—
Adjusted weighted-average number of shares outstanding	20,579	20,108	20,314	20,000
Diluted earnings per share	$0.11	$0.02	$0.50	$(0.03)

NOTE 16—SUBSEQUENT EVENTS

On October 3, 2006, the Company closed the Offering and received net proceeds of approximately $133,300 after deducting underwriting discounts and commissions of approximately $8,700 and other offering expenses of approximately $2,300. On October 4, 2006, the Company used all of the Offering net proceeds combined with existing cash to pay off approximately $140,100 outstanding under the Wachovia Warehouse Interim Facility.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of CBRE Realty Finance, Inc.

We have audited the accompanying consolidated balance sheet of CBRE Realty Finance, Inc. as of December 31, 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive loss, and cash flows for the period May 10, 2005 (inception) through December 31, 2005. Our audit also included the financial statement schedule listed on page F-1. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CBRE Realty Finance, Inc. at December 31, 2005, and the consolidated results of its operations and its cash flows for the period May 10, 2005 (inception) through December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Ernst & Young LLP

Hartford, Connecticut

March 1, 2006

CBRE REALTY FINANCE, INC.

CONSOLIDATED BALANCE SHEET

(Amounts in thousands, except per share and share data)

December 31, 2005
Assets:
Cash and cash equivalents	$49,377
Restricted cash	3,239
Loans and other lending investments, net	448,280
Commercial mortgage backed securities, at fair value	81,499
Real estate, net	31,923
Derivative assets	1,642
Accrued interest	3,452
Other assets	4,306

Total assets	$623,718

Liabilities and Stockholders’ Equity:

Liabilities:
Repurchase obligations	$304,825
Mortgage payable	25,001
Derivative liabilities	631
Management fee payable	469
Dividends payable	2,674
Accounts payable and accrued expenses	4,123
Other liabilities	5,928

Total liabilities	343,651

Commitments and contingencies	—
Minority interest	436

Stockholders’ Equity:
Preferred stock, par value $.01 per share; 50,000,000 shares authorized, no shares issued or outstanding at December 31, 2005	—
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 20,567,755 shares issued and outstanding at December 31, 2005	206
Additional paid-in capital	284,029
Accumulated other comprehensive loss	(1,748)
Accumulated deficit	(2,856)

Total stockholders’ equity	279,631

Total liabilities and stockholders’ equity	$623,718

The accompanying notes are an integral part of these financial statements.

CBRE REALTY FINANCE, INC.

CONSOLIDATED STATEMENT OF INCOME LOSS

(Amounts in thousands, except per share and share data)

For the Period May 10, 2005 (inception) through December 31, 2005
Revenues:
Investment income	$9,342
Other income	3,057

Total revenues	12,399

Expenses:
Interest expense	2,664
Management fees	3,158
Formation costs	931
Other general and administrative (including $1,770 of stock-based compensation)	4,618

Total expenses	11,371

Gain on derivatives	24

Net income	$1,052

Weighted-average shares of common stock outstanding:
Basic	20,000,000

Diluted	20,108,317

Earnings per share of common stock:
Basic	$0.05

Diluted	$0.05

Dividends declared per share of common stock	$0.19

The accompanying notes are an integral part of these financial statements.

CBRE REALTY FINANCE, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS For the Period May 10, 2005 (inception) through December 31, 2005

(Amounts in thousands, except per share and share data)

	Common Stock		Additional Paid In-Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total	Comprehensive Loss
	Shares	Par Value
Balance at May 10, 2005	1,000	$—	$1	$—	$—	$1	$—
Redemption of common stock	(1,000)	—	(1)	—	—	(1)	—
Net proceeds from common stock offering	20,000,000	200	282,265	—	—	282,465	—
Issuance of restricted shares of common stock	567,755	6	—	—	—	6	—
Stock-based compensation	—	—	1,764	—	—	1,764	—
Net income	—	—	—	—	1,052	1,052	1,052
Net unrealized loss on commercial mortgage backed securities	—	—	—	(2,415)	—	(2,415)	(2,415)
Net unrealized gain on cash flow hedges	—	—	—	667	—	667	667
Cash dividends declared	—	—	—	—	(3,908)	(3,908)	—

Balance at December 31, 2005	20,567,755	$206	$284,029	$(1,748)	$(2,856)	$279,631	$(696)

The accompanying notes are an integral part of these financial statements.

CBRE REALTY FINANCE, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Amounts in thousands, except per share and share data)

For the Period May 10, 2005 (inception) through December 31, 2005
Cash flows from operating activities:
Net income	$1,052
Adjustments to reconcile net income to net cash provided by operating activities:
Premium (discount) amortization, net	1,562
Other amortization	(179)
Stock-based compensation	1,770
Unrealized gains on derivatives	(7)
Changes in operating assets and liabilities:
Restricted cash	(3,239)
Accrued interest	(3,452)
Other assets	(2,853)
Management fee payable	469
Accounts payable and accrued expenses	4,123
Other liabilities	5,928

Net cash provided by operating activities	5,174

Cash flows from investing activities:
Purchase of commercial mortgage backed securities	(83,747)
Origination and purchase of loans	(478,444)
Repayments of loan principal	28,694
Real estate acquisition	(31,923)

Net cash used in investing activities	(565,420)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of offering costs	282,465
Proceeds from borrowings under repurchase agreements	314,179
Repayments of borrowings from repurchase agreements	(9,354)
Proceeds from mortgage loans	25,001
Purchase of derivative asset	(338)
Deferred financing and acquisition costs paid	(1,532)
Dividends paid to common stockholders	(1,234)
Minority interest	436

Net cash provided by financing activities	609,623

Net increase in cash and cash equivalents	49,377
Cash and cash equivalents, beginning of the period	—

Cash and cash equivalents, end of period	$49,377

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$1,537

The accompanying notes are an integral part of these financial statements.

CBRE REALTY FINANCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

(Amounts in thousands, except per share and share data)

NOTE 1—ORGANIZATION

CBRE Realty Finance, Inc. (the “Company”) was organized in Maryland on May 10, 2005 as a commercial real estate specialty finance company focused on originating and acquiring whole loans, bridge loans, subordinate interests in whole loans (“B Notes”), commercial mortgage-backed securities (“CMBS”), mezzanine loans, and joint venture interests in entities that own commercial real estate, primarily in North America. On June 9, 2005, the Company closed a private placement offering of common stock which raised approximately $282,465 of net capital.

The Company is externally managed and advised by CBRE Realty Finance Management, LLC (the “Manager”), an indirect subsidiary of CB Richard Ellis, Inc. (“CBRE”), and a direct subsidiary of CBRE Melody & Company (“CBRE/Melody”). As of December 31, 2005, CBRE also owned an approximately 6.8% interest in the outstanding shares of the Company’s common stock. In addition, certain of the Company’s executive officers and directors and certain executive officers and directors of CBRE and CBRE/Melody owned an approximately 6.0% interest in the outstanding shares of the Company’s common stock.

The Company intends to elect and qualify to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes commencing with the Company’s taxable year ended December 31, 2005. As a REIT, the Company generally will not be subject to federal income tax on that portion of income that is distributed to stockholders if at least 90% of the Company’s REIT taxable income is distributed to the Company’s stockholders. The Company conducts its operations so as to not be regulated as an investment company under the Investment Company Act of 1940, as amended.

As of December 31, 2005, the net carrying value of investments held by the Company was approximately $538,068, including origination costs and fees and net of repayments and sales of partial interests in loans, with an average spread to 30-day LIBOR of 348 basis points for the Company’s floating rate investments and an average yield of 7.06% for the Company’s fixed rate investments.

NOTE 2—BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). The consolidated financial statements include the Company’s accounts and those of the Company’s subsidiaries, which are wholly-owned or controlled by the Company or entities which are variable interest entities (“VIE”) in which the Company is the primary beneficiary under Financial Accounting Standards Board (“FASB”) Interpretation No. 46R “Consolidation of Variable Interest Entities” (“FIN 46R”). All significant intercompany transactions and balances have been eliminated in consolidation.

NOTE 3—SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions. Significant estimates in the consolidated financial statements include the valuation of the Company’s investments, including any related allowance for losses, the valuation of derivatives and the valuation of the Company’s common stock options.

CBRE REALTY FINANCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005—(continued)

(Amounts in thousands, except per share and share data)

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Restricted Cash

Restricted cash consists of tax and insurance escrows, and leasehold improvement reserves held on behalf of certain borrowers.

Loans and Other Lending Investments

Loans held for investment are intended to be held to maturity and, accordingly, are carried at amortized cost, including unamortized loan origination costs and fees, and net of repayments and sales of partial interests in loans, unless such loan or investment is deemed to be impaired. At such time as the Company invests in real estate loans, the Company determines whether such investment should be accounted for as a loan, real estate investment, or equity method joint venture in accordance with AICPA Practice Bulletin No. 1 on acquisition, development, and construction (ADC) arrangements.

The Manager evaluates the Company’s assets on a regular basis to determine if they continue to satisfy the Company’s investment criteria. Subject to certain restrictions applicable to REITs and to maintain the Company’s exclusion from regulation as an investment company, the Company may sell its investments opportunistically and use the proceeds of any such sales for debt reduction, additional acquisitions or working capital purposes.

Variable Interest Entities

In December 2003, FIN 46R was issued as a modification of FIN No. 46 “Consolidation of Variable Interest Entities.” FIN 46R, which became effective in the first quarter of 2004, clarified the methodology for determining whether an entity is a VIE and the methodology for assessing who is the primary beneficiary of a VIE. VIEs are defined as entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. If an entity is determined to be a VIE, it must be consolidated by the primary beneficiary. The primary beneficiary is the enterprise that absorbs the majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both. Generally, expected losses and expected residual returns are the expected negative and positive variability, respectively, in the fair value of the variable interest entities’ net assets.

When the Company makes an investment, it assesses whether it has a variable interest in a VIE and, if so, whether it is the primary beneficiary of the VIE. These analyses require considerable judgment in determine the primary beneficiary of a VIE since they involve subjective probability weighting of various cash flow scenarios. Incorrect assumptions or estimates of future cash flows may result in an inaccurate determination of the primary beneficiary. The result could be the consolidation of an entity acquired or formed in the future that would otherwise not have been consolidated or the non-consolidation of such an entity that would otherwise have been consolidated.

CBRE REALTY FINANCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005—(continued)

(Amounts in thousands, except per share and share data)

The Company has evaluated its investments in CMBS, loans and other lending investments, and joint venture interests to determine whether they are variable interests in VIEs. For each of the investments, the Company has evaluated the sufficiency of the entities’ equity investment at risk to absorb expected losses, and whether as a group, does the equity have the characteristics of a controlling financial interest.

FIN 46R has certain scope exceptions, one of which provides that an enterprise that holds a variable interest in a qualifying special-purpose entity (“QSPE”) does not consolidate that entity unless that enterprise has unilateral ability to cause the entity to liquidate. SFAS No. 140 (“SFAS 140”) “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” provides the requirements for an entity to be considered a QSPE. To maintain the QSPE exception, the entity must continue to meet the QSPE criteria both initially and in subsequent periods. An entity’s QSPE status can be impacted in future periods by activities by its transferor(s) or other involved parties, including the manner in which certain servicing activities are performed. To the extent our CMBS investments were issued by an entity that meets the requirements to be considered a QSPE, the Company records the investments at purchase price paid. To the extent the underlying entities are not QSPEs, the Company follows the guidance set forth in FIN 46R as the entities would be considered VIEs.

The Company has analyzed the governing pooling and servicing agreements for each of its CMBS investments and believes that the terms are industry standard and are consistent with the QSPE criteria. However, there is uncertainty with respect to QSPE treatment due to ongoing review by accounting standard setters, potential actions by various parties involved with the QSPE, as discussed above, as well as varying and evolving interpretations of the QSPE criteria under SFAS 140. Additionally, the standard setters continue to review the FIN 46R provisions related to the computations used to determine the primary beneficiary of a VIE.

The Company’s maximum exposure to loss as a result of its investments in these VIEs was $83,914 as of December 31, 2005.

The financing structures, including loans and other lending investments, that the Company offers to its borrowers on certain of its loans involve the creation of entities that could be deemed VIEs and, therefore, could be subject to FIN 46R. Management has evaluated these entities and has concluded that none of them are VIEs that are subject to consolidation under FIN 46R.

The Company has determined that its joint venture investment is a VIE in which it is deemed to be the primary beneficiary and under FIN 46R has consolidated the investment. The primary effect of the consolidation is the requirement that the Company reflects the gross real estate assets and the gross mortgage loan payable of this entity in its financial statements.

Commercial Mortgage-Backed Securities (“CMBS”)

CMBS are classified as available-for-sale securities and are carried on the Company’s balance sheet at fair value. As a result, changes in fair value are recorded as a balance sheet adjustment to accumulated other comprehensive income, which is a component of stockholders’ equity, rather than through the Company’s income statement. Estimated fair values are based on quoted market prices from a third party that actively participates in the CMBS market. These quotations are subject to significant variability based on market conditions, such as interest rates and credit spreads. Changes in market conditions, as well as changes in the assumptions or methodology used to determine fair value, could result in a significant increase or decrease in the recorded amount of the Company’s investment. As fair value estimates may vary to some degree, the Company must make certain judgments and assumptions about the appropriate price used to calculate the fair values for

CBRE REALTY FINANCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005—(continued)

(Amounts in thousands, except per share and share data)

financial reporting purposes. Different judgments and assumptions could result in different valuations. If available-for-sale securities were classified as trading securities, there could be substantially greater volatility in earnings from period-to-period as these investments would be marked to market and any reduction in the value of the securities versus the previous carrying value would be considered an expense on the income statement.

In accordance with Emerging Issues Task Force, or EITF 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets,” the Company also assesses whether unrealized losses on securities, if any, reflect a decline in value which is other than temporary and, accordingly, write the impaired security down to its value through earnings. For example, a decline in value is deemed to be other than temporary if it is probable that the Company will be unable to collect all amounts due according to the contractual terms of a security which was not impaired at acquisition. Temporary declines in value generally result from changes in market factors, such as market interest rates, or from certain macroeconomic events, including market disruptions and supply changes, which do not directly impact the Company’s ability to collect amounts contractually due. Significant judgment is required in this analysis. To date, no such write-downs have been made.

Real Estate, Net

Real estate properties are stated at cost less accumulated depreciation. Costs directly related to the acquisition and building improvements are capitalized. Ordinary repairs and maintenance are expensed as incurred.

Real estate properties are depreciated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Category	Term
Building (fee simple ownership)	40 years
Building improvements	shorter of remaining life of the building or useful life

On a periodic basis, the Company assesses whether there are any indicators that the value of its real estate properties may be impaired or that its carrying value may not be recoverable. A property’s value is considered impaired if management’s estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the property are less than the carrying value of the property. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the property over the fair value of the property. The Company does not believe that the value of its real estate property was impaired at December 31, 2005.

Revenue Recognition

Interest income on loan investments is recognized over the life of the investment using the effective interest method. Fees received in connection with loan commitments are deferred until the loan is funded and are then recognized over the term of the loan as an adjustment to yield. Fees on commitments that expire unused are recognized at expiration.

Income recognition is generally suspended for debt investments at the earlier of the date at which payments become 90 days past due or when, in the Company’s opinion, a full recovery of income and principal becomes doubtful. Income recognition is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. While income recognition is suspended, interest income is recognized only upon actual receipt.

CBRE REALTY FINANCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005—(continued)

(Amounts in thousands, except per share and share data)

Interest income on CMBS is recognized using the effective interest method as required by EITF 99-20. Under EITF 99-20 management estimates, at the time of purchase, the future expected cash flows and determines the effective interest rate based on these estimated cash flows and the Company’s purchase price. On a quarterly basis, these estimated cash flows are updated and a revised yield is calculated based on the current amortized cost of the investment. In estimating these cash flows, there are a number of assumptions that are subject to uncertainties and contingencies, including the rate and timing of principal payments (including prepayments, repurchases, defaults and liquidations), the pass through or coupon rate and interest rate fluctuations. In addition, interest payment shortfalls due to delinquencies on the underlying mortgage loans, and the timing of and magnitude of credit losses on the mortgage loans underlying the securities have to be estimated. These uncertainties and contingencies are difficult to predict and are subject to future events that may impact management’s estimates and the Company’s interest income.

If the current period cash flow estimates are lower than the previous period, and fair value is less than the carrying value of CMBS, the Company will write down the CMBS to fair market value and record the impairment charge in the current period earnings. After taking into account the effect of the impairment charge, income is recognized using the market yield for the security used in establishing the write-down.

Reserve for Possible Credit Losses

The expense for possible credit losses in connection with debt investments represents the increase in the allowance for possible credit losses to the level that management estimates to be adequate considering delinquencies, loss experience and collateral quality. Other factors considered relate to geographic trends and project diversification, the size of the portfolio and current economic conditions.

The Company periodically evaluates each of its loans and other investments for possible impairment. Loans and other investments are considered to be impaired, for financial reporting purposes, when it is deemed probable that the Company will be unable to collect all amounts due according to the contractual terms of the original agreements, or, for loans purchased at a discount for credit quality, when the Company determines that it is probable that it will be unable to collect as anticipated. Significant judgment is required both in determining impairment and in estimating the resulting loss allowance. Changes in market conditions, as well as changes in the assumption or methodology used to determine fair value, could result in a significant change in the recorded amount in our investment.

Specific valuation allowances are established for impaired loans based on the fair value of collateral on an individual loan basis. The fair value of the collateral is determined by an evaluation of operating cash flow from the property during the projected holding period, and estimated sales value computed by applying an expected capitalization rate to the stabilized net operating income of the specific property, less selling costs, discounted at market discount rates. If upon completion of the valuation, the fair value of the underlying collateral securing the impaired loan or other investment is less than the net carrying value of the loan or other investment, an allowance is created with a corresponding charge to the provision for loan losses. The allowance for each loan or other investment is maintained at a level the Company believes is adequate to absorb probable losses. Actual losses may differ from the Company’s estimates.

At December 31, 2005, all of the Company’s loans are current with respect to the scheduled payments of principal and interest. No impairment has been identified and no valuation allowance has been established.

CBRE REALTY FINANCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005—(continued)

(Amounts in thousands, except per share and share data)

Deferred Financing Costs

Deferred financing costs represent commitment fees, legal and other third party costs associated with obtaining commitments for financing which result in a closing of such financing. These costs are amortized over the terms of the respective agreements and the amortization is reflected in interest expense. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financing transactions which do not close, are expensed in the period in which it is determined that the financing will not close. These costs are included in other assets at December 31, 2005.

Borrowings

The Company financed the acquisition of its investments, including loans and securities available-for-sale, primarily through the use of secured borrowings in the form of repurchase agreements, warehouse facilities and other structured debt. The Company recognizes interest expense on all borrowings on an accrual basis.

Manager Compensation

The management agreement between the Company and the Manager (the “Management Agreement”) provides for the payment of a base management fee to the Manager and an incentive fee if the Company’s financial performance exceeds certain benchmarks. The base management fee and the incentive fee are accrued and expensed during the period for which they are calculated and earned. See Note 8 for further discussion of the specific terms of the computation and payment of the base management fee and the incentive fee.

Derivative Instruments

The Company recognizes all derivatives on the balance sheet at fair value. Derivatives that do not qualify, or are not designated as hedge relationships, must be adjusted to fair value through income. Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either an asset or liability. To the extent hedges are effective, a corresponding amount, adjusted for swap payments, is recorded in accumulated other comprehensive income within stockholders’ equity. Amounts are then reclassified from accumulated other comprehensive income to the income statement in the period or periods the hedged forecasted transaction affects earnings. Ineffectiveness, if any, is recorded in the income statement. The Company periodically reviews the effectiveness of each hedging transaction, which involves estimating future cash flows, at least quarterly as required by SFAS Statement No. 133 (“SFAS 133”) “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS Statement No. 138 “Accounting for Certain Derivative Instruments and Hedging Activities—an Amendment of SFAS 133” and SFAS Statement No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, will be considered fair value hedges under SFAS 133. The Company currently has no fair value hedges outstanding. Fair values of derivatives are subject to significant variability based on changes in interest rates. The results of such variability could be a significant increase or decrease in our derivative assets, derivative liabilities, book equity, and/or earnings.

CBRE REALTY FINANCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005—(continued)

(Amounts in thousands, except per share and share data)

Income Taxes

The Company intends to elect and qualify to be taxed as a REIT, under Sections 856 through 860 of the Internal Revenue Code, beginning with its taxable year ended December 31, 2005. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its ordinary REIT taxable income to stockholders. As a REIT, the Company generally will not be subject to U.S. federal income tax on taxable income that it distributes to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will then be subject to U.S. federal income taxes on its taxable income at regular corporate rates and the Company will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect its net income and net cash available for distributions to stockholders. Management believes that the Company will be organized and will operate in such a manner as to qualify for treatment as a REIT; however, the Company may be subject to certain state and local taxes.

One of the Company’s wholly-owned subsidiaries, CBRE Realty Finance TRS, Inc. (“CBRE TRS”), is intended to be taxed as a corporation. The Company accounts for income taxes related to CBRE TRS in accordance with the provisions of SFAS No. 109 (“SFAS 109”) “Accounting for Income Taxes.” Under SFAS 109, the Company accounts for income taxes using the asset and liability method. For financial reporting purposes current and deferred taxes are provided for on the portion of earnings recognized by the Company with respect to its interest in CBRE TRS. Deferred income tax assets and liabilities are computed based on temporary differences between the financial statement and income tax bases of assets and liabilities that existed on the balance sheet date. As of December 31, 2005, CBRE TRS has a net operating loss carryforward for U.S. federal income tax purposes of $666, which is available to offset future taxable income, if any, through 2025.

The characterization of the distributions paid to the Company’s common stockholders in 2005 was 100% ordinary income.

Earnings Per Share

The Company presents both basic and diluted earnings per share, (“EPS”). Basic EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, where such exercise or conversion would result in a lower EPS amount. In accordance with SFAS No. 128 “Earnings Per Share,” certain nonvested restricted shares are not included in the calculation of basic EPS (even though nonvested shares are legally outstanding).

Stock-Based Payment

The Company has issued restricted shares of common stock and options to purchase common stock (collectively “equity awards”) to the Company’s directors, the Manager, employees of the Manager and other related persons of the Manager. The Company accounts for stock-based compensation related to these equity awards using the fair value based methodology under SFAS Statement No. 123(R), “Share Based Payment” and EITF 96-18 “Accounting for Equity Investments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.” Compensation cost for restricted stock and stock options issued is initially measured at fair value at the grant date, remeasured at subsequent dates to the extent the awards are unvested, and amortized into expense over the vesting period on a straight-line basis.

CBRE REALTY FINANCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005—(continued)

(Amounts in thousands, except per share and share data)

New Accounting Pronouncement

In November 2003, the Emerging Issues Task Force (“EITF”) reached a consensus that certain quantitative and qualitative disclosures for investments that meet the scope of Issue 03-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“EITF 03-1) should be required for fiscal years ending after December 15, 2003. The disclosures are designed to help financial statement users analyze a company’s unrealized losses and to enable them to better understand the basis for management’s conclusion that the impairment is temporary. The recognition and measurement guidance in EITF 03-1 should be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. FASB has directed the FASB staff to delay the effective date for the measurement and recognition guidance prescribed by EITF 03-1. This delay does not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature. During the period of the delay, an entity holding investments should continue to apply relevant “other-than-temporary” guidance, such as paragraph 16 of Opinion 18, and Issue 99-20, as applicable. We believe the adoption of EITF 03-1 is not expected to have a material effect on our financial position or results of operations.

NOTE 4—LOANS AND OTHER LENDING INVESTMENTS, NET

The following is a summary of the Company’s loans and other lending investments, net as of December 31, 2005:

Loan Description	Principal	Unamortized Fees and Costs	Unamortized Premium/ (Discount)	Net Amortized Cost
Whole loans(1)	$211,252	$(539)	$6,770	$217,483
Mezzanine loans	133,596	(299)	2,871	136,168
B Notes	94,853	—	(224)	94,629

Total loans	$439,701	$(838)	$9,417	$448,280

(1)	Includes originated whole loans, acquired whole loans and bridge loans.

As of December 31, 2005, the whole loans consisted of 11 fixed rate loans, which produce an average yield of 6.69%, with maturity dates ranging from January 12, 2006 to February 1, 2011. The mezzanine loans consisted of one fixed rate loan yielding 9.06% that matures on June 11, 2010, one fixed rate loan yielding 8.08% that matures on October 1, 2008 and four floating rate loans, which produce an average yield of between 30-day LIBOR plus 325 basis points and 550 basis points, with maturity dates ranging from February 9, 2007 to July 1, 2008. The B Notes consisted of six floating rate loans, which produce an average yield of between 30-day LIBOR plus 248 basis points and 425 basis points, with maturity dates ranging from January 9, 2007 to November 9, 2007.

As of December 31, 2005, the Company had not recorded an allowance for loan losses. At December 31, 2005, all of the Company’s loans are current with respect to the scheduled payments of principal and interest. In reviewing the portfolio of loans, we did not identify any loans that exhibit characteristics indicating that impairment has occurred.

CBRE REALTY FINANCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005—(continued)

(Amounts in thousands, except per share and share data)

Borrower Concentration Risk

As of December 31, 2005, the Company has a whole loan to a single borrower of $70,000, which represents approximately 11.2% of total assets. In September 2005, the Company originated this $70,000 whole loan to HQ Realty, Inc., a single asset bankruptcy remote entity and an indirect wholly-owned subsidiary of Level 3 Communications, Inc. The $70,000, 74% loan-to-value (“LTV”) loan yields 6.96% and is secured by a four building, Class A, 776,058 square foot office campus located in the northwest section of Denver, CO, which is 100% occupied by Level 3 Communications, LLC, a wholly-owned subsidiary of Level 3 Communications, Inc.

On March 1, 2006, the Company sold a $45,000 A Note in connection with this $70,000 whole loan in which the Company is retaining a $25,000 fixed rate B Note which yields 9.54%.

Geographic Concentration Risk

As of December 31, 2005, 29%, 25%, 23% and 12% of the outstanding balance of the loan investments of the Company had underlying properties in the East, the South, the West, and the Midwest, respectively, while the remaining 11% of the outstanding loan investments had underlying properties that are located throughout the United States.

NOTE 5—CMBS

The following table summarizes the Company’s CMBS investments, aggregated by investment category, as of December 31, 2005, which are carried at estimated fair value:

Security Description	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
CMBS Class B	$11,698	$—	$(1,188)	$10,510
CMBS Class BB	25,226	—	(872)	24,354
CMBS Class BBB	46,990	—	(355)	$46,635

Total securities available-for-sale	$83,914	$—	$(2,415)	$81,499

All securities in an unrealized loss position as of December 31, 2005 have been in an unrealized loss position for less than one year. The Company’s review of such securities indicates that the decrease in fair value was not due to permanent changes in the underlying credit fundamentals or in the amount of interest expected to be received. The unrealized losses are primarily the result of changes in market interest rates subsequent to the purchase of a CMBS investment. Therefore, management does not believe any of the securities held are other-than-temporarily impaired as of December 31, 2005. The Company expects to hold all of the investments until their expected maturity.

During the period May 10, 2005 (inception) through December 31, 2005, the Company accreted approximately $167, respectively, of the net discount paid for these securities in interest income.

The actual maturities of CMBS are generally shorter than stated contractual maturities. Actual maturities of these securities are affected by the contractual lives of the underlying assets, periodic payments of principal, and prepayments of principal.

CBRE REALTY FINANCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005—(continued)

(Amounts in thousands, except per share and share data)

The following table summarizes the estimated maturities of the Company’s CMBS investments as of December 31, 2005 according to their estimated weighted average life classifications:

Weighted Average Life	Estimated Fair Value	Amortized Cost	Weighted Average Coupon
Greater than one year and less than five years	$36,902	$37,740	6.71%
Greater than five years and less than ten years	39,401	40,832	5.67%
Greater than ten years	5,196	5,342	6.72%

The weighted average lives of the Company’s CMBS investments as of December 31, 2005 in the table above are based upon calculations assuming constant principal prepayment rates to the balloon or reset date for each security. The prepayment model considers current yield, forward yield, steepness of the yield curve, current mortgage rates, mortgage rates of the outstanding loans, loan ages, margin and volatility.

NOTE 6—REAL ESTATE, NET

On December 15, 2005, the Company invested $8,289 for a 95% interest in Springhouse Apartments LLC, a joint venture between the Company and The Bozzuto Group. Springhouse Apartments LLC acquired an existing garden style apartment community consisting of 220 units located in Laurel, Maryland for $31,923. In connection with the acquisition, Springhouse Apartments LLC obtained a loan from Wells Fargo Bank, NA for $26,175. As of December 31, 2005, $25,001 was outstanding on the interest-only loan. The Company determined that Springhouse Apartments LLC is a VIE and that the Company is the primary beneficiary and has consolidated the entity from the date of investment. Results of operations of this community from the date of acquisition to December 31, 2005 are not material and have been omitted. The Company preliminarily allocated the purchase price of the community to the fair value of the assets received and the fair value of the liabilities assumed. The allocation is subject to change as additional information is obtained. At December 31, 2005, Springhouse Apartments LLC’s balance sheet was comprised of land of $7,981, buildings of $23,942, intangibles of $1,667, net working capital assets of $136 and mortgage note payable of $25,001. Minority interest on the Company’s consolidated balance sheet of $436 represents The Bozzuto Group’s 5% interest in Springhouse Apartments, LLC.

NOTE 7—BORROWINGS AND REPURCHASE AGREEMENTS

The Company finances its portfolio of securities and loans through the use of repurchase agreements. On August 30, 2005, the Company entered into two Master Repurchase Agreements with Deutsche Bank AG, Cayman Islands Branch (“DB”) as seller (the “DB Warehouse Facilities”) aggregating $650,000 of borrowing capacity to finance its investment in whole loans, bridge loans, B Notes, mezzanine loans and CMBS. These repurchase agreements are being accounted for as secured borrowings since the Company maintains effective control of the financed assets.

The $400,000 DB Warehouse Facility has a repurchase date of August 29, 2006; provided, however, the repurchase date shall automatically be extended for an additional day on a daily basis, without any action required to be taken by DB or the Company, unless DB delivers to the Company in writing a termination notice of such daily automatic extension feature and, in such event, the repurchase date for all transactions shall be the day 364 days after the date of written termination notice. Advances under this facility bear interest, which is reset monthly, with a pricing spread of 50 basis points over a 30-day LIBOR. Based on the Company’s investment

CBRE REALTY FINANCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005—(continued)

(Amounts in thousands, except per share and share data)

activities, this facility provides for an advance of up to 90% based upon the collateral provided under a borrowing based calculation. This facility finances our whole loan originations and acquisitions. The Company incurred interest expense of approximately $1,022 for the period of September 27, 2005 through December 31, 2005. As of December 31, 2005, approximately $138,069 was outstanding under this facility, with a weighted average interest rate of 4.96%. As of December 31, 2005, the Company had $261,931 of capacity under this facility to fund future investments. The borrowings under this facility are collateralized by the following investments at December 31, 2005:

Investment Type	Number of Loans	Carrying Value	Market Value
Whole loans	9	$170,920	$170,816

The $250,000 DB Warehouse Facility has a repurchase date of May 30, 2006; provided, however, if all of the extension conditions are timely satisfied, the repurchase date shall be extended for up to two additional three-month periods following the initial repurchase date or the first extended repurchase date, as applicable. Advances under this facility bear interest, which is reset monthly, with a pricing spread of 125 basis points over a 30-day LIBOR. Based on the Company’s investment activities, this facility provides for an advance rate of up to 65% based upon the collateral provided under a borrowing based calculation. This facility finances our origination or acquisition of B Notes, mezzanine loans and CMBS. As of December 31, 2005, approximately $166,756 was outstanding under this facility, with a weighted average interest rate of 5.62%. As of December 31, 2005, the Company had $83,244 of additional capacity under this facility to fund future investments. The Company incurred interest expense of approximately $1,224 for the period of September 12, 2005 through December 31, 2005. The borrowings under this facility are collateralized by the following investments as of December 31, 2005:

Investment Type	Number of Loans	Carrying Value	Market Value
Whole loans	1	$24,881	$25,004
Mezzanine Loans	4	81,628	81,623
B Notes	5	77,648	77,750
CMBS	19	81,499	81,499

Total	29	$265,656	$265,876

The DB Warehouse Facilities contain certain covenants, the most restrictive of which are requirements that the Company maintain a minimum tangible net worth of no less than $125,000, a minimum debt service coverage not less than 1.5 to 1 in aggregate, a ratio of indebtedness-to-tangible net worth not to exceed 3.5 to 1, and minimum cash or marketable securities of not less than (i) $10,000 for a debt-to-book equity ratio above 2 to 1, (ii) $5,000 for a debt-to-book equity ratio between 1 to 1 and 2 to 1, and (iii) $3,000 for a debt-to-book equity ratio below 1 to 1. The Company is in compliance with all covenants and restrictions as of December 31, 2005.

On December 14, 2005, the Company’s consolidated joint venture, Springhouse Apartments, LLC, obtained a $26,175 loan in conjunction with the acquisition of real estate located in Prince George’s County, Maryland. The loan is collateralized by the aforementioned property, is guaranteed by Bozzutto and Associates, Inc., the Company’s joint venture partner, matures on December 14, 2008, and bears interest at 30-day LIBOR plus 1.75%. As of December 31, 2005 the outstanding balance was $25,001 at a rate of 6.12%.

The Company has certain CMBS and loan investments (the “collateral assets”) purchased from a counterparty that are financed through a repurchase agreement with the same counterparty. The Company

CBRE REALTY FINANCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005—(continued)

(Amounts in thousands, except per share and share data)

believes that in accordance with FASB Concept Statement No. 6, (“CON 6”) “Elements of Financial Statements,” it is entitled to obtain the future economic benefits of the collateral assets and it is obligated under the repurchase agreement. Therefore, the Company currently records the collateral assets and the related financing gross on its balance sheet, and the corresponding interest income and interest expense gross on its income statement. In addition, any change in fair value of the commercial mortgage backed securities included in the collateral assets, is reported through other comprehensive income since these are classified as available for sale securities in accordance with FASB Statement No. 115, (“SFAS 115”) “Accounting for Certain Investments in Debt and Equity Securities.”

However, an alternative view could be taken that in a transaction where assets are acquired from and financed under a repurchase agreement with the same counterparty, the acquisition may not qualify as a sale from the sellers’ perspective. In such a case, the seller may be required to continue to consolidate the assets sold to the Company. Under this view, the Company would be precluded from presenting the assets gross on its balance sheet and would instead treat its net investment in such assets as a derivative. Under this view, the interest rate swaps entered into by the Company to hedge its interest rate exposure with respect to these transactions would no longer qualify for hedge accounting, but would be marked to market through the income statement.

This potential change would not affect the economics of the transactions but would affect how the transactions are reported in the Company’s financial statements. If the Company were to apply this view to its transactions, for the period May 10, 2005 (inception) to December 31, 2005, the change in net income per common diluted share would be immaterial and its total assets and total liabilities would each be reduced by 51,363.

NOTE 8—RELATED PARTY TRANSACTIONS

Management Agreement

The Company’s Management Agreement provides for an initial term through December 31, 2008 and will automatically renew for a one-year term each anniversary date thereafter, subject to certain termination rights. After the initial term, the Company’s independent directors will review the Manager’s performance annually and the Management Agreement may be terminated subject to certain termination rights. The Company’s officers and directors own approximately 26.1% of the Manager.

The Company pays the Manager a base management fee monthly in arrears in an amount equal to 1/12 of the sum of (i) 2.0% of the Company’s gross stockholders equity (as defined in the Management Agreement) (“equity”) of the first $400,000 of the Company’s equity; and (ii) 1.75% of the Company’s equity in an amount in excess of $400,000 and up to $800,000; and (iii) 1.5% of the Company’s equity in excess of $800,000. The Manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are the Company’s officers, receive no cash compensation directly from the Company. For the period from June 9, 2005 through December 31, 2005, the Company paid or had payable $3,158 to the Manager for the base management fee under the Management Agreement, of which $469 were accrued and constitute the management fee payable on the balance sheet.

In addition to the base management fee, the Manager may receive quarterly incentive compensation. The purpose of the incentive compensation is to provide an additional incentive for the Manager to achieve targeted levels of Funds From Operations (as defined in the Management Agreement) and to increase the Company’s stockholder value. The Manager may receive quarterly incentive compensation in an amount equal to the product

CBRE REALTY FINANCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005—(continued)

(Amounts in thousands, except per share and share data)

of: (i) twenty-five percent (25%) of the dollar amount by which (A) the Company’s Funds From Operations (after the base management fee and before incentive compensation) per share of common stock for such quarter (based on the weighted average number of shares outstanding for such quarter) exceeds (B) an amount equal to (1) the weighted average of the price per share of the Company’s common stock in the Company’s June 2005 private offering and the prices per share of the Company’s common stock in any subsequent offerings (including the Company’s initial public offering), multiplied by (2) the greater of (a) 2.25% or (b) 0.75% plus one-fourth of the Ten Year Treasury Rate (as defined in the Management Agreement) for such quarter, multiplied by (ii) the weighted average number of shares of the Company’s common stock outstanding during such quarter. The Company will record any incentive fees as a management fee expense in the period when earned and when payments of such amounts have become probable and reasonably estimable in accordance with the Management Agreement. For the period from June 9, 2005 through December 31, 2005, no amounts were paid or were payable to the Manager for the incentive management fee under the Management Agreement.

The Management Agreement also provides that the Company will reimburse the Manager for various expenses incurred by the Manager or its affiliates for documented expenses of the Manager or its affiliates incurred on the Company’s behalf, including but not limited to costs associated with formation and capital raising activities and general and administrative expenses. Without regard to the amount of compensation received under the Management Agreement, the Manager is responsible for the wages and salaries of the Manager’s officers and employees. For the period from June 9, 2005 through December 31, 2005, the Company paid approximately $470 to the Manager for expense reimbursements, of which $91 of expense reimbursements were accrued and are included in other liabilities.

For the period prior to June 9, 2005, the Company reimbursed expenses to an affiliate of the Manager, CBRE/Melody, $1,246, including $860 costs associated with its capital raising activities and $386 of expenses relating to our formation.

Affiliates

As of December 31, 2005, an affiliate of the Manager, CBRE Melody of Texas, LP and its principals, owned 1.1 million shares (which were purchased in the Company’s June 2005 private offering) of the Company’s common stock, 300,000 shares of restricted common stock, and had options to purchase an additional 500,000 shares of common stock.

GEMSA Servicing

GEMSA Loan Services, L.P. (“GEMSA”) is utilized by the Company as a loan servicer. GEMSA is a joint venture between CBRE/Melody and GE Capital Real Estate. The Company’s fees for GEMSA’s services in 2005 amounted to $2 and were at market rates.

NOTE 9—STOCKHOLDERS’ EQUITY

Capital Stock

The Company’s authorized capital stock consists of 150,000,000 shares of capital stock, $0.01 par value per share, of which the Company have authorized the issuance of up to 100,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

CBRE REALTY FINANCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005—(continued)

(Amounts in thousands, except per share and share data)

On May 10, 2005, the Company had 1,000 shares of common stock outstanding valued at approximately $1. On June 9, 2005, these shares were redeemed in connection the completion of a private offering of 20,000,000 shares of common stock. Net proceeds of $282,465 from the private offering were used primarily to fund investments. Upon completion of the offering, the Company granted 567,755 shares of restricted stock and options to purchase 813,600 Shares of common stock having an exercise price of $15.00 per share under the 2005 Equity Incentive Plan. As of December 31, 2005, 20,567,755 shares of our common stock were issued and outstanding.

Equity Incentive Plan

The Company established a 2005 equity incentive plan, (“2005 Equity Incentive Plan”) for officers, directors, consultants and advisors, including the Manager, its employees and other related persons. The 2005 Equity Incentive Plan authorizes (i) the grant of stock options that qualify as incentive stock options under Section 422 of the Code, or ISOs; (ii) the grant of stock options that do not qualify, or NQSOs and (iii) grants of shares of restricted common stock. The exercise price of stock options will be determined by the compensation committee and fully ratified by the board of directors, but may not be less than 100% of the fair market value of a share on the day the option is granted. The total number of shares subject to awards granted under the 2005 Equity Incentive Plan may not exceed 2,000,000. As of December 31, 2005, approximately 600,000 shares of restricted stock and 1,000,000 options to purchase shares of the Company’s common stock were granted, or reserved for issuance under the 2005 Equity Incentive Plan.

As of December 31, 2005, restricted stock awards aggregating 565,087 shares of the Company’s common stock were granted under the 2005 Equity Incentive Plan to the Manager, its employees and related persons. These awards have a vesting period of three years and accrue dividends at the same rate and on the same date as the Company’s common stock. The Company also issued restricted stock awards aggregating 2,668 shares of the Company’s common stock to its directors, which vest over one year. The holders of restricted stock awards are prohibited from selling these shares until they vest.

As of December 31, 2005 options to purchase 813,600 shares of common stock with an exercise price of $15.00 per share were granted to the Manager, its employees and related persons. Options granted under the 2005 Equity Incentive Plan are exercisable at the fair market value on the date of grant and, subject to termination of employment, expire five years from the date of the grant, are not transferable other than at death, and are exercisable ratably over a three year period commencing one year from the date of grant.

Restricted stock awards aggregating 34,913 shares of the Company’s common stock and options to purchase 186,400 shares of the Company’s common stock are available for issuance to the Manager, its employees and other related persons as directed by the Manager.

CBRE REALTY FINANCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005—(continued)

(Amounts in thousands, except per share and share data)

The fair value of the options was estimated by reference to Black-Scholes-Merton formula, a closed-form option pricing model. Estimating the volatility of the share price of a privately held company is complex because there is no readily available market for the shares. The Company estimated the volatility of its stock based on available information on volatility of stocks of publicly held companies in the industry. Since the 2005 Equity Incentive Plan has characteristics significantly different from those of traded options, and since the assumptions used in such model, particularly the volatility assumption, are subject to significant judgment and variability, the actual value of the options could vary materially from management’s estimate. The assumptions used in such model are provided below:

As of December 31, 2005
Expected life (in years)	5
Risk-free interest rate	4.36%
Volatility	21%
Dividend yield	9.5%

The estimated fair value of the common stock options was $0.95 per share at December 31, 2005. Non-cash compensation expense related to shares subject to awards is recorded ratably over their vesting period. The components of non-cash stock-based compensation expense presented on the consolidated statement of income, for the period May 10, 2005 (inception) through December 31, 2005 are as follows:

Period May 10, 2005 (inception) through December 31, 2005
Options granted to Manager, its employees and other related persons	$145
Restricted shares granted to Manager, its employees and other related persons	1,602
Restricted shares granted to certain directors	23

Total stock-based compensation expense	$1,770

NOTE 10—DERIVATIVES

In the normal course of business, the Company uses a variety of derivative instruments to manage, or hedge, interest rate risk. The Company requires that hedging derivative instruments be effective in reducing the interest rate risk exposure that they are designated to hedge. This effectiveness is essential for qualifying for hedge accounting. Some derivative instruments are associated with an anticipated transaction. In those cases, hedge effectiveness criteria also require that it be probable that the underlying transaction occurs. Instruments that meet these hedging criteria are formally designated as hedges at the inception of the derivative contract.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective, strategy for undertaking each hedge transaction and how ineffectiveness of the hedging instrument, if any, will be measured. Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

The Company’s derivative products typically include interest rate swaps. The Company expressly prohibits the use of unconventional derivative instruments and using derivative instruments for trading or speculative

CBRE REALTY FINANCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005—(continued)

(Amounts in thousands, except per share and share data)

purposes. Further, it has a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors.

The Company uses interest rate swaps to hedge all or a portion of the interest rate risk associated with its borrowings. The counterparty to these contractual arrangements is Credit Suisse Securities (USA) LLC, a major financial institution with which the Company and its affiliates may also have other financial relationships. In the event of nonperformance by the counterparty, we are potentially exposed to credit loss. However, the Company anticipates that the counterparty will not fail to meet its obligation. On the date the Company enters into a derivative contract, the derivative is designated as: (1) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized liability (“cash flow” hedge) or (2) a contract not qualifying for hedge accounting (“free standing” derivative).

To determine the fair value of derivative instruments, the Company used a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date. For the majority of financial instruments including most derivatives and long-term investments, standard market conventions and techniques such as discounted cash flow analysis, option-pricing models, replacement cost, and termination cost are used to determine fair value. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

The following table summarizes the fair value of the derivative instruments held as of December 31, 2005:

Contract	Estimated Fair Value at December 31, 2005
Derivatives designated as cash flow hedges	$892
Free-standing hedges	119

The Company entered into 14 interest rate swap agreements with a total notional amount of $324,900. In all of the agreements we pay a fixed interest rate (semi-annually) and receive a floating interest rate (quarterly based on a 90-day LIBOR) from the counterparty. The Company through its consolidated joint venture entered into an interest cap with a notional amount of $25,000 with a strike price of 4.16% and a maturity date of December 15, 2007. As of December 31, 2005, the estimated value of these swaps, included in derivative assets and derivative liabilities on the balance sheet, was approximately $1,011 and represents the amount that would be received if the agreements were terminated, based on current market rates on that date. The expected net amount of the existing gain at December 31, 2005 that is expected to be reclassified into earnings during 2006 is approximately $100.

CBRE REALTY FINANCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005—(continued)

(Amounts in thousands, except per share and share data)

NOTE 11—EARNINGS PER SHARE

Basic earnings per share are calculated by dividing net income by the weighted average number of shares of common stock outstanding during each period. In accordance with SFAS No. 128 “Earnings Per Share,” certain shares of restricted stock are not included in the calculation of basic EPS (even though nonvested shares of restricted stock are legally outstanding). Diluted earnings per share takes into account the effect of dilutive instruments, such as common stock options and shares of unvested restricted common stock, but use the average share price for the period in determining the number of incremental shares that are to be added to the weighted- average number of shares outstanding (treasury stock method). The following table presents a reconciliation of basic and diluted earnings per share for the period May 10, 2005 (inception) through December 31, 2005:

Period May 10, 2005 (inception) through December 31, 2005
Basic:
Net income	$1,052
Weighted-average number of shares outstanding	20,000,000
Basic earnings per share	$0.05
Diluted:
Net income	$1,052
Weighted-average number of shares outstanding	20,000,000
Plus: Incremental shares from assumed conversion of dilutive instruments	108,317
Adjusted weighted-average number of shares outstanding	20,108,317
Diluted earnings per share	$0.05

NOTE 12—DIVIDENDS

On October 19, 2005, the Company declared dividends of $0.06 per share of common stock, payable with respect to the period May 10, 2005 (inception) through September 30, 2005, to stockholders of record at the close of business on October 28, 2005. The Company paid these dividends on November 15, 2005. In addition, on December 27, 2005, the Company declared dividends of $0.13 per share of common stock, payable with respect to the three months ended December 31, 2005, to stockholders of record at the close of business on December 28, 2005. The Company paid these dividends on January 13, 2006.

NOTE 13—FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Because no quoted market prices exist for a significant part of the Company’s financial instruments, the fair values of such instruments have been derived based on management’s assumptions, the amount and timing of future cash flows and estimated discount rates. The estimation methods for individual classifications of financial instruments are described more fully below. Different assumptions could significantly affect these estimates. Accordingly, the net realizable values could be materially different from the estimates presented below.

In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the Company as an operating business.

CBRE REALTY FINANCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005—(continued)

(Amounts in thousands, except per share and share data)

Short-term financial instruments—The carrying values of short-term financial instruments including cash and cash equivalents and short-term investments approximate the estimated fair values of these instruments. These financial instruments generally expose us to limited credit risk and have no stated maturities, or have maturity of less than 90 days when purchased and carry interest rates which approximate market.

Loans and other lending investments—For the Company’s interests in loans and other lending investments, the estimated fair values are estimated by discounting the future contractual cash flows (excluding participation interests in the sale or refinancing proceeds of the underlying collateral) using estimated current market rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.

Marketable securities—Securities available for sale are traded actively in the secondary market and have been valued using market prices.

Derivative instruments—The estimated fair values were estimated based upon the amount at which similar financial instruments would be valued.

Repurchase obligations—All of the Company’s existing repurchase obligations bear interest at fixed margins over LIBOR. Such margins are equivalent to margins at which the Company could currently replace the related financing arrangements. As a result, the estimated fair values of the Company’s repurchase obligations were estimated to be the same as the carrying value.

Other financial instruments—The carrying values of other financial instruments including restricted cash, accrued interest receivable, accounts payable, accrued expenses and other liabilities approximate the estimated fair values of the instruments.

The table below discloses the carrying value and the estimated fair value of the Company’s financial instruments as of December 31, 2005:

	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$49,377	$49,377
Restricted cash	3,239	3,239
Loans and other lending investments	448,280	448,949
CMBS	81,499	81,499
Derivative assets	1,642	1,642
Accrued interest	3,452	3,452
Financial Liabilities:
Repurchase obligations	304,825	304,825
Mortgage payable	25,001	25,001
Derivative liabilities	631	631

CBRE REALTY FINANCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005—(continued)

(Amounts in thousands, except per share and share data)

NOTE 14—COMMITMENTS AND CONTINGENCIES

As of December 31, 2005, the Company had committed to purchase a $10,000 commercial real estate loan.

As of December 31, 2005, the Company had unfunded loan commitments from delayed loan transactions totaling $4,233 in the aggregate. In a delayed loan transaction, the Company has made available to the borrower a stated amount to be drawn as needed within a specified future period of time.

As of December 31, 2005, the Company had joint venture participation commitments totaling $9,900. In joint venture participations, the Company has made available to the joint ventures a stated amount to be drawn as needed within a specified future period of time.

The Company currently is neither subject to any material litigation nor, to management’s knowledge, is any material litigation currently threatened against the Company.

NOTE 15—SUBSEQUENT EVENTS

The Company entered into a $200,000 master repurchase agreement with Bank of America N.A. and Banc of America Securities LLC on January 27, 2006 and had outstanding obligations under this agreement totaling $16,250 with a weighted average borrowing rate of 5.76% as of February 28, 2006. On February 13, 2006 the Company entered into an additional $250,000 master repurchase agreement with Bank of America, N.A and Banc of America Securities LLC. The Company has no borrowings under the $250,000 repurchase agreement.

In January 2006, 119,500 shares of restricted stock, net of forfeitures, and options to purchase 66,550 shares of the Company’s common stock, net of forfeitures, with an exercise price of $15.00 per share were issued to certain employees of the Manager pursuant to the 2005 Equity Incentive Plan.

On March 1, 2006, the Company sold a $45,000 A Note in connection with a whole loan in which the Company is retaining a $25,000 fixed rate B Note which yields 9.54%.

SCHEDULE IV

CBRE REALTY FINANCE, INC. AND SUBSIDIARIES

MORTGAGE LOANS ON REAL ESTATE

DECEMBER 31, 2005

(In thousands)

(Amounts in thousands, except per share and share data)

Loan Type	Property Type	Interest Rate	Maturity Date	Current Payment Terms (1)	Prior Liens	Principal Amount of Loans	Carrying Amount of Loans (3)	Principal Amount of Loss Subject Principal or to Delinquent Interest
Whole loans
	Office	6.86%	October 2010	Interest only	N/A	$70,000	$69,668	N/A
	Office	8.00%	September 2010	Principal & Interest	N/A	30,347	33,844	N/A
	Office	7.23%	August 2009	Principal & Interest	N/A	22,143	23,558	N/A
	Office	5.34%	March 2012	Interest only	N/A	25,000	24,635	N/A
	Office	6.02%	February 2011	Interest only	N/A	20,000	19,926	N/A
Whole loans < 3%	Various	7.32%	November 2008 - March 2014	Principal & Interest	N/A	21,947	24,170	N/A

						189,437	195,801

Mezzanine loans
	Condo Conv.	8.00%(2)	October 2008	Interest only	$88,434	29,839	29,540	N/A
	Golf Courses	LIBOR+550	July 2007	Interest only	595,000	25,000	25,000	N/A
	Hotel	LIBOR+350	February 2007	Interest only	177,000	25,000	25,000	N/A
	Hotel	LIBOR+325	July 2008	Interest only	3,384,500	25,000	25,000	N/A
Mezzanine loans < 3%	Various	LIBOR + 325 -14%	February 2007 - June 2010	Various	318,937	28,757	31,628	N/A

						133,596	136,168

Subordinate interest in whole loans (B-Notes)
	Condo Conv.	LIBOR+425	November 2007	Interest only	588,000	21,000	20,898	N/A
Subordinate interest whole loans (B-Notes) < 3%	Various	LIBOR + 248 - LIBOR + 400	January 2007 - October 2007	Interest only	289,252	73,853	73,731

						94,853	94,629

Bridge loans
Bridge loans < 3%	Various	12.00%	January 2006 -	Interest only	N/A	21,815	21,682	N/A
			October 2006			21,815	21,682

						$439,701	$448,280

(1)	Reflects current payment terms and does not denote loans that may be subject to principal payments in the future.
(2)	Pay rate is 8%, accrual rate is 20%.
(3)	The aggregate U.S. federal income tax basis for such assets at December 31, 2005 was approximately equal to their book basis.

The following is a reconciliation of mortgage loans on real estate:

Balance at May 10, 2005	—
Additions during the period May 10, 2005 (inception) through December 31, 2005:
New mortgage loans	478,444
Other	—
Deductions during the period May 10, 2005 (inception) through December 31, 2005:
Collections of principal	28,694
Foreclosures	—
Cost of mortgages sold	—
Amortization of premium	1,470
Other	—

Balance at December 31, 2005	$448,280